                                                Filed pursuant to Rule 424(b)(5)
                                                Registration No. 333-54015


INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT IS SUBJECT TO COMPLETION PURSUANT TO RULE 424 UNDER THE SECURITIES ACT OF 1933. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN DECLARED EFFECTIVE BY THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 415 UNDER THE SECURITIES ACT OF 1933. A FINAL PROSPECTUS SUPPLEMENT AND PROSPECTUS WILL BE DELIVERED TO PURCHASERS OF THESE SECURITIES. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                   SUBJECT TO COMPLETION, DATED JULY 13, 1998
PROSPECTUS SUPPLEMENT

(TO PROSPECTUS DATED JULY 9, 1998)

                                4,500,000 SHARES

                     AMERICAN RETIREMENT CORPORATION (LOGO)

                                  COMMON STOCK
                               ------------------

     Of the 4,500,000 shares of common stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering"), 4,290,000 shares are being sold by American Retirement Corporation (the "Company") and 210,000 shares are being sold by certain shareholders of the Company (the "Selling Shareholders"). The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Use of Proceeds" and "Principal and Selling Shareholders." It is anticipated that approximately 450,000 shares of Common Stock to be sold in the Offering will be offered initially outside of the United States.

     The Common Stock is traded on the New York Stock Exchange (the "NYSE") under the symbol "ACR." On July 9, 1998, the last sale price of the Common Stock, as reported by the NYSE, was $19.625 per share. See "Price Range of Common Stock."

     SEE "RISK FACTORS" COMMENCING ON PAGE S-8 OF THIS PROSPECTUS SUPPLEMENT FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
     ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE ACCOMPANYING PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
                                                     UNDERWRITING                                    PROCEEDS TO
                               PRICE TO             DISCOUNTS AND            PROCEEDS TO               SELLING
                                PUBLIC              COMMISSIONS(1)            COMPANY(2)             SHAREHOLDERS
----------------------------------------------------------------------------------------------------------------------
Per Share.............            $                       $                       $                       $
----------------------------------------------------------------------------------------------------------------------
Total(3)..............            $                       $                       $                       $
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------

(1) The Company and the Selling Shareholders have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses payable by the Company estimated to be $600,000.

(3) The Company and certain Selling Shareholders have granted to the Underwriters a 30-day option to purchase up to an additional 540,000 and 135,000 shares, respectively, of Common Stock at the price to public less underwriting discounts and commissions for the purpose of covering over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions, Proceeds to
    Company, and Proceeds to Selling Shareholders will be $        , $        ,
    $        , and $        , respectively. See "Principal and Selling
    Shareholders" and "Underwriting."

     The shares of Common Stock are being offered by the several Underwriters named herein, subject to prior sale, when, as and if accepted by them and subject to certain prior conditions including the right of the Underwriters to reject orders in whole or in part. It is expected that delivery of such shares
will be made in New York, New York, on or about July   , 1998.

SCHRODER & CO. INC.

        SALOMON SMITH BARNEY

                J.C. BRADFORD & CO.

                        JEFFERIES & COMPANY, INC.

                                 MCDONALD & COMPANY
                                   SECURITIES, INC.

                                       RAYMOND JAMES & ASSOCIATES, INC.

                                              SUNTRUST EQUITABLE SECURITIES

            The date of this Prospectus Supplement is July   , 1998.

                      Omitted Graphic and Image Material

     The following graphic and image material is omitted from the form of the prospectus filed electronically:

     A map of the United States depicting the location of the Company's operating home health care agencies, and the location and resident capacity of the Company's operating communities, communities under development, and communities to be acquired or managed by the Company pursuant to a pending transaction. The following caption accompanies the map: "The above map shows the locations of the Company's existing owned, leased, and managed senior living communities and home health care agencies, including those under development, and those associated with the pending transaction."

                      ------------------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OFFERED HEREBY, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS, AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements and notes thereto contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. Prospective investors should consider carefully the information set forth under "Risk Factors." Unless otherwise indicated, all information in this Prospectus Supplement assumes no exercise of the Underwriters' over-allotment option. Unless the context otherwise requires, references to the Company include the Company, its subsidiary partnerships and corporations, and the Company's predecessor, American Retirement Communities, L.P. ("ARCLP" or the "Predecessor").

                                  THE COMPANY

     The Company is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing, and home health care services. Established in 1978, the Company currently operates 28 senior living communities in 14 states, consisting of 14 owned communities, six leased communities, and eight managed communities, with an aggregate capacity for approximately 7,800 residents. The Company also operates seven home health care agencies, including two agencies managed for third parties. At March 31, 1998, the Company's owned communities had a stabilized occupancy rate of 93%, its leased communities had a stabilized occupancy rate of 93%, and its managed communities had a stabilized occupancy rate of 96% (stabilized communities are generally defined as communities or expansions thereof that have (i) achieved 95% occupancy or (ii) been open at least 12 months). Approximately 89.4% and 92.3% of the Company's total revenues for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, were derived from private pay sources.

     Since 1992, the Company has experienced significant growth, primarily through the acquisition of senior living communities. The Company's revenues have grown from $17.8 million in 1992 to $94.2 million in 1997, an annual growth rate of 40%. During the same period, the Company's income from operations has grown from $2.3 million to $18.1 million, an annual growth rate of 51%. The Company intends to continue its growth by establishing senior living networks throughout the United States through a combination of (i) selective acquisitions of senior living communities, including continuing care retirement communities ("CCRCs") and assisted living residences; (ii) development of senior living communities, including special living units and programs for residents with Alzheimer's and other forms of dementia; (iii) expansion of existing communities; and (iv) selective development and acquisition of other properties and businesses that are complementary to the Company's operations and growth strategy. Pursuant to its growth strategy, the Company recently completed two transactions that added two leased communities with an aggregate capacity for approximately 310 residents and has one transaction pending that would add three owned and four managed communities with an aggregate capacity for approximately 3,700 residents. If the Company consummates this pending transaction, the Company's operations will include 35 communities with an aggregate capacity for approximately 11,400 residents. See "-- Recent and Pending Transactions" and "The Company -- Recent and Pending Transactions." In addition, the Company is currently developing 35 communities, with an estimated aggregate capacity for approximately 3,600 residents, is expanding or is planning to commence expansions at six of its existing communities to add capacity to accommodate a total of approximately 300 additional residents, and, assuming consummation of the pending transaction, will develop and subsequently manage one additional CCRC currently under development with capacity for approximately 400 residents and expand an existing community to add capacity for approximately 230 residents.

     The Company's operating philosophy was inspired by the vision of its founders, Dr. Thomas F. Frist, Sr. and Jack C. Massey, to enhance the lives of the elderly by providing the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The Company believes that its senior management, led by W.E. Sheriff, its Chairman and Chief Executive Officer, and Christopher J. Coates, its President and Chief Operating Officer, is one of the most experienced management teams in the senior living industry. The Company's ten senior officers have been employed by the Company for an average of 15 years and have an average of 16 years of industry experience. The executive directors of the Company's communities have been employed by the Company for an average of four years and have an average of 11 years of experience in the senior living industry.

     The Company's target market, which consists of seniors age 75 and older, is one of the fastest growing segments of the United States population. According to the United States Census Bureau, this age group is expected to grow from 13.2 million in 1990 to over 16.6 million by 2000, an increase of 26%. The Company believes that the market for senior living and health care services, including Alzheimer's and dementia care services, will continue to grow as a result of (i) the aging of the U.S. population; (ii) rising public and private cost-containment pressures; (iii) declining availability of traditional nursing home beds as a result of nursing home operators focusing on higher acuity patients; (iv) a growing consumer awareness of the quality of life advantages of assisted living residences over traditional skilled nursing facilities; and (v) the decreasing availability of family care as an option for elderly family members. The Company believes that its experience, reputation, and market presence favorably position it to take advantage of opportunities in the rapidly growing senior living and health care industry.

                        RECENT AND PENDING TRANSACTIONS

     Rossmoor Transaction. In May 1998, the Company entered into an agreement to operate the Rossmoor Regency, a retirement community located in Laguna Hills, California, with a capacity for approximately 210 residents (the "Rossmoor Transaction"). The transaction was structured as a five-year operating lease (with five one-year renewal options) to the Company from an unaffiliated special purpose entity that purchased the community as part of the Rossmoor Transaction. The lease is structured such that the payments are level throughout the term of the lease and the Company is entitled to depreciation deductions for tax purposes. The Company also acquired an option to purchase the community at the expiration of the lease term for a formula purchase price. At the time of the closing of the Rossmoor Transaction, Rossmoor Regency had an occupancy rate of 93%.

     Bahia Transaction. In June 1998, the Company entered into an agreement to operate Bahia Oaks Lodge, an assisted living residence located in Sarasota, Florida, with a capacity for approximately 100 residents (the "Bahia Transaction"). The transaction was structured as a five-year operating lease (with five one-year renewal options) to the Company from an unaffiliated special purpose entity that purchased the community as part of the Bahia Transaction. The lease is structured such that the payments are level throughout the term of the lease and the Company is entitled to depreciation deductions for tax purposes. The Company also acquired an option to purchase the community at the expiration of the lease term for a formula purchase price. At the time of the closing of the Bahia Transaction, Bahia Oaks Lodge had an occupancy rate of 95%.

     FGI Transaction. In May 1998, the Company entered into definitive agreements to acquire 100% of the ownership interests in Freedom Group, Inc. ("FGI") and certain entities affiliated with FGI and with Robert G. Roskamp, FGI's founder and Chairman, and to enter into certain related transactions (collectively, the "FGI Transaction"). If consummated, the FGI Transaction would result in the ownership of three CCRCs, with an aggregate capacity for approximately 1,590 residents, and the management of four CCRCs, with an aggregate capacity for approximately 2,100 residents (collectively, the "FGI Communities"). The FGI Communities are CCRCs that offer residents a limited lifecare benefit ("Lifecare CCRCs"). As part of the FGI Transaction, the

Company would acquire options to purchase two of the FGI Communities and would enter into a development and management agreement for, and would acquire an option to purchase, one additional Lifecare CCRC currently under development, which will have capacity for approximately 410 residents, and would expand one of the FGI Communities to be acquired pursuant to the FGI Transaction to add additional capacity for approximately 230 residents. The Company would account for the FGI Transaction as a purchase. As of the date hereof, the FGI Communities had a stabilized occupancy rate of 94%. The FGI Transaction is subject to the satisfaction of customary closing conditions, including the receipt of regulatory and other approvals and consents. There is no assurance that the Company will consummate the FGI Transaction. Consummation of the Offering is not conditioned on the closing of the FGI Transaction. See "Risk Factors -- No Assurance as to Consummation of FGI Transaction or Successful Integration of Acquired Operations," "Risk Factors -- Risks Associated With Provision of Lifecare Benefits," and "Risk Factors -- No Assurance as to Ability to Manage Growth."

     For additional information with respect to these transactions, see "The Company -- Recent and Pending Transactions," "Pro Forma Financial Information," and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                  THE OFFERING

Common Stock offered by:

  The Company.................   4,290,000 shares
  The Selling Shareholders....     210,000 shares
          Total...............   4,500,000 shares

Common Stock to be outstanding
  after the Offering..........   15,726,085 shares(1)

Use of proceeds by the
  Company.....................   To fund possible future acquisitions and
                                 development activities and for general
                                 corporate purposes, including working capital and possible future repayment of indebtedness.
                                 See "Use of Proceeds."

NYSE symbol...................   ACR
---------------

(1) Does not include 1,370,000 shares of Common Stock issuable pursuant to the FGI Transaction (the "FGI Shares"). Assuming consummation of the FGI Transaction, there would be 17,096,085 shares of Common Stock issued and outstanding after the Offering. See "-- Recent and Pending
    Transactions -- FGI Transaction" and "The Company -- Recent and Pending Transactions -- FGI Transaction." Also does not include (i) 804,832 shares of Common Stock reserved for issuance pursuant to outstanding stock options under the Company's 1997 Stock Incentive Plan (the "Stock Incentive Plan") at an average exercise price of $16.00 per share and (ii) 5,750,000 shares issuable upon conversion of the Company's outstanding 5 3/4% Convertible Subordinated Debentures Due 2002 (the "Convertible Debentures") at a conversion price of $24.00 per share (the "Conversion Price").

                        SUMMARY FINANCIAL AND OTHER DATA

     The following summary consolidated and combined financial and other data is qualified in its entirety by the more detailed information in the financial statements and pro forma financial information appearing elsewhere in this Prospectus Supplement.

                                                    PREDECESSOR                            COMPANY
                                                 -----------------   ---------------------------------------------------
                                                                                                THREE MONTHS ENDED
                                                        YEARS ENDED DECEMBER 31,                     MARCH 31,
                                                 ---------------------------------------   -----------------------------
                                                                               PRO FORMA                       PRO FORMA
                                                 1995(1)    1996     1997(2)    1997(3)     1997      1998      1998(3)
                                                 -------   -------   -------   ---------   -------   -------   ---------
                                                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues.................................  $61,119   $75,617   $94,212   $127,150    $21,510   $28,077    $36,824
Income from operations.........................   12,119    15,551    18,063     20,758      4,112     5,347      6,618
Income before income taxes and extraordinary
  item.........................................    2,103     4,613     5,874      6,527        975     2,370      2,859
Net income (loss)(4)...........................    2,028     3,198    (4,800)    (4,695)       975     1,517      1,748
Pro forma income before extraordinary item
  available for distribution to partners and
  shareholders(5)..............................  $    --   $ 1,848   $ 3,759   $  3,864    $   594   $ 1,517    $ 1,748
EARNINGS PER SHARE DATA:
Pro forma diluted earnings per share before
  extraordinary item available for distribution
  to partners and shareholders(5)..............  $    --   $  0.20   $  0.35   $   0.32    $  0.06   $  0.13    $  0.13
Shares used in computing diluted earnings per
  share(6).....................................       --     9,375    10,675     12,045      9,375    11,633     13,003

                                                                              AT MARCH 31, 1998
                                                              --------------------------------------------------
                                                                                            AS ADJUSTED
                                                                           PRO      ----------------------------
                                                               ACTUAL    FORMA(7)   WITHOUT FGI(8)   WITH FGI(9)
                                                              --------   --------   --------------   -----------
                                                                                (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 29,050   $ 31,330      $108,432       $110,712
Working capital.............................................    36,726     26,487       116,108        105,869
Land, building and equipment, net...........................   240,643    381,570       240,643        381,570
Total assets................................................   317,177    518,369       396,559        597,751
Long-term debt, including current portion...................   239,834    295,367       239,834        295,367
Refundable portion of life estate purchase price, including
  current portion...........................................        --     50,191            --         50,191
Shareholders' equity........................................    55,437     75,216       134,819        154,598

                                                       PREDECESSOR                          COMPANY
                                                     ---------------   --------------------------------------------------
                                                                                                   THREE MONTHS ENDED
                                                             YEARS ENDED DECEMBER 31,                   MARCH 31,
                                                     ----------------------------------------   -------------------------
                                                                                  PRO FORMA                     PRO FORMA
                                                     1995(1)   1996    1997(2)     1997(3)      1997    1998     1998(3)
                                                     -------   -----   -------   ------------   -----   -----   ---------
OPERATING DATA:
Revenue mix:
  Private pay......................................    91.2%    92.4%    89.4%        90.3%      91.1%   92.3%     92.7%
  Medicare and other(10)...........................     8.8      7.6     10.6          9.7        8.9     7.7       7.3
                                                      -----    -----    -----       ------      -----   -----    ------
    Total..........................................   100.0%   100.0%   100.0%       100.0%     100.0%  100.0%    100.0%
Resident capacity (at period end):
  Owned............................................   2,594    3,369    3,210        4,800      2,912   3,342     4,932
  Leased...........................................      --       --    1,531        1,531        483   1,563     1,563
  Managed..........................................   3,008    2,159    2,159        3,868      2,159   2,084     3,793
                                                      -----    -----    -----       ------      -----   -----    ------
    Total..........................................   5,602    5,528    6,900       10,199      5,554   6,989    10,288
Average occupancy rate:
  Owned............................................      93%      94%      93%          94%        94%     90%       91%
  Leased...........................................      --       --       90           90         95      91        91
  Managed..........................................      91       91       94           95         94      96        95
                                                      -----    -----    -----       ------      -----   -----    ------
    Total..........................................      92%      92%      93%          94%        94%     92%       93%

---------------

 (1) Financial data for the year ended December 31, 1995 represents the sum of the combined results of operations of certain affiliated partnerships and corporations (the "Predecessor Entities") for the period from January 1, 1995 through March 31, 1995 and the Predecessor for the period from April 1, 1995 through December 31, 1995. See "The Company -- The 1995 Roll-Up."

 (2) Financial data for the year ended December 31, 1997 represents the sum of the combined results of operations of the Predecessor for the period January 1, 1997 through May 28, 1997 and the Company for the period May 29, 1997 (the day following the reorganization of the Predecessor into the Company (the "Reorganization")) through December 31, 1997. See "The
     Company -- Reorganization."

 (3) Assumes consummation of the FGI Transaction as if it had occurred on January 1, 1997. Consummation of the Offering is not conditioned upon the closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction. See " -- Recent and Pending Transactions -- FGI Transaction," "The Company -- Recent and Pending Transactions -- FGI Transaction," and "Pro Forma Financial Information."

 (4) The 1995 and 1996 periods reflect income tax expense of only one of the Predecessor Entities because the Predecessor and the other Predecessor Entities were partnerships. The 1995 period reflects a provision for alternative minimum taxes. In 1996, the Company recorded an income tax benefit and a deferred tax asset of $920,000 because of the anticipated utilization of net operating loss carryforwards ("NOLS") that offset taxable gains recognized from the January 1997 sale-leaseback by the Company of two communities (the "Sale-Leaseback Transaction"). Income tax expense for 1997 reflects income taxes incurred by the Company during the period May 29, 1997 through December 31, 1997. During the period January 1, 1997 through the date of the Reorganization (May 28, 1997), the Predecessor did not incur income tax expense because it was a partnership. See Note 11 to the Consolidated and Combined Financial Statements. At the time of the Reorganization and as a result of the conversion from a non-taxable to a taxable entity, the Company recorded as a one-time charge to income a net deferred income tax expense of approximately $3.0 million resulting from the differences between the accounting and tax bases of the Company's assets and liabilities. See Note 1 to the Consolidated and Combined Financial Statements. The 1996 and 1997 amounts reflect loss on early extinguishment of debt of $2.3 million and $6.3 million, respectively. See "Selected Financial Data" and Note 6 to the Consolidated and Combined Financial Statements.

 (5) For periods prior to the Reorganization, reflects the pro forma effect on certain income statement data of income tax expense that would have been recorded had the Predecessor and the other Predecessor Entities not been exempt from paying U.S. Federal and state income taxes.

 (6) The Predecessor and all but one of the other Predecessor Entities were partnerships. Shares used in computing diluted earnings per share have been calculated as follows: for the year ended December 31, 1996 and the three months ended March 31, 1997, reflects 7,812,500 shares issued in the Reorganization (the "Reorganization Shares"), plus 1,562,500 shares (the "Note Shares"), representing the share equivalent value of the principal amount of a promissory note issued in connection with the Reorganization ("the Reorganization Note"); for the year ended December 31, 1997, reflects the Reorganization Shares, plus the Note Shares for the period through the date of the Reorganization, and the Reorganization Shares, plus the weighted average effect of the 3,593,750 shares sold by the Company in its initial public offering (the "IPO") and Common Stock equivalents for the period following the Reorganization and the IPO; and for the three months ended March 31, 1998, reflects actual shares outstanding plus Common Stock equivalents. The pro forma data includes the 1,370,000 FGI Shares.

 (7) Assumes consummation of the FGI Transaction as if it had occurred at March 31, 1998. Consummation of the Offering is not conditioned upon the closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction.

 (8) Gives effect to the sale of the Common Stock offered hereby by the Company at an assumed offering price of $19.625 per share, but does not give effect to the consummation of the FGI Transaction.

 (9) Gives effect to the sale of the Common Stock offered hereby by the Company at an assumed offering price of $19.625 per share and assumes consummation of the FGI Transaction as if each had occurred at March 31, 1998. Consummation of the Offering is not conditioned upon the closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction.

(10) Includes Medicare (including Medicare-related private co-insurance).

                                  RISK FACTORS

     Prospective investors should consider carefully the following factors, as well as the more detailed information contained or incorporated by reference in this Prospectus Supplement and in the accompanying Prospectus, before making a decision to invest in the Common Stock offered hereby.

SUBSTANTIAL DEBT AND OPERATING LEASE PAYMENTS

     At March 31, 1998, the Company had long-term debt (including current portion) of approximately $239.8 million (including $138.0 million of Convertible Debentures), of which $77.0 million was payable to one lender, General Electric Capital Corporation ("GECC"), and was obligated to pay annual rental obligations of approximately $7.7 million under long-term operating leases. The Company has entered into non-binding letters of intent to establish operating lease facilities with Nationwide Health Properties, Inc. ("NHP") and National Health Investors, Inc. ("NHI"), both health care real estate investment trusts, pursuant to which NHP and NHI, at the Company's request and upon satisfaction of certain conditions, would develop, construct, or acquire up to $110.0 million and $74.7 million, respectively, of senior living communities and lease the communities to the Company (collectively, the "REIT Facilities"). Currently, the Company has been allocated $41.6 million and $4.7 million, respectively, in commitments under the REIT Facilities. The Company also maintains a $50.0 million revolving credit facility with GECC, a $4.0 million revolving credit facility with a bank, and a $5.0 million revolving credit facility with a bank that is available for land acquisitions. The Company currently intends to finance its growth through a combination of bank indebtedness, construction and mortgage financing, transactions with NHP and NHI or other real estate investment trusts, the net proceeds of the Offering, and joint venture and other arrangements. As a result, a substantial portion of the Company's cash flow will be devoted to debt service and lease payments. As of March 31, 1998, the Company's existing debt and lease agreements required aggregate annual payments for the years ending December 31, 1998, 1999, 2000, 2001, and 2002, assuming no change in the Company's average interest cost (6.8% at March 31, 1998), ranging from approximately $23.9 million to $86.3 million (approximately $224.3 million for the year ending December 31, 2002 including the $138.0 million principal amount of the Convertible Debentures due in October
2002). Assuming consummation of the FGI Transaction, as to which there is no assurance, an additional $55.5 million of long-term indebtedness (including current portion), as well as an additional $50.2 million of refundable life estate purchase prices (including current portion), will be reflected on the Company's balance sheet. If the FGI Transaction is consummated, the Company intends to repay approximately $11.7 million of FGI's long-term indebtedness (including approximately $5.5 million representing the current portion of such indebtedness) immediately following the closing of the FGI Transaction. In addition, if the FGI Transaction is consummated, the Company would assume certain of FGI's existing guaranties relating to approximately $73.3 of existing mortgage loans. As a result of the Rossmoor Transaction and the Bahia Transaction, the Company is now obligated to pay approximately $2.8 million of additional lease obligations per year. The Company intends to continue to incur significant additional indebtedness and lease obligations and therefore expects its annual debt service and lease obligations over the next five fiscal years to be significantly greater than the amounts set forth in the preceding sentences. For the fiscal year ended December 31, 1997, the Company's net cash provided by operating activities, before giving effect to the payment of interest expense on the Company's outstanding indebtedness, was approximately $24.2 million. There can be no assurance that the Company will generate sufficient cash flows from operations to cover required interest, principal, and operating lease payments. Any payment or other default could cause the lender to foreclose upon the communities securing such indebtedness, or, in the case of an operating lease, could terminate the lease, with a consequent loss of income and asset value to the Company. Furthermore, because most of the Company's mortgages and sale-leaseback agreements contain cross-default provisions, a default by the Company on one of its payment obligations could adversely affect a significant number of the Company's other properties and, consequently the Company's business, results of operations, and financial condition.

NEED FOR ADDITIONAL FINANCING; EXPOSURE TO RISING INTEREST RATES

     The Company's ability to sustain any operating losses and to otherwise meet its growth objectives will depend, in part, on its ability to obtain additional financing on acceptable terms from available financing sources. There can be no assurance that future debt instruments will not include covenants restricting the Company's ability to incur additional debt. Moreover, raising additional funds through the issuance of equity securities could cause existing shareholders to experience dilution and could adversely affect the market price of the Common Stock. There can be no assurance that the Company will be successful in securing additional financing or that adequate financing will be available and, if available, will be on terms that are acceptable to the Company. The Company's inability to obtain additional financing on acceptable terms could delay or eliminate some or all of the Company's growth plans.

     Future indebtedness, from commercial banks or otherwise, and lease obligations, including those related to the REIT Facilities, are also expected to be based on interest rates prevailing at the time such debt and lease arrangements are obtained. Therefore, increases in prevailing interest rates could increase the Company's interest or lease payment obligations and could have a material adverse effect on the Company's business, financial condition, and results of operations.

NO ASSURANCE AS TO CONSUMMATION OF FGI TRANSACTION OR SUCCESSFUL INTEGRATION OF ACQUIRED OPERATIONS

     The FGI Transaction is subject to the satisfaction of customary closing conditions, including the receipt of regulatory and other approvals and consents. There can be no assurance that such conditions will be met or that the FGI Transaction will be successfully completed. Consummation of the Offering is not conditioned upon the closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction. Moreover, if the FGI Transaction is consummated, there can be no assurance that the communities to be acquired or managed as a result of the FGI Transaction would be successfully integrated into the Company's operations. See "-- Risks in Acquisitions of Communities and Complementary Businesses; Difficulties of Integration" and "The Company -- Recent and Pending Transactions -- FGI Transaction."

RISKS ASSOCIATED WITH PROVISION OF LIFECARE BENEFITS

     The FGI Communities are Lifecare CCRCs. Residents of the FGI Communities pay an upfront entrance fee upon occupancy (which generally is partially refundable), and a monthly service fee while living in the community. Residents are generally entitled to a limited lifecare benefit (typically either a certain number of free days in the community's health center during the resident's lifetime or a discounted rate for such services or a combination of the two). The lifecare benefit varies based upon the extent to which the resident's entrance fee is refundable. The pricing of entrance fees, refundability provisions, monthly service fees, and the lifecare benefits are determined from actuarial projections of the expected morbidity and mortality of the resident population. In the event the entrance fees and monthly service payments established for the FGI Communities are not sufficient to cover the cost of lifecare benefits granted to residents, the results of operations and financial condition of the Company would be adversely affected.

     Residents of the FGI Communities are guaranteed an independent living unit and nursing care at the FGI Community during their lifetime, even if the resident exhausts his or her financial resources and becomes unable to satisfy his or her obligations to the community. In addition, in the event a resident requires nursing care and there is not available capacity at the nursing facility at the FGI Community at which the resident lives, the FGI Community must contract with a third party to provide such care. Although the FGI Communities, and following completion of the FGI Transaction the Company will continue to, screen potential residents to determine whether they have adequate assets, income, and reimbursements from government programs and third-parties to pay their obligations to the communities during their lifetime, there can be no assurance that such assets, income, and reimbursements will be sufficient. To the extent that the financial resources of some of the residents were to be insufficient to pay for the cost of facilities and services provided to them or in the event the FGI Communities must pay third parties to provide nursing care to residents of the FGI Communities, the results of operations and financial condition of the Company would be adversely affected.

NO ASSURANCE AS TO ABILITY TO MANAGE GROWTH

     The Company intends to continue to expand its operations through the development, construction, and acquisition of senior living communities, as well as through the selective expansion of the Company's home health care services. See "Business -- Growth Strategy." The success of the Company's growth strategy will depend, in large part, on its ability to effectively operate any newly acquired or developed communities or home health care agencies, including the communities leased in connection with the Rossmoor Transaction and the Bahia Transaction and the communities to be acquired or managed assuming consummation of the FGI Transaction, as to which there can be no assurance. The Company has limited experience developing and operating assisted living residences on a free-standing basis. The Company's growth plans will also place significant demands on the Company's management and operating personnel. The Company's ability to manage its future growth effectively will require it to improve its operational, financial, and management information systems and to continue to attract, retain, train, motivate, and manage key employees. If the Company is unable to manage its growth effectively, its business, results of operations, and financial condition will be adversely affected. See "The Company -- Recent and Pending Transactions," "Business -- Growth Strategy," and
"Management -- Directors and Executive Officers."

RISKS IN ACQUISITIONS OF COMMUNITIES AND COMPLEMENTARY BUSINESSES; DIFFICULTIES OF INTEGRATION

     The Company plans to continue to make strategic acquisitions of senior living communities (which may include a variety of CCRC, Lifecare CCRCs, independent living, assisted living, and skilled nursing facilities) and other properties or businesses that are complementary to the Company's operations and growth strategy. The acquisition of existing communities or other businesses involves a number of risks. Existing communities available for acquisition frequently serve or target different markets than those presently served by the Company. The Company may also determine that renovations of acquired communities and changes in staff and operating management personnel are necessary to successfully integrate such communities or businesses into the Company's existing operations. The costs incurred to reposition or renovate newly acquired communities may not be recovered by the Company. In undertaking acquisitions, the Company also may be adversely impacted by unforeseen liabilities attributable to the prior operators of such communities or businesses, against whom the Company may have little or no recourse. The success of the Company's acquisition strategy will be determined by numerous factors, including the Company's ability to identify suitable acquisition candidates, the competition for such acquisitions, the purchase price, the requirement to make operational or structural changes and improvements, the financial performance of the communities or businesses after acquisition, the Company's ability to finance the acquisitions, and the Company's ability to integrate effectively any acquired communities or businesses into the Company's management, information, and operating systems. There can be no assurance that the Company's acquisition of senior living communities and complementary properties and businesses will be completed at the rate currently expected, if at all, or, if completed, that any acquired communities or businesses will be successfully integrated into the Company's operations.

NO ASSURANCE AS TO ABILITY TO DEVELOP ADDITIONAL SENIOR LIVING COMMUNITIES

     An integral component of the Company's growth strategy is to develop and operate senior living communities. As part of its growth strategy, the Company is currently developing 35 senior living communities, with an estimated aggregate capacity for approximately 3,600 residents, and is expanding or is planning to commence expansions at six of its existing senior living communities to add capacity to accommodate approximately 300 additional residents. The Company's ability to develop successfully additional senior living communities will depend on a number of factors, including, but not limited to, the Company's ability to acquire suitable development sites at reasonable prices; the Company's success in obtaining necessary zoning, licensing, and other required governmental permits and authorizations; and the Company's ability to control construction costs and project completion schedules. In addition, the Company's development plans are subject to numerous factors over which it has little or no control, including competition for developable properties; shortages of labor or materials; changes in applicable laws or regulations or their enforcement; the failure of general contractors or subcontractors to perform under their contracts; strikes; and adverse weather conditions. As a result of these factors, there can be no assurance that the Company will not experience construction delays, that it will be successful in developing and constructing currently planned or additional communities, or that any developed communities will be economically successful. If the Company's development schedule is delayed, the Company's growth plans could be adversely affected. Additionally, the Company anticipates that the development and construction of additional senior living communities will involve a substantial commitment of capital with little or no revenue associated with communities under development, the consequence of which could be an adverse impact on the Company's liquidity. See "Business -- Development Activities."

LOSSES FROM NEWLY DEVELOPED COMMUNITIES AND ACQUISITIONS

     Although the Company was profitable in 1994, 1995, 1996, and 1997 (before giving effect to a non-recurring tax charge incurred in 1997 in connection with the Reorganization and the extraordinary charge relating to the prepayment of indebtedness in December 1997), in view of its growth plan for development and acquisitions, there can be no assurance that the Company will continue to be profitable in any future period. Newly developed senior living communities are expected to incur operating losses during a substantial portion of their first 12 months of operations, on average, until the communities achieve targeted occupancy levels. Newly acquired communities, such as Rossmoor Regency, Bahia Oaks Lodge, and, assuming consummation of the FGI Transaction, the FGI Communities, may also incur losses pending their integration into the Company's operations. The Company may also incur operating losses as a result of the expansion of its existing home health care agencies. See "Business -- Growth Strategy" and "Business -- Development Activities."

RISKS OF DEVELOPMENT IN CONCENTRATED GEOGRAPHIC AREAS

     The Company's growth strategy involves the development and acquisition of senior living communities in concentrated geographic service areas. See "Business -- Growth Strategy." Accordingly, the Company's occupancy rates in existing, developed, or acquired communities may be adversely affected by a number of factors, including regional and local economic conditions, general real estate market conditions including the supply and proximity of senior living communities, competitive conditions, and applicable local laws and regulations. See "Business -- Operating Residences," "Business -- Development Activities," and "Business -- Government Regulation."

DISCRETIONARY USE OF PROCEEDS

     The Company will have broad discretion as to the application of the net proceeds of the Offering. The Company intends to use the net proceeds of the Offering to fund possible future acquisitions of senior living communities and businesses engaged in activities that are similar or complementary to the Company's business and for the development and construction of new senior living communities and expansions at the Company's existing communities and for general corporate purposes, including working capital and the possible future repayment of indebtedness. See "Use of Proceeds."

BENEFITS TO INSIDERS

     Certain officers, directors, and significant shareholders of the Company (and their immediate family members and affiliates)who are Selling Shareholders will receive net proceeds of approximately $3.9 million (based upon an assumed offering price of $19.625 per share and after deduction of the underwriting discounts and commissions) for the shares of Common Stock to be sold by them in the Offering. If the over-allotment option is fully exercised, such shareholders will receive aggregate net proceeds of approximately $6.4 million (based upon an assumed offering price of $19.625 per share). The Company will not receive any of the proceeds from the sale of shares of Common Stock by the Selling Shareholders.

DEPENDENCE ON PRIVATE PAY RESIDENTS

     Approximately 89.4% of the Company's total revenues for the year ended December 31, 1997 and approximately 92.3% of the Company's total revenues for the three months ended March 31, 1998 were attributable to private pay sources. For the same periods, 10.6% and 7.7%, respectively, of the Company's revenues were attributable to reimbursement from third-party payors, including Medicare. The Company expects to continue to rely primarily on the ability of residents to pay for the Company's services from their own or familial financial resources. Inflation or other circumstances that adversely affect the ability of seniors to pay for the Company's services could have a material adverse effect on the Company's business, financial condition, and results of operations.

INCREASING COMPETITION

     The senior living and health care services industry is highly competitive, and the Company expects that all segments of the industry will become increasingly competitive in the future. The Company competes with other companies providing independent living, assisted living, skilled nursing, home health care, and other similar service and care alternatives. Although the Company believes there is a need for senior living communities in the markets where the Company is operating and developing residences, the Company expects that competition will increase from existing competitors and new market entrants, some of whom may have substantially greater financial resources than the Company. In addition, some of the Company's competitors operate on a not-for-profit basis or as charitable organizations and have the ability to finance capital expenditures on a tax-exempt basis or through the receipt of charitable contributions, neither of which are readily available to the Company. Furthermore, if the development of new senior living communities (particularly given the rapid pace of development of new assisted living residences) outpaces the demand for such communities in the markets in which the Company has or is developing senior living communities, such markets may become saturated. An oversupply of such communities in the Company's markets could cause the Company to experience decreased occupancy, reduced operating margins, and lower profitability. Consequently, there can be no assurance that the Company will not encounter increased competition that would adversely affect its occupancy rates, pricing for services, and growth prospects. See "Business -- Competition."

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent on the services of its executive officers, particularly the Company's Chairman and Chief Executive Officer, W.E. Sheriff, and the Company's President and Chief Operating Officer, Christopher J. Coates, for the management of the Company. Neither Mr. Sheriff, Mr. Coates, nor any of the Company's other executive officers has an employment agreement with the Company. The Company has a key employee life insurance policy in the amount of $2.0 million covering Mr. Sheriff. The loss by the Company of certain of its executive officers and the inability to attract and retain qualified management personnel could adversely affect the Company's business, financial condition, and results of operations. See "Management -- Directors and Executive Officers."

RESIDENCE MANAGEMENT, STAFFING, AND LABOR COSTS

     The Company competes with other providers of senior living and health care services with respect to attracting and retaining qualified management personnel responsible for the day-to-day operations of each of the Company's communities and skilled technical personnel responsible for providing resident care. A shortage of nurses or trained personnel may require the Company to enhance its wage and benefits package in order to compete in the hiring and retention of such personnel or to hire more expensive temporary personnel. The Company will also be dependent on the available labor pool of semi-skilled and unskilled employees in each of the markets in which it operates. No assurance can be given that the Company's labor costs will not increase, or that, if they do increase, they can be matched by corresponding increases in rates charged to residents. Any significant failure by the Company to attract and retain qualified management and staff personnel, to control its labor costs, or to pass on any increased labor costs to residents through rate increases could have a material adverse effect on the Company's business, financial condition, and results of operations.

CONTROL BY MANAGEMENT AND CERTAIN SHAREHOLDERS

     Upon completion of the Offering, the Company's executive officers and directors and entities controlled by them will, collectively, beneficially own approximately 27.7% of the outstanding shares of Common Stock (26.0% if the Underwriters' over-allotment option is exercised in full). Accordingly, such persons will continue to have the ability, by voting their shares in concert, to influence the election of the Company's Board of Directors and the outcome of all other matters submitted to the Company's shareholders. Furthermore, such influence could preclude any unsolicited acquisition of the Company and, consequently, adversely affect the market price of the Common Stock. Assuming consummation of the FGI Transaction, the Company has agreed to cause Robert G. Roskamp to be elected to the Company's Board of Directors. Assuming Mr. Roskamp becomes a director of the Company, the Company's executive officers and directors and entities controlled by them would, collectively, beneficially own approximately 30.3% of the outstanding shares of Common Stock (28.7% if the Underwriters' over-allotment option is exercised in full). See "The Company -- Recent and Pending Transactions -- FGI Transaction," "Management -- Future Board Expansion," and "Principal and Selling Shareholders."

GOVERNMENT REGULATION AND THE BURDENS OF COMPLIANCE

     Federal and state governments regulate various aspects of the Company's business. The development and operation of health care facilities and the provision of health care services are subject to federal, state, and local licensure, certification, and inspection laws that regulate, among other matters, the number of licensed beds, the provision of services, the distribution of pharmaceuticals, billing practices and policies, equipment, staffing (including professional licensing), operating policies and procedures, fire prevention measures, environmental matters, and compliance with building and safety codes. Failure to comply with these laws and regulations could result in the denial of reimbursement, the imposition of fines, temporary suspension of admission of new patients, suspension or decertification from the Medicare programs, restrictions on the ability to acquire new facilities or expand existing facilities, and, in extreme cases, the revocation of a community's license or closure of a community. There can be no assurance that federal, state, or local governments will not impose additional restrictions on the Company's activities that could materially adversely affect the Company.

     The Balanced Budget Act ("BBA") of 1997, Public Law 105-33, included sweeping changes to Medicare and Medicaid, significantly reducing rates of increase for payments to home health agencies and skilled nursing facilities. Under the BBA, beginning in the year 2001, skilled nursing facilities will no longer be reimbursed under a cost based system. A prospective payment system under which facilities are reimbursed on a per diem basis will be phased in over the next three years. The BBA also requires the Secretary of Health and Human Services to establish and implement a prospective payment system for home health services for cost reporting periods beginning on and after October 1, 1999. The Company believes that the phase-in period will allow it to make timely operating adjustments appropriate under the new system, but does not know the magnitude of the effect that these changes ultimately will have on skilled nursing and home health operations. However, pending either institution of prospective pay or major revisions to the interim payment system now in effect, the Company has suspended the operation of six of its recently established home health care agencies. Approximately 7.7% of the Company's total revenues for the three months ended March 31, 1998 and approximately 10.6%, 7.9%, and 8.8% of the Company's total revenues for the years ended December 31, 1997, 1996, and 1995, respectively, were attributable to Medicare, including Medicare-related private co-insurance.

     Many states, including several of the states in which the Company currently operates, control the supply of licensed skilled nursing beds and home health care agencies through certificate of need ("CON") programs. Presently, state approval is required for the construction of new health care communities, the addition of licensed beds, and certain capital expenditures at such communities, as well as the opening of a home health care agency. To the extent that a CON or other similar approval is required for the acquisition or construction of new facilities, the expansion of the number of licensed beds, services, or existing communities, or the opening of a home health care agency, the Company could be adversely affected by the failure or inability to obtain such approval, changes in the standards applicable for such approval, and possible delays and expenses associated with obtaining such approval. In addition, in most states the reduction of the number of licensed beds or the closure of a community requires the approval of the appropriate state regulatory agency and, if the Company were to seek to reduce the number of licensed beds at, or to close, a community, the Company could be adversely affected by a failure to obtain or a delay in obtaining such approval.

     Certain of the FGI Communities are currently operating a number of nursing beds as "shelter beds" under a Florida statute and CON that generally limits the use of such beds to residents of the subject FGI Community. As part of its due diligence in connection with the FGI Transaction, the Company has discovered that the FGI Communities are not currently in full compliance with these shelter bed CON requirements. A violation of the shelter bed statutes may, among other things, subject the owner of the facility to fines of up to $1,500 per day. Although the Company is evaluating a number of alternatives relating to these shelter bed issues in anticipation of consummation of the FGI Transaction, as to which there is no assurance, the Company does not anticipate that the subject FGI Communities will be in full compliance with the shelter bed requirements in the foreseeable future, if ever. In the event the FGI Transaction is consummated, there can be no assurance that the State of Florida would not enforce the shelter bed requirements strictly against the Company or impose penalties for prior or continuing violations.

     Federal and state anti-remuneration laws, such as "anti-kickback" laws, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. Federal anti-kickback laws have been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral. Similar state laws vary, are sometimes vague, and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in the Medicare and Medicaid programs. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company.

     Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state, and local laws exist that also may require modifications to existing and planned communities to create access to the properties by disabled persons. Although the Company believes that its communities are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial. See "Business -- Government Regulation."

POTENTIAL FOR ENVIRONMENTAL LIABILITY

     Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean-up costs incurred by such parties in connection with the contamination. Such laws typically impose clean-up responsibility and liability without regard to whether the owner knew of or caused the presence of the contaminants, and liability under such laws has been interpreted to be joint and several unless the harm is divisible and there is a reasonable basis for allocation of responsibility. The costs of investigation, remediation, or removal of such substances may be substantial, and the presence of such substances, or the failure to properly remediate such property, may adversely affect the owner's ability to sell or lease such property or to borrow using such property as collateral. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs it incurs in connection with the contamination. Persons who arrange for the disposal or treatment of hazardous or toxic substances also may be liable for the costs of removal or remediation of such substances at the disposal or treatment facility, whether or not such facility is owned or operated by such person. Finally, the owner of a site may be subject to common law claims by third parties based on damages and costs resulting from environmental contamination emanating from a site.

LIABILITY AND INSURANCE

     The provision of personal and health care services entails an inherent risk of liability. In recent years, participants in the health care services industry have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. Moreover, assisted living residences offer residents a greater degree of independence in their daily living than skilled nursing facilities. This increased level of independence may subject the resident and the Company to certain risks that would be reduced in more institutionalized settings. The Company currently maintains liability insurance in amounts it believes are sufficient to cover such claims based on the nature of the risks, its historical experience, and industry standards. There can be no assurance, however, that claims in excess of the Company's insurance or claims not covered by the Company's insurance, such as claims for punitive damages, will not arise. A claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect upon the Company. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on acceptable economic terms. See "Business -- Insurance and Legal Proceedings."

EFFECT OF CERTAIN ANTI-TAKEOVER PROVISIONS

     The Company's Board of Directors has the authority, without action by the shareholders, to issue up to 5,000,000 shares of preferred stock and to fix the rights and preferences of such shares. This authority, together with certain provisions of the Company's Charter (including provisions that implement staggered terms for directors, limit shareholder ability to call a shareholders' meeting or to remove directors, and require a supermajority vote to amend certain provisions of the Charter), may delay, deter, or prevent a change in control of the Company. In addition, as a Tennessee corporation, the Company is subject to the provisions of the Tennessee Business Combination Act and the Tennessee Greenmail Act, each of which may be deemed to have anti-takeover effects and may delay, deter, or prevent a takeover attempt that might be considered by the shareholders to be in their best interests. In the event of any change in control of the Company, each of the holders of the Convertible Debentures will have the right, at such holder's option and subject to certain conditions and restrictions, to require the Company to repurchase all or any part of such holder's Convertible Debentures. The right to require the Company to repurchase Convertible Debentures may delay, deter, or prevent a change in control of the Company.

SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS

     Sales of substantial amounts of Common Stock in the public market following the Offering, or the perception that such sales could occur, could adversely affect the prevailing market price of the

Common Stock. Upon completion of the Offering, the Company will have 15,726,085 shares of Common Stock outstanding. Of these shares, approximately 7,769,805 shares are "restricted securities" within the meaning of Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"), and may not be resold in the public markets unless registered under the Securities Act or pursuant to an exemption, such as the safe harbor provided by Rule 144. All of such restricted shares may be sold in the public market pursuant to Rule 144, subject to the volume and resale restrictions of such rule and subject to the 90 day lock-up agreement discussed below. In addition, certain holders of such shares have certain contractual registration rights with respect thereto. Notwithstanding the foregoing, the Company, the Selling Shareholders, and the directors and executive officers of the Company (who in the aggregate own 4,943,130 shares of Common Stock) have agreed, subject to certain exceptions, not to offer, sell, or otherwise dispose of any shares of Common Stock for a period of 90 days after the date hereof. See "The Company -- Recent and Pending Transactions -- FGI Transaction" and "Principal and Selling Shareholders."

     Holders of the Convertible Debentures have the right to convert such Convertible Debentures into shares of Common Stock at the Conversion Price. If holders elect to convert all of the Convertible Debentures into shares of Common Stock, the Company would issue an additional 5,750,000 shares of Common Stock, all of which would be freely tradeable. In addition, assuming consummation of the FGI Transaction, the Company will issue the 1,370,000 FGI Shares. Such FGI Shares would be restricted securities; provided, however, the holders thereof would have certain contractual registration rights with respect thereto. There is no assurance that the Company will consummate the FGI Transaction. See "-- No Assurance as to Consummation of FGI Transaction or Successful Integration of Acquired Operations" and "The Company -- Recent and Pending Transactions -- FGI Transaction."

POSSIBLE PRICE VOLATILITY OF THE COMMON STOCK

     The market price of the Common Stock offered hereby could be subject to significant fluctuations in response to various factors and events, including the liquidity of the market for the Common Stock offered hereby, variations in the Company's operating results, and new statutes or regulations or changes in the interpretation of existing statutes or regulations affecting the health care industry generally or the assisted living industry in particular. In addition, the stock market in recent years has experienced broad price and volume fluctuations that often have been unrelated to the operating performance of particular companies. These market fluctuations also may adversely affect the market price of the Common Stock.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus Supplement contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, the discussions of the Company's operating and growth strategy, including its development plans and possible acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, the factors set forth under the caption "Risk Factors" in this Prospectus Supplement. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus Supplement will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. The Company, however, undertakes no obligation to revise such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurence of unanticipated events.

                                  THE COMPANY
GENERAL

     The Company is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing, and home health care services. Established in 1978, the Company currently operates 28 senior living communities in 14 states, consisting of 14 owned communities, six leased communities, and eight managed communities, with an aggregate capacity for approximately 7,800 residents. The Company also operates seven home health care agencies, including two agencies managed for third parties. At March 31, 1998, the Company's owned communities had a stabilized occupancy rate of 93%, its leased communities had a stabilized occupancy rate of 93%, and its managed communities had a stabilized occupancy rate of 96%. Approximately 89.4% and 92.3% of the Company's total revenues for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, were derived from private pay sources.

     Since 1992, the Company has experienced significant growth, primarily through the acquisition of senior living communities. The Company's revenues have grown from $17.8 million in 1992 to $94.2 million in 1997, an annual growth rate of 40%. During the same period, the Company's income from operations has grown from $2.3 million to $18.1 million, an annual growth rate of 51%. The Company intends to continue its growth by establishing senior living networks throughout the United States through a combination of (i) selective acquisitions of senior living communities, including CCRCs and assisted living residences;
(ii) development of senior living communities, including special living units and programs for residents with Alzheimer's and other forms of dementia;(iii) expansion of existing communities; and (iv) selective development and acquisition of other properties and businesses that are complementary to the Company's operations and growth strategy. Pursuant to its growth strategy, the Company recently completed the Rossmoor Transaction and the Bahia Transaction, which added two leased communities with an aggregate capacity for approximately 310 residents, and has the FGI Transaction pending, which would add three owned and four managed communities with an aggregate capacity for approximately 3,700 residents. If the Company consummates the FGI Transaction, the Company's operations will include 35 communities with an aggregate capacity for approximately 11,400 residents. See "-- Recent and Pending Transactions." In addition, the Company is currently developing 35 communities, with an estimated aggregate capacity for approximately 3,600 residents, is expanding or is planning to commence expansions at six of its existing communities to add capacity to accommodate a total of approximately 300 additional residents, and, assuming consummation of the FGI Transaction, would develop and subsequently manage one additional CCRC with capacity for approximately 400 residents and expand an existing community to add capacity for 230 residents.

     The Company was incorporated under the laws of the State of Tennessee in February 1997 as a wholly-owned subsidiary of ARCLP in anticipation of the Reorganization and the IPO. The Company's principal executive offices are located at 111 Westwood Place, Suite 402, Brentwood, Tennessee 37027, and its telephone number at that address is (615) 221-2250.

THE 1995 ROLL-UP

     ARCLP was formed in February 1995 in connection with the reorganization (the "1995 Roll-Up") of certain Predecessor Entities that owned, operated, or managed various senior living communities. Each of the Predecessor Entities was organized at the direction of the members of the Company's management and controlling shareholders. As a result of the 1995 Roll-Up, ARCLP issued partnership interests to the partners and shareholders of the Predecessor Entities in exchange for their limited partnership interests and stock, respectively, and thereby became the owner, directly or indirectly, of all of the assets of the Predecessor Entities. The general partner of ARCLP was American Retirement Communities, LLC, a Tennessee limited liability company (the "LLC"), whose members included W.E. Sheriff, the Company's Chairman and Chief Executive Officer, and certain other Company executive officers.

REORGANIZATION

     Prior to the IPO, ARCLP completed a series of transactions resulting in the Reorganization. Pursuant to the Reorganization, ARCLP contributed all of its assets, subject to all of its liabilities, to the Company in exchange for the Reorganization Shares and the Reorganization Note in the principal amount of $21.9 million. The number of shares issued to ARCLP and the principal amount of the Reorganization Note were established by ARCLP and the Company in connection with the Reorganization based on a number of factors, including the value of the assets contributed to the Company. Following the Reorganization, ARCLP distributed 1,350,000 Reorganization Shares to the LLC, as general partner of ARCLP, and an aggregate of 6,462,500 Reorganization Shares to the limited partners of ARCLP, generally in accordance with the limited partners' ARCLP contribution accounts. See "Principal and Selling Shareholders." Immediately after completion of the IPO, the Reorganization Note was repaid by the Company out of the net proceeds from the IPO and such amount was distributed to the limited partners of ARCLP in liquidation, generally in accordance with the limited partners' ARCLP contribution accounts.

RECENT AND PENDING TRANSACTIONS

  Rossmoor Transaction

     In May 1998, the Company entered into an agreement to operate the Rossmoor Regency, a retirement community located in Laguna Hills, California, with capacity for approximately 210 residents. The transaction was structured as a five-year operating lease (with five one-year renewal options) to the Company from an unaffiliated special purpose entity that purchased the community as part of the Rossmoor Transaction. The Company is obligated to make annual rental payments of approximately $2.1 million and has made a security deposit of approximately $4.6 million. In connection with the Rossmoor Transaction, the Company made a subordinated loan to the special purpose entity in the amount of $440,000 and will receive interest income on such loan at 2.0% over LIBOR. The lease is structured such that the payments are level throughout the term of the lease, and the Company is entitled to depreciation deductions for tax purposes. The Company also acquired an option to purchase the community at the expiration of the lease term for a formula purchase price equal to the unamortized mortgage balance at the time of the exercise of such option. In addition, the Company paid $1.2 million in cash to acquire the rights to receive a portion of the entry-fee turnover cash flow from an unrelated CCRC. See
"Business -- Development Activities."

  Bahia Transaction

     In June 1998, the Company entered into an agreement to operate Bahia Oaks Lodge, an assisted living residence located in Sarasota, Florida, with capacity for approximately 100 residents. The transaction was structured as a five-year operating lease (with five one-year renewal options) to the Company from an unaffiliated special purpose entity that purchased the community in connection with the Bahia Transaction. Prior to the Bahia Transaction, Bahia Oaks Lodge was owned by a general partnership, of which Mr. Roskamp is a partner. The Company is obligated to make annual rental payments of approximately $700,000 and has made an interest bearing security deposit of approximately $5.4 million. The lease is structured such that the payments are level throughout the term of the lease, and the Company is entitled to depreciation deductions for tax purposes. The Company also acquired an option to purchase the community at the expiration of the lease term for a formula purchase price equal to the unamortized mortgage balance at the time of the exercise of such option. See "Business -- Development Activities."

  FGI Transaction

     In May 1998, the Company entered into definitive agreements to acquire 100% of the ownership interests in FGI and certain entities affiliated with FGI and with Robert G. Roskamp, FGI's founder and Chairman, and to enter into certain related transactions. The acquisition would be accounted for as a purchase. Consummation of the Offering is not conditioned upon the closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction.

     The aggregate consideration to be paid by the Company to acquire such ownership interests is $32.6 million of cash and the 1,370,000 FGI Shares. The cash portion of the purchase price is subject to adjustment to the extent that net working capital (as contractually defined) is less than or greater than zero. The parties have estimated that there will be a $9.4 million deficit, resulting in an adjusted cash purchase price of $23.2 million. In addition, the cash portion of the consideration will be increased by $1.0 million upon the satisfaction of certain post-closing conditions. The Company would also pay an additional $1.5 million and $4.0 million, respectively, in connection with the execution of two management agreements and the acquisition of options to purchase two communities. Certain of FGI's consolidated indebtedness and liabilities would be reflected on the Company's balance sheet from and after the closing of the FGI Transaction, including $55.5 million of long-term indebtedness (including current portion), as well as an additional $50.2 million of refundable entrance fees. If the FGI Transaction is consummated, the Company intends to repay approximately $11.7 million of such indebtedness immediately following the closing of the FGI Transaction. Pursuant to the FGI Transaction, FGI would merge into the Company and the Company would contemporaneously acquire all of the ownership interests of certain entities affiliated with FGI. Certain of FGI's existing assets and liabilities are to be excluded from the FGI Transaction. Accordingly, prior to the consummation of the FGI Transaction, those excluded assets of FGI will be distributed to FGI's shareholders or transferred to other entities and FGI will be released from certain of its liabilities relating to such excluded assets.

     The FGI Transaction would result in the ownership of three Lifecare CCRCs, with an aggregate capacity for approximately 1,590 residents, and the management of four Lifecare CCRCs, with an aggregate capacity for approximately 2,100 residents. The FGI Communities that would be acquired are Freedom Plaza (Florida), Freedom Village of Holland (Michigan), and Lake Seminole Square (Florida). The Freedom Communities that would be managed are Freedom Plaza (Arizona), Freedom Square (Florida), Glenview at Pelican Bay (Florida), and Freedom Village Brandywine (Pennsylvania).

     The FGI Communities are Lifecare CCRCs. Residents of the FGI Communities pay an upfront entrance fee upon occupancy, a portion of which is generally refundable, and a monthly service fee while living in the community. Residents are generally entitled to either a certain number of free days in the community's health center or a discounted rate for such services. The extent of the lifecare benefit varies based upon the level of refundability of the resident's entrance fee. The pricing of entrance fees, refundability provisions, monthly service fees, and the lifecare benefits are determined from actuarial projections of the expected morbidity and mortality of the resident population.

     As part of the FGI Transaction, the Company would enter into a 20-year management agreement (with two ten-year renewal options) for Freedom Plaza, a Lifecare CCRC with a capacity for approximately 660 residents, located in Peoria, Arizona ("Freedom Plaza Arizona"). In connection with the management agreement, the Company would pay a $300,000 fee to the owners of the community, and would assume FGI's existing guaranty of approximately $11.5 million of the mortgage debt associated with the community. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Pursuant to the management agreement, the Company would receive a management fee equal to all revenue from the community that is in excess of operating expenses, refunds of entrance fees, capital expenditure reserves, debt service, and certain payments to the community's owners.

     As part of the FGI Transaction, the Company would enter into a 20-year management agreement (with two ten-year renewal options) for Freedom Square, a Lifecare CCRC with a capacity for approximately 860 residents, located in Seminole, Florida. In connection with the management agreement, the Company would pay a $1.2 million fee to the owner of the community, which is a general partnership affiliated with Mr. Roskamp, and would assume FGI's existing guaranty of approximately $19.8 million of the mortgage debt associated with the community. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Pursuant to the management agreement, the Company would receive a management fee equal to all revenue from the community that is in excess of operating expenses, refunds of entrance fees, capital expenditure reserves, debt service, and certain payments to the community's owner. As part of its management agreement, the Company would also acquire an option to purchase Freedom Square upon the occurrence of certain events (including the expiration of the agreement) for a formula purchase price.

     Pursuant to the FGI Transaction, the Company would assume FGI's existing management agreement for Glenview at Pelican Bay, a cooperative community with a capacity for approximately 190 residents. The Pelican Bay management agreement expires in January 1999.

     As part of the FGI Transaction, the Company would also enter into a three-year management agreement for the recently opened Freedom Village Brandywine community, a Lifecare CCRC that is owned by an entity affiliated with Mr. Roskamp, with a capacity for approximately 390 residents, that provides the Company with a management fee equal to a fixed percentage of the community's gross revenues. The Company would pay a non-refundable deposit of $2.0 million to acquire an option to purchase the Freedom Village Brandywine community for a purchase price of $14.0 million, plus the assumption of certain specified liabilities. The Company's deposit will be credited against the purchase price if the Company exercises its purchase option. In connection with the execution of the Freedom Village Brandywine management and option agreements, the Company would assume FGI's existing guaranty of the Freedom Village Brandywine $42.0 million construction loan. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." The Company would also assume FGI's remaining development obligations relating to Freedom Village Brandywine. In return for its development services and costs associated therewith, the Company would receive a fee of $200,000.

     The Company would also enter into an agreement to provide development services related to the development and construction of a proposed Lifecare CCRC to be known as the Sarasota Bay Club in Sarasota, Florida, with a capacity for approximately 410 residents. The Sarasota Bay Club is owned by an entity affiliated with Mr. Roskamp and is currently in the development and planning phase. It is anticipated that construction of the community will commence in late 1998. In return for its development services and costs associated therewith, the Company will receive a development fee of $2.4 million. The Company would manage the Sarasota Bay Club following its completion pursuant to a five-year, fixed percentage fee management agreement. In consideration of the Company's payment of a $2.0 million fully-refundable deposit, the Company would acquire a right of first refusal for the Sarasota Bay Club and an option to purchase the community for a price to be negotiated. The Company would receive a credit against the purchase price in the amount of its deposit if the Company exercises its right of first refusal or purchase option.

     In connection with the FGI Transaction, Mr. Roskamp would enter into a three-year consulting agreement with the Company. It is also contemplated that, assuming consummation of the FGI Transaction, Mr. Roskamp would become a member of the Company's Board of Directors and a member of the executive committee of the Company's Board of Directors.

     In connection with the FGI Transaction, the Company would grant certain contractual registration rights to the shareholders of FGI. Beginning one year following the closing of the FGI Transaction, PHC, L.L.C. and The Edgar and Elsa Prince Foundation (collectively, the "Prince Entities") and Mr. Roskamp will each be entitled to one demand registration upon the written request to register the sale of 25% or more of the FGI Shares then owned by the party requesting the registration. In addition, until July 2001, the Prince Entities and Mr. Roskamp may require the Company to include FGI Shares in a registration statement filed by the Company for its own account to issue Common Stock for cash, provided, among other conditions, that the managing underwriter (if any) of such offering has the right, subject to certain conditions, to limit the number of FGI Shares owned by the Prince Entities and Mr. Roskamp included in such registration statement. The Prince Entities and Mr. Roskamp are not entitled to request registration of the FGI Shares in connection with this offering. In general, all fees, costs, and expenses of such registrations (other than the underwriting commissions, dealers' fees, brokers' fee and concessions applicable to the FGI Shares) would be borne by the Company.

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 4,290,000 shares of Common Stock offered by the Company hereby (based upon an assumed offering price of $19.625 per share) are estimated to be approximately $79.4 million (approximately $89.4 million if the Underwriters' over-allotment option is exercised in full), after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Company.

     The Company intends to use the net proceeds to fund possible future acquisitions of senior living communities (including the possible consummation of the FGI Transaction) and businesses engaged in activities that are similar or complementary to the Company's business, for the development and construction of additional senior living communities and expansions at the Company's existing communities, and for general corporate purposes, including working capital and the possible future repayment of indebtedness.

     The Company currently has six communities undergoing expansions and 35 communities under development. The estimated cost to complete and lease-up the Company's existing expansion and development projects ranges from $425.0 million to $475.0 million. Assuming consummation of the FGI Transaction, as to which there is no assurance, the Company will be engaged in expansion and development projects with aggregate anticipated costs of completion of approximately $73.5 million. The Company believes cash on hand, the net proceeds from the Offering, funding available under the REIT Facilities and the Company's revolving credit facility, future bank indebtedness, construction and mortgage financings, and funds from other sources will be sufficient to fund the Company's current development and acquisition plans (including those associated with the FGI Transaction). See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" and
"Business -- Development Activities."

     The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. Selling Shareholders who are affiliates of the Company will receive net proceeds from the Offering (based upon an assumed offering price of $19.625 per share) of approximately $3.0 million (approximately $5.5 million if the Underwriters' over-allotment option is exercised in full). See "Principal and Selling Shareholders."

     Pending the use of the net proceeds as described above, the net proceeds will be invested in short-term, investment-grade securities.

                          PRICE RANGE OF COMMON STOCK

     The Company sold shares of Common Stock in the IPO at a price per share of $14.00. Since the date of the IPO (May 30, 1997), the Common Stock has traded on the NYSE under the symbol "ACR." The following table sets forth the range of high and low closing sales prices for the Common Stock for the periods indicated on the NYSE.

                                                               HIGH       LOW
                                                              -------   -------
1997
Second Quarter (beginning May 30, 1997).....................  $17.875   $14.250
Third Quarter...............................................   21.875    17.875
Fourth Quarter..............................................   21.250    19.000
1998
First Quarter...............................................  $23.250   $20.000
Second Quarter..............................................   22.500    17.750
Third Quarter (through July 9, 1998)........................   19.625    18.813

     On July 9, 1998, the last reported sale price for the Common Stock on the NYSE was $19.625 per share. As of July 8, 1998, there were approximately 426 holders of record of the Common Stock.

                    DIVIDEND POLICY AND PRIOR DISTRIBUTIONS

     It is the policy of the Company's Board of Directors to retain all future earnings to finance the operation and expansion of the Company's business. Accordingly, the Company does not anticipate declaring or paying cash dividends on the Common Stock in the foreseeable future. The payment of cash dividends in the future will be at the sole discretion of the Company's Board of Directors and will depend on, among other things, the Company's earnings, operations, capital requirements, financial condition, restrictions in then existing financing agreements, and other factors deemed relevant by the Board of Directors.

     Prior to the Reorganization, the Predecessor and the Predecessor Entities made periodic distributions to their respective partners or shareholders in accordance with their ownership interests therein. During 1995 and 1996, ARCLP made or accrued for distributions of approximately $6.6 million and $7.1 million, respectively, to its partners, including approximately $30,000 and $59,000, respectively, to the LLC. In addition, in 1996 ARCLP redeemed its Preferred Partnership Interests for $10.0 million. In the second quarter of 1997, ARCLP distributed an aggregate of $2.5 million to its partners, which approximated the income taxes associated with the Predecessor's earnings in 1997 through the date of the Reorganization. In addition, immediately following the consummation of the IPO, and in connection with ARCLP's liquidation, the proceeds from the repayment of the Reorganization Note were distributed by ARCLP to its limited partners, generally in accordance with their respective contribution accounts. See "The Company -- Reorganization."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company at March 31, 1998 (i) on an actual basis; (ii) on a pro forma basis assuming consummation of the FGI Transaction; (iii) on an as adjusted basis giving effect to the issuance and sale of the Common Stock offered hereby by the Company, at an assumed offering price of $19.625 per share; and (iv) on an as adjusted basis giving effect to the issuance and sale of the Common Stock offered hereby by the Company, at an assumed offering price of $19.625 per share, and assuming consummation of the FGI Transaction. Consummation of the Offering is not conditioned on the closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated and Combined Financial Statements and Notes thereto included elsewhere in this Prospectus Supplement.

                                                                          AT MARCH 31, 1998
                                                             --------------------------------------------
                                                                                        AS ADJUSTED
                                                                          PRO      ----------------------
                                                              ACTUAL     FORMA     WITHOUT FGI   WITH FGI
                                                             --------   --------   -----------   --------
                                                                            (IN THOUSANDS)
Cash.......................................................  $ 29,050   $ 31,330    $108,432     $110,712
                                                             ========   ========    ========     ========
Short-term debt, including current portion of long-term
  debt.....................................................  $    318   $  2,921    $    318     $  2,921
                                                             ========   ========    ========     ========
Current portion of life estate purchase price(1)...........  $     --   $  1,440          --     $  1,440
                                                             ========   ========    ========     ========
Long-term debt:
  Long-term senior debt, less current portion..............  $101,516   $154,446    $101,516     $154,446
  5 3/4% Convertible Subordinated Debentures due 2002......   138,000    138,000     138,000      138,000
                                                             --------   --------    --------     --------
    Total long-term debt, less current portion.............   239,516    292,446     239,516      292,446
Refundable life estate purchase price, less current
  portion(1)...............................................        --     48,751          --       48,751

Shareholders' equity:
  Preferred Stock, no par value; 5,000,000 shares
    authorized, no shares issued and outstanding...........        --         --          --           --
  Common Stock, par value $.01 per share; 50,000,000 shares
    authorized; 11,420,860 shares issued and outstanding,
    actual; 12,790,860 shares issued and outstanding, pro
    forma; 15,710,860 shares issued and outstanding, as
    adjusted without FGI; and 17,080,860 shares issued and
    outstanding, as adjusted with FGI(2)...................       114        128         157          171
  Additional paid-in capital...............................    60,205     79,970     139,544      159,309
  Accumulated deficit......................................    (4,882)    (4,882)     (4,882)      (4,882)
                                                             --------   --------    --------     --------
    Total shareholders' equity.............................    55,437     75,216     134,819      154,598
                                                             --------   --------    --------     --------
    Total capitalization...................................  $294,953   $416,413    $374,335     $495,795
                                                             ========   ========    ========     ========

---------------

(1) Reflects the refundable portion of resident entrance fees at the FGI Communities. See "Risk Factors -- Risks Associated With Provision of Lifecare Benefits" and "Business -- Care and Services Programs -- Lifecare."

(2) Does not include 815,500 shares of Common Stock reserved for issuance at March 31, 1998 pursuant to outstanding stock options under the Company's Stock Incentive Plan at an average exercise price of $16.02 per share. Also does not include 5,750,000 shares issuable upon conversion of the outstanding Convertible Debentures at the Conversion Price.

                        PRO FORMA FINANCIAL INFORMATION

     The following unaudited pro forma condensed combined financial information and explanatory notes set forth the pro forma effects on the historical financial position and results of operations of the Company assuming consummation of the FGI Transaction. Consummation of the Offering is not conditioned upon the closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction. See "The Company -- Recent and Pending Transactions -- FGI Transaction."

     The unaudited pro forma condensed combined financial information does not give effect to the consummation of the Offering. For information regarding the effects of the Offering on the Company's balance sheet, see "Summary Financial and Other Data," "Capitalization," and "Selected Consolidated and Combined Financial Data."

     The following Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the consummation of the FGI Transaction as if it had occurred as of March 31, 1998. The Unaudited Pro Forma Condensed Combined Statement of Operations reflects the pro forma effect of the combined results of operations for the year ended December 31, 1997 and the three months ended March 31, 1998 assuming consummation of the FGI Transaction as of January 1, 1997. The Company would account for the FGI Transaction as a purchase.

     The following unaudited pro forma condensed combined financial information was prepared by the Company based on the adjusted historical balance sheet and statement of income reflected in the unaudited condensed combined financial statements of FGI and Freedom Village of Holland, one of the FGI Communities that would be acquired pursuant to the FGI Transaction (collectively, the "Freedom Group Entities"), which financial statements are included elsewhere in this Prospectus Supplement. The unaudited pro forma condensed combined financial information are based upon historical information, preliminary estimates, and certain assumptions regarding the ongoing operations of the acquired entities. Estimates relating to the fair value of certain assets, liabilities, and other items have been made as more fully described in the notes to the unaudited pro forma condensed combined financial information. Actual adjustments, which may include adjustments to additional assets, liabilities, and other items, will be made on the basis of appraisals or other evaluations as of the effective date of the acquisition and, therefore, may differ from those reflected in the unaudited pro forma condensed combined financial information.

     The following unaudited pro forma condensed combined financial information is not necessarily indicative of the actual results that would have been achieved if the FGI Transaction had been completed as of the dates indicated or that may be realized in the future.

     The unaudited pro forma condensed combined financial information should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the audited and unaudited financial statements of the Company and the Freedom Group Entities and the related notes thereto included elsewhere in this Prospectus Supplement. See "Index to Financial Statements."

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                               AT MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

                                                                        ADJUSTED
                                                                        COMBINED
                                                                      FREEDOM GROUP    PRO FORMA      PRO FORMA
                                                        THE COMPANY    ENTITIES(A)    ADJUSTMENTS     COMBINED
                                                        -----------   -------------   -----------     ---------
ASSETS
Current assets:
  Cash and cash equivalents...........................   $ 29,050       $  2,280       $     --       $ 31,330
  Accounts receivable, net............................      6,681          3,123             --          9,804
  Deferred income taxes...............................      3,521            325             --          3,846
  Other current assets................................      6,185          6,967             --         13,152
                                                         --------       --------       --------       --------
    Total current assets..............................     45,437         12,695             --         58,132
  Land, buildings and equipment, net..................    240,643         93,714         47,213(B)     381,570
  Deferred lifecare fee receivable....................         --          4,319         (1,763)(B)      2,556
  Goodwill............................................      2,772          1,837         29,729(B)      34,338
  Other assets........................................     28,325          9,448          4,000(B)      41,773
                                                         --------       --------       --------       --------
    Total assets......................................   $317,177       $122,013       $ 79,179       $518,369
                                                         ========       ========       ========       ========

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt...................   $    318       $  8,063       $ (5,460)(C)   $  2,921
  Current portion of refundable life estate purchase
    price.............................................         --          1,440             --          1,440
  Accrued expenses....................................      6,281          5,996          2,000(B)      14,277
  Other current liabilities...........................      2,112          1,530          9,365(B)      13,007
                                                         --------       --------       --------       --------
    Total current liabilities.........................      8,711         17,029          5,905         31,645
  Long-term debt, excluding current portion...........    101,516         18,756         40,429(C)     154,446
                                                                                         (6,255)(C)
  Convertible debentures..............................    138,000             --             --        138,000
  Refundable portion of life estate purchase price....         --         48,751             --         48,751
  Deferred life estate income.........................         --         42,441             --         42,441
  Deferred income taxes...............................      3,567          1,679         11,920(B)      17,166
  Other long-term liabilities.........................      9,946            758             --         10,704
                                                         --------       --------       --------       --------
    Total liabilities.................................    261,740        129,414         51,999        443,153
Shareholders' equity:
  Common Stock........................................        114              2             (2)(B)        128
                                                                                             14(B)
  Additional paid-in capital..........................     60,205          1,370         (1,370)(B)     79,970
                                                                                         19,765(B)
  Other shareholders' equity, net.....................     (4,882)        (8,773)         8,773(B)      (4,882)
                                                         --------       --------       --------       --------
    Total shareholders' equity........................     55,437         (7,401)        27,180         75,216
                                                         --------       --------       --------       --------
    Total liabilities and shareholders' equity........   $317,177       $122,013       $ 79,179       $518,369
                                                         ========       ========       ========       ========

         NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET
                               AT MARCH 31, 1998
                             (DOLLARS IN THOUSANDS)

(A) Reflects the pro forma condensed combined balance sheet of the Freedom Group Entities as of March 31, 1998, as adjusted to give effect to the distribution of certain assets subject to certain liabilities to be distributed prior to the consummation of the FGI Transaction. See Note 2 to the combined financial statements of the Freedom Group Entities.

(B) To record the acquisition costs related to the FGI Transaction assuming consummation as of March 31, 1998 as follows:

Purchase price:
  Discounted value of stock consideration...................  $19,779
  Consideration to be paid in cash..........................   32,579
  Reduction to cash consideration for working capital
    adjustment..............................................   (9,365)
  Cash consideration for purchase options...................    4,000
  Cash consideration for management contracts...............    1,500
  Transaction costs.........................................    2,000
                                                              -------
      Total FGI Transaction Costs...........................  $50,493
                                                              =======

    The discounted value of the stock consideration of $19,779 was computed using the closing market price on the date of execution of definitive agreements for the 1,370,000 FGI Shares, reduced to reflect the fair value discount attributable to marketability restrictions. In addition to the $32,579 cash portion of the purchase price for the FGI Entities, the Company would also pay $4,000 in cash, to entities affiliated with a major shareholder of FGI, for options to purchase the entities' CCRCs currently under development, $1,500 to acquire a management contract, and incur approximately $2,000 of transaction costs. In addition, the cash portion of the consideration would be increased by $1.0 million upon the satisfaction of certain conditions and would be reflected as additional goodwill.

    The purchase premium would be allocated to the net assets acquired in accordance with generally accepted accounting principles as follows:

Land, buildings and equipment, net..........................  $47,213
Deferred lifecare fee receivable............................   (1,763)
Other assets................................................    4,000
Other current liabilities...................................   (9,365)
Deferred income taxes.......................................  (11,920)
Elimination of Freedom Group Entities' equity...............   (7,401)
Purchase price in excess of net assets acquired.............   29,729
                                                              -------
    Total FGI Transaction Costs.............................  $50,493
                                                              =======

    Purchase accounting adjustments include: (i) an increase of $47,213 to reflect the fair market value of land, buildings, and equipment; (ii) an adjustment of $1,763 to the fair value of certain deferred lifecare fee receivables; (iii) the recognition of $29,729 of goodwill; (iv) the recognition of $4,000 of other assets reflecting the purchase options (v) the recognition of $9,365 of additional current liabilities; (vi) the recognition of $11,920 of deferred taxes reflecting the difference between financial reporting and income tax bases of certain assets to be acquired; and (vii) the elimination of Freedom Group Entities' equity prior to the acquisition, including $2 of common stock, $1,370 of additional paid-in capital, and $8,773 of other shareholders' equity.

(C) For purposes of the pro forma financial information, it is assumed that as of March 31, 1998 the Company borrowed $40,429 of the cash requirements for the FGI Transaction. The Company intends to repay $11,715 of FGI's long-term indebtedness, including $5,460 of current maturities, if the FGI Transaction is consummated.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                         ADJUSTED
                                                                         COMBINED
                                                              THE      FREEDOM GROUP    PRO FORMA      PRO FORMA
                                                            COMPANY     ENTITIES(D)    ADJUSTMENTS     COMBINED
                                                            --------   -------------   -----------     ---------
Revenues:
  Resident and health care revenue........................  $92,217       $29,817        $    --       $122,034
  Management services and other revenue...................    1,995         3,150            (29)(E)      5,116
                                                            --------      -------        -------       --------
    Total revenues........................................   94,212        32,967            (29)       127,150
Expenses:
  Community operating expense.............................   57,838        20,652             --         78,490
  Lease expense...........................................    3,405           401             --          3,806
  General and administrative..............................    8,051         4,094             --         12,145
  Depreciation and amortization...........................    6,855         4,905            191(F)      11,951
                                                            --------      -------        -------       --------
    Total operating expenses..............................   76,149        30,052            191        106,392
                                                            --------      -------        -------       --------
    Income (loss) from operations.........................   18,063         2,915           (220)        20,758
  Interest expense, net...................................  (12,188)         (881)        (1,146)(G)    (14,215)
  Minority interest in net income of subsidiaries.........       --          (250)           250(H)          --
  Other expense...........................................       (1)          (15)            --            (16)
                                                            --------      -------        -------       --------
    Income (loss) before income taxes and extraordinary
      item................................................    5,874         1,769         (1,116)         6,527
  Income tax expense (benefit)............................    4,340           690           (142)(I)      4,888
                                                            --------      -------        -------       --------
    Income before extraordinary item......................    1,534         1,079           (974)         1,639
  Extraordinary loss on extinguishment of debt, net of
    tax...................................................    6,334            --             --          6,334
                                                            --------      -------        -------       --------
    Net income (loss).....................................  $(4,800)      $ 1,079        $  (974)      $ (4,695)
                                                            ========      =======        =======       ========
Pro forma earnings data(J):
  Income before income taxes and extraordinary item.......  $ 5,874       $ 1,769        $(1,116)      $  6,527
  Pro forma income tax expense (benefit)..................    2,115           690           (142)         2,663
                                                            --------      -------        -------       --------
  Pro forma income (loss) before extraordinary item.......  $ 3,759       $ 1,079        $  (974)      $  3,864
                                                            ========      =======        =======       ========
Pro forma basic earnings per share........................  $  0.36                                    $   0.32
                                                            ========                                   ========
Pro forma diluted earnings per share......................  $  0.35                                    $   0.32
                                                            ========                                   ========
Weighted average shares used for basic earnings per share
  data....................................................   10,577                        1,370(K)      11,947
Effect of dilutive common stock options...................       98                                          98
                                                            --------                                   --------
Weighted average shares used for diluted earnings per
  share data..............................................   10,675                                      12,045
                                                            ========                                   ========

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1997
                   (DOLLARS IN THOUSANDS, EXCEPT SHARE DATA)

(D) Reflects the pro forma condensed combined statement of operations of the Freedom Group Entities for the year ended December 31, 1997, as adjusted to reflect the exclusion of the operations of certain entities to be distributed prior to the consummation of the FGI Transaction. See Note 17 to the audited combined financial statements of the Freedom Group Entities.

(E) Reflects a $29 decrease in management services revenue to give effect to the terms of the Company's management contracts to be entered into in connection with the FGI Transaction.

(F) Reflects a net increase in depreciation and amortization of $191 relating to purchase accounting adjustments for the FGI Transaction of (i) $1,349 increase in depreciation attributable to the increase in the values of buildings and equipment (depreciated using the straight-line method over the estimated useful lives of 40 years for buildings and seven years for furniture, fixtures, and equipment); (ii) $1,901 decrease in depreciation and amortization to reflect the impact of a change in the estimated remaining lines of buildings and equipment and costs of acquiring lifecare contracts to conform to the accounting methods used by the Company; and
    (iii) $743 increase in amortization attributable to goodwill (amortized over 40 years).

(G) Reflects an aggregate increase in net interest expense of $1,146 comprised of (i) $2,570 of additional interest expense associated with the aggregate assumed borrowings as of January 1, 1997 through existing lines of credit of $40,429 at 6.9% for purposes of the pro forma financial information (net of interest earnings of $220 on the purchase option payments); (ii) a $956 reduction of interest expense associated with the $11,715 of FGI indebtedness to be repaid by the Company if the FGI Transaction is consummated; (iii) a $340 reduction of interest expense associated with a line of credit with a shareholder that is not being assumed by the Company; and (iv) the recognition of $128 of interest income on the deferred lifecare fee receivables assuming an interest earnings rate of 5.0%.

(H) Reflects the elimination of a $250 minority interest in net income from Freedom Village of Holland and Lake Seminole Square assuming the acquisition by the Company of 100% ownership in the CCRCs in connection with the FGI Transaction.

(I) Reflects a pro forma income tax benefit of $142 (excluding non-deductible goodwill) assuming an effective tax rate of 38%.

(J) Reflects pro forma income taxes excluding the effects of a one-time non-cash tax charge of $3.0 million relating to the conversion from a non-taxable limited partnership to a taxable corporation and assuming the Company was a taxable entity for all of 1997 at an effective tax rate of 36%.

(K) Reflects the issuance of the 1,370,000 FGI Shares as part of the purchase consideration to be paid in the FGI Transaction.

         UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                        ADJUSTED
                                                                        COMBINED
                                                              THE     FREEDOM GROUP    PRO FORMA      PRO FORMA
                                                            COMPANY    ENTITIES(L)    ADJUSTMENTS     COMBINED
                                                            -------   -------------   -----------     ---------
Revenues:
  Resident and health care revenue........................ $26,398       $ 7,541        $    --        $33,939
  Management services and other revenue...................   1,679           816            390(M)       2,885
                                                            -------      -------        -------        -------
    Total revenues........................................  28,077         8,357            390         36,824
Expenses:
  Community operating expense.............................  17,018         5,478             --         22,496
  Lease expense...........................................   1,685            53             --          1,738
  General and administrative..............................   2,053         1,043           (312)(N)      2,784
  Depreciation and amortization...........................   1,974         1,166             48(O)       3,188
                                                            -------      -------        -------        -------
    Total operating expenses..............................  22,730         7,740           (264)        30,206
                                                            -------      -------        -------        -------
    Income from operations................................   5,347           617            654          6,618
Interest expense, net.....................................  (2,951)         (631)          (246)(P)     (3,828)
Minority interest in net income of subsidiaries...........      --            (5)             5(Q)          --
Other income (expense)....................................     (26)           95             --             69
                                                            -------      -------        -------        -------
    Income before income taxes............................   2,370            76            413          2,859
Income tax expense........................................     853            30            228(R)       1,111
                                                            -------      -------        -------        -------
    Net income............................................  $1,517       $    46        $   185          1,748
                                                            =======      =======        =======        =======
Basic earnings per share..................................  $ 0.13                                     $  0.14
                                                            =======                                    =======
Diluted earnings per share................................  $ 0.13                                     $  0.13
                                                            =======                                    =======
Weighted average shares used for basic earnings per share
  data....................................................  11,421                        1,370(S)      12,791
Effect of dilutive common stock options...................     212                                         212
                                                            -------                                    -------
Weighted average shares used for diluted earnings per
  share data..............................................  11,633                                      13,003
                                                            =======                                    =======

    NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1998
                  (DOLLARS IN THOUSANDS EXCEPT PER SHARE DATA)

(L) Reflects the pro forma condensed combined statement of operations of the Freedom Group Entities for the three months ended March 31, 1998, as adjusted to reflect the exclusion of the operations of certain entities to be distributed prior to the consummation of the FGI Transaction. See Note 2 to the unaudited condensed combined financial statements of the Freedom Group Entities.

(M) Reflects a $390 increase in management services revenue to give effect to the terms of the Company's management contracts to be entered into in connection with the FGI Transaction.

(N) Reflects anticipated reduction, in general and administrative costs of $312 from the elimination of certain FGI corporate positions pursuant to contractual arrangements.

(O) Reflects a net increase in depreciation and amortization of $48 relating to purchase accounting adjustments for the FGI Transaction of (i) $337 increase in depreciation attributable to the increase in the values of buildings and equipment (depreciated using the straight-line method over the estimated useful lives of 40 years for buildings and seven years for furniture, fixtures, and equipment); (ii) a decrease in depreciation and amortization of $475 to reflect the impact of a change in the estimated remaining lives of buildings and equipment and costs of acquiring lifecare contracts to conform to the accounting methods used by the Company; and (iii) $186 increase in amortization attributable to goodwill (amortized over 40 years).

(P) Reflects an aggregate increase in net interest expense of $246 comprised of
    (i) $642 of additional interest expense associated with the aggregate assumed borrowings as of January 1, 1997 through existing lines of credit of $40,429 at 6.9% for purposes of the pro forma financial information (net of interest earnings of $55 on the purchase option payments); (ii) a $239 reduction of interest expense associated with the $11,715 of FGI indebtedness to be repaid by the Company if the FGI Transaction is consummated; (iii) a $125 reduction of interest expense associated with a line of credit with a shareholder that is not being assumed by the Company; and (iv) the recognition of $32 of interest income on the deferred lifecare fee receivables assuming an interest earnings rate of 5.0%.

(Q) Reflects the elimination of a $5 minority interest in net income from Freedom Village of Hollard and Lake Seminole Square assuming the acquisition by the Company of 100% ownership in the CCRCs in connection with the FGI Transaction.

(R) Reflects a pro forma income tax expense of $228 (excluding non-deductible goodwill) assuming an effective tax rate of 38%.

(S) Reflects the issuance of the 1,370,000 FGI Shares as part of the purchase consideration to be paid in the FGI Transaction.

               SELECTED CONSOLIDATED AND COMBINED FINANCIAL DATA

     The following table sets forth selected and pro forma financial data of the Company, the Predecessor, and the Predecessor Entities. The selected financial data as of and for the years ended December 31, 1993 and 1994 and the three months ended March 31, 1995 are derived from the combined financial statements of the Predecessor Entities. The selected financial data as of and for the nine months ended December 31, 1995 and as of and for the year ended December 31, 1996 are derived from the consolidated financial statements of the Predecessor. The selected financial data as of and for the year ended December 31, 1997 are derived from the consolidated financial statements of the Company and includes the operations of the Predecessor for the period January 1, 1997 through May 28, 1997 and the Company for the period May 29, 1997 through December 31, 1997. Such financial statements have been audited by KPMG Peat Marwick LLP, independent certified public accountants. The selected financial data for the three months ended March 31, 1997 and 1998 are derived from the unaudited financial statements of the Company which, in the opinion of management, include all adjustments, consisting only of normal recurring accruals, necessary for a fair presentation of the Company's financial condition and results of operations. The pro forma financial data for the year ended December 31, 1997 and the three months ended March 31, 1998 assumes consummation of the FGI Transaction on the basis set forth in the footnotes below. Consummation of the Offering is not conditioned on the closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction. The information below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated and combined financial statements of the Company and the related notes thereto.

                                                COMBINED                                CONSOLIDATED
                                      -----------------------------   -------------------------------------------------
                                          PREDECESSOR ENTITIES              PREDECESSOR                 COMPANY
                                      -----------------------------   -----------------------   -----------------------
                                                                                                YEARS ENDED
                                                            THREE                               DECEMBER 31,
                                         YEARS ENDED       MONTHS     NINE MONTHS    ----------------------------------
                                        DECEMBER 31,        ENDED        ENDED
                                      -----------------   MARCH 31,   DECEMBER 31,                          PRO FORMA
                                       1993      1994       1995          1995         1996       1997       1997(1)
                                      -------   -------   ---------   ------------   --------   --------   ------------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Resident and health care revenue...  $23,162   $30,979    $11,761      $47,239      $ 73,878   $ 92,217     $122,034
 Management services revenue........    2,752     2,362        595        1,524         1,739      1,995        5,116
                                      -------   -------    -------      -------      --------   --------     --------
   Total revenues...................   25,914    33,341     12,356       48,763        75,617     94,212      127,150
Operating expenses:
 Community operating expense........   16,401    21,780      8,035       30,750        46,960     57,838       78,490
 Lease expense......................       --        --         --           --            --      3,405        3,806
 General and administrative.........    3,290     3,455      1,108        3,446         6,200      8,051       12,145
 Depreciation and amortization......    2,251     2,891      1,127        4,534         6,906      6,855       11,951
                                      -------   -------    -------      -------      --------   --------     --------
   Total operating expenses.........   21,942    28,126     10,270       38,730        60,066     76,149      106,392
                                      -------   -------    -------      -------      --------   --------     --------
   Income from operations...........    3,972     5,215      2,086       10,033        15,551     18,063       20,758
                                      -------   -------    -------      -------      --------   --------     --------
Other Income (expense):
 Interest expense, net..............   (3,447)   (5,151)    (2,321)      (7,601)      (11,726)   (12,188)     (14,215)
 Other..............................      189        98     (1,013)(2)      919           788         (1)         (16)
                                      -------   -------    -------      -------      --------   --------     --------
 Income (loss) before income taxes
   and extraordinary item...........      714       162     (1,248)       3,351         4,613      5,874        6,527
Income tax expense (benefit)(3).....       --        --         20           55          (920)     4,340        4,888
                                      -------   -------    -------      -------      --------   --------     --------
Income (loss) before extraordinary
 item...............................      714       162     (1,268)       3,296         5,533      1,534        1,639
Extraordinary item(4)...............       --        --         --           --        (2,335)    (6,334)      (6,334)
                                      -------   -------    -------      -------      --------   --------     --------
Net income (loss)...................      714       162     (1,268)       3,296         3,198     (4,800)      (4,695)
Preferred return on special
 redeemable preferred limited
 partnership interests(5)...........       --        --         --       (1,125)       (1,104)        --           --
Net income (loss) available for
 distribution to partners and
 shareholders.......................  $   714   $   162    $(1,268)     $ 2,171      $  2,094   $ (4,800)    $ (4,695)
                                      =======   =======    =======      =======      ========   ========     ========
Distribution to partners, excluding
 preferred distributions............  $ 5,708   $ 2,580    $ 1,400      $ 4,064      $  6,035   $  2,500     $  2,500
                                      =======   =======    =======      =======      ========   ========     ========

                                              CONSOLIDATED
                                      -----------------------------
                                                 COMPANY
                                      -----------------------------
                                              THREE MONTHS
                                             ENDED MARCH 31,
                                      -----------------------------

                                                          PRO FORMA
                                       1997      1998       1998
                                      -------   -------   ---------
                                             (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
 Resident and health care revenue...  $20,982   $26,398    $33,939
 Management services revenue........      528     1,679      2,885
                                      -------   -------    -------
   Total revenues...................   21,510    28,077     36,824
Operating expenses:
 Community operating expense........   13,399    17,018     22,496
 Lease expense......................      528     1,685      1,738
 General and administrative.........    1,886     2,053      2,784
 Depreciation and amortization......    1,585     1,974      3,188
                                      -------   -------    -------
   Total operating expenses.........   17,398    22,730     30,206
                                      -------   -------    -------
   Income from operations...........    4,112     5,347      6,618
                                      -------   -------    -------
Other Income (expense):
 Interest expense, net..............   (3,107)   (2,951)    (3,828)
 Other..............................      (30)      (26)        69
                                      -------   -------    -------
 Income (loss) before income taxes
   and extraordinary item...........      975     2,370      2,859
Income tax expense (benefit)(3).....       --       853      1,111
                                      -------   -------    -------
Income (loss) before extraordinary
 item...............................      975     1,517      1,748
Extraordinary item(4)...............       --        --         --
                                      -------   -------    -------
Net income (loss)...................      975     1,517      1,748
Preferred return on special
 redeemable preferred limited
 partnership interests(5)...........       --        --         --
Net income (loss) available for
 distribution to partners and
 shareholders.......................  $   975   $ 1,517    $ 1,748
                                      =======   =======    =======
Distribution to partners, excluding
 preferred distributions............  $    --   $    --    $    --
                                      =======   =======    =======

                                                                                       CONSOLIDATED
                                                          -----------------------------------------------------------------------
                                                          PREDECESSOR                            COMPANY
                                                          ------------   --------------------------------------------------------
                                                                       YEARS ENDED                      THREE MONTHS ENDED
                                                                      DECEMBER 31,                           MARCH 31,
                                                          -------------------------------------   -------------------------------
                                                                                    PRO FORMA                           PRO FORMA
                                                              1996        1997       1997(1)        1997       1998       1998
                                                          ------------   -------   ------------   ---------   -------   ---------
                                                                           (IN THOUSANDS, EXCEPT PER SHARE DATA)
TAX DATA(6):
 Income before income taxes and extraordinary item......     $4,613      $ 5,874     $ 6,527       $  975     $ 2,370    $ 2,859
 Pro forma income tax expense(7)........................      1,661        2,115       2,663          381         853      1,111
                                                             ------      -------     -------       ------     -------    -------
 Pro forma income before extraordinary item.............      2,952        3,759       3,864          594       1,517      1,748
 Preferred return on special redeemable preferred
   partnership interests................................     $1,104      $    --     $    --       $   --     $    --    $    --
                                                             ------      -------     -------       ------     -------    -------
 Pro forma income before extraordinary item available
   for distribution to partners and shareholders........     $1,848      $ 3,759     $ 3,864       $  594     $ 1,517    $ 1,748
                                                             ======      =======     =======       ======     =======    =======
EARNINGS PER SHARE DATA(6):
Pro forma basic earnings per share before extraordinary
 item available for distribution to partners and
 shareholders...........................................     $ 0.20      $  0.36     $  0.32       $ 0.06     $  0.13    $  0.14
                                                             ======      =======     =======       ======     =======    =======
Shares used in computing pro forma basic earnings per
 share(8)...............................................      9,375       10,577      11,947        9,375      11,421     12,791
                                                             ======      =======     =======       ======     =======    =======
Pro forma diluted earnings per share before
 extraordinary item available for distribution to
 partners and shareholders..............................     $ 0.20      $  0.35     $  0.32       $ 0.06     $  0.13    $  0.13
                                                             ======      =======     =======       ======     =======    =======
Shares used in computing pro forma diluted earnings per
 share(9)...............................................      9,375       10,675      12,045        9,375      11,633     13,003
                                                             ======      =======     =======       ======     =======    =======

                                                                   AT DECEMBER 31,                             AT MARCH 31,
                                                ------------------------------------------------------   ------------------------
                                                PREDECESSOR ENTITIES                                        COMPANY
                                                      COMBINED              PREDECESSOR       -----------------------------------
                                                ---------------------   -------------------                           PRO FORMA
                                                  1993        1994        1995       1996       1997       1998       1998(10)
                                                ---------   ---------   --------   --------   --------   --------   -------------
                                                                                 (IN THOUSANDS)
BALANCE SHEET DATA:
Cash and cash equivalents.....................  $  3,205    $  2,894    $  3,825   $  3,222   $ 44,583   $ 29,050     $ 31,330
Working capital (deficit).....................     2,529       3,168      (1,048)   (14,289)    47,744     36,726       26,487
Land, building and equipment, net.............    51,995      95,399     149,082    213,124    229,898    240,643      381,570
Total assets..................................    63,393     111,425     165,579    228,162    317,154    317,177      518,369
Long-term debt, including current portion.....    43,335      89,414     102,245    170,689    237,354    239,834      295,367
Refundable portion of life estate purchase
 price, including current portion.............        --          --          --         --         --         --       50,191
Partners' and shareholders' equity............    15,042      12,823      51,823     37,882     53,918     55,437       75,216

---------------

 (1) Assumes consummation of the FGI Transaction as if it had occurred on January 1, 1997. Consummation of the Offering is not conditioned upon the closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction. See "The Company -- Recent and Pending Transactions -- FGI Transaction" and "Pro Forma Financial Information."

 (2) Includes a one-time expense of $964,000 incurred in connection with the 1995 Roll-Up.

 (3) Periods prior to 1997 reflect income tax expense of only one of the Predecessor Entities because the Predecessor and the other Predecessor Entities were partnerships. No income tax expense is reflected for periods prior to 1995 because of losses or the availability of NOLs. Both periods in 1995 reflect a provision for alternative minimum taxes. In 1996, the Company recorded an income tax benefit and a deferred tax asset of $920,000 because of the anticipated utilization of NOLs that will offset taxable gains recognized from the Sale-Leaseback Transaction. Income tax expense for the year ended December 31, 1997 reflects income taxes incurred by the Company during the period from May 29, 1997 (the day following the Reorganization) through December 31, 1997. During the period from January 1, 1997 through the date of the Reorganization (May 28, 1997), the Predecessor did not incur income tax expense because it was a partnership. See Note 11 to the Consolidated and Combined Financial Statements. At the time of the Reorganization and as a result of the conversion from a non-taxable to a taxable entity, the Company recorded as a one-time charge to income a net deferred income tax expense of approximately $3.0 million resulting from the differences between the accounting and tax bases of the Company's assets and liabilities. See Note 1 to the Consolidated and Combined Financial Statements.

 (4) Amount represents loss on early extinguishment of debt. See Note 6 to the Consolidated and Combined Financial Statements.

 (5) In connection with the 1995 Roll-Up, $10.0 million of promissory notes were exchanged for $10.0 million of Preferred Partnership Interests bearing a 15% cumulative distribution right. From October 1994 (when such notes were created) through the 1995 Roll-Up, interest expense at 15% was recorded and paid. Following the 1995 Roll-Up, the Company has paid preferred 15% distributions to the holders of the Preferred Partnership Interests. From January 1996 to June 1996, the Company paid $324,000 of distributions with respect to $4.8 million of the Preferred Partnership Interests which were redeemed in June 1996 and were not eliminated. The remaining $5.2 million of the Preferred Partnership Interests were redeemed with a portion of the net proceeds from the Sale-Leaseback Transaction, and therefore distributions with respect to this $5.2 million portion of the Preferred Partnership Interests have been eliminated in the Pro Forma Statement of Operations data.

 (6) Except for one of the Predecessor Entities, the Predecessor and the Predecessor Entities, as partnerships, were exempt from U.S. Federal and state income taxes. For periods prior to the Reorganization, reflects the pro forma effect on certain income statement data of income tax expense that would have been recorded had the Predecessor and the other Predecessor Entities not been exempt from paying such income taxes.

 (7) For the year ended December 31, 1997, does not give effect to a non-recurring $3.0 million charge to income incurred at the time of the Reorganization in connection with the conversion from a non-taxable to a taxable entity and the resulting recognition of a deferred income tax liability for the differences between the accounting and tax bases of the Company's assets and liabilities. See footnote (3) above and Note 1 to the Consolidated and Combined Financial Statements.

 (8) The Predecessor and all but one of the other Predecessor Entities were partnerships. Shares used in computing earnings per share have been calculated as follows: for the year ended December 31, 1996 and the three months ended March 31, 1997, reflects the Reorganization Shares, plus the Note Shares; for the year ended December 31, 1997, reflects the Reorganization Shares, plus the Note Shares for the period through the date of the Reorganization and the Reorganization Shares, plus the weighted average effect of the 3,593,750 shares sold by the Company in the IPO for the period following the date of the Reorganization and the IPO; and for the three months ended March 31, 1998, reflects actual shares outstanding. The pro forma data includes the 1,370,000 FGI Shares.

 (9) Reflects the shares set forth in footnote (8) above plus the Common Stock equivalents.

(10) Assumes consummation of the FGI Transaction as if it had occurred at March 31, 1998. The Offering is not conditioned upon the consummation of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

     The Company is a national senior living and health care services company providing a broad range of care and services to seniors within a residential setting. The Company currently operates 28 senior living communities in 14 states with an aggregate capacity for approximately 7,800 residents. The Company currently owns 14 communities, leases six communities pursuant to long-term leases, and manages eight communities pursuant to management agreements. The Company's revenues have grown from $17.8 million in 1992 to $94.2 million in 1997, an annual growth rate of 40%. During the same period, the Company's income from operations has grown from $2.3 million to $18.1 million, an annual growth rate of 51%. At March 31, 1998, the Company's owned communities had a stabilized occupancy rate of 93%, its leased communities had a stabilized occupancy rate of 93%, and its managed communities had a stabilized occupancy rate of 96%.

     The Company completed the IPO and the Reorganization in the second quarter of 1997. The Company and its predecessors have owned, operated, or managed senior living communities since 1978. The Predecessor, ARCLP, was formed in February 1995 in connection with the 1995 Roll-Up. The 1995 Roll-Up, effective April 1, 1995, was accounted for as a purchase business combination by the Predecessor. The Company was incorporated in February 1997 for purposes of effecting the Reorganization and the IPO. See "The Company -- Reorganization." For the purposes of the following discussion, amounts for the year ended December 31, 1995 represent the sum of the combined results of operations of the Predecessor and the Predecessor Entities for the period from January 1, 1995 through March 31, 1995 and the consolidated results of operations of the Predecessor for the period from April 1, 1995 through December 31, 1995 and the year ended December 31, 1996, and amounts for the year ended December 31, 1997 represent the sum of the results of operations of the Predecessor for the period from January 1, 1997 through May 28, 1997 and the results of operations of the Company for the period from May 29, 1997 through December 31, 1997. See Note 1 to the Consolidated and Combined Financial Statements.

     The Company consummated the Rossmoor Transaction and the Bahia Transaction in May 1998 and June 1998, respectively. In addition, the Company entered into definitive agreements relating to the FGI Transaction in May 1998. The aggregate consideration to be paid by the Company in the FGI Transaction is $32.6 million of cash and the 1,370,000 FGI Shares. The cash portion of the purchase price is subject to adjustment to the extent that net working capital (as contractually defined) is less than or greater than zero. The parties have estimated that there is a $9.4 million deficit, resulting in an adjusted cash purchase price of $23.2 million. In addition, the cash portion of the consideration would be increased by $1.0 million upon the satisfaction of certain post-closing conditions. The Company would also pay an additional $1.5 million and $4.0 million, respectively, in connection with the execution of two management agreements and the acquisition of options to purchase two communities. Pursuant to the FGI Transaction, the Company would acquire three Lifecare CCRCs and would enter into agreements to manage four Lifecare CCRCs, with an aggregate capacity for approximately 3,700 residents. The Company would also acquire options to purchase two of the FGI Communities. In addition, the Company would enter into a development and management agreement for, and would acquire an option to purchase, one additional Lifecare CCRC currently under development, which will have capacity for approximately 410 residents. The Company will account for the FGI Transaction as a purchase. Consummation of the Offering is not conditioned upon the closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction. See "-- Liquidity and Capital Resources," "The Company -- Recent and Pending Transactions," and "Pro Forma Financial Information."

     The Company is currently developing or constructing 35 senior living communities with an aggregate capacity for approximately 3,600 residents with an estimated cost to complete and lease-up of approximately $390.0 million to $415.0 million. In addition, the Company plans to expand six of its existing communities, which are expected to cost approximately $35.0 million to complete and lease-up. The six current expansion projects will add capacity to accommodate a total of approximately 300 additional residents. The development of senior living communities typically involves a substantial commitment of capital over a twelve month construction period, during which no revenues are generated, followed by a twelve month lease-up period. The Company anticipates that newly opened or expanded communities will operate at a loss during a substantial portion of the lease-up period. See "-- Liquidity and Capital Resources" and "Risk Factors -- Losses from Newly Developed Communities and Acquisitions" and "Risk Factors -- No Assurance as to Ability to Develop Additional Senior Living Communities."

     In addition to the development of new senior living communities and expansions of existing retirement communities, the Company's growth strategy also includes the acquisition of senior living communities and other properties or businesses that are complementary to the Company's operations and growth strategy.

RESULTS OF OPERATIONS

     The Company's total revenues are comprised of (i) resident and health care revenues, which include all resident revenues and home health care agency fees, and (ii) management services and other revenues, which include fees, net of reimbursements, for the development, marketing, and management of communities owned by third parties. The Company's resident and health care revenues are derived from three principal sources: (i) monthly service fees from independent and assisted living residents, representing 74.0% and 75.0% of the Company's total revenues for the three months ended March 31, 1998 and 1997, respectively, and 74.2%, 75.3%, and 71.6% of total revenues for the years ended December 31, 1997, 1996, and 1995, respectively; (ii) per diem charges from nursing patients, representing 11.9% and 13.1% of the Company's total revenues for the three months ended March 31, 1998 and 1997, respectively, and 13.7%, 13.9%, and 17.2% of total revenues for the years ended December 31, 1997, 1996, and 1995, respectively; and (iii) per visit billings from home health care patients and companion services clients, representing 8.1% and 9.4% of the Company's total revenues for the three months ended March 31, 1998 and 1997, respectively, and 10.0%, 8.5%, and 7.7% of total revenues for the years ended December 31, 1997, 1996, and 1995, respectively. Management services revenues represented 6.0% and 2.5% of the Company's total revenues for the three months ended March 31, 1998 and 1997, respectively, and 2.1%, 2.3%, and 3.5% of total revenues for the years ended December 31, 1997, 1996, and 1995, respectively. Approximately 92.3% and 91.1% of the Company's total revenues for the three months ended March 31, 1998 and 1997, respectively, and 89.4%, 92.1%, and 91.2% of the Company's total revenues for the years ended December 31, 1997, 1996, and 1995, respectively, were attributable to private pay sources, with the balance attributable to Medicare, including Medicare-related private co-insurance.

     The Company's management agreements are generally for terms of three to 20 years, but certain of such agreements may be canceled by the owner of the community, without cause, on three to six months' notice. Pursuant to the management agreements, the Company is generally responsible for providing management personnel, marketing, nursing, resident care and dietary services, accounting and data processing services, and other services for these communities at the owners' expense and receives a monthly fee for its services based either on a contractually fixed amount, a percentage of revenues or income, or the amount of cash flows in excess of certain expenses. Certain management agreements also provide the Company with an incentive fee based on various performance goals. The Company's existing management agreements expire at various times through July 2018.

     The Company's operating expenses are comprised, in general, of (i) community operating expense, which includes all operating expenses of the Company's owned or leased communities, including the expenses of its home health care agencies; (ii) lease expense; (iii) general and administrative expense, which includes all corporate office overhead; and (iv) depreciation and amortization expense.

     The FGI Communities that would be acquired or managed if the FGI Transaction is completed are Lifecare CCRCs that offer residents a limited lifecare benefit. Residents of the FGI Communities pay an upfront entrance fee upon occupancy (which generally is partially refundable), and a monthly service fee while living in the community. Residents are generally entitled to a limited lifecare benefit (typically either a certain number of free days in the community's health center during the resident's lifetime or a discounted rate for such services) that varies based upon the degree of refundability of the entrance fees. FGI's total revenues are comprised of (i) resident and health care revenues and (ii) management services revenues, which includes fees related to management services and construction management and architectural services provided to a third party and to certain affiliates. Resident and health care revenues are comprised of: (i) monthly service fees from independent and assisted living residents; (ii) per diem charges from nursing patients; and
(iii) the amortization of non-refundable entrance fees over each resident's actuarially determined life expectancy.

     The following tables set forth, for the periods indicated, selected Statement of Operations data in thousands of dollars and expressed as a percentage of total revenues, and certain resident capacity and occupancy data.

                                                                             YEARS ENDED DECEMBER 31,
                                                              ------------------------------------------------------
                                                                    1995               1996               1997
                                                              ----------------   ----------------   ----------------
                                                                 $         %        $         %        $         %
                                                              --------   -----   --------   -----   --------   -----
STATEMENT OF OPERATIONS DATA:
Resident and health care revenue............................  $ 59,000    96.5%  $ 73,878    97.7%  $ 92,217    97.9%
Management services revenue.................................     2,119     3.5      1,739     2.3      1,995     2.1
                                                              --------   -----   --------   -----   --------   -----
    Total revenues..........................................    61,119   100.0     75,617   100.0     94,212   100.0
Community operating expense.................................    38,785    63.5     46,960    62.1     57,838    61.4
Lease expense...............................................        --      --         --      --      3,405     3.6
General and administrative..................................     4,554     7.5      6,200     8.2      8,051     8.5
Depreciation and amortization...............................     5,661     9.3      6,906     9.1      6,855     7.3
                                                              --------   -----   --------   -----   --------   -----
    Total operating expenses................................    49,000    80.2     60,066    79.4     76,149    80.8
                                                              --------   -----   --------   -----   --------   -----
    Income from operations..................................    12,119    19.8     15,551    20.6     18,063    19.2
Interest expense............................................   (10,300)  (16.9)   (12,160)  (16.1)   (14,863)   15.8
Interest Income.............................................       378     0.6        434     0.6      2,675     2.8
Other income (expense)......................................       (94)   (0.1)       788     1.0         (1)     --
                                                              --------   -----   --------   -----   --------   -----
    Other expense, net......................................   (10,016)  (16.4)   (10,938)  (14.5)   (12,189)  (12.9)
                                                              --------   -----   --------   -----   --------   -----
    Income before income taxes and extraordinary item.......     2,103     3.4      4,613     6.1      5,874     6.2
Income tax expense (benefit)................................        75    (0.1)      (920)    1.2      4,340     4.6
                                                              --------   -----   --------   -----   --------   -----
Income before extraordinary item............................     2,028     3.3      5,533     7.3      1,534     1.6
Extraordinary item..........................................        --      --     (2,335)    3.1     (6,334)    6.7
                                                              --------   -----   --------   -----   --------   -----
Net income (loss)...........................................  $  2,028     3.3%  $  3,198     4.2%  $ (4,800)   (5.1)%
                                                              ========   =====   ========   =====   ========   =====

                                                                THREE MONTHS ENDED MARCH 31,
                                                              ---------------------------------
                                                                   1997              1998
                                                              ---------------   ---------------
                                                                 $        %        $        %
                                                              -------   -----   -------   -----
STATEMENT OF OPERATIONS DATA:
Resident and health care revenue............................  $20,982    97.5%  $26,398    94.0%
Management services and other revenue.......................      528     2.5     1,679     6.0
                                                              -------   -----   -------   -----
    Total revenues..........................................   21,510   100.0    28,077   100.0
Community operating expense.................................   13,399    62.3    17,018    60.6
Lease expense, net..........................................      528     2.5     1,685     6.0
General and administrative..................................    1,886     8.8     2,053     7.3
Depreciation and amortization...............................    1,585     7.4     1,974     7.0
                                                              -------   -----   -------   -----
    Total operating expenses................................   17,398    81.0    22,730    81.0
                                                              -------   -----   -------   -----
    Income from operations..................................    4,112    19.0     5,347    19.0
Interest expense............................................   (3,107)  (14.4)   (2,951)  (10.5)
Other income (expense)......................................      (30)   (0.1)      (26)   (0.1)
                                                              -------   -----   -------   -----
    Income before income taxes..............................      975     4.5     2,370     8.4
Income tax expense (benefit)................................       --      --       853     3.0
                                                              -------   -----   -------   -----
Net income..................................................  $   975     4.5%  $ 1,517     5.4%
                                                              =======   =====   =======   =====

                                                                                            THREE MONTHS
                                                                      YEARS ENDED              ENDED
                                                                     DECEMBER 31,            MARCH 31,
                                                                -----------------------    --------------
                                                                1995     1996     1997     1997     1998
                                                                -----    -----    -----    -----    -----
OPERATING DATA:
End of period resident capacity:
  Owned.....................................................    2,594    3,369    3,210    2,912    3,056
  Leased....................................................       --       --    1,531      483    1,473
  Managed...................................................    3,008    2,159    2,159    2,159    2,084
                                                                -----    -----    -----    -----    -----
    Total...................................................    5,602    5,528    6,900    5,554    6,613
                                                                =====    =====    =====    =====    =====
Average occupancy rate:
  Owned.....................................................       93%      94%      93%      94%      90%
  Leased....................................................       --       --       90       95       91
  Managed...................................................       91       91       94       94       96
                                                                -----    -----    -----    -----    -----
    Total...................................................       92%      92%      93%      94%      92%
                                                                =====    =====    =====    =====    =====
End of period occupancy rate:
  Owned.....................................................       94%      96%      94%      94%      88%(2)
  Leased....................................................       --       --       93       95       90(2)
  Managed...................................................       91       92       96       94       96
                                                                -----    -----    -----    -----    -----
    Total...................................................       92%      94%      94%      94%      91%
                                                                =====    =====    =====    =====    =====
Stabilized average occupancy rate:(1)
  Owned.....................................................       93%      94%      97%      96%      95%
  Leased....................................................       --       --       96       95       95
  Managed...................................................       95       95       96       94       96
                                                                -----    -----    -----    -----    -----
    Total...................................................       94%      95%      96%      95%      95%
                                                                =====    =====    =====    =====    =====

---------------

(1) Includes communities or expansions thereof that have either (i) achieved 95% occupancy or (ii) been open at least 12 months. In the table above, the stabilized average occupancy rate for the year ended December 31, 1996 excludes a large managed community with a capacity for over 240 residents which opened in August 1995 and continued to stabilize throughout 1996.
(2) End of period occupancy for the three months ended March 31, 1998 includes the dilutive effect of expansions that opened during the period. Excluding the effect of these expansions, end of period occupancy for owned communities would have been 91% and leased communities would have been 92%.

  Same Community Results

     The following table sets forth certain selected financial and operating data on a Same Community basis. For purposes of the following discussion, "Same Community basis" refers to communities that were owned and/or leased by the Company throughout each of the periods being compared. Revenues on a Same Community basis do not include any management services revenues.

                                                  YEARS ENDED                                THREE MONTHS ENDED
                                                 DECEMBER 31,                                    MARCH 31,
                          -----------------------------------------------------------   ----------------------------
                           1995      1996     % CHANGE    1996      1997     % CHANGE    1997      1998     % CHANGE
                          -------   -------   --------   -------   -------   --------   -------   -------   --------
                                                  (DOLLARS IN THOUSANDS, EXCEPT OTHER DATA)
STATEMENT OF OPERATIONS:
Monthly/per diem service
  fees..................  $46,398   $48,888      5.4%    $58,405   $62,679      7.3%    $18,963   $20,114      6.1%
Home health/companion
  services revenue......    2,699     3,789     40.4%      6,437     9,006     39.9%      2,019     1,928     (4.5)%
                          -------   -------              -------   -------              -------   -------
  Resident and health
    care revenues.......   49,097    52,677      7.3%     64,842    71,685     10.6%     20,982    22,042      5.0%
Community operating
  expense...............   32,854    34,314      4.4%     41,695    45,770      9.8%     13,399    14,131      5.5%
                          -------   -------              -------   -------              -------   -------
  Resident income from
    operations..........  $16,243   $18,363     13.1%    $23,147   $25,915     12.0%    $ 7,583   $ 7,911      4.3%
                          =======   =======              =======   =======              =======   =======
  Resident income from
    operations
    margin(1)...........     33.1%     34.9%                35.7%     36.2%                36.1%     35.9%
Lease expense...........       --        --       --          --     2,209       --         528       559      5.9%
Depreciation and
  amortization..........    4,648     4,332     (6.8)%     5,329     4,220    (20.8)%     1,522     1,565      2.8%
                          -------   -------              -------   -------              -------   -------
  Income from
    operations..........  $11,595   $14,031     21.0%    $17,818   $19,486      9.4%    $ 5,533   $ 5,787      4.6%
                          =======   =======              =======   =======              =======   =======
OTHER DATA:
Number of communities...        8         8                   10        10                   12        12
Resident capacity.......    2,121     2,121                2,586     2,586                3,397     3,529
Average occupied units..    1,744     1,775                2,183     2,209                2,812     2,859
Average occupancy
  rate(2)...............       92%       94%                  95%       96%                  94%       94%
Average monthly revenue
  per occupied
  unit(3)...............  $ 2,217   $ 2,295      3.5%    $ 2,230   $ 2,365      6.1%    $ 2,248   $ 2,345      4.3%
Average monthly expense
  per occupied
  unit(4)...............  $ 1,465   $ 1,475      0.7%    $ 1,399   $ 1,468      4.9%    $ 1,394   $ 1,436      3.0%

---------------

(1) "Resident income from operations margin" represents "Resident income from operations" as a percentage of "Resident and health care revenue."

(2) "Average occupancy rate" is based on the ratio of occupied apartments to available apartments expressed on a monthly basis for independent and assisted living residences, and occupied beds to available beds on a per diem basis for nursing beds.

(3) "Average monthly revenue per occupied unit" is total resident and health care revenues, excluding home health care agency and companion services fees, divided by total occupied apartments and nursing beds expressed on a monthly basis.

(4) "Average monthly expense per occupied unit" is total community operating expenses, excluding home health care agency and companion services expenses, divided by total occupied apartments and nursing beds, expressed on a monthly basis.

  THREE MONTHS ENDED MARCH 31, 1998 COMPARED TO THE THREE MONTHS ENDED MARCH 31, 1997

     Revenues Total revenues were $28.1 million for the three months ended March 31, 1998 compared to $21.5 million for the three months ended March 31, 1997, representing an increase of $6.6 million, or 30.5%. Resident and health care revenues increased by $5.4 million and management services and other revenues increased by $1.2 million. Of the increase in resident and health care revenues, $4.3 million, or 80.4%, was attributable to revenues derived from senior living communities, assisted living residences, and home health agencies acquired or leased after March 31, 1997. The remaining $1.1 million, or 19.6%, of such increase was attributable to Same Community growth. Management services and other revenue increased as a percentage of total revenue to 6.0% from 2.5% and includes development fees, which increased to $550,000 from $318,000 for the three months ended March 31, 1998, as compared to the prior year.

     Revenues attributable to Same Communities were $22.0 million for the three months ended March 31, 1998, representing an increase of $1.1 million, or 5.0%, over the same period in 1997. Monthly/per diem service fee revenue on a Same Community basis increased $1.2 million, or 6.1%, over the three months ended March 31, 1997. Of this increase, 4.4% was due primarily to increases in average rates (including adjustments to Medicare rates) and 1.7% was due to higher occupancy. Same Community average occupancy rates were 94% for the first quarter of 1998 and 1997 including the dilutive effect in 1998 of the opening of a 127-unit expansion at an owned community.

     Home health care agency and companion services fees on a Same Community basis decreased by $91,000, or 4.5%, from the prior period as a result of significant reductions in reimbursement rates for home health care agencies and the elimination of certain qualifying services. The BBA included sweeping changes to Medicare and Medicaid, significantly reducing rates of reimbursement for home health agencies. The BBA includes disqualification of certain services such as venipuncture resulting in reduced visit counts; enactment of, and subsequent further reduction to, per beneficiary limits; and significant reductions to other cost limits. The combination of these changes impacted the Company's home health operations during the three months ended March 31, 1998. In response to the negative effects of the BBA on certain of the Company's home health care agencies, in July 1998, the Company suspended the operation of six of its recently established home health care agencies pending either institution of prospective pay or major revisions to the interim payment system now in effect. Approximately 7.7% and 8.9% of the Company's revenues for the quarters ended March 31, 1998 and 1997, respectively, were attributable to Medicare, including Medicare-related private co-insurance.

     Community Operating Expenses Community operating expenses increased to $17.0 million for the three months ended March 31, 1998, as compared to $13.4 million for the three months ended March 31, 1997, representing an increase of $3.6 million, or 27.0%. Of the increase in community operating expenses, $2.9 million, or 79.8%, was attributable to expenses from senior living communities, assisted living residences, and home health agencies acquired or leased after March 31, 1997. Approximately 20.2% of the increase was attributable to Same Community operating expenses, which increased by $732,000 over the comparable period of the prior year. Same Community operating expenses, exclusive of home health care agency and companion services expenses, increased 4.7% for the three months ended March 31, 1998, as compared to the comparable period in the prior year. Community operating expense as a percentage of resident and health care revenues increased to 64.5% for the three months ended March 31, 1998, from 63.9% for the three months ended March 31, 1997. Same Community operating expense as a percentage of Same Community resident and health care revenues increased to 64.1% for the three months ended March 31, 1998 from 63.9% in the comparable period in the prior year. Same Community operating expenses exclusive of home health agency and companion services expenses as a percentage of Same Community revenues exclusive of home health and companion services revenue decreased to 61.2% for the three months ended March 31, 1998 from 62.0% for the comparable period in 1997, primarily as a result of a higher number of occupied units.

     Same Community resident income from operations, defined as resident and health care revenue minus community operating expense, increased 4.3% to $7.9 million for the three months ended March 31, 1998 as compared to $7.6 million for the same period of 1997. Same Community resident income from operations, excluding home health and companion services, increased 8.3% to $7.8 million for the three months ended March 31, 1998 as compared to $7.2 million for the three months ended March 31, 1997.

     General and Administrative General and administrative expense increased to $2.1 million for the three months ended March 31, 1998, as compared to $1.9 million for the three months ended March 31, 1997, representing an increase of $167,000, or 8.9%. The increase was primarily related to increases in salaries and benefits. General and administrative expense as a percentage of total revenues decreased to 7.3% for the three months ended March 31, 1998, from 8.8% for the comparable period in the previous year.

     Lease Expense Lease expense increased to $1.7 million for the three months ended March 31, 1998, from $528,000 for the three months ended March 31, 1997. The increase of $1.2 million was primarily attributable to leases entered into for an assisted living residence in May 1997 and a large senior living community in October 1997. Same Community lease expense remained largely unchanged.

     Depreciation and Amortization Depreciation and amortization expense increased to $2.0 million for the three months ended March 31, 1998, from $1.6 million for the three months ended March 31, 1997, representing an increase of $389,000, or 24.5%. The increase was primarily attributable to senior living communities and assisted living residences acquired or leased after March 31, 1997. Same Community depreciation and amortization expense remained largely unchanged.

     Other Income (Expense) Interest expense increased to $3.6 million, net of capitalized interest of $452,000, for the three months ended March 31, 1998, from $3.3 million for the three months ended March 31, 1997, representing an increase of $321,000, or 9.9%. The increase in interest expense was primarily attributable to the issuance in 1997 of $138.0 million of the Company's Convertible Debentures and additional indebtedness incurred in connection with acquisitions made in 1997, partially offset by the early extinguishment of $65.1 million of fixed rate indebtedness at December 31, 1997. Interest expense, as a percentage of total revenues, decreased to 12.7% for the three months ended March 31, 1998 from 15.1% for the comparable period in the prior year. Interest income increased to $627,000 in the three months ended March 31, 1998 from $150,000 for the comparable period in the previous year, primarily due to income generated from the investment of the net proceeds of the convertible debt offering.

     Income Tax Expense From inception through May 30, 1997, the Company was a partnership and accordingly incurred no federal or state income tax liability. A pro forma adjustment has been reflected to provide for income taxes as though the Company had been subject to corporate income taxes for the three months ended March 31, 1997.

     Net Income As a result of the foregoing factors, the Company reported net income of $1.5 million for the three months ended March 31, 1998. For the three months ended March 31, 1997, the Company reported pro forma income of $594,000.

  YEAR ENDED DECEMBER 31, 1997 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1996

     Revenues Total revenues were $94.2 million in 1997, compared to $75.6 million in 1996, representing an increase of $18.6 million, or 24.6%. Resident and health care revenues increased by $18.3 million, and management services revenues increased by $256,000 during the period. Of the increase in resident and health care revenues, $11.5 million, or 62.7%, was attributable to revenues derived from two senior living communities acquired in May 1996, and three assisted living residences and two senior living communities acquired or leased in 1997. The remaining $6.8 million, or 37.3%, of such increase was attributable to Same Community growth.

     Revenues attributable to Same Communities were $71.7 million in 1997, representing an increase of $6.8 million, or 10.6%, over 1996. Home health care agency and companion service fees on a same community basis increased by $2.5 million, or 39.9%, during the same period. Monthly/per diem service fee revenues on a same community basis increased by $4.3 million, or 7.3%, over 1996. Of this increase, approximately 6.1% was attributable to increases in average rates and 1.2% was attributable to increases in occupancy. Same Community average occupancy rates increased to 96% for 1997 from 95% in 1996.

     Community Operating Expense Community operating expense increased to $57.8 million in 1997, as compared to $47.0 million in 1996, representing an increase of $10.8 million, or 23.2%. Of the increase in community operating expense, $6.7 million, or 62.5%, was attributable to expenses from acquired or leased senior living communities and assisted living residences, and 37.5% of the increase was attributable to Same Community operating expenses, which increased by $4.1 million, or 9.8%, over 1996. The increase in Same Community operating expenses of $1.8 million was attributable to increases in home health care agency and companion services expenses. Same Community operating expenses, exclusive of home health care agency and companion services expenses, increased 6.1% for 1997, as compared to 1996. Community operating expense as a percentage of resident and health care revenues decreased to 62.7% for 1997 from 63.6% for 1996. Same Community operating expenses as a percentage of Same Community resident and health care revenues declined to 63.8% in 1997 from 64.3% in 1996. Excluding home health care agencies and companion services expenses, Same Community operating expenses decreased, as a percentage of Same Community revenues, to 62.1% in 1997 from 62.8% in 1996, primarily as a result of higher occupancy.

     Same Community resident income from operations increased 12.0% to $25.9 million in 1997 compared to $23.1 million in 1996. Same Community resident income from operations, excluding home health and companion services, increased 9.3% to $23.8 million in 1997 from $21.7 million in 1996.

     General and Administrative General and administrative expense increased to $8.1 million for the year ended December 31, 1997, as compared to $6.2 million for 1996, representing an increase of $1.9 million, or 29.9%. Of this increase, $821,000 was attributable to the growth of the Company's home health care agencies and approximately $755,000 of the increase was related to increases in salaries and benefits. The remaining increase of approximately $324,000 resulted from continued investments in infrastructure necessary to support the Company's growth. General and administrative expense as a percentage of total revenues increased to 8.5% for 1997 from 8.2% for 1996.

     Lease Expense The Company incurred lease expense of $3.4 million for the year ended December 31, 1997, primarily as a result of the Sale-Leaseback Transaction as well as new leases entered into for an assisted living residence in May 1997 and a senior living community in October 1997. The Company did not incur lease expense in 1996.

     Depreciation and Amortization Depreciation and amortization expense remained largely unchanged at $6.9 million in 1997. Reductions in depreciation and amortization resulting from the Sale-Leaseback Transaction were largely offset by increases relating to acquisitions. Same Community depreciation and amortization expense decreased to $4.2 million for the year ended December 31, 1997, from $5.3 million for 1996, as a result of the Sale-Leaseback Transaction.

     Other Income (Expense) Interest expense increased to $14.9 million in 1997 from $12.2 million in 1996, representing an increase of $2.7 million, or 22.2%. The increase in interest expense was primarily attributable to the issuance in 1997 of $138.0 million of Convertible Debentures and additional indebtedness incurred in connection with the acquisition of two senior living communities in May 1996 and the acquisition of two assisted living residences in May 1997, partially offset by the repayment of certain indebtedness in connection with the Sale-Leaseback Transaction. Interest expense, as a percentage of total revenues, decreased to 15.8% for 1997 from 16.1% in 1996. Interest income increased to $2.7 million for 1997 from $434,000 for 1996, primarily as a result of income generated during 1997 from the investment of net proceeds of the IPO and the issuance of the Convertible Debentures.

     Income Tax Expense Income tax expense in 1997 was $4.3 million (including a $3.0 million one-time charge) as compared to income tax benefit of $920,000 in 1996. In May 1997, in connection with the IPO, the Company incurred a one-time non-cash tax charge of $3.0 million relating to the conversion from a non-taxable limited partnership to a taxable corporation and the corresponding recognition of a net deferred income tax liability for the amount of the difference between the accounting and tax bases of the Company's assets and liabilities. Excluding the effect of the one-time tax charge, on a pro forma basis assuming the Company was a taxable entity for all of 1997, income taxes would have been $2.1 million assuming the Company's effective tax rate of 36%. A pro forma adjustment has been reflected to provide for comparative income taxes as though the Company had been subject to corporate income taxes in 1996.

     Extraordinary Loss In December 1997, the Company recorded an extraordinary loss of $6.3 million, net of taxes, related to costs associated with the prepayment of $65.1 million of indebtedness. The 1997 amount expensed included yield maintenance fees, the buy-out of the lender's participation interest in two of the Company's communities, and the write-off of unamortized financing costs. Primarily as a result of the extraordinary loss, the Company has a net operating loss carryforward of approximately $10.9 million as of December 31, 1997. In 1996, the Company wrote off $2.3 million of unamortized financing costs in connection with the refinancing of $62.1 million of mortgage financing.

     Net Income As a result of the foregoing factors, the Company reported a net loss of $4.8 million for 1997 as compared to net income of $3.2 million for 1996. Adjusting for the effect of the one-time income tax charge referenced above, the Company reported pro forma income before extraordinary item for the year ended December 31, 1997 of $3.8 million, or $0.35 diluted earnings per share, compared to $3.0 million, or $0.31 diluted earnings per share, in 1996.

  YEAR ENDED DECEMBER 31, 1996 COMPARED WITH THE YEAR ENDED DECEMBER 31, 1995

     Revenues Total revenues were $75.6 million in 1996 compared to $61.1 million in 1995, representing an increase of $14.5 million, or 23.7%. Resident and health care revenues increased by $14.9 million, which was offset, in part, by a decrease in management services revenues of $380,000. Of the increase in resident and health care revenues, $11.3 million, or 75.9%, was attributable to revenues derived from acquired senior living communities, with the remaining $3.6 million, or 24.1%, of such increase attributable to Same Community growth. During 1995 and 1996, the Company acquired four senior living communities that the Company had previously managed, resulting in a decrease in management services revenues in 1996 to $1.7 million, as compared to $2.1 million in 1995.

     Revenues attributable to Same Communities were $52.7 million in 1996, representing an increase of $3.6 million, or 7.3%, over 1995. Home health care agency and companion services fees on a Same Community basis increased by $1.1 million, or 40.4%, over 1995. Monthly/per diem service fee revenue on a Same Community basis increased $2.5 million, or 5.4%, over 1995. Of this increase, 3.3% was attributable to rate increases and 2.1% was attributable to higher occupancy. Same Community average occupancy rates increased from 92% in 1995 to 94% in 1996. Same Community end of year occupancy rates increased from 93% in 1995 to 96% in 1996.

     Community Operating Expense Community operating expense increased to $47.0 million in 1996, as compared to $38.8 million in 1995, representing an increase of $8.2 million, or 21.1%. Of the increase in community operating expense, $6.7 million, or 82.0%, was attributable to expenses from acquired senior living communities, and 18.0% of this increase was attributable to Same Community operating expenses, which increased by $1.5 million, or 4.4%, over 1995. Of such increase, $695,000 was attributable to increases in home health care agency and companion services expenses. Same Community operating expense, exclusive of home health care agency and companion services expenses, increased 2.5% in 1996 as compared to 1995. Community operating expense as a percentage of resident and health care revenues declined to 63.6% in 1996 from 65.7% in 1995. Same Community operating expenses as a percentage of Same Community resident and health care revenues declined to 65.1% in 1996 from 66.9% in 1995, primarily as a result of improved economies of scale resulting from higher occupancy.

     Same Community resident income from operations increased 13.1% to $18.4 million in 1996 compared to $16.2 million in 1995. Same Community resident income from operations, excluding home health and companion services, increased 10.9% to $17.5 million in 1996 from $15.8 million in 1995.

     General and Administrative General and administrative expense increased to $6.2 million in 1996, as compared to $4.6 million in 1995, representing an increase of $1.6 million, or 36.1%. General and administrative expense as a percentage of total revenues increased to 8.2% in 1996 from 7.5% in 1995. Of this increase in general and administrative expense, $546,000 was directly related to the creation of a new operating department by the Company in 1996 to manage the Company's home health care agencies, which had previously been managed by a third party. The remaining increase of approximately $1.1 million resulted from continued investments in infrastructure necessary to support the Company's growth, including costs related to personnel training, the expansion of the development services department, the upgrade of management information systems, and the centralization of the Company's accounting staff and functions.

     Depreciation and Amortization Depreciation and amortization expense increased to $6.9 million in 1996 from $5.7 million in 1995, representing an increase of $1.2 million, or 22.0%. This increase was primarily the result of depreciation associated with acquisitions and amortization of related financing costs, offset in part by a decrease in amortization resulting from the write-off of certain financing costs.

     Other Income (Expense) Interest expense increased to $12.2 million in 1996 from $10.3 million in 1995, representing an increase of $1.9 million, or 18.1%. The increase in interest expense was related to indebtedness incurred in connection with the acquisition of senior living communities. Interest expense, as a percentage of total revenues, declined to 16.1% in 1996 from 16.9% in 1995. Interest income increased to $434,000 in 1996 from $378,000 in 1995. The Company had other income of $788,000 in 1996, including a gain on the sale of assets of $874,000, compared to other expense of $94,000 in 1995. The 1995 other expense included: (i) $981,000 of nonrecurring expense related to the 1995 Roll-Up; (ii) a gain on the sale of assets of $1.1 million; and (iii) other non-operating expenses of $256,000.

     Income Tax Expense (Benefit) At December 31, 1996, the Company had a net operating loss carryforward of approximately $5.4 million. In 1996, the Company recognized an income tax benefit of $920,000 because of the anticipated utilization of such net operating loss carryforwards to offset taxable gains related to the Sale-Leaseback Transaction. The provision for income taxes reflects income tax expense of only one of the Predecessor Entities, because ARCLP and the other Predecessor Entities were partnerships.

     Extraordinary Loss In 1996, the Company wrote off $2.3 million of financing costs in connection with the refinancing of $62.1 million of mortgage financing.

     Net Income As a result of the foregoing factors, net income increased to $3.2 million ($5.5 million before extraordinary item) in 1996 from $2.0 million in 1995.

  LIQUIDITY AND CAPITAL RESOURCES

     The Company has historically financed its activities with private placements of equity interests, the net proceeds from its IPO, the net proceeds from the Convertible Debenture offering, long-term mortgage borrowing, and cash flows from operations. At March 31, 1998, the Company had $239.8 million of indebtedness outstanding, including $138.0 million of Convertible Debentures and $77.0 million of indebtedness to GECC with fixed maturities ranging from December 2001 to April 2028. As of March 31, 1998, approximately 95.2% of the Company's indebtedness bore interest at fixed rates, with a weighted average interest rate of 6.8%. The Company's variable rate indebtedness carried an average rate of 6.2% as of March 31, 1998. As of March 31, 1998, the Company had working capital of $36.7 million.

     Net cash provided by operating activities was $11.1 million for the year ended December 31, 1997, as compared with $11.7 million and $9.0 million for the years ended December 31, 1996 and 1995, respectively. Net cash used in operating activities was $743,000 for the three months ended March 31, 1998, as compared to $1.6 million provided by operating activities for the three months ended March 31, 1997. The Company's unrestricted cash balance was $29.1 million as of March 31, 1998, as compared to $44.6 million, $3.2 million and $3.8 million as of December 31, 1997, 1996 and 1995, respectively, primarily as a result of the remaining proceeds from the Convertible Debenture offering.

     Net cash used by investing activities was $22.6 million for the year ended December 31, 1997, as compared with $67.6 million and $11.0 million, respectively, for the years ended December 31, 1996 and 1995. During the year ended December 31, 1997, the Company acquired an aggregate of $17.5 million of senior living assets, made capital expenditures, including construction activity, in an aggregate amount of $29.3 million, and sold an aggregate of $30.4 million of assets, primarily in connection with the Sale-Leaseback Transaction. Net cash used in investing activities was $17.3 million for the three months ended March 31, 1998, as compared with $24.0 million provided by investing activities for the three months ended March 31, 1997. During the three months ended March 31, 1998, the Company made additions to land, building and equipment of $12.4 million, including construction activity, and purchased assets limited as to use of $4.1 million.

     Net cash provided by financing activities was $52.8 million for the year ended December 31, 1997, as compared with $55.3 million and $2.9 million, respectively, for the years ended December 31, 1996 and 1995. The Convertible Debenture offering resulted in net proceeds of approximately $134.2 million during the year ended December 31, 1997. Net proceeds from the IPO, after repayment of the Reorganization Note, were approximately $23.1 million. In December 1997, the Company prepaid $65.1 million of fixed rate indebtedness and incurred costs of $9.5 million related to the prepayment and the repurchase of the lender's participating interest in two of the Company's communities. Additionally, during the year ended December 31, 1997, the Company repaid term loans and made principal payments on its long-term debt of $34.7 million. During 1997, the Company incurred $14.3 million of new long-term debt in connection with the acquisition of senior living communities during the year and construction related activity. In 1997, the Company redeemed the remaining $5.2 million of preferred partnership interests in ARCLP, and made final cash distributions to the limited and general partnership owners of ARCLP. Net cash provided by financing activities was $2.5 million for the three months ended March 31, 1998, as compared with $20.0 million used in financing activities for the three months ended March 31, 1997. The Company had borrowings of $2.6 million and made principal payments on its long-term debt of $90,000 during the three months ended March 31, 1998.

     The Company maintains a $50.0 million revolving credit facility that is available for acquisitions, a $5.0 million secured line of credit with a bank that is available for land acquisitions, and a $4.0 million secured line of credit with a bank that is available for working capital and to secure various debt instruments, of which approximately $2.2 million had been used at March 31, 1998 to obtain letters of credit. No borrowings were outstanding under the $50.0 million revolving credit facility and the $5.0 million line of credit at March 31, 1998. Subsequent to March 31, 1998, the Company borrowed $15.0 million under the $50.0 million revolving credit facility.

     The $50.0 million revolving credit facility contains financial covenants that require the Company to maintain certain prescribed debt service coverage, liquidity, net worth, and capital expenditure reserve levels. All of the Company's owned communities are subject to mortgages. Seven of the Company's thirteen owned communities serve as blanket collateral for the indebtedness payable to the capital corporation described above. Each of the Company's debt agreements contains restrictive covenants that generally relate to the use, operation, and disposition of the communities that serve as collateral for the subject indebtedness, and prohibit the further encumbrance of such community or communities without the consent of the applicable lender. Additionally, substantially all of such indebtedness is cross-defaulted. The Company does not believe such restrictions are material to its business because the Company does not intend to further encumber its owned properties and does not believe the covenants relating to the use, operation, and disposition of its communities materially limit its operations.

     The Company has entered into the REIT Facilities pursuant to which NHP and NHI, at the Company's request and upon satisfaction of certain conditions, would develop, construct, or acquire up to $110.0 million and $74.7 million, respectively, of senior living communities and lease the communities to the Company. Currently, the Company has been allocated $41.6 million and $4.7 million, under the REIT Facilities.

     In early July 1998, the Company entered into a $36.0 million fixed rate first mortgage secured by one of its senior living communities. The mortgage bears interest at a rate of 6.87% and matures in July 2008.

     In May 1998, the Company entered into an agreement to operate the Rossmoor Regency, a retirement community located in Laguna Hills, California, with capacity for approximately 210 residents. The transaction was structured as a five-year operating lease (with five one-year renewal options) to the Company from an unaffiliated special purpose entity that purchased the community as part of the Rossmoor Transaction. The Company is obligated to make annual rental payments of approximately $2.1 million and has made a security deposit of approximately $4.6 million. In connection with the Rossmoor Transaction, the Company made a subordinated loan to the owner of the community in the amount of $440,000 and will receive interest income on such loan at 2.0% over LIBOR. The lease is structured such that the payments are level throughout the term of the lease and the Company is entitled to depreciation deductions for tax purposes. The Company also acquired an option to purchase the community at the expiration of the lease term for a formula purchase price. In addition, the Company paid $1.2 million in cash to acquire the rights to receive a portion of the entry-fee turnover cash flow from an unrelated CCRC. See "The Company -- Recent and Pending Transactions -- Rossmoor Transaction."

     In June 1998, the Company entered into an agreement to operate Bahia Oaks Lodge, an assisted living residence located in Sarasota, Florida, with capacity for approximately 100 residents. The transaction was structured as a five-year operating lease (with five one-year renewal options) to the Company from an unaffiliated special purpose entity that purchased the community as part of the Bahia Transaction. The Company is obligated to make annual rental payments of approximately $700,000 and has made a security deposit of approximately $5.4 million. The lease is structured such that the payments are level throughout the term of the lease and the Company is entitled to depreciation deductions for tax purposes. The Company also acquired an option to purchase the community at the expiration of the lease term for a formula purchase price. See "The Company -- Recent and Pending Transactions -- Bahia Transaction."

     In May 1998, the Company entered into definitive agreements relating to the FGI Transaction. The transaction would be accounted for as a purchase. Consummation of the Offering is not conditioned on the Closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction. The aggregate consideration to be paid by the Company in the FGI Transaction is $32.6 million of cash and the 1,370,000 FGI Shares. The cash portion of the purchase price is subject to adjustment to the extent that net working capital (as contractually defined) is less than or greater than zero. The parties have estimated that there is a $9.4 million deficit, resulting in an adjusted cash purchase price of $23.2 million. In addition, the cash portion of the consideration would be increased by $1.0 million upon the satisfaction of certain conditions. If the FGI Transaction is consummated, the Company would repay approximately $11.7 million of indebtedness of FGI. Assuming consummation of the FGI Transaction, an additional $55.5 million of long-term indebtedness (including current portion), as well as an additional $50.2 of refundable entrance fees, would be reflected on the Company's balance sheet.

     Pursuant to the FGI Transaction, the Company would acquire three Lifecare CCRCs and would enter into agreements to manage four Lifecare CCRCs, with an aggregate capacity for approximately 4,000 residents. The Company would also enter into development agreements relating to three Lifecare CCRCs, pursuant to which the Company would receive aggregate fees of $3.0 million for its development services. The Company would pay a non-refundable deposit of $2.0 million to acquire an option to purchase the Freedom Village Brandywine community for a purchase price of $14.0 million, plus the assumption of certain specified liabilities, and would pay a fully-refundable deposit of $2.0 million to acquire a right of first refusal for the Sarasota Bay Club and an option to purchase the Community for a to be negotiated price. The Company would receive a credit against the purchase prices in the amount of its deposits if the Company exercises its purchase options. In connection with the execution of the management agreement for the Freedom Village Brandywine community, the Company would assume FGI's guaranty of the Freedom Village Brandywine $42.0 million construction loan. The Company would also pay fees of $300,000 and $1.2 million to the owners of Freedom Plaza Arizona and Freedom Square, respectively, in connection with the execution of long-term management agreements with respect to such communities, and will assume FGI's existing guaranties relating to an aggregate $31.3 of mortgage debt relating to such communities. As of July 13, 1998, the Company had adequate resources to satisfy the cash requirements associated with the FGI Transaction. Consummation of the Offering is not conditioned on the Closing of the FGI Transaction and there is no assurance that the Company will consummate the FGI Transaction. See "The Company -- Recent and Pending Transactions."

     The aggregate estimated cost to complete and lease-up the 35 communities currently under development by the Company is approximately $440 million to $465 million. In addition, the Company is expanding or is planning to commence expansions at six of its communities, which are expected to cost approximately $35.0 million to complete and lease-up. Assuming consummation of the FGI Transaction, as to which there is no assurance, the Company will be engaged in expansion and development projects with aggregate anticipated costs of completion of approximately $73.5 million.

     The Company expects that the net proceeds from the Offering, its current cash, together with cash flow from operations, the REIT Facilities, and borrowings available to it under other existing credit arrangements, will be sufficient to meet its operating requirements and to fund its anticipated growth (including costs associated with the FGI Transaction) for at least the next 12 to 18 months. The Company expects to use a wide variety of financing sources to fund its future growth, including public and private debt and equity, conventional mortgage financing, and unsecured bank financing, among other sources. There can be no assurance that financing from such sources will be available in the future or, if available, that such financing will be available on terms acceptable to the Company.

  YEAR 2000

     The Company does not anticipate being adversely impacted by Year 2000 compliance. The Company is currently converting its computer systems that are not already compliant to be compliant by the end of 1999. The total cost of compliance measures is not estimated to be material and is being funded through operating cash flows and expensed as incurred.

  IMPACT OF INFLATION

     To date, inflation has not had a significant impact on the Company. Inflation could, however, affect the Company's future revenues and results of operations because of, among other things, the Company's dependence on senior residents, many of whom rely primarily on fixed incomes to pay for the Company's services. As a result, during inflationary periods, the Company may not be able to increase resident service fees to account fully for increased operating expenses. In structuring its fees, the Company attempts to anticipate inflation levels, but there can be no assurance that the Company will be able to anticipate fully or otherwise respond to any future inflationary pressures.

                                    BUSINESS
OVERVIEW AND HISTORY

     The Company is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing, and home health care services. Established in 1978, the Company currently operates 28 senior living communities in 14 states, consisting of 14 owned communities, six leased communities, and eight managed communities, with an aggregate capacity for approximately 7,800 residents. The Company also operates seven home health care agencies, including two agencies managed for third parties. At March 31, 1998, the Company's owned communities had a stabilized occupancy rate of 93%, its leased communities had a stabilized occupancy rate of 93%, and its managed communities had a stabilized occupancy rate of 96%. Approximately 89.4% and 92.3% of the Company's total revenues for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, were derived from private pay sources.

     Since 1992, the Company has experienced significant growth, primarily through the acquisition of senior living communities. The Company's revenues have grown from $17.8 million in 1992 to $94.2 million in 1997, an annual growth rate of 40%. During the same period, the Company's income from operations has grown from $2.3 million to $18.1 million, an annual growth rate of 51%. The Company intends to continue its growth by establishing senior living networks throughout the United States through a combination of (i) selective acquisitions of senior living communities, including CCRCs and assisted living residences;
(ii) development of senior living communities, including special living units and programs for residents with Alzheimer's and other forms of dementia; (iii) expansion of existing communities; and (iv) selective development and acquisition of properties and businesses that are complementary to the Company's operations and growth strategy. Pursuant to its growth strategy, the Company has recently completed the Rossmoor Transaction and the Bahia Transaction, which added two leased communities with aggregate capacity for approximately 310 residents, and has the FGI Transaction pending, which would add three owned and four managed communities with an aggregate capacity for approximately 3,700 residents. If the Company consummates the FGI Transaction, the Company's operations would include 35 communities with an aggregate capacity for approximately 11,400 residents. See "The Company -- Recent and Pending Transactions." In addition, the Company is currently developing 35 communities, with an estimated aggregate capacity for approximately 3,600 residents, and is expanding or is planning to commence expansions at six of its existing communities to add capacity to accommodate a total of approximately 300 additional residents, and, assuming consummation of the FGI Transaction, would develop and subsequently manage one additional CCRC with capacity for approximately 400 residents and would expand an existing community to add capacity for 230 residents.

     The Company's operating philosophy was inspired by the vision of its founders, Dr. Thomas F. Frist, Sr. and Jack C. Massey, to enhance the lives of the elderly by providing the highest quality of care and services in well-operated communities designed to improve and protect the quality of life, independence, personal freedom, privacy, spirit, and dignity of its residents. The Company believes that its senior management, led by W.E. Sheriff, its Chairman and Chief Executive Officer, and Christopher J. Coates, its President and Chief Operating Officer, is one of the most experienced management teams in the senior living industry. The Company's ten senior officers have been employed by the Company for an average of 15 years and have an average of 16 years of industry experience. The executive directors of the Company's communities have been employed by the Company for an average of four years and have an average of 11 years of experience in the senior living industry.

GROWTH STRATEGY

     The Company believes that the fragmented nature of the senior living industry and the limited capital resources available to many small, private operators provide a unique opportunity for the Company to expand its existing base of senior living operations. The Company believes that its existing senior living communities serve as the foundation on which the Company can build senior living networks in targeted geographic markets. The development of a senior living network involves the clustering of assisted living residences and other senior living communities within a particular geographic service area, complemented by one or more of the Company's home health care agencies, thereby providing residents with a broad range of high quality care in a cost-efficient manner. The following are the principal elements of the Company's growth strategy:

     Pursue Strategic Acquisitions

     The Company intends to continue to pursue single or portfolio acquisitions of assisted living residences and other senior living and long-term care communities. Through strategic acquisitions, the Company plans to enter new markets or acquire communities in existing markets as a means to increase market share, augment existing clusters, strengthen its ability to provide a broad range of care, and create operating efficiencies. The Company believes that the current fragmentation of the industry, combined with the Company's financial resources and extensive contacts within the industry, should provide it with the opportunity to consider a number of potential acquisition opportunities. Pursuant to the Company's growth strategy, the Company has recently consummated the Bahia Transaction, which added capacity for approximately 100 residents, and the Rossmoor Transaction, which added capacity for approximately 210 residents. The FGI Transaction, which would add capacity for approximately 3,700 residents (plus capacity for approximately 638 additional residents under development), is currently pending. See "The Company -- Recent and Pending Transactions."

     Develop New Senior Living Communities

     The Company has implemented an aggressive growth plan to expand through the development and construction of new senior living communities, including special living units and programs for residents with Alzheimer's and other forms of dementia. The Company intends to develop and market a significant number of its newly developed assisted living residences under the tradename "Homewood Residence." See "-- Trademarks." The Company's primary strategy is to develop a cluster of communities within a particular geographic service area and thereby achieve regional density. In this regard, the Company believes that its existing senior living communities and its extensive knowledge of the local markets in which the Company operates provide the Company with a strong platform from which to expand its operations. In addition, the Company believes that through clustering its communities it can maximize operational, marketing, and management efficiencies while achieving economies of scale. The Company believes that regional density also provides strengthened local presence, community familiarity, and reputation, and will enhance the Company's opportunities in the evolving managed care environment. The Company currently is developing 35 senior living communities, with an estimated aggregate capacity for approximately 3,600 residents. See "Business -- Development Activities."

     The Company follows a disciplined development strategy that includes the following sequential components: (i) a market demographic analysis is conducted by the Company to assess and confirm the relative strength of a potential market; (ii) cohesive neighborhoods and submarkets are identified within the market; (iii) within each neighborhood and submarket, competitive projects are identified and assessed as to their market niche, program of services and pricing, physical condition, and likely financial condition; (iv) based on the prior three steps, a determination is then made as to whether to participate in the market by acquisition or development; (v) if the Company elects to develop within the market, the Company then determines which submarkets to serve, selects a specific design type for each submarket and determines the number of senior living units and dementia care units to develop; and (vi) specific sites are analyzed, whereby the Company considers a number of factors including site visibility, location within a submarket, the specific neighborhoods which can be served from the site, probability of achieving zoning approvals and the proximity of the site to the Company's other senior living communities. Architectural design and hands-on construction functions are usually performed by outside architects and contractors with whom the Company has an historical relationship. The Company expects that the average construction time for a typical senior living community will be approximately 10 to 12 months. Once construction is completed, the Company estimates that it will take approximately 12 months on average for the senior living community to achieve a stabilized level of occupancy.

     The Company's senior management and development staff have extensive experience in the development of senior living communities, real estate acquisition, engineering, general construction, and project management. The Company's development team has the demonstrated ability to target potential markets, perform appropriate market and demographic studies, identify zoning and development issues, and determine the appropriate size and configuration of communities to be developed.

     Expand Existing Facilities

     The Company plans to expand certain of its existing communities to include additional assisted living residences (including special programs and living units for residents with Alzheimer's and other forms of dementia), and skilled nursing beds. The Company currently has two expansion projects under construction (including one managed community) and four expansion projects under development, representing an aggregate increase in capacity to accommodate approximately 300 additional residents. The expansion of existing senior living communities allows the Company to create operating efficiencies and capitalize on its local presence, community familiarity, and reputation in markets in which the Company currently operates. In reviewing acquisition opportunities, the Company will consider, among other things, geographic location, competitive climate, reputation and quality of management and residences, and the need for renovation or improvement of the residences.

     Expand Referral Networks and Strategic Alliances

     The Company intends to continue to develop relationships (which, in certain instances, may involve strategic alliances or joint ventures) with local and regional hospital systems, managed care organizations, and other referral sources to attract new residents to the Company's communities. The Company believes that such arrangements or alliances, which could range from joint marketing arrangements to priority transfer agreements, will enable it to be strategically positioned within the Company's markets if, as the Company believes, senior living programs become an integral part of the evolving health care delivery system.

     Pursue Additional Third-Party Management Opportunities

     Although the Company intends to focus its efforts primarily on development and acquisition activities, it may in certain instances pursue third-party management opportunities as a means to enter new markets or expand its presence, market knowledge, and influence in a targeted market. The Company currently manages twelve communities with an aggregate capacity for approximately 4,000 residents pursuant to management contracts. Furthermore, the Company intends to continue its consulting and contract activities on a selective basis, including entering into agreements whereby the Company will provide development services for third parties that will generally include a management contract and an option to purchase the subject community, and may include the Company taking a minority ownership interest in the community.

OPERATING STRATEGY

     The Company's operating strategy is to provide high quality health care services to its residents while achieving and sustaining a strong competitive position within its chosen markets, as well as to continue to enhance the performance of its operations.

     Continue to Provide A Broad Range of High-Quality Personalized Care

     Central to the Company's operating strategy is its focus on providing high-quality care and services that are personalized and tailored to meet the individual needs of each community resident. The Company's residences and services are designed to provide a broad range of care that permits residents to "age in place" as their needs change and as they develop further physical or cognitive frailties. The FGI Communities are Lifecare CCRCs that offer residents a limited lifecare benefit (typically either a certain number of free days in the community's health center during the resident's lifetime or a discounted rate for such services) that varies based upon the degree of refundability of the entrance fee. The FGI Communities also guarantee residents an independent living unit and nursing care at the FGI Community during their lifetime, regardless of whether the resident has the financial resources to satisfy his obligations to the community. These lifecare benefits and care-for-life programs appeal to seniors who desire assurance that they will not "outlive their assets." By creating an environment that maximizes resident autonomy and provides individualized service programs, the Company seeks to attract seniors at an earlier stage, before they need the higher level of care provided in a skilled nursing facility. The Company also maintains a comprehensive quality assurance program designed to ensure the satisfaction of its residents and their family members.

     Offer Services Across a Range of Pricing Options

     The Company is continually expanding its range of personal, health care, and support services to meet the evolving needs of its residents. The Company has developed several different care plans and residence designs which may, in each instance, be customized to serve the upper income and moderate income markets of a particular targeted geographic area. By offering a range of pricing options that are customized for each target market, the Company believes it can develop synergies, economies of scale, and operating efficiencies in its efforts to serve a larger percentage of the elderly population within a particular geographic market.

     Maintain and Improve Occupancy Rates

     The Company also seeks to maintain and improve occupancy rates by (i) retaining residents as they "age in place" by emphasizing quality and breadth of care and service; (ii) attracting new residents through marketing programs directed towards family decision makers, namely adult children, and prospective residents; and (iii) actively seeking referrals from hospitals, rehabilitation hospitals, physicians' clinics, home health care agencies, and other acute and sub-acute health care providers in the markets served by the Company.

     Improve Operating Efficiencies

     The Company will seek to improve operating efficiencies at its communities by continuing to actively monitor and manage operating costs. By concentrating residences within selected geographic regions, the Company believes it will be able to achieve operating efficiencies through economies of scale and reduced corporate overhead, and provide more effective management supervision and financial controls.

     Emphasize Employee Training

     The Company devotes special attention to the hiring, screening, training, and supervising of its employees and caregivers to ensure that quality standards are achieved. In 1995, the Company, together with Dr. Frist, founded The Frist Center at Belmont University in Nashville, Tennessee. The Frist Center is a non-profit foundation providing training, education, and career services for management and front line personnel involved in the senior living and health care services industry. The Company works closely with The Frist Center and the Company's employees actively participate in the training programs, seminars, and classes sponsored by The Frist Center. In addition, professional training programs designed to be delivered on-site by The Frist Center staff have been and are being developed by the Company and The Frist Center. The Company believes its commitment to and emphasis on employee training differentiates the Company from many of its competitors.

CARE AND SERVICES PROGRAMS

     The Company provides a wide array of senior living and health care services to the elderly at its communities, including independent living, assisted living (with special programs and living units for residents with Alzheimer's and other forms of dementia), skilled nursing, and home health care services. By offering a variety of services and involving the active participation of the resident and the resident's family and medical consultants, the Company is able to customize its service plan to meet the specific needs and desires of each resident. As a result, the Company believes that it is able to maximize customer satisfaction and avoid the high cost of delivering all services to every resident without regard to need, preference, or choice.

  Independent Living Services

     The Company provides independent living services to seniors who do not yet need assistance or support with the activities of daily life ("ADLs"), but who prefer the physical and psychological comfort of a residential community that offers health care and other services. The Company currently owns 12 communities, leases five communities, and manages an additional six communities that provide independent living services, with an aggregate capacity for 2,514 residents, 1,494 residents, and 1,506 residents, respectively.

     Independent living services provided by the Company include daily meals, transportation, social and recreational activities, laundry, housekeeping, security, and health care monitoring. The Company also fosters the wellness of its residents by offering health screenings such as blood pressure checks, periodic special services such as influenza inoculations, chronic disease management (such as diabetes with its attendant blood glucose monitoring), dietary and similar programs, as well as ongoing exercise and fitness classes. Classes are given by health care professionals to keep residents informed about health and disease management. Subject to applicable government regulation, personal care and medical services are available to independent living residents through either community staff or through the Company's or independent home health care agencies. The Company's independent living residents pay a fee ranging from $565 to $4,540 per month, in general depending on the specific community, program of services, size of the units, and amenities offered. The Company's contracts with its independent living residents are generally for a term of one year and are terminable by the resident upon 60 days' notice.

  Assisted Living and Memory Impaired Services

     The Company offers a wide range of assisted living care and services 24 hours per day, including personal care services, support services, and supplemental services, at 13 of its owned communities, five of its leased communities, and seven of its managed communities with an aggregate capacity for 580, 412, and 392 residents, respectively. The residents of the Company's assisted living residences generally need help with some or all ADLs, but do not require the more acute medical care traditionally given in nursing homes. Upon admission to the Company's assisted living residences, and in consultation with the resident and the resident's family and medical consultants, each resident is assessed to determine his or her health status, including functional abilities, and need for personal care services, and completes a lifestyles assessment to determine the resident's preferences. From these assessments, a care plan is developed for each resident to ensure that all staff members who render care meet the specific needs and preferences of each resident where possible. Each resident's care plan is reviewed periodically to determine when a change in care is needed.

     The Company has adopted a philosophy of assisted living care that allows a resident to maintain a dignified independent lifestyle. Residents and their families are encouraged to be partners in their care and to take as much responsibility for their well being as possible. The basic type of assisted living services offered by the Company include the following:

          Personal Care Services. These services include assistance with ADLs such as ambulation, bathing, dressing, eating, grooming, personal hygiene, monitoring or assistance with medications, and confusion management.

          Support Services. These services include meals, assistance with social and recreational activities, laundry services, general housekeeping, maintenance services, and transportation services.

          Supplemental Services. These services include extra transportation services, personal maintenance, extra laundry services, non-routine care services, and special care services, such as services for residents with Alzheimer's and other forms of dementia. Certain of these services require an extra charge in addition to the pricing levels described below.

     In pricing its services, the Company has developed the following three levels or tiers of assisted living care:

     - Level I typically provides for minimum levels of care and service, for which the Company generally charges a monthly fee per resident ranging from $1,650 to $3,070 depending upon apartment size and the project design type. Typically, Level I residents need minimal assistance with ADLs.

     - Level II provides for relatively higher levels and increased frequency of care, for which the Company generally charges a monthly fee per resident ranging from $1,850 to $3,380, depending upon the apartment size and the project design type. Typically, Level II residents require moderate assistance with ADLs and may need additional personal care, support, and supplemental services.

     - Level III provides for the highest level of care and service, for which the Company generally charges a monthly fee per resident ranging from $2,250 to $4,390, depending upon the apartment size and the project design type. Typically, Level III residents are either very frail or impaired and utilize many of the Company's services on a regular basis.

     The Company maintains programs and special units at its assisted living residences for residents with Alzheimer's and other forms of dementia, which provide the attention, care, and services needed to help those residents maintain a higher quality of life. Specialized services include assistance with ADLs, behavior management, and a lifeskills based activities program, the goal of which is to provide a normalized environment that supports residents' remaining functional abilities. Whenever possible, residents assist with meals, laundry, and housekeeping. Special units for residents with Alzheimer's and other forms of dementia are located in a separate area of the community and have their own dining facilities, resident lounge areas, and specially trained staff. The special care areas are designed to allow residents the freedom to ambulate as they wish while keeping them safely contained within a secure area with a minimum of disruption to other residents. Special nutritional programs are used to help ensure caloric intake is maintained in residents whose constant movement increases their caloric expenditure. Resident fees for these special units are dependent on the size of the unit, the design type, and the level of services provided.

  Skilled Nursing and Sub-Acute Services

     The Company provides traditional skilled nursing services in four communities owned by the Company, one community leased by the Company, and five communities managed by the Company, with an aggregate capacity for 303 residents at the Company's owned communities, 114 residents at the Company's leased community, and 441 residents at the Company's managed communities. In addition, the Company has communities under development or expansion that will add estimated additional capacity of 128 skilled nursing beds. In its skilled nursing facilities, the Company provides traditional long-term care through 24-hour a day skilled nursing care by registered nurses, licensed practical nurses, and certified nursing aides. The Company also offers a range of sub-acute care services in certain of its communities. Sub-acute care is generally short-term, goal-oriented rehabilitation care intended for individuals who have a specific illness, injury or disease, but who do not require many of the services provided in an acute care hospital. Sub-acute care is typically rendered immediately after, or in lieu of, acute hospitalization in order to treat such specific medical conditions.

  Lifecare

     Three communities currently managed by the Company and the FGI Communities are Lifecare CCRCs. Residents of such communities pay an upfront entrance fee upon occupancy (which generally is partially refundable), and a monthly service fee while living in the community. Residents are generally entitled to a limited lifecare benefit (typically either a certain number of free days in the community's health center during the resident's lifetime or a discounted rate for such services). The lifecare benefit varies based upon the extent to which the resident's entrance fee is refundable. The pricing of entrance fees, refundability provisions, monthly service fees, and the lifecare benefits are determined from actuarial projections of the expected morbidity and mortality of the resident population.

     Certain of these communities also guarantee residents an independent living unit and nursing care at the community during their lifetime even if the resident does not have the financial resources to satisfy his or her payment obligations to the community. In addition, in the event a resident requires nursing care and there is not available capacity at the nursing facility at the community in which the resident lives, the community must contract with a third party to provide such care.

  Home Health Care

     The Company provides home health care services to residents at certain of its senior living communities and the surrounding areas through home health care agencies based at or near certain of its existing senior living communities and manages home health care agencies owned by third parties. The services and products that the Company provides through its home health care agencies include
(i) general and specialty nursing services to individuals with acute illnesses, long-term chronic health conditions, permanent disabilities, terminal illnesses or post-procedural needs; (ii) therapy services consisting of, among other things, physical, occupational, speech, and medical social services; (iii) personal care services and assistance with ADLs; (iv) hospice care for persons in the final phases of incurable disease; (v) respiratory, monitoring, medical equipment services, and medical supplies to patients; and (vi) a comprehensive range of home infusion and enteral therapies. In addition, the Company will make available to residents certain physician, dentistry, podiatry, and other health related services that will be offered by third-party providers. The Company may elect to provide these services directly or through participation in managed care networks or in joint ventures with other providers. Pending either institution of prospective pay, currently scheduled for October 1999, or major revisions to the interim payment system now in effect, the Company has suspended the operation of six of its prestabilized home health agencies. The Company currently operates seven agencies, including two agencies managed for third parties.

OPERATING COMMUNITIES

     The table below sets forth certain information with respect to the senior living communities currently operated by the Company and the FGI Communities proposed to be acquired by the Company. There is no assurance that the Company will consummate the FGI Transaction. For the three months ended March 31, 1998, the Company's owned communities had a stabilized average occupancy rate of 95%, its leased communities had a stabilized average occupancy rate of 95%, and its managed communities had a stabilized average occupancy rate of 96%, and the FGI Communities had an occupancy rate of 94%. At the date of the respective acquisitions by the Company, Rossmoor Regency had an occupancy rate of 93% and Bahia Oaks Lodge had an occupancy rate of 95%.

                                                                           RESIDENT CAPACITY(1)        COMMENCEMENT
                                                                      ------------------------------        OF
COMMUNITY                                             LOCATION         IL      AL      SN     TOTAL    OPERATIONS(2)
---------                                             --------        -----   -----   -----   ------   -------------
OWNED(3):
Broadway Plaza.................................     Ft. Worth, TX       252      40     122      414      Apr-92
Carriage Club of Charlotte.....................     Charlotte, NC       355      54      50      459      May-96
Carriage Club of Jacksonville..................   Jacksonville, FL      292      60      --      352      May-96
The Hampton at Post Oak........................      Houston, TX        162      21      --      183      Oct-94
Heritage Club..................................      Denver, CO         220      35      --      255      Feb-95
Parkplace......................................      Denver, CO         195      48      --      243      Oct-94
Homewood Residence at Corpus Christi...........  Corpus Christi, TX      60      30      --       90      May-97
The Village of Homewood(4).....................     Lady Lake, FL        --      55      --       55      Apr-98
Richmond Place.................................     Lexington, KY       206       4      --      210      Apr-95
Santa Catalina Villas..........................      Tucson, AZ         217      85      42      344      Jun-94
The Summit at Westlake Hills...................      Austin, TX         167      30      89      286      Apr-92
Homewood Residence at Tarpon Springs...........  Tarpon Springs, FL      --      64      --       64      Aug-97
Westlake Village...............................     Cleveland, OH       246      54      --      300      Oct-94
Wilora Lake Lodge..............................     Charlotte, NC       142      --      --      142      Dec-97
                                                                      -----   -----   -----   ------
    Subtotal...................................                       2,514     580     303    3,397

LEASED:
Bahia Oaks(5)..................................     Sarasota, FL         --     100      --      100      Jun-98
Holley Court Terrace(6)........................     Oak Park, IL        179      17      --      196      Jul-93
Homewood Residence at Victoria(7)..............     Victoria, TX         60      30      --       90      May-97
Imperial Plaza(8)..............................     Richmond, VA        850     152      --    1,002      Oct-97
Rossmoor Regency(9)............................   Laguna Hills, CA      210      --      --      210      May-98
Trinity Towers(6)..............................  Corpus Christi, TX     195     113     114      422      Jan-90
                                                                      -----   -----   -----   ------
    Subtotal...................................                       1,494     412     114    2,020

MANAGED(10):
Burcham Hills..................................   East Lansing, MI      138      71     133      342      Nov-78
Homewood Residence at Pearland-South Belt......     Pearland, TX         15      67      --       82      Jul-98
Homewood Residence at West Cobb(11)............     Marietta, GA         --      60      --       60      Apr-98
Meadowood......................................     Worcester, PA       355      51      59      465      Oct-89
Parklane West..................................    San Antonio, TX       --      17     124      141      Oct-94
Reeds Landing..................................    Springfield, MA      148      54      40      242      Aug-95
USAA Towers....................................    San Antonio, TX      505      --      --      505      Oct-94
Williamsburg Landing...........................   Williamsburg, VA      345      72      85      502      Sept-85
                                                                      -----   -----   -----   ------
    Subtotal...................................                       1,506     392     441    2,339
                                                                      -----   -----   -----   ------
    Total......................................                       5,514   1,384     858    7,756
                                                                      =====   =====   =====   ======

FGI COMMUNITIES:
Freedom Plaza(12)..............................      Peoria, AZ         455      78     128      661      Pending
Freedom Plaza(13)..............................  Sun City Center, FL    521      28      42      591      Pending
Freedom Square(14).............................     Seminole, FL        497     123     240      860      Pending
Glenview of Pelican Bay(15)....................      Naples, FL         153      --      35      188      Pending
Freedom Village at Brandywine(16)..............     Glenmore, PA        292      45      53      390      Pending
Freedom Village of Holland(12).................      Holland, MI        450      35      84      569      Pending
Lake Seminole Square(12).......................     Seminole, FL        395      35      --      430      Pending
                                                                      -----   -----   -----   ------
    Total Pending Transactions.................                       2,763     344     582    3,689
                                                                      -----   -----   -----   ------
    Grand Total................................                       8,277   1,728   1,440   11,445
                                                                      =====   =====   =====   ======

---------------

 (1) Independent living residences (IL), assisted living residences (including areas dedicated to residents with Alzheimer's and other forms of dementia)
     (AL), and skilled nursing beds (SN).

 (2) Indicates the date on which the Company acquired each of its owned and leased communities, or commenced operating its managed communities. The Company operated certain of its communities pursuant to management agreements prior to acquiring the communities. The Company operated the following communities pursuant to management agreements for the period indicated prior to the acquisition of such communities by the Company:
     Carriage Club of Charlotte -- July 1988 to May 1996; Carriage Club of Jacksonville -- January 1990 to May 1996; Heritage Club -- April 1988 to February 1995; Holley Court Terrace -- April 1992 to July 1993; Richmond Place --

     October 1983 to April 1995; Santa Catalina Villas -- November 1991 to June 1994; and Trinity Towers -- November 1986 to November 1990.

 (3) Each of the Company's owned communities is subject to a mortgage lien. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

 (4) Owned by a joint venture in which the Company owns a 50% interest.

 (5) Leased to the Company pursuant to a five-year operating lease (with five one-year renewal options) from an unaffiliated special purpose entity that acquired the community in connection with the Bahia Transaction. Prior to the Bahia Transaction, Bahia Oaks Lodge was owned by a general partnership, of which Robert G. Roskamp is a partner. The Company is obligated to make annual rental payments of approximately $700,000 and an interest bearing security deposit of approximately $5.4 million. The Company also acquired an option to purchase the community at the expiration of the lease term for a formula purchase price equal to the unamortized mortgage balance at the time of the exercise of such option. See "The Company -- Recent and Pending Transactions -- Bahia Transaction" and "Management -- Future Board Expansion."

 (6) Leased to the Company pursuant to an operating lease with an initial term of ten years expiring December 31, 2006, with renewal options for up to three additional ten year terms, provided that both leases are extended concurrently. The Company pays contractually fixed rent, plus additional rent, subject to certain limits, based upon the gross revenues of the community. Without the lessor's consent, the Company may not operate any other type of senior care facility within three miles of either of the premises during the term of the leases and for one year thereafter.

 (7) Leased to the Company pursuant to an operating lease expiring in July 2011, with renewal options for up to two additional ten year terms. The Company pays contractually fixed rent, plus additional rent, subject to certain limits, based upon the gross revenues of the community. Without the lessor's consent, the Company may not operate any other type of senior care facility within the county in which the community is located during the term of the lease and for two years thereafter.

 (8) Leased to the Company pursuant to an operating lease with an initial term of 20 years expiring October 23, 2017, with a renewal option for one additional seven year term. The Company pays contractually fixed rent, plus the Company is required to maintain a capital reserve account with payments of approximately $300,000 annually.

 (9) Leased to the Company pursuant to a five-year operating lease (with five one-year renewal options) expiring May 2008 from an unaffiliated special purpose entity that acquired the community in connection with the Rossmoor Transaction. The Company is obligated to make annual rental payments of approximately $2.1 million and a security deposit of approximately $4.6 million. In connection with the Rossmoor Transaction, the Company made a subordinated loan to the special purpose entity in the amount of $440,000 and will receive interest income on such loan at 2.0% over LIBOR. The Company also acquired an option to purchase the community at the expiration of the lease term for a formula purchase price equal to the unamortized mortgage balance at the time of the exercise of such option. See "The Company -- Recent and Pending Transactions -- Rossmoor Regency."

(10) Except as noted below, the Company's management agreements are generally for terms of three to five years, but may be canceled by the owner of the community, without cause, on three to six months' notice. Pursuant to the management agreements, the Company is generally responsible for providing management personnel, marketing, nursing, resident care and dietary services, accounting and data processing reports, and other services for these communities at the owner's expense and receives a monthly fee for its services based either on a contractually fixed amount or a percentage of revenues or income. Certain management agreements also provide the Company with an incentive fee based on various performance goals. The Company's existing management agreements expire at various times through June 2002. Except as noted below, the communities managed by the Company are not owned by an affiliate of the Company.

(11) The community is owned by an affiliate of John A. Morris, Jr., M.D., a director of the Company. The Company has an option to purchase the community for a predetermined price.

(12) To be managed by the Company pursuant to a management agreement to be entered into if the FGI Transaction is consummated. The management agreement would have a 20-year term, with two renewal options for additional ten-year terms, and provide for a management fee equal to all revenue of the community in excess of operating expenses, refunds of entry fees, capital expenditure reserves, debt service, and certain payments to the community's owner, an entity affiliated with Mr. Roskamp. See "The Company -- Recent and Pending Transactions -- FGI Transaction" and "Management -- Future Board Expansion."

(13) To be acquired by the Company if the FGI Transaction if consummated. See "The Company -- Recent and Pending Transactions -- FGI Transaction."

(14) To be managed by the Company pursuant to a management agreement to be entered into if the FGI Transaction is consummated. The management agreement would have a 20-year term, with two renewal options for additional ten-year terms, and provide for a management fee equal to all revenue of the community in excess of operating expenses, refunds of entry fees, capital expenditure reserves, debt service, and certain payments to the community's owner, an entity affiliated with Mr. Roskamp. If the FGI Transaction is consummated, the Company would have an option to purchase the Freedom Square community at a formula price. See "The Company -- Recent and Pending Transactions -- FGI Transaction" and "Management -- Future Board Expansion."

(15) To be managed by the Company if the FGI Transaction is consummated. The Company would assume an existing management agreement that expires in January 1999. See "The Company -- Recent and Pending Transactions -- FGI Transaction."

(16) To be managed by the Company pursuant to a management agreement to be entered into if the FGI Transaction is consummated. The management agreement would have a three-year term and provide for a management fee equal to a fixed percentage of the community's gross revenues. The Company would have an option to purchase the community for a predetermined price. The community is owned by an entity affiliated with Mr. Roskamp. See "The Company -- Recent and Pending Transactions -- FGI Transaction" and "Management -- Future Board Expansion."

DEVELOPMENT ACTIVITIES

     The table below summarizes information regarding the expansion of certain of the Company's senior living communities, the communities currently under development, and the FGI Communities proposed to be expanded or developed by the Company if the FGI Transaction is consummated. There is no assurance that the Company will consummate the FGI Transaction.

                                                                                 ADDITIONAL
                                                                              RESIDENT CAPACITY
                                                              SCHEDULED   -------------------------
COMMUNITIES                                                    OPENING    IL     AL     SN    TOTAL    STATUS(1)
-----------                                                   ---------   ---   -----   ---   -----   -----------
EXPANSION PROJECTS:
Carriage Club of Charlotte, Charlotte, NC...................     7/99      --      30    --      30   Development
Richmond Place, Lexington, KY...............................     7/99      --      73    --      73   Construction
Wilora Lake Lodge, Charlotte, NC............................     7/99      --      44    --      44   Development
The Hampton at Post Oak, Houston, TX........................    10/99      --      18    38      56   Construction
Imperial Plaza, Richmond, VA................................     5/00      --      34    --      34   Development
The Summit at Westlake Hills, Austin, TX....................     4/00      --      95    --      95   Development
                                                                          ---   -----   ---   -----
        Subtotal............................................               --     294    38     332
                                                                          ---   -----   ---   -----
DEVELOPMENT PROJECTS:
Halls, TN(2)................................................     7/98      --      55    --      55   Construction
Houston, TX (Northwest)(3)..................................     8/98      --      95    --      95   Construction
Knoxville, TN (Deane Hill)(2)...............................    10/98      --     108    --     108   Construction
Lakeway, TX(3)..............................................    12/98      --      77    --      77   Construction
Naples, FL(3)...............................................    12/98      --     100    --     100   Construction
Spring Shadow, TX(3)........................................    12/98      --      67    --      67   Construction
Houston, TX (West)(3).......................................     1/99      --      95    --      95   Construction
Houston, TX (Willowchase)(3)................................     3/99      --      67    --      67   Construction
Aurora, CO(3)...............................................     4/99      --      95    --      95   Construction
Tampa, FL(4)................................................     4/99      --      90    --      90   Construction
Birmingham, AL(5)...........................................     6/99     120     120    --     240   Construction
Flint, MI(6)................................................     7/99      --     110    --     110   Construction
Greenwood, CO(3)............................................     7/99      --      90    90     180   Construction
Huntsville, AL(6)...........................................     7/99      90      48    --     138   Construction
Boynton Beach, FL(3)........................................     8/99      --      93    --      93   Construction
Coconut Creek, FL...........................................     8/99      --      95    --      95   Development
Greenville, SC(3)...........................................     8/99      --      79    --      79   Development
St. Petersburg, FL(2).......................................     8/99      --     101    --     101   Development
San Antonio, TX.............................................     8/99      --      55    --      55   Development
Boca Raton, FL..............................................     9/99      --      75    --      75   Development
Cleveland (Heights), OH(3)..................................     9/99      --     150    --     150   Construction
Delray Beach, FL............................................     9/99      --      82    --      82   Development
Fort Worth, TX..............................................     9/99      --      91    --      91   Development
Nashville, TN (West)(4).....................................     9/99      --      90    --      90   Development
Richmond Heights (Cleveland), OH............................     9/99      --      93    --      93   Development
Arlington, TX...............................................    10/99      --      95    --      95   Development
Lakewood, CO(3).............................................    10/99      --      93    --      93   Development
Shavano Park, TX............................................    10/99      --      75    --      75   Development
Austin, TX..................................................    12/99      --     121    --     121   Development
Castle Hills, TX............................................    12/99      --      95    --      95   Development
Olney, MD(2)................................................    12/99      --      95    --      95   Development
Clearwater, FL..............................................     2/00      --      95    --      95   Development
Nashville, TN (Central).....................................     2/00      --     128    --     128   Development
Houston, TX.................................................     4/00      --     120    --     120   Development
Houston, TX (West University)...............................     4/00      --     120    --     120   Development
                                                                          ---   -----   ---   -----
        Subtotal............................................              210   3,258    90   3,558
                                                                          ---   -----   ---   -----
        Total...............................................              210   3,552   128   3,890
                                                                          ===   =====   ===   =====
FGI COMMUNITIES:
Freedom Plaza, Sun City Center, FL (expansion)(7)...........     6/03     160      --    70     230   Development
Sarasota Bay Club, Sarasota, FL (8).........................    12/99     320      50    40     410   Development
                                                                          ---   -----   ---   -----
        Total FGI Communities...............................              480      50   110     640
                                                                          ---   -----   ---   -----
        Grand Total.........................................              690   3,602   238   4,530
                                                                          ===   =====   ===   =====

---------------

(1) "Development" means that development activities, such as site surveys, preparation of architectural plans, or initiation of zoning processes, have commenced (but construction has not commenced). "Construction" means that construction activities, such as ground-breaking activities, exterior construction, or interior build-out, have commenced.
(2) Being developed by a joint venture in which the Company owns a 50% interest.

(3) Indicates a community at which the Company is providing full development services for the owner, who is an affiliate of the Company. The Company will manage the community after completion of construction. In each case, the Company has an option to purchase the community.
(4) Being developed by a joint venture in which the Company owns approximately a 60% interest.
(5) The Company has entered into a ten-year marketing and management agreement with the owner of the community that will provide for a fixed marketing fee and a management fee equal to a percentage of the community's gross revenues. The Company will have an option to purchase the community upon achievement of stabilized occupancy at a formula-derived price.
(6) Being developed by a joint venture in which the Company owns a 34% interest.
(7) To be acquired by the Company if the FGI Transaction is consummated. See "The Company -- Recent and Pending Transactions -- FGI Transaction." The community has an expansion underway consisting of nine new buildings, each with a capacity of 18 units, and a 70 unit addition to the health center. Each of the nine buildings are scheduled to be completed on various dates beginning in March 1999 and ending in June 2003, and the health center addition is scheduled to be completed in December 1999.
(8) To be developed and subsequently managed by the Company pursuant to a five-year management agreement that would provide for a management fee equal to a fixed percentage of the community's gross revenues if the FGI Transaction is consummated. The Company would also have a right of first refusal to purchase the community and an option to purchase the community for a price to be negotiated. See "The Company -- Recent and Pending Transactions -- FGI Transaction."

     The Company has developed a portfolio of flexible designs for its assisted living residences, each of which may be configured in a number of different ways thereby providing the Company with flexibility in adapting to a particular geographic market, neighborhood, or site. In addition, each design has been developed to facilitate the prompt, efficient, cost-effective delivery of health care and personal services. Site requirements for the various designs range from
2.5 to 6.0 acres. Each of the Company's designs also provide for specially designed residential units, common areas, and dining rooms for residents with Alzheimer's and other forms of dementia.

     The Company believes that its designs meet the desire of many of its residents to move into a new residence that approximates, as nearly as possible, the comfort of their prior home. The Company also believes that its designs achieve several other objectives, including (i) lessening the trauma of change for residents and their families; (ii) facilitating resident mobility and caregiver access; (iii) enhancing operating efficiencies; (iv) enhancing the Company's ability to match its products to targeted markets; and (v) differentiating the Company from its competitors. The Company intends to develop and market a significant number of its newly developed assisted living residences under the trade name "Homewood Residence." See "-- Trademarks."

     The Company intends to develop new assisted living residences by using a combination of in-house development personnel and experienced third-party project managers and by acquiring newly constructed residences from developers under "turnkey" purchase and sale agreements. To the extent the Company acquires newly developed residences from a developer on a "turnkey" basis, it intends to enter into a purchase and sale agreement whereby the Company, subject to construction of the residence to the Company's designs and specifications and satisfaction of typical purchase and sale contingencies for the Company's benefit, will commit to purchase the residence upon completion at an agreed upon price.

     The Company has also entered into contractual arrangements with established, regional real estate development contractors pursuant to which such developers will provide assistance in the development process. These arrangements are intended to enable the Company to develop and construct additional assisted living residences while reducing the investment of, and associated risk to, the Company. The Company's development contractors provide construction management experience, knowledge of local state and building codes and zoning laws, and assistance with site locations. As a result, the Company's development staff is able to evaluate and direct overall development activity more efficiently.

     The Company intends to enter into development and management agreements with one or more developers which provide that the Company will manage a number of assisted living residences to be developed using the Company's residence designs and grant the Company an option to purchase the residences. In addition, the Company has entered into joint venture arrangements with development partners to develop assisted living residences and may enter into additional joint ventures in the future.

  Home Health Care Agencies

     The Company currently operates five home health agencies based at or near the Company's senior living communities. Additionally, the Company manages two agencies for third parties pursuant to management agreements with initial terms of three years. The Company receives a contractual fee per visit. Neither of the home health agencies managed by the Company is owned by an affiliate of the Company. In response to negative effects of the BBA on certain of the Company's home health care agencies, the Company suspended the operation of six of its recently established home health care agencies in July 1998 pending either institution of prospective pay or major revisions to the interim payment system now in effect. See "Business -- Government Regulation."

OPERATIONS

  Centralized Management

     The Company centralizes its corporate and other administrative functions so that the community-based management and staff can focus their efforts on resident care. The Company maintains centralized accounting, finance, human resources, training, and other operational functions at its national corporate office in Brentwood (Nashville), Tennessee. The Company's corporate office is generally responsible for (i) establishing Company-wide policies and procedures relating to, among other things, resident care and operations; (ii) performing accounting functions; (iii) developing employee training programs and materials;
(iv) coordinating human resources, food service and marketing functions; and (v) providing strategic direction. In addition, financing, development, construction and acquisition activities, including feasibility and market studies, residence design, development, and construction management, are conducted by the Company's corporate office.

     The Company seeks to control operational expenses for each of its communities through standardized management reporting and centralized controls of capital expenditures, asset replacement tracking, and purchasing for larger and more frequently used supplies. Community expenditures are monitored by regional operations teams headed by the Company's Regional Vice Presidents who are accountable for the resident satisfaction and financial performance of the communities in their region.

  Community-Based Management

     An executive director manages the day-to-day operations at each senior living community, including oversight of the quality of care, delivery of resident services, and monitoring of financial performance, and is responsible for all personnel, including food service, maintenance, activities, security, assisted living, housekeeping, and, where applicable, nursing. Executive directors are compensated based on certain quality of service goals and on the financial performance of the community. In most cases, each senior living community also has department managers that direct the environmental services, nursing or care services, business management functions, dining services, activities, transportation, housekeeping, and marketing functions.

     A residence manager manages the day-to-day operations at each assisted living residence. While the residence managers have many of the same operational responsibilities as the Company's executive directors, their primary responsibility is to oversee resident care. For its assisted living residences, the Company has adopted the concept of universal workers whereby each employee's responsibilities span a number of traditional job descriptions. For example, an assisted living residence employee may, during the course of a day, provide housekeeping, food service, activities, and assistance with ADLs services to residents. As a result, and because the Company's senior living communities located near assisted living residences provide certain support personnel and services on an on-going basis, each assisted living residence employs fewer associates. On-site care managers and residents' assistants provide most of the actual resident care in conjunction with a small support team consisting of a housekeeper, a maintenance helper, an administrative coordinator, and a small dining service team. In most assisted living residences, the residence manager is also a licensed nurse.

     The Company actively recruits personnel to maintain adequate staffing levels at its existing communities as well as new staff for new or acquired communities prior to opening. The Company has adopted comprehensive recruiting and screening programs for management positions that utilize personnel profiling, corporate office interviews, and drug screening company-wide. The Company offers system-wide training and orientation for its front line employees, department level managers, and executive staff at the community level through a combination of Company-sponsored seminars and conferences and through its contract for training services with The Frist Center.

  Home Health Management

     The Company centralizes all home health financial and clinical data through an electronic data collection system. This data warehouse allows corporate regional directors to identify emerging trends, establish critical pathways, and develop and monitor cost and utilization controls. All accounting functions including claims submission and processing are performed at the corporate office.

     The Company's centralized approach allows its home health care agencies to achieve a more efficient delivery of care. Each community-based agency is operated under the auspices of the community's executive director and under the direct control of an agency director. This director and his or her team of nurses, personal care aides, physical therapists, speech therapists, occupational therapists, and social workers focus on assessing the health care needs of residents in the Company's senior living or assisted living communities, as well as clients in the surrounding market.

  Quality Assurance

     The Company's quality assurance program is designed to achieve and maintain a high degree of resident and family satisfaction with the care and services the Company provides. The Company coordinates the implementation of its quality assurance program at each of its communities through its corporate office. The Company encourages resident and family participation and seeks feedback from families and residents through surveys conducted on a regular basis. In addition, inspections of each community are conducted regularly by corporate staff. These inspections, performed periodically, review all aspects of operations, care, and services provided, and the overall appearance and cleanliness of the community.

  Marketing

     The Company's marketing efforts are implemented on a regional and local level, all under the supervision of the corporate marketing staff, and are intended to create awareness of the Company and its services among prospective residents, their families, professional referral sources, and other key decision makers. The corporate marketing staff conducts regional and state-wide surveys of age- and income-qualified seniors to ensure that the Company understands the needs and demands of that marketplace. To further both market awareness of the Company by prospective residents and to more accurately assess the needs and demands of seniors in that market, the Company periodically conducts regional focus groups. Corporate office personnel develop the overall marketing strategies for each community, produce all marketing materials, maintain marketing databases, oversee direct mailings, place all media advertising, and assist community personnel in the initial development and continuing refinement of marketing plans for each community.

     Before opening a new assisted living residence, the Company makes referral source contacts and conducts marketing programs such as lead-generating media consisting of direct mail, telemarketing follow-up, and print media advertising. These public awareness campaigns usually begin with the start of construction and intensify several months before the opening of the residence. An on-site marketing person is at the residence approximately six months prior to the opening of the residence and is supported by the Company's corporate marketing department.

     Once the residence opens, the Company believes that satisfied residents and their families are the most important referral sources. Accordingly, the Company believes that its emphasis on high-quality services and resident satisfaction will result in a strong referral base for its existing communities. In addition, the Company focuses on enhancing the reputation of the communities and the services provided among potential referral sources, such as hospitals, home health care agencies, physicians, therapy companies, and other health care professionals.

INDUSTRY BACKGROUND

     The senior living and health care services industry encompasses a broad and diverse range of living accommodations and health care services that are provided primarily to persons 75 years of age or older. For the elderly who require limited services, care in their own or family members' homes or in independent living residences or retirement centers, supplemented at times by home health care, offers a viable option. For the elderly who are interested in a community housing option, most independent living residences and retirement centers typically offer a basic services package limited to meals, housekeeping, and laundry. As a senior's need for assistance increases, care in an assisted living residence is often preferable and more cost-effective than home-based care or nursing home care. Assisted living residents usually enter a residence when other living accommodations no longer provide the level of care required by the individual. Typically, assisted living represents a combination of housing and 24-hour a day personal support services designed to aid elderly residents with ADLs. Certain assisted living residences may also provide assistance to residents with low acuity medical needs, or may offer higher levels of personal assistance for incontinent residents or residents with Alzheimer's disease or other forms of dementia. Generally, assisted living residents require higher levels of care than residents of independent living residences and retirement living centers, but require lower levels of care than patients in skilled nursing facilities. For seniors who need the constant attention of a skilled nurse or medical practitioner, a skilled nursing facility may be required.

     Estimates of annual expenditures in the assisted living sector of the senior living and health care services industry for 1996 range from $12.0 billion to $14.0 billion and include facilities ranging from "board and care" (generally 12 or fewer residents with little or no services) to full-service assisted living residences such as those operated by the Company. The assisted living sector is highly fragmented and characterized by numerous small operators. Moreover, the scope of assisted living services varies substantially from one operator to another. Many smaller assisted living providers do not operate in purpose-built residences, do not have professional training for staff, and provide only limited assistance with low-level care activities. The Company believes that few assisted living operators provide the required comprehensive range of assisted living services, such as dementia care and other services designed to permit residents to "age in place" within the community as they develop further physical or cognitive frailties.

     The Company believes there will continue to be significant growth opportunities in the senior living market for providing health care and other services to the elderly, particularly in the assisted living segment of the market. The Company believes that a number of demographic, regulatory, and other trends will contribute to the continued growth in the assisted living market, the Company's targeted market for future development and expansion, including the following:

  Consumer Preference

     The Company believes that assisted living is increasingly becoming the setting preferred by prospective residents and their families for the care of the frail elderly. Assisted living offers residents greater independence and allows them to age in place in a residential setting, which the

Company believes results in a higher quality of life than that experienced in more institutional or clinical settings.

  Demographics

     The primary market for the Company's senior living and health care services is comprised of persons age 75 and older. This age group is one of the fastest growing segments of the United States population. According to United States Census Bureau information, this population segment will increase from approximately 13.2 million in 1990 to over 16.6 million by 2000, an increase of 26%. The population of seniors aged 85 and over is expected to increase from approximately 3.1 million in 1990 to over 4.3 million by 2000, an increase of 39%. As the number of persons aged 75 and over continues to grow, the Company believes that there will be corresponding increases in the number of persons who need assistance with ADLs. According to the United States General Accounting Office, there are approximately 6.5 million people age 65 and older in the United States who needed assistance with ADLs, and the number of people needing such assistance is expected to double by the year 2020. According to the Alzheimer's Association the number of persons afflicted with Alzheimer's disease is expected to grow from the current 4.0 million to 14.0 million by the year 2050.

  Restricted Supply of Nursing Beds

     The majority of states in the United States have adopted CON or similar statutes generally requiring that, prior to the addition of new beds, the addition of new services, or the making of certain capital expenditures, a state agency must determine that a need exists for the new beds or the proposed activities. The Company believes that this CON process tends to restrict the supply and availability of licensed nursing facility beds. High construction costs, limitations on government reimbursement for the full costs of construction, and start-up expenses also act to constrain growth in the supply of such facilities. At the same time, nursing facility operators are continuing to focus on improving occupancy and expanding services to sub-acute patients requiring significantly higher levels of nursing care. As a result, the Company believes that there has been a decrease in the number of skilled nursing beds available to patients with lower acuity levels and that this trend should increase the demand for the Company's senior living communities, including particularly the Company's assisted living residences and skilled nursing facilities.

  Cost-Containment Pressures

     In response to rapidly rising health care costs, governmental and private pay sources have adopted cost-containment measures that have reduced admissions and encouraged reduced lengths of stays in hospitals and other acute care settings. The federal government had previously acted to curtail increases in health care costs under Medicare by limiting acute care hospital reimbursement for specific services to pre-established fixed amounts. Private insurers have begun to limit reimbursement for medical services in general to predetermined reasonable charges, and managed care organizations (such as health maintenance organizations) are attempting to limit the hospitalization costs by negotiating for discounted rates for hospital and acute care services and by monitoring and reducing hospital use. In response, hospitals are discharging patients earlier and referring elderly patients, who may be too sick or frail to manage their lives without assistance, to nursing homes and assisted living residences where the cost of providing care is typically lower than hospital care. In addition, third-party payors are increasingly becoming involved in determining the appropriate health care settings for their insureds or clients based primarily on cost and quality of care. Based on industry data, the annual cost per patient for skilled nursing care averages approximately $40,000, in contrast to the annual per patient cost for assisted living care of approximately $26,000.

  Senior Affluence

     The average net worth of senior citizens is higher than non-senior citizens, primarily as a result of accumulated equity through home ownership. The Company believes that a substantial portion of the senior population thus has significant resources available for their retirement and long-term care needs. The Company's target population is comprised of middle- to upper-income seniors who have, either directly or indirectly through familial support, the financial resources to pay for senior living communities, including an assisted living alternative to traditional long-term care.

  Reduced Reliance on Family Care

     Historically, the family has been the primary provider of care for seniors. The Company believes that the increase in the percentage of women in the work force, the reduction of average family size, and the increased mobility in society will reduce the role of the family as the traditional care-giver for aging parents. The Company believes that this trend will make it necessary for many seniors to look outside the family for assistance as they age.

GOVERNMENT REGULATION

     Changes in existing laws and regulations, adoption of new laws and regulations, and new interpretations of existing laws and regulations could have a material effect on the Company's operations. Failure by the Company to comply with applicable regulatory requirements could have a material adverse effect on the Company's business, financial condition, and results of operations. Accordingly, the Company devotes significant resources to monitoring legal and regulatory developments on local and national levels.

     The BBA included sweeping changes to Medicare and Medicaid, significantly reducing rates of increase for payments to home health agencies and skilled nursing facilities. Under the BBA, beginning in the year 2001, skilled nursing facilities will no longer be reimbursed under a cost based system. A prospective payment system under which facilities are reimbursed on a per diem basis will be phased in over the next three years. The BBA also requires the Secretary of Health and Human Services to establish and implement a prospective payment system for home health services for cost reporting periods beginning on and after October 1, 1999. The Company believes that the phase-in period will allow it to make timely operating adjustments appropriate under the new system, but does not know the magnitude of the effect that these changes ultimately will have on its skilled nursing and home health operations. However, pending either institution of prospective pay or major revisions to the interim payment system now in effect, the Company has suspended the operation of six of its recently established home health care agencies. Approximately 7.7% and 8.9% of the Company's total revenues for the three months ended March 31, 1998 and 1997, respectively, and 10.6%, 7.9%, and 7.8% of the Company's total revenues for the years ended December 31, 1997, 1996, and 1995, respectively, were attributable to Medicare, including Medicare-related private co-insurance.

     On January 5, 1998, HCFA issued regulations effective January, 1, 1998, under the authority of the BBA imposing additional requirements on home health agencies that participate in Medicare or Medicaid. The regulations require all home health care agencies participating in Medicare or Medicaid to obtain a surety bond in the amount of the greater of (i) $50,000 or (ii) 15.0% of the annual Medicare or Medicaid payments made to the home health care agency in the most recent fiscal year. The bond is for the purpose of securing HCFA against unpaid claims or civil monetary penalties or assessments. Additionally, the regulations create capitalization requirements which must be met by all home health care agencies entering the Medicare program on or after January 1, 1998, including a new home health care agency resulting from a change of ownership of an existing home health care agency, if the change of ownership results in a new provider number being issued. These new home health care agencies must have sufficient funds available to operate the home health care agency for the three month period after their Medicare or Medicaid provider agreement becomes effective, without taking into consideration actual or projected accounts receivable from Medicare or other health insurers.

     The health care industry is subject to extensive regulation and frequent regulatory change. At this time, no federal laws or regulations specifically regulate assisted or independent living residences. While a number of states have not yet enacted specific assisted living regulations, the Company's communities are subject to regulation, licensing, CON and permitting by state and local health and social service agencies and other regulatory authorities. While such requirements vary from state to state, they typically relate to staffing, physical design, required services, and resident characteristics. The Company believes that such regulation will increase in the future. In addition, health care providers are receiving increased scrutiny under anti-trust laws as integration and consolidation of health care delivery increases and affects competition. The Company's communities are also subject to various zoning restrictions, local building codes, and other ordinances, such as fire safety codes. Failure by the Company to comply with applicable regulatory requirements could have a material adverse effect on the Company's business, financial condition, and results of operations. Regulation of the assisted living industry is evolving. The Company is unable to predict the content of new regulations and their effect on its business. There can be no assurance that the Company's operations will not be adversely affected by regulatory developments.

     Certain of the FGI Communities are currently operating a number of nursing beds as "shelter beds" under a Florida statute and CON that generally limits the use of such beds to residents of the subject FGI Community. As part of its due diligence in connection with the FGI Transaction, the Company has discovered that the FGI Communities are not currently in full compliance with these shelter bed CON requirements. A violation of the shelter bed statutes may, among other things, subject the owner of the facility to fines of up to $1,500 per day. Although the Company is evaluating a number of alternatives relating to these shelter bed issues in anticipation of consummation of the FGI Transaction, as to which there is no assurance, the Company does not anticipate that the subject FGI Communities will be in full compliance with the shelter bed requirements in the foreseeable future, if ever. The Company believes that Florida authorities have not vigorously enforced the shelter bed requirements. In the event the FGI Transaction is consummated, however, there can be no assurance that the State of Florida would not enforce the shelter bed requirements strictly against the Company or impose penalties for prior or continuing violations. There is no assurance that the Company will consummate the FGI Transaction.

     Federal and state anti-remuneration laws, such as the Medicare/Medicaid anti-kickback law, govern certain financial arrangements among health care providers and others who may be in a position to refer or recommend patients to such providers. These laws prohibit, among other things, certain direct and indirect payments that are intended to induce the referral of patients to, the arranging for services by, or the recommending of, a particular provider of health care items or services. The Medicare/Medicaid anti-kickback law has been broadly interpreted to apply to certain contractual relationships between health care providers and sources of patient referral. Similar state laws, which vary from state to state, are sometimes vague and seldom have been interpreted by courts or regulatory agencies. Violation of these laws can result in loss of licensure, civil and criminal penalties, and exclusion of health care providers or suppliers from participation in the Medicare and Medicaid program. There can be no assurance that such laws will be interpreted in a manner consistent with the practices of the Company.

     The Company believes that its communities are in substantial compliance with applicable regulatory requirements. However, in the ordinary course of business, one or more of the Company's communities could be cited for deficiencies. In such cases, the appropriate corrective action would be taken. To the Company's knowledge, no material regulatory actions are currently pending with respect to any of the Company's communities.

     Under the Americans with Disabilities Act of 1990, all places of public accommodation are required to meet certain federal requirements related to access and use by disabled persons. A number of additional federal, state, and local laws exist which also may require modifications to existing and planned properties to permit access to the properties by disabled persons. While the Company believes that its communities are substantially in compliance with present requirements or are exempt therefrom, if required changes involve a greater expenditure than anticipated or must be made on a more accelerated basis than anticipated, additional costs would be incurred by the Company. Further legislation may impose additional burdens or restrictions with respect to access by disabled persons, the costs of compliance with which could be substantial.

     In addition, the Company is subject to various Federal, state and local environmental laws and regulations. Such laws and regulations often impose liability whether or not the owner or operator knew of, or was responsible for, the presence of hazardous or toxic substances. The costs of any required remediation or removal of these substances could be substantial and the liability of an owner or operator as to any property is generally not limited under such laws and regulations and could exceed the property's value and the aggregate assets of the owner or operator. The presence of these substances or failure to remediate such contamination properly may also adversely affect the owner's ability to sell or rent the property, or to borrow using the property as collateral. Under these laws and regulations, an owner, operator or an entity that arranges for the disposal of hazardous or toxic substances, such as asbestos-containing materials, at a disposal site may also be liable for the costs of any required remediation or removal of the hazardous or toxic substances at the disposal site. In connection with the ownership or operation of its properties, the Company could be liable for these costs, as well as certain other costs, including governmental fines and injuries to persons or properties.

     The Company believes that the structure and composition of government, and specifically health care, regulations will continue to change and, as a result, regularly monitors developments in the law. The Company expects to modify its agreements and operations from time to time as the business and regulatory environment changes. While the Company believes it will be able to structure all its agreements and operations in accordance with applicable law, there can be no assurance that its arrangements will not be successfully challenged.

COMPETITION

     The senior living and health care services industry is highly competitive, and the Company expects that all segments of the industry will become increasingly competitive in the future. Although there are a number of substantial companies active in the senior living and health care industry, the industry continues to be very fragmented and characterized by numerous small operators. The Company believes that the primary competitive factors in the senior living and health care services industry are (i) reputation for and commitment to a high quality of care; (ii) quality of support services offered (such as food services); (iii) price of services; (iv) physical appearance and amenities associated with the communities; and (v) location. The Company competes with other companies providing independent living, assisted living, skilled nursing, home health care, and other similar service and care alternatives, some of whom may have greater financial resources than the Company. Because seniors tend to choose senior living communities near their homes, the Company's principal competitors are other senior living and long-term care communities in the same geographic areas as the Company's communities. The Company also competes with other health care businesses with respect to attracting and retaining nurses, technicians, aides, and other high quality professional and non-professional employees and managers.

TRADEMARKS

     The Company has registered its corporate logo with the United States Patent and Trademark Office (the "USPTO"). The Company intends to develop and market a significant number of new assisted living residences under the tradename "Homewood Residence." The Company has filed an application with the USPTO to register the "Homewood Residence" tradename and logo, but there can be no assurance that such registration will be granted or that the Company will be able to use such tradename.

INSURANCE AND LEGAL PROCEEDINGS

     The provision of personal and health care services entails an inherent risk of liability. In recent years, participants in the senior living and health care services industry have become subject to an increasing number of lawsuits alleging negligence or related legal theories, many of which involve large claims and result in the incurrence of significant defense costs. The Company currently maintains property, liability, and professional medical malpractice insurance policies for the Company's owned and certain of its managed communities under a master insurance program in amounts and with such coverages and deductibles that the Company believes are within normal industry standards based upon the nature and risks of the Company's business. The Company also has an umbrella excess liability protection policy in the amount of $20.0 million per location. There can be no assurance that a claim in excess of the Company's insurance will not arise. A claim against the Company not covered by, or in excess of, the Company's insurance could have a material adverse effect upon the Company. In addition, the Company's insurance policies must be renewed annually. There can be no assurance that the Company will be able to obtain liability insurance in the future or that, if such insurance is available, it will be available on acceptable terms.

     Under various federal, state, and local environmental laws, ordinances, and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances or petroleum product releases at such property, and may be held liable to a governmental entity or to third parties for property damage and for investigation and clean up costs. The Company is not aware of any environmental liability with respect to any of its owned, leased, or managed communities that it believes would have a material adverse effect on the Company's business, financial condition, or results of operations. The Company believes that its communities are in compliance in all material respects with all federal, state, and local laws, ordinances, and regulations regarding hazardous or toxic substances or petroleum products. The Company has not been notified by any governmental authority, and is not otherwise aware of any material non-compliance, liability, or claim relating to hazardous or toxic substances or petroleum products in connection with any of the communities it currently operates.

     The Company currently is not party to any legal proceeding that it believes would have a material adverse effect on its business, financial condition, or results of operations.

EMPLOYEES

     The Company employs approximately 2,770 persons, of which approximately 1,700 are full-time employees (approximately 95 of whom are located at the Company's corporate offices) and 1,070 are part-time employees. In addition, there are approximately 500 full-time employees and 400 part-time employees who are employed by the owners of communities managed by the Company and who are under the direction and supervision of the Company. None of the Company's employees is currently represented by a labor union and the Company is not aware of any union organizing activity among its employees. The Company believes that its relationship with its employees is good. Assuming consummation of the FGI Transaction, the Company would employ approximately 1,970 additional employees, of which approximately 1,160 would be full-time employees and 810 would be part-time employees. There is no assurance, however, that the Company will consummate the FGI Transaction.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table sets forth certain information concerning the directors and executive officers of the Company.

NAME                                        AGE                              POSITION
----                                        ---                              --------
W.E. Sheriff..............................  55     Chairman of the Board and Chief Executive Officer
Christopher J. Coates.....................  47     President, Chief Operating Officer, and Director
George T. Hicks...........................  40     Executive Vice President -- Finance, Chief Financial
                                                   Officer, Treasurer, and Secretary
H. Todd Kaestner..........................  42     Executive Vice President -- Corporate Development
James T. Money............................  50     Executive Vice President -- Development Services
Tom G. Downs..............................  52     Senior Vice President -- Operations
Lee A. McKnight...........................  52     Senior Vice President -- Marketing
H. Lee Barfield II........................  51     Director
Jack O. Bovender, Jr......................  52     Director
Frank M. Bumstead.........................  56     Director
Robin G. Costa............................  31     Director
Clarence Edmonds..........................  64     Director
John A. Morris, Jr., M.D..................  51     Director
Daniel K. O'Connell.......................  69     Director
Nadine C. Smith...........................  40     Director
Lawrence J. Stuesser......................  56     Director

     W.E. Sheriff has served as Chairman and Chief Executive Officer of the Company and its predecessors since April 1984. From 1973 to 1984, Mr. Sheriff served in various capacities for Ryder System, Inc., including as president and chief executive officer of its Truckstops of America division. Mr. Sheriff also serves on the boards of several privately-held companies and various educational and charitable organizations and in varying capacities with several trade organizations, including as a member of the board of the National Association for Senior Living Industries, and as a member of the American Association of Homes and Services for the Aging and the American Senior Housing Association.

     Christopher J. Coates has served as President and Chief Operating Officer of the Company and its predecessors since January 1993 and as a director of the Company since January 1998. From 1988 to 1993, Mr. Coates served as chairman of National Retirement Company ("NRC"), a senior living management company acquired by a subsidiary of the Company in 1992. From 1985 to 1988, Mr. Coates was senior director of the Retirement Housing Division of Radice Corporation, following that company's purchase in 1985 of National Retirement Consultants, a company formed by Mr. Coates.

     George T. Hicks, a certified public accountant, has served as the Executive Vice President -- Finance, Chief Financial Officer, Treasurer, and Secretary since September 1993. Mr. Hicks has served in various capacities for the Company's predecessors since 1985, including Vice President -- Finance and Treasurer from November 1989 to September 1993.

     H. Todd Kaestner has served as Executive Vice President -- Corporate Development since September 1993. Mr. Kaestner has served in various capacities for the Company's predecessors since 1985, including Vice
President -- Development from 1988 to 1993 and Chief Financial Officer from 1985 to 1988.

     James T. Money has served as Executive Vice President -- Development Services since September 1993. Mr. Money has served in various capacities for the Company's predecessors since 1978, including Vice President -- Development from 1985 to 1993. Mr. Money is a member of the board of directors and the executive committee of the National Association for Senior Living Industries.

     Tom G. Downs has served as Senior Vice President -- Operations since 1989. Mr. Downs has served in various capacities for the Company's predecessors since 1979.

     Lee A. McKnight has served as Senior Vice President -- Marketing since September 1991. Mr. McKnight has served in various capacities for the Company's predecessors since 1979.

     H. Lee Barfield II has served as a director of the Company since its inception and as director of various of the Company's predecessors since 1978. Mr. Barfield is a member in the law firm of Bass, Berry & Sims PLC, the Company's outside general counsel, and has served in various capacities for that firm since 1974.

     Jack O. Bovender, Jr. has served as a director of the Company since its inception. Mr. Bovender has been president and chief operating officer of Columbia/HCA Healthcare Corporation ("Columbia/HCA") since August 1997. From March 1994 to August 1997, Mr. Bovender was retired. Prior to March 1994, Mr. Bovender worked for Hospital Corporation of America, a predecessor to Columbia/HCA, for over 18 years in various capacities, including executive vice president and chief operating officer. Mr. Bovender is a director of America Service Group, Inc., a provider of managed health care services to correctional facilities.

     Frank M. Bumstead has served as a director of the Company since its inception. Since 1989, Mr. Bumstead has been president and a principal shareholder of Flood, Bumstead, McCready & McCarthy, Inc., a business management firm that represents, among others, artists, songwriters, and producers in the music industry. Since 1993, Mr. Bumstead has also served as the chairman and chief executive officer of FBMS Financial, Inc., an investment advisor registered under the Investment Company Act of 1940. Mr. Bumstead is vice chairman and a director of Response Oncology, Inc., a physician practice management company specializing in oncology, and a director of TBA Entertainment, Inc., an owner and operator of restaurants and hotels. Mr. Bumstead also serves as a director, secretary, and treasurer of Imprint Records, Inc., a music recording company.

     Robin G. Costa has served as a director of the Company since its inception. Since 1994, Ms. Costa has served as chief operating officer of Maddox Companies, a group of over 40 entities involved in oil and gas exploration, real estate development and investment, and other investments. Ms. Costa has served in various capacities for the Maddox Companies since 1985, including as secretary and treasurer from 1992 to 1994.

     Clarence Edmonds has served as a director of the Company since its inception and as a director of various of the Company's predecessors since 1987. Mr. Edmonds has served in various capacities, including vice president and treasurer, of Massey Company, an investment services firm, since 1969.

     John A. Morris, Jr., M.D. has served as a director of the Company since its inception. Dr. Morris has served in varying capacities of the medical profession since 1977, and is currently a Professor of Surgery and the Director of the Division of Trauma and Surgical Critical Care at the Vanderbilt University School of Medicine, the Medical Director of the Life Flight Air Ambulance Program at Vanderbilt University Hospital, and an Associate in the Department of Health Policy and Management at the Johns Hopkins University. Dr. Morris is also chairman of the board of Sirrom Capital Corporation, a small business investment company.

     Daniel K. O'Connell has served as a director of the Company since its inception and as a director of various of the Company's predecessors since 1985. Until his retirement in 1990, Mr. O'Connell worked for Ryder System, Inc. for over 25 years in various capacities, including legal counsel and chief financial officer.

     Nadine C. Smith has served as a director of the Company since its inception. Ms. Smith is president and chief executive officer of Enidan Capital Partners, L.P., an investment company that makes equity investments in public and privately held companies ("Enidan"). Prior to co-founding Enidan, Ms. Smith was managing general partner of NC Smith & Co., a financial and management consulting firm, from 1990 to 1997. Ms. Smith also is president and chief executive officer of Sirrom Resource Funding L.P., which provides financing to environmental companies.

     Lawrence J. Stuesser has served as a director of the Company since its inception and as a member of ARCLP's limited partners committee since June 1995. Since June 1996, Mr. Stuesser has been the president and chief executive officer and a director of Computer People, Inc., an information technology professional services and staffing company and a subsidiary of Delphi Group plc, of which Mr. Stuesser serves as a director. From August 1993 to May 1996, Mr. Stuesser was a private investor and independent business consultant. From January 1991 to July 1993, Mr. Stuesser was chairman and chief executive officer of Kimberly Quality Care, Inc., a home health care services company. Mr. Stuesser is chairman of the board of Curative Health Services Inc., a disease management company in the chronic wound care market, and a director of IntegraMed America, Inc., an owner and operator of clinical ambulatory care facilities.

     The Company's Board of Directors, currently consisting of 11 members, is divided into three classes of as nearly equal size as possible. At each annual meeting of shareholders, directors constituting one class are elected for a three-year term. The terms of Messrs. Bumstead and Edmonds and Ms. Smith will expire at the 1999 Annual Meeting of Shareholders, the terms of Messrs. Sheriff and Barfield, Dr. Morris, and Ms. Costa will expire at the 2000 Annual Meeting of Shareholders, and the terms of Messrs. Bovender, Coates, O'Connell, and Stuesser will expire at the 2001 Annual Meeting of Shareholders. Executive officers serve at the discretion of the Board of Directors.

     The Board of Directors has established a policy of holding meetings on a regular quarterly basis and on other occasions when required by special circumstances. Certain directors also devote their time and attention to the Board's principal standing committees. The committees and their primary functions are as follows:

          Executive Committee. The Executive Committee is authorized generally to act on behalf of the Board of Directors between scheduled meetings, subject to certain limitations established by the Board of Directors and applicable corporate law. The Executive Committee currently consists of Messrs. Bovender, Bumstead, and Sheriff and Dr. Morris.

          Audit Committee. The Audit Committee makes recommendations to the Board of Directors with respect to the Company's financial statements and the appointment of independent accountants, reviews significant audit and accounting policies and practices, meets with the Company's independent accountants concerning, among other things, the scope of audits and reports, and reviews the performance of the overall accounting and financial controls of the Company. The Audit Committee currently consists of Messrs. Barfield and Edmonds and Ms. Costa.

          Compensation Committee. The Compensation Committee has the responsibility for reviewing and approving salaries, bonuses, and other compensation and benefits of executive officers, advising management regarding benefits and other terms and conditions of compensation, and administering the Company's stock incentive, employee stock purchase, 401(k), and other executive compensation plans. The Compensation Committee currently consists of Messrs. O'Connell and Stuesser and Ms. Smith.

FUTURE BOARD EXPANSION

     If the FGI Transaction is consummated, the Company has agreed to cause Robert G. Roskamp to be elected to the Company's Board of Directors and to the Executive Committee of the Board of Directors. The Company anticipates that the Company's Board would vote to increase the number of directors by one and elect Robert G. Roskamp as a director. There is no assurance that the Company will consummate the FGI Transaction.

                       PRINCIPAL AND SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the beneficial ownership of the Common Stock as of the date hereof and as adjusted to reflect the sale of Common Stock offered hereby with respect to (i) each of the Named Executive Officers; (ii) each of the Company's current directors;
(iii) each person known by the Company to own beneficially more than 5% of the Common Stock; (iv) all current directors and executive officers of the Company as a group; and (v) the Selling Shareholders. Under the rules of the Securities and Exchange Commission (the "Commission"), a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security.

                                                        SHARES BENEFICIALLY       NUMBER OF     SHARES BENEFICIALLY
                                                         OWNED PRIOR TO THE        SHARES         OWNED AFTER THE
                                                           OFFERING(1)(2)        TO BE SOLD          OFFERING
                                                      ------------------------     IN THE      ---------------------
NAME                                                   NUMBER          PERCENT   OFFERING(3)    NUMBER       PERCENT
----                                                  ---------        -------   -----------   ---------     -------
NAMED EXECUTIVE OFFICERS:
W.E. Sheriff........................................    639,217(4)(5)    5.6%           --       639,217       4.1%
Christopher J. Coates...............................    258,303(6)       2.3         1,860(7)    256,443       1.6
George T. Hicks.....................................    182,505(6)       1.6        17,459(7)    165,046       1.1
H. Todd Kaestner....................................    191,910(6)       1.7        17,886(7)    174,024       1.1
James T. Money......................................    186,918(6)       1.6        17,459(7)    169,459       1.1
DIRECTORS:
H. Lee Barfield II..................................    625,577(8)(9)    5.5            --       625,577       4.0
Jack O. Bovender, Jr................................      5,000          *              --         5,000       *
Frank M. Bumstead...................................     10,000          *              --        10,000       *
Robin G. Costa......................................  1,443,259(10)(11) 12.6        48,222(12) 1,395,037       8.9
Clarence Edmonds....................................    370,073(13)      3.2            --       370,073       2.4
John A. Morris, Jr., M.D............................    363,490(14)      3.2            --       363,490       2.3
Daniel K. O'Connell.................................     18,285          *              --        18,285       *
Nadine C. Smith.....................................     34,956          *              --        34,956       *
Lawrence J. Stuesser................................     72,547(15)      *           7,547(16)    65,000       *
All current directors and executive officers as a
  group (16 persons)................................  4,643,961         40.1       144,351     4,499,610      28.4
OTHER 5% SHAREHOLDERS:
DMAR Limited Partnership............................  1,372,037(10)     12.0            --     1,372,037       8.7
Mary Louise Frist Barfield..........................    625,577(17)(18)  5.5            --       625,577       4.0
Robert A. Frist, M.D................................    591,838(19)(20)  5.2            --       591,838       3.8
OTHER SELLING SHAREHOLDERS:
Joseph H. Baron(21).................................     50,111          *           7,000        43,111       *
Tom G. Downs(21)....................................    122,953(6)       1.1        16,959(7)    105,993       *
William H. Frist Annuity Trust -- 1997..............    329,677          2.9        50,000       279,677       1.8
Davis Hunt(21)......................................     14,560          *           2,000        12,560       *
Don Husi(21)........................................     40,755          *           3,000        37,755       *
Lee A. McKnight(21).................................    118,968(6)       1.0        16,959(7)    102,008       *
Sylvester I, L.P....................................     14,804          *          14,804            --        --

---------------

   * Less than one percent.

 (1) Pursuant to the rules of the Securities and Exchange Commission (the "SEC"), shares of Common Stock that certain persons presently have the right to acquire pursuant to the conversion provisions of the Debentures ("Conversion Shares") are deemed outstanding for the purpose of computing such person's percentage ownership, but not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. Likewise, shares subject to options held by directors and executive officers of the Company that are exercisable within 60 days of the date hereof are deemed outstanding for the purpose of computing such director's and executive officer's beneficial ownership and the beneficial ownership of all directors and executive officers as a group.

 (2) Includes the following shares of Common Stock issuable upon the exercise of options granted pursuant to the 1997 Stock Plan which the following persons are entitled to exercise within 60 days of the date hereof: Mr. Sheriff, 20,000; Mr. Coates, 15,000; each of Messrs. Hicks, Kaestner, and Money, 11,666; each of Mses. Costa and Smith, Dr. Morris, and Messrs. Barfield, Bovender, Bumstead, Edmonds, O'Connell, and Stuesser, 5,000; each of Messrs. Downs and McKnight, 6,666; all directors and executive officers as a group (16 persons), 128,330; and each of Messrs. Baron, Hunt, and Husi, 3,333.

 (3) Messrs. Sheriff, Coates, Hicks, Kaestner, Money, Baron, Downs, Hunt, Husi, and McKnight have agreed to sell up to 20,000, 20,000, 20,400, 20,400, 20,400, 4,000, 13,400, 1,000, 2,000 and 13,400 shares of Common Stock, respectively, pursuant to the Underwriters' over-allotment option. See "Underwriting."

 (4) Address: 111 Westwood Place, Suite 402, Brentwood, Tennessee 37027.

 (5) Includes 324,519 shares, including 4,166 Conversion Shares, beneficially owned by W.E. Sheriff Family Limited Partnership, of which Mr. Sheriff is a general partner.

 (6) Includes 1,860 shares beneficially owned by Sylvester I, L.P. ("Sylvester I") as to which such person holds a pecuniary interest.

 (7) Includes 1,860 shares to be sold by Sylvester I. See Note 6.

 (8) Address: 2700 First American Center, Nashville, Tennessee 37238.

 (9) Includes 2,708 Conversion Shares. Also includes 473,065 shares beneficially owned by Mr. Barfield's wife, Mary Louise Frist Barfield. See Note 18, Mr. Barfield is the brother-in-law of Robert A. Frist and William H. Frist.

(10) Address: 3833 Cleghorn Avenue, Suite 400, Nashville, Tennessee 37215.

(11) Includes 1,372,037 shares beneficially owned by DMAR Limited Partnership ("DMAR"). Ms. Costa is a Vice President of Margaret Energy, Inc., the general partner of DMAR. Also includes an aggregate of 18,000 shares beneficially owned by trusts as to which Ms. Costa exercises voting and dispositive power and 48,222 shares held by the estate of Dan W. Maddox (the "Maddox Estate") as to which Ms. Costa is co-executor.

(12) All shares to be sold by the Maddox Estate. See Note 11.

(13) Includes 4,166 Conversion Shares beneficially owned by Mr. Edmonds, 335,888 shares beneficially owned by The Jack C. Massey Foundation, of which Mr. Edmonds serves as a co-trustee, 5,000 shares beneficially owned by a trust of which Mr. Edmonds and his wife serve as co-trustees and are lifetime beneficiaries, and 20,019 shares beneficially owned by Mr. Edmonds's wife. Mr. Edmonds disclaims beneficial ownership of his wife's shares.

(14) Includes 209,114 and 149,376 shares beneficially owned by Sirrom Limited and Sirrom Partners, L.P., respectively, which are partnerships owned and controlled by Dr. Morris, his brother, and other members of Dr. Morris family.

(15) Includes 67,547 shares beneficially owned by B&W Development Centers, Inc., a corporation of which Mr. Stuesser is a director and 50% shareholder.

(16) All shares to be sold by B&W Development Centers, Inc. See Note 15.

(17) Address: c/o H. Lee Barfield II, 2700 First American Center, Nashville, Tennessee 37238.

(18) Includes 208 Conversion Shares beneficially owned by Mrs. Barfield, 2,708 Conversion Shares and 149,803 shares beneficially owned by Mrs. Barfield's husband, H. Lee Barfield II, and an aggregate of 184,804 shares beneficially owned by the Barfield Trusts, of which Mrs. Barfield serves as trustee. See Note 9. Mrs. Barfield is the sister of Robert A. Frist and William H. Frist.

(19) Address: 1326 Page Road, Nashville, Tennessee 37205.

(20) Includes 31,735 shares beneficially owned by Dr. Frist's wife, including 4,166 Conversion Shares. Does not include shares beneficially owned by Dr. Frist's children who are 18 years of age or older. Dr. Frist is the brother of Mary Louise Frist Barfield and William H. Frist and the brother-in-law of H. Lee Barfield II.

(21) Each of Messrs. Baron, Downs, Hunt, Husi, and McKnight are currently serving as officers of the Company.

                                  UNDERWRITING

     The Underwriters named below (the "Underwriters") have severally and not jointly agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase, and the Company and the Selling Shareholders have agreed to sell to the Underwriters, the number of shares of Common Stock set forth opposite their names below.

                                                               NUMBER
                                                                 OF
UNDERWRITER                                                    SHARES
-----------                                                   ---------
Schroder & Co. Inc..........................................
Smith Barney Inc............................................
J.C. Bradford & Co..........................................
Jefferies & Company, Inc....................................
McDonald & Company Securities, Inc..........................
Raymond James & Associates, Inc.............................
SunTrust Equitable Securities...............................
                                                              ---------
          Total.............................................  4,500,000
                                                              =========

     The Underwriting Agreement provides that the Underwriters are obligated to purchase all the shares of Common Stock offered hereby, if any such shares are purchased.

     The Underwriters have advised the Company that they propose to offer the shares directly to the public, initially at the public offering price set forth on the cover page of this Prospectus Supplement; that the Underwriters propose
initially to allow a concession not in excess of $          per share of Common
Stock to certain dealers; and that the Underwriters and such dealers may
initially allow a concession not in excess of $          per share of Common
Stock to other dealers. After the initial offering, the public offering price and such concessions may be changed by the Underwriters.

     The Company and certain Selling Shareholders have granted an option to the Underwriters, exercisable for 30 days from the date of this Prospectus Supplement, to purchase up to 540,000 and 135,000 additional shares, respectively, of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus Supplement. The Underwriters may exercise such option only to cover over-allotments in the sale of the shares of Common Stock offered hereby.

     The Underwriting Agreement provides that the Company and the Selling Shareholders will indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act.

     The Company, its executive officers and directors, and the Selling Shareholders have agreed with the Underwriters that, for a period of 90 days following the Offering, they will not offer, sell, contract to sell, grant an option to purchase, or otherwise dispose (or announce any offer, sale, grant of any option, or other distribution) of any shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock without the prior written consent of Schroder & Co. Inc. (except that the Company may grant options to purchase or award shares of Common Stock under the Stock Incentive Plan and the Company's Employee Stock Purchase Plan and issue privately placed shares in connection with acquisitions). See "Principal and Selling Shareholders."

     The Underwriters may engage in over-allotment, stabilizing transactions, syndicate covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specific maximum. Syndicate covering transactions involve purchases of the securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a syndicate member when the securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions, and penalty bids may cause the price of the securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the NYSE or otherwise and, if commenced, may be discontinued at any time.

     Schroder & Co. Inc., McDonald & Company Securities, Inc., and SunTrust Equitable Securities acted as representatives of the underwriters in connection with previous public offerings by the Company and have performed other investment banking services for the Company from time to time. J.C. Bradford is acting as financial advisor to the Company in connection with the FGI transaction. McDonald & Company Securities, Inc. is acting as financial advisor to FGI and to certain entities affiliated with FGI and with Robert G. Roskamp, FGI's founder and Chairman, in connection with the FGI Transaction.

                                 LEGAL MATTERS

     The validity of the shares of Common Stock offered hereby will be passed upon for the Company and the Selling Shareholders by Bass, Berry & Sims PLC, Nashville, Tennessee. H. Lee Barfield II, a member of Bass, Berry & Sims PLC, is a director of the Company. Mr. Barfield and his wife and children beneficially own 625,577 shares of Common Stock. See "Principal and Selling Shareholders." Certain legal matters will be passed upon for the Underwriters by Stroock & Stroock & Lavan LLP, New York, New York.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
AMERICAN RETIREMENT CORPORATION
Independent Auditors' Report................................   F-2
Consolidated Balance Sheets -- December 31, 1997 and 1996...   F-3
Consolidated Statements of Operations -- Years ended
  December 31, 1997 and 1996, Nine Months ended December 31,
  1995 and Combined Statements of Operations -- Three Months
  ended March 31, 1995......................................   F-4
Consolidated Statements of Partners'/Shareholders'
  Equity -- Years ended December 31, 1997 and 1996, Nine
  Months ended December 31, 1995 and Combined Statements of
  Partners'/Shareholders' Equity -- Three Months ended March
  31, 1995..................................................   F-6
Consolidated Statements of Cash Flows -- Years ended
  December 31, 1997 and 1996, Nine Months ended December 31,
  1995 and Combined Statements of Cash Flows -- Three Months
  ended March 31, 1995......................................   F-7
Notes to Consolidated and Combined Financial Statements.....   F-9

Condensed Consolidated Balance Sheets -- March 31, 1998 and
  December 31, 1997 (Unaudited).............................  F-24
Condensed Consolidated Statements of Operations -- Three
  Months Ended March 31, 1998 and 1997 (Unaudited)..........  F-25
Condensed Consolidated Statements of Cash Flows -- Three
  Months Ended March 31, 1998 and 1997 (Unaudited)..........  F-26
Notes to Condensed Consolidated Financial Statements........  F-27

FREEDOM GROUP, INC. AND SUBSIDIARIES AND FREEDOM VILLAGE OF
  HOLLAND, MICHIGAN
Independent Auditors' Report................................  F-30
Combined Balance Sheet -- December 31, 1997.................  F-31
Combined Statement of Income -- Year Ended December 31,
  1997......................................................  F-32
Combined Statement of Changes in Stockholders' Equity
  (Deficit) and Partnership Capital -- Year Ended December
  31, 1997..................................................  F-33
Combined Statement of Cash Flows -- Year Ended December 31,
  1997......................................................  F-34
Notes to Combined Financial Statements......................  F-35

Condensed Combined Balance Sheets -- March 31, 1998 and
  December 31, 1997 (Unaudited).............................  F-52
Condensed Combined Statements of Income -- Three Months
  Ended March 31, 1998 and 1997 (Unaudited).................  F-53
Condensed Combined Statements of Cash Flows -- Three Months
  Ended March 31, 1998 and 1997 (Unaudited).................  F-54
Notes to Condensed Combined Financial Statements............  F-55

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
  American Retirement Corporation:

     We have audited the accompanying consolidated balance sheet of American Retirement Corporation and subsidiaries as of December 31, 1997 and the consolidated balance sheet of American Retirement Communities, L.P. and its consolidated entities (the Predecessor) as of December 31, 1996, and the related consolidated statements of operations, changes in partners'/shareholders' equity, and cash flows for the year ended December 31, 1997, for the year ended December 31, 1996 and for the period April 1, 1995 through December 31, 1995 (Predecessor periods), and the related combined statements of operations, changes in partners'/shareholders' equity, and cash flows of American Retirement Corporation and combined entities (Predecessor Entities) for the period from January 1, 1995 through March 31, 1995 (Predecessor Entities period). These consolidated and combined financial statements are the responsibility of the Companies' management. Our responsibility is to express an opinion on these consolidated and combined statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the aforementioned consolidated financial statements present fairly, in all material respects, the financial position of American Retirement Corporation and subsidiaries as of December 31, 1997 and American Retirement Communities, L.P. and consolidated entities as of December 31, 1996, and the results of their operations and their cash flows for the year ended December 31, 1997 and for the Predecessor periods, in conformity with generally accepted accounting principles. Further, in our opinion, the aforementioned Predecessor Entities combined financial statements present fairly, in all material respects, the results of operations and cash flows of American Retirement Corporation and combined entities for the Predecessor Entities period, in conformity with generally accepted accounting principles.

     As discussed in note 1 to the consolidated and combined financial statements, effective April 1, 1995, an exchange of common stock or partnership interests for limited partnership interests in American Retirement Communities, L.P. was accounted for as a purchase business combination (the Roll-up). As a result of the Roll-up, net assets not previously owned by the acquirer were recorded at fair value. Accordingly, consolidated financial information for the period after the Roll-up is presented on a different cost basis than that for periods before the Roll-up and, therefore, is not comparable.

                                          KPMG PEAT MARWICK LLP

Nashville, Tennessee
February 11, 1998, except as to
note 14, which is as of May 29, 1998

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1997       1996
                                                              --------   --------
                                     ASSETS
Current assets:
  Cash and cash equivalents.................................  $ 44,583   $  3,222
  Assets limited as to use (Note 6).........................     2,654      1,022
  Resident and health care receivables, net.................     4,979      2,782
  Management services receivables...........................     1,199        565
  Inventory.................................................       483        420
  Prepaid expenses..........................................     1,052        340
  Deferred income taxes (Note 11)...........................     4,332        920
  Other current assets......................................     1,003         --
                                                              --------   --------
          Total current assets..............................    60,285      9,271
Assets limited as to use, excluding amounts classified as
  current...................................................     7,332      3,607
Land, buildings and equipment, net (Notes 4 and 6)..........   229,898    213,124
Marketable securities.......................................        52         52
Other assets (Note 5).......................................    19,587      2,108
                                                              --------   --------
          Total assets......................................  $317,154   $228,162
                                                              ========   ========

               LIABILITIES AND PARTNERS' AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt (Note 6)................  $    316   $  8,053
  Accounts payable..........................................     2,429      2,441
  Accrued expenses..........................................     9,796      6,239
  Redemption payable........................................        --      5,195
  Accrued partner distributions.............................        --      1,632
                                                              --------   --------
          Total current liabilities.........................    12,541     23,560
Tenant deposits.............................................     5,290      3,850
Long-term debt, excluding current portion (Note 6)..........   237,038    162,636
Deferred gain on sale-leaseback transactions (Note 4).......     4,073         --
Deferred income taxes (Note 11).............................     3,689         --
Other long-term liabilities.................................       605        234
                                                              --------   --------
          Total liabilities.................................   263,236    190,280
Commitments and contingencies (Notes 4, 6, 9, 10, 12 and 14)
Partners' and shareholders' equity (Notes 7 and 8):
  General and limited partners' interests...................        --     37,882
  Common stock, $.01 par value; 50,000,000 shares
     authorized, 11,420,860 shares issued and outstanding at
     December 31, 1997......................................       114         --
  Additional paid-in capital................................    60,203         --
  Accumulated deficit.......................................    (6,399)        --
                                                              --------   --------
          Total partners' and shareholders' equity..........    53,918     37,882
                                                              --------   --------
          Total liabilities and partners' and shareholders'
            equity..........................................  $317,154   $228,162
                                                              ========   ========

   See accompanying notes to consolidated and combined financial statements.

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

               CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS

                                                                   CONSOLIDATED                COMBINED
                                                        ----------------------------------   ------------
                                                                                             PREDECESSOR
                                                                              PREDECESSOR      ENTITIES
                                                                              ------------   ------------
                                                            YEARS ENDED       NINE MONTHS    THREE MONTHS
                                                           DECEMBER 31,          ENDED          ENDED
                                                        -------------------   DECEMBER 31,    MARCH 31,
                                                          1997       1996         1995           1995
                                                        --------   --------   ------------   ------------
                                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
  Resident and health care revenue....................  $ 92,217   $ 73,878     $47,239        $11,761
  Management services revenue (Note 12)...............     1,995      1,739       1,524            595
                                                        --------   --------     -------        -------
    Total revenues....................................    94,212     75,617      48,763         12,356
Expenses:
  Community operating expense.........................    57,838     46,960      30,750          8,035
  Lease expense (Note 4)..............................     3,405         --          --             --
  General and administrative..........................     8,051      6,200       3,446          1,108
  Depreciation and amortization.......................     6,855      6,906       4,534          1,127
                                                        --------   --------     -------        -------
    Total operating expenses..........................    76,149     60,066      38,730         10,270
                                                        --------   --------     -------        -------
    Income from operations............................    18,063     15,551      10,033          2,086
Other income (expense):
  Interest expense....................................   (14,863)   (12,160)     (7,930)        (2,370)
  Interest income.....................................     2,675        434         329             49
  Other...............................................        (1)       788         919         (1,013)
                                                        --------   --------     -------        -------
    Other income (expense), net.......................   (12,189)   (10,938)     (6,682)        (3,334)
    Income (loss) before income taxes and
      extraordinary item..............................     5,874      4,613       3,351         (1,248)
Income tax expense (benefit) (Note 11)................     4,340       (920)         55             20
                                                        --------   --------     -------        -------
    Income (loss) before extraordinary item...........     1,534      5,533       3,296         (1,268)
Extraordinary loss on extinguishment of debt, net of
  tax (Note 6)........................................     6,334      2,335          --             --
                                                        --------   --------     -------        -------
    Net income (loss).................................  ($ 4,800)  $  3,198     $ 3,296        ($1,268)
                                                        ========   ========     =======        =======
Preferred return on special redeemable preferred
  limited partnership interests.......................        --      1,104       1,125             --
                                                        --------   --------     -------        -------
    Net income (loss) available for distribution to
      partners and shareholders.......................  ($ 4,800)  $  2,094     $ 2,171        ($1,268)
                                                        ========   ========     =======        =======
Pro forma earnings data (Note 1):
  Income before income taxes and extraordinary item...  $  5,874   $  4,613
  Pro forma income tax expense........................     2,115      1,661
                                                        --------   --------
  Pro forma income before extraordinary item..........     3,759      2,952
  Preferred return on special redeemable preferred
    limited partnership interests.....................        --      1,104
                                                        --------   --------
  Pro forma income before extraordinary item available
    for distribution to partners and shareholders.....  $  3,759   $  1,848
                                                        ========   ========

                                                                     (Continued)

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

          CONSOLIDATED AND COMBINED STATEMENTS OF OPERATIONS CONTINUED

                                                                  CONSOLIDATED
                                                              ---------------------
                                                                        PREDECESSOR
                                                                        -----------
                                                                   YEARS ENDED
                                                                  DECEMBER 31,
                                                              ---------------------
                                                               1997        1996
                                                              -------   -----------
                                                              (IN THOUSANDS, EXCEPT
                                                                 PER SHARE DATA)
Pro forma basic earnings per share:
  Pro forma income before extraordinary item................  $  0.36     $ 0.31
  Preferred return on special redeemable preferred limited
    partnership interests...................................       --      (0.12)
                                                              -------     ------
  Pro forma income before extraordinary item available for
    distribution to partners and shareholders...............  $  0.36     $ 0.20
                                                              =======     ======
Pro forma diluted earnings per share:
  Pro forma income before extraordinary item................  $  0.35     $ 0.31
  Preferred return on special redeemable preferred limited
    partnership interests...................................       --      (0.12)
                                                              -------     ------
  Pro forma income before extraordinary item available for
    distribution to partners and shareholders...............  $  0.35     $ 0.20
                                                              =======     ======
Weighted average shares used for basic earnings per share
  data .....................................................   10,577      9,375
Effect of dilutive common stock options.....................       98         --
                                                              -------     ------
Weighted average shares used for diluted earnings per share
  data......................................................   10,675      9,375
                                                              =======     ======

   See accompanying notes to consolidated and combined financial statements.

                        AMERICAN RETIREMENT CORPORATION

     CONSOLIDATED AND COMBINED STATEMENTS OF PARTNERS'/SHAREHOLDERS' EQUITY
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                            SPECIAL
                               GENERAL    REDEEMABLE
                                 AND       PREFERRED
                               LIMITED      LIMITED        COMMON STOCK       ADDITIONAL
                              PARTNERS'   PARTNERSHIP   -------------------    PAID-IN     ACCUMULATED
                              INTERESTS    INTERESTS      SHARES     AMOUNT    CAPITAL       DEFICIT      TOTAL
                              ---------   -----------   ----------   ------   ----------   -----------   --------
Combined balance at December
  31, 1994..................  $ 12,823                                                                   $ 12,823
Combined loss for the three
  months ended March 31,
  1995......................    (1,268)                                                                    (1,268)
Exercise of stock options
  (ARC).....................       257                                                                        257
Acquisition of treasury
  stock by ARC..............    (1,619)                                                                    (1,619)
Contribution by ARCLP
  partners..................    11,000                                                                     11,000
Distribution to partners....    (1,400)                                                                    (1,400)
                              --------     --------     ----------    ----     -------       -------     --------
Combined balance at March
  31, 1995..................    19,793                                                                     19,793
Adjustment to equity as a
  result of business
  combination (Note 1)......    23,923                                                                     23,923
Conversion of debt to
  special redeemable
  preferred partnership
  interests (Note 1)........               $ 10,000                                                        10,000
Net income for the nine
  months ended December 31,
  1995......................     2,171        1,125                                                         3,296
Distribution to partners for
  the nine months ended
  December 31, 1995.........    (4,064)      (1,125)                                                       (5,189)
                              --------     --------     ----------    ----     -------       -------     --------
Consolidated balance at
  December 31, 1995.........    41,823       10,000             --      --          --            --       51,823
Net income for 1996.........     2,094        1,104                                                         3,198
Redemption of preferred
  partnership interests.....                (10,000)                                                      (10,000)
Distribution to partners....    (6,035)      (1,104)                                                       (7,139)
                              --------     --------     ----------    ----     -------       -------     --------
Consolidated balance at
  December 31, 1996.........    37,882           --             --      --          --            --       37,882
Net income (loss) for
  1997......................     1,599                                                       $(6,399)      (4,800)
Distribution to partners....    (2,500)                                                                    (2,500)
Reorganization Note (Note
  1)........................   (21,875)                                                                   (21,875)
Transfer of partnership
  equity for shares of
  common stock (Note 7).....   (15,106)                  7,812,500    $ 78     $15,028                         --
Net proceeds from initial
  public offering (Note
  7)........................                             3,593,750      36      44,954                     44,990
Issuance of common stock
  pursuant to employee stock
  purchase plan (Note 9)....                                14,610                 221                        221
                              --------     --------     ----------    ----     -------       -------     --------
Balance at December 31,
  1997......................        --           --     11,420,860    $114     $60,203       $(6,399)    $ 53,918
                              ========     ========     ==========    ====     =======       =======     ========

   See accompanying notes to consolidated and combined financial statements.

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

               CONSOLIDATED AND COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                  CONSOLIDATED                COMBINED
                                                       ----------------------------------   ------------
                                                                                            PREDECESSOR
                                                                        PREDECESSOR           ENTITIES
                                                                  -----------------------   ------------
                                                           YEARS ENDED       NINE MONTHS    THREE MONTHS
                                                          DECEMBER 31,          ENDED          ENDED
                                                       -------------------   DECEMBER 31,    MARCH 31,
                                                         1997       1996         1995           1995
                                                       --------   --------   ------------   ------------
Cash flows from operating activities:
  Net income (loss)..................................  $ (4,800)  $  3,198     $ 3,296        $(1,268)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization....................     6,855      6,906       4,534          1,127
    Deferred income taxes............................     4,162       (920)         --             --
    Extraordinary loss on extinguishment of debt, net
      of tax.........................................     6,334      2,335          --             --
    Amortization of deferred gain on sale-leaseback
      transactions...................................      (341)        --          --             --
    Write-down of value of insurance policies........        --         66          --             --
    Gain on sale of assets...........................       (35)      (874)     (1,143)            --
  Changes in assets and liabilities, net of effects
    from acquisitions:
    (Increase) decrease in receivables...............    (2,831)      (431)        701           (903)
    Increase in inventory............................       (63)       (56)        (21)            (6)
    (Increase) decrease in prepaid expenses..........      (584)      (105)      1,894         (1,496)
    (Increase) decrease in other assets..............    (1,956)       521          --            382
    Increase (decrease) in accounts payable..........       (12)      (249)        948            381
    Increase (decrease) in accrued expenses..........     3,322      1,130         487           (157)
    Increase in tenant deposits......................       673        202         279             60
    Increase (decrease) in other long-term
      liabilities....................................       371        (27)        (87)            --
                                                       --------   --------     -------        -------
Net cash provided by (used in) operating
  activities.........................................    11,095     11,696      10,888         (1,880)
Cash flows from investing activities:
  Additions to land, buildings and equipment.........   (29,307)    (8,361)     (6,032)        (3,237)
  Costs to acquire or lease retirement communities...   (17,489)   (63,184)         --             --
  Investments in joint ventures......................    (1,411)        --          --             --
  Proceeds from (purchases of) assets whose use is
    limited..........................................    (3,916)     2,578      (2,915)            17
    Purchases of other investments...................      (859)        --          --             --
    Purchases of marketable securities...............        --         --         (50)            --
    Proceeds from the sale of assets.................    30,412      1,346       1,214              6
                                                       --------   --------     -------        -------
Net cash used in investing activities................   (22,570)   (67,621)     (7,783)        (3,214)

                                                                     (Continued)

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

                                 (IN THOUSANDS)

                                                                  CONSOLIDATED                COMBINED
                                                        ---------------------------------   ------------
                                                                                            PREDECESSOR
                                                                        PREDECESSOR           ENTITIES
                                                                   ----------------------   ------------
                                                           YEARS ENDED       NINE MONTHS    THREE MONTHS
                                                           DECEMBER 31,         ENDED          ENDED
                                                        ------------------   DECEMBER 31,    MARCH 31,
                                                          1997      1996         1995           1995
                                                        --------   -------   ------------   ------------
Cash flows from financing activities:
  Net proceeds from initial public offering...........    44,990        --          --             --
  Net proceeds from convertible debenture offering....   134,220        --          --             --
  Proceeds from issuance of stock through employee
    stock purchase plan...............................       221        --          --             --
  Proceeds from exercise of stock options (ARC).......        --        --          --            257
  Acquisition of treasury stock.......................        --        --          --         (1,619)
  Repayment of reorganization note....................   (21,875)       --          --             --
  Contributions by partners...........................        --        --          --         11,000
  Payment of redeemable preferred interests...........    (5,195)   (4,805)         --             --
  Distribution to partners............................    (4,132)   (6,952)     (4,659)          (485)
  Expenditures for financing costs....................      (333)   (1,364)       (346)          (130)
  Costs paid in connection with extinguishment of
    debt..............................................    (9,534)       --          --             --
  Proceeds from the issuance of long-term debt........    14,275    73,922       1,614          1,636
  Principal payments on long-term debt................   (99,801)   (5,479)     (3,720)          (628)
                                                        --------   -------     -------        -------
Net cash provided by (used in) financing activities...    52,836    55,322      (7,111)        10,031
  Net increase (decrease) in cash and cash
    equivalents.......................................    41,361      (603)     (4,006)         4,937
                                                        --------   -------     -------        -------
Cash and cash equivalents at beginning of period......     3,222     3,825       7,831          2,894
                                                        --------   -------     -------        -------
Cash and cash equivalents at end of period............  $ 44,583   $ 3,222     $ 3,825        $ 7,831
                                                        ========   =======     =======        =======
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest............  $ 13,130   $11,907     $ 7,772        $ 2,381
                                                        ========   =======     =======        =======
  Income taxes paid...................................  $     86   $    55     $    20        $    --
                                                        ========   =======     =======        =======

SUPPLEMENTAL DISCLOSURE OF NON-CASH TRANSACTIONS:

     During the respective periods, the Company (and predecessor entities) acquired certain communities and entered into certain lease transactions. In conjunction with the transactions, net assets and liabilities were assumed as follows:

Current assets..................................  $    128   $ 497     $   892        $    486
Other assets....................................    12,869     674          --              --
Debt............................................   (14,191)     --      (8,010)        (15,480)
Current liabilities.............................      (235)   (502)       (384)             --
Other liabilities...............................      (767)     --          --             (77)

   See accompanying notes to consolidated and combined financial statements.

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

            NOTES TO CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS

(1)  ORGANIZATION AND PRESENTATION

     The accompanying financial statements as of and for the year ended December 31, 1997, include the consolidated financial statements of American Retirement Corporation (the Corporation) and its wholly owned subsidiaries (collectively referred to as the Company). The accompanying financial statements as of and for the year ended December 31, 1996, and for the period April 1, 1995 through December 31, 1995, include the consolidated financial statements of American Retirement Communities, L.P. (ARCLP) and its wholly owned subsidiaries (collectively referred to as the Predecessor). All material intercompany transactions and balances have been eliminated in consolidation.

     The accompanying financial statements for the period January 1, 1994 through March 31, 1995 include the combined financial statements of (1) American Retirement Corporation II, formerly known as American Retirement Corporation
(ARC) and its wholly owned subsidiaries; (2) Trinity Towers Limited Partnership;
(3) Fort Austin Limited Partnership; (4) Holley Court Terrace L.P.; and (5) ARCLP (collectively referred to as the Predecessor Entities). All material intercompany transactions and balances have been eliminated in combination.

     Prior to March 31, 1995, ARCLP and three limited partnerships (Trinity Towers Limited Partnership, Fort Austin Limited Partnership, and Holley Court Terrace L.P.) were entities that were each managed and/or partially owned by ARC. ARC provided management services to ARCLP and was the managing general partner of and had contracts to provide management services to each of the other three limited partnerships.

     Effective March 31, 1995, substantially all of the shareholders of ARC and the non-ARC partners of the three limited partnerships exchanged their common stock or partnership interests for limited partnership interests in ARCLP (the Roll-up). Certain minority shareholders of ARC tendered their common stock for approximately $1.6 million of cash. The Roll-up was accounted for as a purchase business combination in which ARC was determined to be the accounting acquirer. Accordingly, the ownership interests in ARCLP and the three operating partnerships not previously owned by ARC were recorded at fair value as of the date of the Roll-up. The net assets acquired were allocated as follows:
land -- $2.6 million; buildings and improvements -- $20.4 million; and furniture and fixtures -- $1.0 million. The general partner of ARCLP was American Retirement Communities, LLC, whose members were the senior management of ARC. Concurrent with the Roll-up, holders of $10.0 million of notes receivable from Fort Austin Limited Partnership exchanged their notes for an equivalent amount of preferred limited partnership interests in the ARCLP (see Note 7).

     In February 1997, the Corporation was incorporated for purposes of effecting a reorganization of ARCLP and to complete an initial public offering
(IPO). In the reorganization, all of ARCLP's assets and liabilities were contributed to the Corporation in exchange for 7,812,500 shares of common stock and a promissory note to ARCLP in the original principal amount of $21.9 million. ARCLP's historical carrying value for assets and liabilities were carried over to the Corporation upon consummation of the reorganization. Immediately prior to the IPO, which was completed on May 30, 1997, ARCLP distributed its common stock of the Corporation to its partners. The Corporation sold an additional 3,593,750 shares of its common stock in the IPO. Total proceeds to the Corporation from the IPO were $45.0 million, after underwriting and issuance costs. A portion of the proceeds was utilized on June 4, 1997 to repay the $21.9 million promissory note to ARCLP and ARCLP distributed such amount to its limited partners.

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

  (a) Pro Forma Statement of Operations Information (Unaudited)

     The income taxes on earnings of ARCLP, other than for ARC, are the responsibility of the partners. The pro forma adjustments reflected on the statement of operations provide for income taxes assuming ARCLP was subject to income taxes. Pro forma income tax expense has been calculated using the Company's effective tax rate of 36% for 1997 and 1996.

  (b) Pro Forma Earnings Per Share (Unaudited)

     Pro forma earnings per share is based on the number of shares which would have been outstanding, assuming the partners had been shareholders, and is based on the 7,812,500 shares of the Corporation's common stock which the partners received when the reorganization became effective, plus 1,562,500 shares representing the value of the $21.9 million promissory note at the IPO price of $14.00 per share.

  (c) Tax Expense Charge to Income

     At the time of the reorganization and as a result of the conversion from a limited partnership to a corporation, the Corporation recorded, as a one-time charge to income, a deferred income tax liability of approximately $3.0 million resulting from the difference between the accounting and tax bases of the Corporation's assets and liabilities. Such amount is included in the Company's income tax expense.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

     Use of Estimates and Assumptions: The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Recognition of Revenue: Resident and health care revenues are reported at the estimated net realizable amounts from residents, third-party payors, and others for services rendered, including estimated retroactive adjustments under reimbursement agreements with third-party payors. Retroactive adjustments are accrued on an estimated basis in the period the related services are rendered and adjusted in future periods as final settlements are determined. Resident and health care revenues, primarily Medicare, subject to retroactive adjustments were 10.5%, 7.8%, and 9.0% of resident and health care revenues in 1997, 1996, and 1995, respectively.

     Management services revenue is recorded as earned and relates to providing certain management and administrative support services under management agreements. Revenues are shown net of reimbursed expenses. Such fees are based either on a percentage of revenues of the managed community or a negotiated fee per the managed community.

     Cash and Cash Equivalents: The Company considers highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

     Marketable Securities: Marketable securities consist of U.S. Treasury securities classified as held-to-maturity securities which are recorded at amortized cost, adjusted for the amortization or accretion of premiums or discounts.

     Assets Limited as to Use: Assets limited as to use include assets held by lenders under loan agreements in escrow for property taxes and property improvements, certificates of deposit held as collateral for letters of credit, and resident deposits.

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

     Inventory: Inventory consists of supplies and is stated at the lower of cost (first-in, first-out) or market.

     Land, Buildings, and Equipment: Land, buildings, and equipment are recorded at cost and include interest capitalized on long-term construction projects during the construction period, as well as other costs directly related to the development and construction of the communities. Depreciation and amortization are computed using the straight-line method over the estimated useful lives of the related assets. Buildings and improvements are depreciated over 15 to 40 years, and furniture, fixtures and equipment are depreciated over five to seven years. Leasehold improvements are amortized over the shorter of their useful life or remaining lease term. Construction in progress includes costs incurred related to the development and construction of assisted living residences. If a project is abandoned, any costs previously capitalized are expensed.

     Other Assets: Other assets consists primarily of security deposits, purchase options, deferred financing costs (including convertible debenture offering costs), and investments in joint ventures. Deferred financing costs are being amortized using the straight-line method over the terms of the related debt agreements.

     Investments in joint ventures includes the Company's investments in joint ventures organized to develop assisted living residences. The Company is providing full development services related to, and has entered into management agreements to manage, the related assisted living residences. As of December 31, 1997, the residences were under construction and had not commenced operations; no development or management fees were recorded in 1997. The Company accounts for its investments in 20-50% owned joint ventures under the equity method.

     Income Taxes: Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are recorded using enacted tax rates expected to apply to taxable income in the year in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

     Earnings (Loss) per Share: The Company adopted Statement of Financial Accounting Standards No. 128 "Earnings Per Share" on December 31, 1997. The Statement establishes standards for computing and presenting earnings per share ("EPS") and applies to companies with publicly held common stock and requires dual presentation of basic and diluted EPS on the face of the income statement. Basic EPS is computed by dividing income available to common shareholders (numerator) by the weighted average number of common shares outstanding (denominator). The denominator used in computing diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. The effect from assumed conversion of the Company's convertible debentures would have been anti-dilutive in 1997 and was therefore not included in the computation of diluted EPS. Prior period pro forma EPS data has been restated to reflect implementation of SFAS 128.

     Stock-Based Compensation: The Company accounts for stock-based employee compensation in accordance with APB Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations as permitted by Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS 123"). Accordingly, no compensation expense has been recognized for its stock option awards and its stock purchase plan because the

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES option grants are generally for a fixed number of shares with an exercise price generally equal to the fair value of the shares at the date of grant.

     Fair Value of Financial Instruments: The carrying amount of cash and cash equivalents approximates fair value because of the short-term nature of these accounts and because amounts are invested in accounts earning market rates of interest. The carrying value of assets limited as to use, receivables, marketable securities, accounts and redemption payable, and tenant deposits approximate their fair values because of the short-term nature of these accounts. The carrying value of debt approximates fair value as the interest rates approximate the current rates available to the Company.

     Impairment of Long-Lived Assets and Long-Lived Assets to Be Disposed
Of: The Company adopted the provisions of SFAS No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, on January 1, 1996. This Statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell. Adoption of this statement did not have a material impact on the Company's financial position, results of operations, or liquidity.

     Recent Accounting Pronouncements: In June 1997, the FASB issued SFAS No. 130, "Reporting Comprehensive Income." The statement establishes standards for the reporting and display of comprehensive income and its components. Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. SFAS No. 130 will be effective for the Company's fiscal year ending December 31, 1998. Adoption of SFAS No. 130 will not impact the Company's financial position or results of operations. It will require comparative presentation for prior periods.

     Reclassification: Certain 1996 and 1995 amounts have been reclassified to conform with the 1997 presentation.

(3)  ACQUISITIONS

     In May 1997, the Company acquired assisted living residences in Tarpon Springs, Florida, and Corpus Christi, Texas. In December 1997, the Company acquired a 136 unit retirement community with adjoining land and zoning rights to construct approximately 40 assisted living units in Charlotte, North Carolina. The aggregate consideration for the transactions was approximately $19.9 million, of which approximately $14.3 million was financed through mortgage loans and the remaining $5.6 million was paid in cash. The transactions were accounted for as purchases and the purchase price was allocated to land, buildings, and equipment. Pro forma results of operations for 1997 and 1996, as if the Company had completed the acquisitions on January 1, 1996, are not presented because the effect was not material.

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

(4)  LAND, BUILDINGS, AND EQUIPMENT

     A summary of land, buildings, and equipment is as follows (in thousands):

                                                       1997          1996
                                                     --------      --------
Land...............................................  $ 37,584      $ 26,519
Buildings and improvements.........................   183,920       187,239
Furniture, fixtures, and equipment.................    12,320        11,512
Leasehold improvements.............................       240            --
                                                     --------      --------
                                                      234,064       225,270
Less accumulated depreciation......................    18,648        17,423
                                                     --------      --------
                                                      215,416       207,847
Construction in progress...........................    14,482         5,277
                                                     --------      --------
          Total....................................  $229,898      $213,124
                                                     ========      ========

     The Company capitalized $554,000 of interest costs during 1997. No interest was capitalized in 1996 or 1995.

     In January 1997, ARCLP entered into a sale-leaseback transaction with a third party for the property, plant, and equipment of the Holley Court Terrace and Trinity Towers retirement communities owned by ARCLP. The net cash proceeds to ARCLP were $27.5 million. The leases are operating leases with the gain from the transaction of $4.6 million to be recognized over the life of the leases, which is ten years. Lease payments consist of a base rent which totals $2.5 million per year in the aggregate and additional rent, not to exceed 2.5% over the prior year's rent, based on an increase in revenues at the leased facilities. The leases contain three separate ten-year renewal options. The proceeds from the sale were used to retire debt of $14.6 million and to fund the redemption of the special redeemable preferred limited partnership interests of $5.2 million.

(5)  OTHER ASSETS

     Other assets at December 31, 1997 and 1996 consist of the following:

                                                         1997      1996
                                                        -------   ------
                                                         (IN THOUSANDS)
Security deposit......................................  $ 6,093   $   --
Purchase option.......................................    4,600       --
Deferred financing costs, net of accumulated amortiza-
  tion................................................    4,395    1,129
Investments in joint ventures.........................    1,411       --
Other.................................................    3,088      979
                                                        -------   ------
          Total.......................................  $19,587   $2,108
                                                        =======   ======

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

(6)  LONG-TERM DEBT

     A summary of long-term debt is as follows:

                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Lexington-Fayette Urban County Government Residential
  Facilities Revenue Bonds refinanced May 1, 1987,
  collateralized by mortgage liens on property and
  equipment. The refinancing bond issue is remarketed to set the coupon rate on April 1 of each year (3.65% for the
  year ended March 31, 1997) until the bonds mature on April
  1, 2015. Interest is due semi-annually on April 1 and
  October 1.................................................  $  8,010   $  8,010
Mortgage note payable bearing interest at a fixed rate of
  8.2%. Interest is due monthly with principal payments due
  monthly in varying amounts with remaining principal and
  unpaid interest due at maturity on December 31, 2002. The
  loan is secured by land, buildings, equipment, and
  assignment of rents and leases. This debt was restructured
  on December 31, 1997......................................    62,330     62,332
Mortgage note payable bearing interest at 2.65% above the
  lender's composite commercial paper rate, as defined in
  the promissory note (8.16% at December 31, 1996). The note
  was repaid in 1997........................................        --     16,767
Mortgage note payable bearing interest at a fixed rate of
  9.28%. The note was repaid in 1997........................        --     37,000
Mortgage note payable bearing interest at 3.25% above the
  lender's composite commercial paper rate, as defined in
  the promissory note (8.76% at December 31, 1996). The note
  was repaid in 1997........................................        --     13,110
Note payable to a bank bearing interest at a floating rate
  equal to the bank's index rate (8.25% at December 31,
  1996). The note was repaid in 1997........................        --        825
Mortgage note payable bearing interest at a fixed rate of
  8.2%. Interest is due monthly with principal payments of
  $20,000 per month with remaining principal and unpaid
  interest due at maturity on December 31, 2001. The loan is secured by land, buildings, equipment, and assignment of
  rents and leases..........................................    14,780     15,020
Note payable to a bank bearing interest at 7.6%. The note
  was repaid in 1997........................................        --      5,000
Term loan note to a bank with a fixed interest rate of
  10.07%. The note was repaid in 1997.......................        --      9,585
Term loan note payable to a bank at a variable rate of
  interest (8.04% at December 31, 1996). The note was repaid
  in 1997...................................................        --      2,630
Mortgage note payable bearing interest at a fixed rate of
  9.25%. Principal and interest of $49,467 due monthly
  through April 1, 2028. The loan is secured by land,
  buildings, equipment, and assignment of rents and
  leases....................................................     6,025         --

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

                                                                1997       1996
                                                              --------   --------
                                                                (IN THOUSANDS)
Mortgage note payable bearing interest at a floating rate
  equal to two hundred seventy-five basis points in excess
  of the ninety day LIBOR rate recalculated on the third
  monthly payment date (8.69% at December 31, 1997).
  Principal and interest of $28,597 is due monthly with
  remaining principal and unpaid interest due on May 9,
  2002. The note is secured by land, buildings, equipment,
  and assignment of rents and leases........................     3,477         --
Mortgage note payable bearing interest at a fixed rate of
  9.95%. Interest is due monthly with principal due at
  maturity on May 31, 2007. The loan is secured by land,
  buildings, equipment, and assignment of rents and
  leases....................................................     4,700         --
Convertible debentures bearing interest at a fixed rate of
  5.75%. Interest is due semi-annually on April 1 and
  October 1 through October 1, 2002.........................   138,000         --
Other long-term debt, generally payable monthly.............        32        410
                                                              --------   --------
  Total long-term debt......................................   237,354    170,689
  Less current portion of long-term debt....................       316      8,053
                                                              --------   --------
  Long-term debt, excluding current portion.................  $237,038   $162,636
                                                              ========   ========

     The aggregate scheduled maturities of long-term debt at December 31, 1997 were as follows (in thousands):

1998........................................................  $    316
1999........................................................       355
2000........................................................       331
2001........................................................    14,160
2002........................................................   203,685
Thereafter..................................................    18,507
                                                              --------
                                                              $237,354
                                                              ========

     During 1997, the Company issued $138.0 million of 5 3/4% fixed rate convertible subordinated debentures, due October 2002, in a public offering. The debentures are non-callable for three years and are convertible into shares of the Company's common stock at a conversion price of $24.00 per share. The Company received proceeds of $134.2 million, net of offering costs, from the issuance of the debentures. The offering costs were capitalized as deferred financing costs and are being amortized using the straight-line method over the term of the debentures.

     During the fourth quarter of 1997, the Company refinanced its mortgage notes with a capital corporation by prepaying a $65.1 million note and refinancing a $62.3 million term loan. The notes were restructured with a $112.3 million credit facility from the capital corporation, of which $62.3 million is a new term loan bearing interest at a fixed rate of 8.2%, and $50.0 million is a new revolving line of credit bearing interest at a variable rate of 1.75% over the lenders' composite commercial paper rate, both maturing on December 31, 2002. In conjunction with the prepayment, the Company was required to pay $9.5 million for the buyout of the capital corporation's participation rights to future earnings of two of the Company's communities and a prepayment penalty. The Company recognized an extraordinary after-tax charge of $6.3 million, or $.60 per share, for the prepayment

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES penalty, participating rights buyout, and the write-off of unamortized deferred financing costs related to the previous notes.

     At December 31, 1997, the entire $50.0 million revolving line of credit was available to provide working capital and for the construction or acquisition of additional retirement communities.

     In 1996, ARCLP refinanced two of its notes held with a capital corporation. The debt was in the form of two notes, one for $38.5 million and one for $23.5 million, both of which had a variable interest rate of 4.5% above the lender's composite commercial paper rate. The maturity date of both notes was October 31, 2001. The refinancing combined the two notes into a single loan with a $62.5 million initial advance and a $35.0 million commitment for additional borrowing. In 1996, ARCLP borrowed $17.7 million against the remaining commitment. The initial $62.0 million advance bears interest at a fixed rate of 8.2%. Borrowings against the remaining commitment bear interest at a variable rate of 2.65% over the lenders' composite commercial paper rate. All principal reductions under the advances are first applied to any balance outstanding under the variable rate portion of the advances. The maturity of the loan is December 31, 2002. In conjunction with the refinancing, ARCLP wrote off unamortized deferred financing costs related to the previous notes of $2.3 million. This write-off was recorded as an extraordinary loss in 1996.

     The Company is required to comply with certain restrictive financial and other covenants. At December 31, 1997, the Company was in compliance with such covenants. Under the terms of various long-term debt accounts, the Company is required to maintain certain deposits with trustees. Such deposits are included in "assets limited as to use" in the financial statements.

(7)  PARTNERS'/SHAREHOLDERS' EQUITY

     As discussed in Note 1, in connection with the Roll-up, the shareholders of ARC and the partners in various partnerships exchanged their common stock or partnership interests for limited partnership interests in ARCLP. Additionally, holders of $10.0 million of notes payable by the Fort Austin Limited Partnership exchanged these notes for special redeemable preferred limited partnership interests. Such preferred interests were entitled to a cumulative 15% preferred distribution. Such preferred interests were redeemable, in whole or in part, at the option of ARCLP. During 1996, ARCLP redeemed $4.8 million of the preferred limited interests, and on December 4, 1996, ARCLP approved the redemption of the remaining $5.2 million. Accordingly, the $5.2 million was removed from equity and shown as redemption payable at December 31, 1996, and redeemed in January 1997. ARCLP (and the Predecessor Entities for the period from January 1, 1995 to March 31, 1995) distributed $2.5 million, $7.1 million, and $6.6 million in 1997, 1996, and 1995, respectively, including $1.1 million of preferred distributions during 1996 and 1995.

     ARCLP was reorganized concurrent with the IPO such that all of its assets and liabilities were contributed to the Company in exchange for 7,812,500 shares of common stock. On May 30, 1997, the Company issued 3,593,750 shares of common stock pursuant to the IPO.

(8)  STOCK-BASED COMPENSATION

  Stock Option Plan

     The Company has adopted a stock incentive plan (the "1997 Plan") providing for the grant of stock options, stock appreciation rights, restricted stock, and/or other stock-based awards. Pursuant to the 1997 Plan, 1,140,625 shares of common stock have been reserved and will be available for issuance. The option exercise price and vesting provisions of such options are fixed when the option is granted. The options generally expire ten years from the date of grant and vest

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES over a three-year period. The option exercise price is generally not less than the fair market value of a share of common stock on the date the option is granted.

     A summary of the Company's stock option activity, and related information for the year ended December 31, 1997, is presented below:

                                                                    AVERAGE
                                                                    EXERCISE
                                                           SHARES    PRICE
                                                           ------   --------
                                                            (IN THOUSANDS)
Options
  Granted................................................   801      $15.51
  Forfeited..............................................   (21)      14.00
                                                            ---      ------
Outstanding -- end of year...............................   780      $15.55
                                                            ===      ======

     The following table summarizes information about stock options outstanding at December 31, 1997:

                                                                      WEIGHTED
                                                                      AVERAGE      WEIGHTED
                                                                     REMAINING     AVERAGE
                      RANGE OF                          NUMBER      CONTRACTUAL    EXERCISE
                  EXERCISE PRICES                     OUTSTANDING   LIFE (YEARS)    PRICE
                  ---------------                     -----------   ------------   --------
                                                                 (IN THOUSANDS)
$14.00 - $21.25.....................................      780           9.50        $15.55

     There were no options exercisable as of December 31, 1997.

     As discussed in Note 2, the Company accounts for stock-based employee compensation in accordance with APB 25 and related interpretations as permitted by SFAS 123. Accordingly, no compensation expense has been recognized for its stock option awards because the option grants are generally for a fixed number of shares with an exercise price generally equal to the fair value of the shares at the date of grant. In accordance with SFAS 123, pro forma information regarding net income (loss) and earnings (loss) per share has been determined by the Company using the "Black-Scholes" option pricing model with the following weighted average assumptions: 6.35% risk-free interest rate, 0% dividend yield, 26.7% volatility rate, and an expected life of the options equal to the remaining vesting period.

     The weighted average fair value of options granted during 1997 was $7.25. For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro forma information follows:

                                                                            SFAS 123
YEARS ENDED DECEMBER 31, 1997                                 AS REPORTED   PRO FORMA
-----------------------------                                 -----------   ---------
Net loss....................................................    $(4,800)     $(5,450)
Pro forma income before extraordinary item..................      3,759        3,109
Basic earnings per share -- pro forma before extraordinary
  item......................................................       0.36         0.29
Diluted earnings per share -- pro forma before extraordinary
  item......................................................       0.35         0.29

  Stock Purchase Plan

     The Company has adopted an employee stock purchase plan ("ESPP") pursuant to which an aggregate of 235,390 shares remain authorized and available for issuance to employees at December 31, 1997. Under the ESPP, employees, including executive officers, who have been employed by the Company continuously for at least 90 days are eligible, as of the first day of any

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES option period (January 1 through June 30, or July 1 through December 31) (an "Option Period") to contribute on an after-tax basis up to 15% of their base pay per pay period through payroll deductions and/or a single lump sum contribution per Option Period to be used to purchase shares of Common Stock. On the last trading day of each Option Period (the "Exercise Date"), the amount contributed by each participant over the course of the Option Period will be used to purchase shares of common stock at a purchase price per share equal to the lesser of (a) 85% of the closing market price of the common stock on the Exercise Date; or (b) 85% of the closing market price of the common stock on the first trading date of such Option Period. The ESPP is intended to qualify for favorable tax treatment under Section 423 of the Code. During 1997, 14,610 shares were issued pursuant to the ESPP at $15.30 per share.

(9)  RETIREMENT PLANS

  401(k) Plan

     Employees of the Company participate in a savings plan (the "401(k) Plan") which is qualified under Sections 401 (a) and 401(k) of the Code. To be eligible, an employee must have been employed by the Company for at least three months. The 401(k) Plan permits employees to make voluntary contributions up to specified limits. Additional contributions may be made by the Company at its discretion, which contributions vest ratably over a five-year period. The Company contributed $269,000, $277,000, and $54,000 for 1997, 1996, and 1995,
respectively.

  Section 162 Plan

     The Company maintains a non-qualified deferred compensation plan (the "162 Plan") which allows employees who are "highly compensated" under IRS guidelines to make after-tax contributions to an investment account established in such employees' name. Additional contributions may be made by the Company at its discretion. All contributions to the 162 Plan are subject to the claims of the Company's creditors. Approximately 45 employees are eligible to participate in the 162 Plan, which is administered by the Compensation Committee. The Company contributed approximately $96,000, $274,000, and $99,000 to the 162 Plan in 1997, 1996, and 1995, respectively.

(10)  COMMITMENTS AND CONTINGENCIES

     The Company maintains commercial insurance on a claims-made basis for medical malpractice liabilities. Management is unaware of any incidents which could ultimately result in a loss in excess of the Company's insurance coverage.

     In the normal course of business, the Company is a defendant in certain litigation. However, management is unaware of any action which would have a material adverse impact on the financial position or results of operation of the Company.

     The Company is self-insured for workers' compensation claims with excess loss coverage of $250,000 per individual claim and $1.2 million for aggregate claims. The Company utilizes a third party administrator to process and pay filed claims. The Company has accrued $420,000 to cover open claims not yet settled and incurred but not reported claims as of December 31, 1997. Management is of the opinion that such amounts are adequate to cover any such claims.

     In December 1997, the Company entered into an operating lease for a 917 unit senior living community in Richmond, Virginia with an initial term of 20 years and a seven-year renewal option. The Company has the option to acquire the community at its fair market value at the expiration of the lease. The cost of the purchase option is $8.3 million; $4.6 million of which was paid in 1997, with the remaining amount payable over the next two years. The Company will be obligated to make

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES annual rental payments of approximately $4.3 million under the lease. In addition, the Company will be required to maintain a capital reserve account with payments of approximately $300,000 annually.

     The Company has entered into operating leases for four of its retirement communities (including the Richmond, Virginia community) and its corporate office. The remaining lease terms vary from four to 20 years . Certain of the leases provide for renewal options. Lease expense was $3.4 million for 1997. The Company had no lease expense in 1996 and 1995.

     Future minimum lease payments under operating leases as of December 31, 1997 were as follows:

                                                          (IN THOUSANDS)
1998....................................................     $  7,696
1999....................................................        7,700
2000....................................................        7,703
2001....................................................        7,707
2002....................................................        7,378
Thereafter..............................................      108,585
                                                             --------
                                                             $146,769
                                                             ========

     The Company maintains a $2.5 million line of credit with a bank which is available to provide working capital and to secure various debt instruments. At December 31, 1997, $2.2 million of this line of credit had been used to obtain letters of credit. The Company also has a $5.0 million line of credit with a bank which is available for land acquisitions. No borrowings were outstanding under this line of credit at December 31, 1997.

     At December 31, 1997, the Company was developing or constructing 36 new assisted living residences with an aggregated estimated cost to complete and lease-up of approximately $300.0 million to $325.0 million. At December 31, 1997, the Company had expansion projects planned at four of its owned retirement communities with an aggregated estimated cost to complete and lease-up of approximately $31.0 million.

     During 1997, the Company entered into non-binding letters of intent with two third-party REITs pursuant to which, at the Company's request and upon satisfaction of certain conditions, the REITs would develop, construct, or acquire up to $110.0 million and $100.0 million, respectively, of senior living communities and lease the communities to the Company. At December 31, 1997, the Company has been allocated $41.6 million and $4.7 million, respectively, in commitments under the REIT facilities.

     The Company's management agreements are generally for terms of three to five years, but may be canceled by the owner of the community, without cause, on three to six months' notice. Pursuant to the management agreements, the Company is generally responsible for providing management personnel, marketing, nursing, resident care and dietary services, accounting and data processing services, and other services for these communities at the owner's expense and receives a monthly fee for its services based on either a contractually fixed amount or a percentage of revenues or income. Certain management agreements also provide the Company with an incentive fee based on various performance goals. The Company's existing management agreements expire at various times through June 2002.

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

(11)  INCOME TAXES

     Prior to the IPO, taxes on the Predecessor's income were the responsibility of the individual partners. Pursuant to the reorganization, all assets of ARCLP were transferred to the Company. Therefore, all income generated subsequent to the IPO is subject to Federal and state income taxes. Income taxes for periods prior to the IPO relate only to the income of the Company.

     The income tax expense (benefit), attributable to income (loss) before income taxes and extraordinary item consists of the following:

                                                CONSOLIDATED                  COMBINED
                                        -----------------------------   --------------------
                                                     PREDECESSOR        PREDECESSOR ENTITIES
                                                 --------------------   --------------------
                                         YEARS ENDED     NINE MONTHS        THREE MONTHS
                                         DECEMBER 31,       ENDED              ENDED
                                        --------------   DECEMBER 31,        MARCH 31,
                                         1997    1996        1995               1995
                                        ------   -----   ------------   --------------------
                                                           (IN THOUSANDS)
U.S. Federal:
  Current.............................  $   --   $  --       $55                $20
  Deferred............................   3,724    (823)       --
                                        ------   -----       ---                ---
          Total Federal...............   3,724    (823)       55                 20
                                        ------   -----       ---                ---
State:
  Current.............................     178      --        --                 --
  Deferred............................     438     (97)       --                 --
                                        ------   -----       ---                ---
          Total state.................     616     (97)       --                 --
                                        ------   -----       ---                ---
          Total.......................  $4,340   $(920)      $55                $20
                                        ======   =====       ===                ===

     In 1996, ARC recorded an income tax benefit and a deferred tax asset of $920,000 because of the anticipated utilization of net operating loss carryforwards that would offset taxable gains from the Sale-Leaseback Transaction (See Note 4).

     The income tax expense (benefit), attributable to the 1997 extraordinary item consists of the following:

                                                              YEAR ENDED
                                                             DECEMBER 31,
                                                                 1997
                                                            ---------------
                                                            (IN THOUSANDS)
U.S. Federal:
  Current.................................................      $    --
  Deferred................................................       (3,474)
                                                                -------
          Total Federal...................................       (3,474)
                                                                -------
State:
  Current.................................................           --
  Deferred................................................         (409)
                                                                -------
          Total state.....................................         (409)
                                                                -------
          Total...........................................      $(3,883)
                                                                =======

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 1997 and 1996 are presented below (in thousands):

                                                               1997     1996
                                                              ------   ------
Deferred tax assets:
  Federal and state operating loss carryforwards............  $4,141   $2,052
  Deferred gains on sale/leaseback transactions.............   1,536       --
  Other.....................................................     282       78
                                                              ------   ------
  Total gross deferred tax assets...........................   5,959    2,130
  Less valuation allowance..................................      --     (339)
                                                              ------   ------
                                                               5,959    1,791
                                                              ------   ------
Deferred tax liabilities:
  Partnership income........................................      --      847
  Buildings and equipment...................................   5,316       24
                                                              ------   ------
  Total gross deferred tax liabilities......................   5,316      871
                                                              ------   ------
Net deferred tax asset......................................  $  643   $  920
                                                              ======   ======

     The following table summarizes the significant differences between the U.S. Federal statutory tax rate and the Company's effective tax rate for financial statement purposes on income before extraordinary item:

                                                              1997    1996    1995
                                                              ----    ----    ----
Statutory tax rate..........................................   34%     34%     34%
Income attributable to non-taxable entities.................   (9)%   (34)%   (30)%
Federal tax charge for conversion to taxable entities.......   47%     --      --
Tax goodwill amortization in excess of book amortization....   (4)%    --      --
State income taxes, net of Federal benefit..................    7%     (1)%    --
Change in beginning of the year valuation allowance.........   (6)%   (19)%    --
Other.......................................................    5%     --      --
                                                               --     ---     ---
          Total.............................................   74%    (20)%     4%
                                                               ==     ===     ===

     At December 31, 1997, ARC had unused net operating loss carryforwards of approximately $10.9 million for regular tax purposes and $10.0 million for alternative minimum tax purposes, which expire in varying amounts from 2003 to 2012.

     The valuation allowance for deferred tax assets as of January 1, 1997, and 1996 was $339,000 and $1.1 million, respectively. The net change in the total valuation allowance for the years ended December 31, 1997, and 1996 was a decrease of $339,000 and $825,000, respectively. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $1.7 million prior to the expiration of the net operating loss carryforward in 2012. Based upon the level of projected future taxable income over the periods which the deferred tax assets are deductible, management believes it is more likely than not the Company will realize the benefits of these deductible differences, and no valuation allowance is necessary at December 31, 1997. The amount of the deferred tax asset considered realizable,

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.

(12)  RELATED PARTY TRANSACTIONS

     The Company is providing full development services related to, and has entered into management agreements to manage, five assisted living residences with an aggregate capacity for 389 residents owned by affiliates of the son of a significant shareholder of the Company. Three of the residences are currently under construction and two of the residences are under development. Such management agreements provide for the payment of management fees to the Company based on a percentage of each residences' gross revenues and require the Company to guarantee operating deficits above a specified amount. The management agreements also provide the Company with the option to purchase the residences. The Company expects to enter into additional management agreements with this related party. No management fees or development fees were recorded in 1997.

                AMERICAN RETIREMENT CORPORATION AND SUBSIDIARIES

(13)  QUARTERLY DATA (UNAUDITED)

     The following table presents unaudited quarterly operating results for each of the Company's last eight fiscal quarters. The Company believes that all necessary adjustments have been included in the amounts stated below to present fairly the quarterly results when read in conjunction with the consolidated financial statements. Results of operations for any particular quarter are not necessarily indicative of results of operations for a full year or predictive of future periods.

                                        1997 QUARTER ENDED                       1996 QUARTER ENDED
                              --------------------------------------   --------------------------------------
                              DEC. 31   SEPT. 30   JUNE 30   MAR. 31   DEC. 31   SEPT. 30   JUNE 30   MAR. 31
                              -------   --------   -------   -------   -------   --------   -------   -------
                                           (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Total revenues..............  $26,180   $23,643    $22,879   $21,510   $20,783   $20,028    $18,490   $16,316
Income (loss) before
  extraordinary item........    1,360     1,037     (1,839)      976     2,227       422      1,232     1,652
Net income (loss)...........   (4,974)    1,037     (1,839)      976     2,227       422      1,232      (683)
Pro forma income before
  extraordinary item........    1,360     1,037        768       594       901       262        764     1,025
Pro forma income before
  extraordinary item
  available for distribution
  to partners and
  shareholders..............    1,360     1,037        768       594       706        67        425       650
Earnings per share:
Basic -- actual.............  ($ 0.44)  $  0.09         --        --        --        --         --        --
Basic -- pro forma income
  before extraordinary item
  available for distribution
  to partners and
  shareholders..............  $  0.12   $  0.09    $  0.08   $  0.06   $  0.08   $  0.01    $  0.05   $  0.07
Basic -- weighted average
  shares outstanding........   11,406    11,406     10,089     9,375     9,375     9,375      9,375     9,375
Diluted -- actual...........  ($ 0.44)  $  0.09         --        --        --        --         --        --
Diluted -- pro forma income
  before extraordinary item
  available for distribution
  to partners and
  shareholders..............  $  0.12   $  0.09    $  0.08   $  0.06   $  0.08   $  0.01    $  0.05   $  0.07
Diluted -- weighted average
  shares outstanding........   11,579    11,584     10,124     9,375     9,375     9,375      9,375     9,375

(14)  SUBSEQUENT EVENTS (UNAUDITED)

     On May 29, 1998, the Company entered into an Agreement and Plan of Merger to acquire privately-held Freedom Group, Inc. ("FGI") and certain entities affiliated with FGI and/or its Chairman. The acquisition would result in the ownership of three continuing care retirement communities ("CCRCs") and management of four additional CCRCs. The Company also would acquire options to purchase two of the managed CCRCs. Additionally, the Company would enter into a development and management contract for, and would acquire an option to purchase, one additional CCRC currently under development. The aggregate resident capacity for the owned and managed communities to be included in the transaction is approximately 3,700. The development project would add resident capacity of approximately 400. The consideration to be paid is approximately $43.0 million, including $23.2 million of cash and 1,370,000 shares of the Company's common stock valued at $19.8 million. The Company would pay an additional $4.0 million for the purchase options and $1.5 million to assume the management contracts. The transaction would be accounted for as a purchase and is expected to result in a purchase price in excess of net assets acquired of approximately $29.7 million, which would be recorded as goodwill and would be amortized over 40 years.

                        AMERICAN RETIREMENT CORPORATION

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                       (IN THOUSANDS, EXCEPT SHARE DATA)

                                                               MARCH 31,    DECEMBER 31,
                                                                 1998           1997
                                                              -----------   ------------
                                                              (UNAUDITED)
                                         ASSETS
Current assets:
  Cash and cash equivalents.................................   $ 29,050       $ 44,583
  Assets limited as to use..................................      3,032          2,654
  Accounts receivable, net..................................      6,681          6,178
  Inventory.................................................        615            483
  Prepaid expenses..........................................      1,714          1,052
  Deferred income taxes.....................................      3,521          4,332
  Other current assets......................................        824          1,003
                                                               --------       --------
          Total current assets..............................     45,437         60,285
  Assets limited as to use, excluding amounts classified as
     current................................................     11,009          7,332
  Land, buildings and equipment, net........................    240,643        229,898
  Marketable securities.....................................         52             52
  Other assets..............................................     20,036         19,587
                                                               --------       --------
          Total assets......................................   $317,177       $317,154
                                                               ========       ========
                          LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................   $    318       $    316
  Accounts payable..........................................      2,112          2,429
  Accrued expenses..........................................      6,281          9,796
                                                               --------       --------
          Total current liabilities.........................      8,711         12,541
  Tenant deposits...........................................      5,248          5,290
  Long-term debt, excluding current portion.................    101,516         99,038
  Convertible subordinated debentures.......................    138,000        138,000
  Deferred gain on sale-leaseback transactions..............      3,959          4,073
  Deferred income taxes.....................................      3,567          3,689
  Other long-term liabilities...............................        739            605
                                                               --------       --------
          Total liabilities.................................    261,740        263,236
  Shareholders' equity:
     Preferred Stock, no par value; 5,000,000 shares
      authorized, no shares issued or outstanding...........         --             --
     Common stock, $.01 par value; 50,000,000 shares
      authorized, 11,420,860 shares issued and
      outstanding...........................................        114            114
     Additional paid-in capital.............................     60,205         60,203
     Accumulated deficit....................................     (4,882)        (6,399)
                                                               --------       --------
          Total shareholders' equity........................     55,437         53,918
                                                               --------       --------
          Total liabilities and shareholders' equity........   $317,177       $317,154
                                                               ========       ========

                See accompanying notes to financial statements.

                        AMERICAN RETIREMENT CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1998        1997
                                                              ---------   ---------
Revenues:
  Resident and health care revenue..........................   $26,398     $20,982
  Management services and other revenue.....................     1,679         528
                                                               -------     -------
          Total revenues....................................    28,077      21,510
Expenses:
  Community operating expenses..............................    17,018      13,399
  Lease expense (net).......................................     1,685         528
  General and administrative................................     2,053       1,886
  Depreciation and amortization.............................     1,974       1,585
                                                               -------     -------
          Total operating expenses..........................    22,730      17,398
                                                               -------     -------
Income from operations......................................     5,347       4,112
Other income (expense):
  Interest expense..........................................    (3,578)     (3,257)
  Interest income...........................................       627         150
  Other.....................................................       (26)        (30)
                                                               -------     -------
  Other income (expense), net...............................    (2,977)     (3,137)
                                                               -------     -------
  Income before income taxes................................     2,370         975
Income tax expense..........................................       853          --
                                                               -------     -------
          Net income........................................   $ 1,517     $   975
                                                               =======     =======
Basic earnings per share....................................   $  0.13
                                                              =========
Diluted earnings per share..................................   $  0.13
                                                              =========
Pro forma earnings data:
  Income before income taxes, as reported...................               $   975
  Pro forma income tax expense..............................                   381
                                                                          ---------
  Pro forma net income......................................               $   594
                                                                          =========
Pro forma basic earnings per share..........................               $  0.06
                                                                          =========
Pro forma diluted earnings per share........................               $  0.06
                                                                          =========
Weighted average shares used:
  Basic earnings per share..................................    11,421       9,375
  Common stock equivalents..................................       212          --
                                                               -------     -------
  Diluted earnings per share................................    11,633       9,375
                                                               =======     =======

                See accompanying notes to financial statements.

                        AMERICAN RETIREMENT CORPORATION

          CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
                                 (IN THOUSANDS)

                                                               THREE MONTHS ENDED
                                                              ---------------------
                                                              MARCH 31,   MARCH 31,
                                                                1998        1997
                                                              ---------   ---------
Cash flows from operating activities:
  Net income................................................  $  1,517    $    975
  Adjustments to reconcile net income to net cash (used in)
     provided by operating activities:
     Depreciation and amortization..........................     1,974       1,585
     Amortization of deferred gain..........................      (113)       (111)
  Increase (decrease), net of acquisitions, in cash due to
     changes in:
     Accounts receivable....................................      (363)       (757)
     Inventory..............................................       (32)         15
     Prepaid expenses.......................................      (657)       (661)
     Other assets...........................................        49        (115)
     Deferred income taxes..................................       689          --
     Accounts payable.......................................      (383)      1,111
     Accrued expenses.......................................    (3,513)       (819)
     Tenant deposits........................................       (43)        426
     Other long-term liabilities............................       132          (3)
                                                              --------    --------
          Net cash (used in) provided by operating
            activities......................................      (743)      1,646
Cash flows from investing activities:
  Additions to land, buildings and equipment................   (12,400)     (3,317)
  Proceeds from (purchases of) assets limited as to use.....    (4,055)        139
  Proceeds from the sale of assets..........................         5      27,144
  Other investing activities................................      (822)         --
                                                              --------    --------
          Net cash (used in) provided by investing
            activities......................................   (17,272)     23,966
Cash flows from financing activities:
  Distributions to partners.................................        --      (1,632)
  Payment of redeemable preferred interests.................        --      (5,195)
  Proceeds from the issuance of long-term debt..............     2,570       2,423
  Principal payments on long-term debt......................       (90)    (15,544)
  Other financing activities................................         2         (32)
                                                              --------    --------
          Net cash provided by (used in) financing
            activities......................................     2,482     (19,980)
          Net (decrease) increase in cash and cash
            equivalents.....................................   (15,533)      5,632
                                                              --------    --------
Cash and cash equivalents at beginning of period............    44,583       3,222
                                                              --------    --------
Cash and cash equivalents at end of period..................  $ 29,050    $  8,854
                                                              ========    ========
Supplemental disclosure of cash flow information:
  Cash paid during the period for interest..................  $  5,934    $  2,037
                                                              ========    ========
  Income taxes paid.........................................  $    270          --
                                                              ========    ========

                 See accompanying notes to financial statements

                        AMERICAN RETIREMENT CORPORATION

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                       THREE MONTHS ENDED MARCH 31, 1998

(1) BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements of American Retirement Corporation (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Certain 1997 amounts have been reclassified to conform with the 1998 presentation. Operating results for the quarter ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. These financial statements should be read in conjunction with the combined and consolidated financial statements and the notes thereto included in the Company's annual report on Form 10-K for the year ended December 31, 1997.

     Prior to its initial public offering in May 1997 (the "IPO"), the Company's communities were owned, managed and/or operated by one or more limited partnerships affiliated with the Company's predecessor, American Retirement Communities, LP (the "Partnership" or "Predecessor"). References to the Company in connection with historical financial data or otherwise include the Predecessor.

(2) FORMATION OF AMERICAN RETIREMENT CORPORATION, REORGANIZATION AND PRO FORMA ADJUSTMENTS

     The Partnership was reorganized concurrent with its IPO such that all of its assets and liabilities were contributed to the Company in exchange for 7,812,500 shares of common stock and a promissory note in the original principal amount of approximately $21.9 million (the "Reorganization"). The promissory note was subsequently paid with net proceeds from the IPO.

  (a) Pro Forma Earnings Data

     The pro forma adjustment reflected on the statement of operations for the quarter ended March 31, 1997 provides for income taxes assuming the Partnership was subject to taxes.

  (b) Pro Forma Earnings per Share

     Pro forma earnings per share for the quarter ended March 31, 1997 is based on the number of shares which would have been outstanding assuming the partners had been shareholders and is based on the 7,812,500 shares received as a result of the Reorganization plus 1,562,500 shares representing the value of the $21.9 million promissory note.

(3)  EARNINGS PER SHARE

     Basic earnings per share for the quarter ended March 31, 1998 has been computed on the basis of the weighted average number of shares outstanding. Diluted earnings per share also includes common stock equivalents, which consist of stock options. Pro forma earnings per share data for the quarter ended March 31, 1997 is based upon the number of shares which would have been outstanding assuming the partners had been shareholders prior to the Reorganization as discussed in Note 2.

(4)  COMPREHENSIVE INCOME

     Effective January 1, 1998, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 130, Reporting Comprehensive Income. SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements and requires that all components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Comprehensive income is defined as the change in equity of a business enterprise, during a period, associated with transactions and other events and circumstances from non-owner sources. It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners. During the three month periods ended March 31, 1998 and 1997, the Company had no components of comprehensive income. Accordingly, comprehensive income for each of the periods was the same as net income.

(5)  COMMITMENTS

     During the three month period ended March 31, 1998, the Company entered into a lease agreement whereby it will lease a parcel of land to a third party (the "Developer") for the purpose of constructing an assisted living residence. The lease is for a term of 50 years. Concurrent with the land lease, the Company entered into a construction management and guaranty agreement with the Developer to manage the construction of the residence for a fee of 3.75% of development costs, one half of which was recognized during the three month period ended March 31, 1998. The Company also entered into a loan agreement with the Developer to provide up to 85% of the funding for the construction of the residence. The loan will bear interest at 200 basis points over 30 day LIBOR, and will amortize over a 25 year schedule beginning at the completion of construction.

     The Developer entered into an operating lease on the facility with an affiliate of a director of the Company (the "Lessee"). The lease is for a five year initial term and has six one year renewal options, as well as an option to acquire the residence for agreed-upon terms and conditions. The Company entered into a contract with the Lessee to manage the residence for a fee of 6% of its revenues. The Company did not recognize any management fees for the three month period ended March 31, 1998. In conjunction with the management agreement, the Company entered into an operating deficits agreement whereby the Company will make payments under the operating lease in the event that the Lessee sustains operating deficits in excess of its initial and ongoing investment in the residence. The Company pledged a certificate of deposit in the amount of $3.3 million as collateral for the operating deficits agreement. The Company also entered into an assumption agreement with the Lessee which provides the Company with an option to assume the leasehold interest.

(6)  RECENT ACCOUNTING PRONOUNCEMENT

     On April 3, 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). The SOP requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. SOP 98-5 defines start-up activities broadly to include those one-time activities related to: opening a new facility; introducing a new product or service; conducting business in a new territory; conducting business with a new class of customer or beneficiary; initiating a new process in an existing facility; or commencing some new operation. Start-up activities also include activities related to organizing a new entity (costs of such activities are commonly referred to as organization costs).

     SOP 98-5 is effective for financial statements for fiscal years beginning after December 15, 1998. Earlier application is encouraged in fiscal years for which annual financial statements have not been issued. Initial application of the SOP should be as of the beginning of the fiscal year in which the SOP is first adopted. Restatement of previously issued financial statements is not permitted. Entities that previously capitalized start-up costs, such as the types of costs described above, or organization costs, are required to write-off the unamortized portion of such capitalized costs as the cumulative effect of a change in accounting principle upon adoption of SOP 98-5. Subsequent to adoption of the SOP, these types of costs must be expensed as incurred. The Company has not yet determined when it will adopt SOP 98-5. At March 31, 1998, the unamortized portion of capitalized start-up costs totaled $609,000.

(7)  SUBSEQUENT EVENTS

     On May 29, 1998, the Company entered into an Agreement and Plan of Merger to acquire privately-held Freedom Group, Inc. ("FGI") and certain entities affiliated with FGI and/or its Chairman. The acquisition would result in the ownership of three continuing care retirement communities ("CCRCs") and management of four additional CCRCs. The Company also would acquire options to purchase two of the managed CCRCs. Additionally, the Company would enter into a development and management contract for, and acquire an option to purchase, one additional CCRC currently under development, and would acquire options to purchase the same. The aggregate resident capacity for the owned and managed communities to be included in the transaction is approximately 3,700. The development project would add resident capacity of approximately 400. The consideration to be paid is approximately $43.0 million, including $23.2 million of cash and 1,370,000 shares of the Company's common stock valued at $19.8 million. The Company would pay an additional $4.0 million for the purchase options and $1.5 million to assume the management contracts. The transaction would be accounted for as a purchase and is expected to result in a purchase price in excess of net assets acquired of approximately $29.7 million, which would be recorded as goodwill and would be amortized over 40 years.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors and Stockholders
Freedom Group, Inc. and Subsidiaries:

     We have audited the accompanying combined balance sheet of Freedom Group, Inc. (the Company) and subsidiaries and Freedom Village of Holland, Michigan, a general partnership, as of December 31, 1997, and the related combined statements of income, changes in stockholders' equity (deficit) and partnership capital, and cash flows for the year then ended. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     As discussed in note 17, the majority shareholder of the Company has entered into a letter of intent for the merger of the Company with an unrelated party. It is anticipated the merger will be a stock exchange with cash consideration, with certain affiliates being spun off from the Company prior to the sale. The sale has not been completed at this time and no adjustments to the financial statements have been made.

     In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Freedom Group, Inc. and subsidiaries and Freedom Village of Holland, Michigan as of December 31, 1997, and the results of their operations and their cash flows for the year then ended in conformity with generally accepted accounting principles.

                                          KPMG PEAT MARWICK LLP

St. Petersburg, Florida
March 6, 1998, except as to note 17,
  which is as of May 29, 1998

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

                             COMBINED BALANCE SHEET
                               DECEMBER 31, 1997

                                  ASSETS
Current assets:
  Cash and equivalents......................................  $  4,481,884
  Investment securities (note 9)............................     2,363,273
  Accounts receivable:
     Resident services......................................     3,519,529
     Affiliates (note 6)....................................       198,305
  Assets whose use is limited -- current portion (note 8)...     9,967,157
  Deferred income taxes (note 11)...........................       325,117
  Prepaid expenses and other current assets.................       670,747
                                                              ------------
          Total current assets..............................    21,526,012
  Assets whose use is limited -- noncurrent portion (note
     8).....................................................     4,289,138
  Investment in unconsolidated affiliates (note 5)..........     2,157,703
  Property, plant and equipment, net (notes 3 and 4)........   195,901,281
  Deferred lifecare fee receivable (note 2).................     9,539,864
  Costs in excess of net assets acquired....................    10,631,057
  Other assets..............................................    12,419,386
                                                              ------------
          Total assets......................................  $256,464,441
                                                              ============
   LIABILITIES, STOCKHOLDERS' EQUITY (DEFICIT) AND PARTNERSHIP CAPITAL
Current liabilities:
  Current installments of long-term debt (note 4)...........  $  9,917,248
  Current installments of master trust (note 2).............     1,967,675
  Accounts payable..........................................     1,916,888
  Accrued expenses..........................................     5,294,170
  Residents deposits........................................     4,998,724
  Income taxes payable......................................       581,765
                                                              ------------
          Total current liabilities.........................    24,676,470
Long-term debt, excluding current installments (note 4).....    56,148,315
Refundable portion of life estate purchase price............    62,688,081
Deferred life estate income.................................    85,552,325
Capital lease obligations, excluding current installments
  (note 7)..................................................     5,135,958
Note payable -- stockholder (note 6)........................     5,000,000
Deferred income taxes (note 11).............................     2,737,612
Other liabilities...........................................    12,536,424
                                                              ------------
          Total liabilities.................................   254,475,185
                                                              ------------
Cumulative preferred stock redeemable at fair value (note
  12).......................................................    10,200,000
Stockholders' equity (deficit) and partnership capital (note
  13):
  Common stock, $1.00 par value; 2,500 authorized shares;
     1,848 shares issued and outstanding, including treasury
     stock..................................................         1,848
  Additional paid-in capital................................     1,569,810
  Retained earnings.........................................            --
  Net unrealized gains on investment securities.............       642,974
  Treasury stock, 446 common shares, at cost................   (10,425,376)
                                                              ------------
          Total stockholders' equity (deficit) and
           partnership capital..............................    (8,210,744)
Commitments and contingencies (note 14).....................
                                                              ------------
          Total liabilities, stockholders' equity (deficit)
           and partnership capital..........................  $256,464,441
                                                              ============

            See accompanying notes to combined financial statements.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

                          COMBINED STATEMENT OF INCOME
                          YEAR ENDED DECEMBER 31, 1997

Revenues:
  Resident and healthcare revenue...........................  $47,098,235
  Management fees...........................................    1,400,858
  Construction management and architectural fees............      929,386
                                                              -----------
          Total revenues....................................   49,428,479
                                                              -----------
Expenses:
  Community operating expense...............................   35,035,290
  General and administrative................................    4,094,068
  Depreciation and amortization.............................    7,796,965
  Lease expense.............................................      887,000
                                                              -----------
          Total expenses....................................   47,813,323
                                                              -----------
          Income from operations............................    1,615,156
Other income (expense):
  Equity in earnings of unconsolidated affiliates...........      785,339
  Minority interest in net income of subsidiaries...........    1,130,909
  Investment income.........................................    1,194,529
  Interest expense..........................................   (4,339,578)
                                                              -----------
          Income before income taxes........................      386,355
Income tax expense (note 11)................................      180,729
                                                              -----------
          Net income........................................  $   205,626
                                                              ===========
Net income attributable to common stockholders, after
  preferred dividends.......................................  $  (594,374)
                                                              ===========
Basic loss per common share.................................  $   (321.63)
                                                              ===========

            See accompanying notes to combined financial statements.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             COMBINED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                       (DEFICIT) AND PARTNERSHIP CAPITAL
                          YEAR ENDED DECEMBER 31, 1997

                                                                                             TOTAL
                                                                 NET                     STOCKHOLDERS'
                                                             UNREALIZED                    (DEFICIT)
                                    ADDITIONAL   RETAINED      GAIN ON                    AND EQUITY
                           COMMON    PAID-IN     EARNINGS    INVESTMENTS    TREASURY      PARTNERSHIP
                           STOCK     CAPITAL     (DEFICIT)   SECURITIES       STOCK         CAPITAL
                           ------   ----------   ---------   -----------   -----------   -------------
Balance at December 31,
  1996...................  $1,848   1,951,934     212,250      472,845     (10,425,376)   (7,786,499)
Change in unrealized gain
  on investment
  securities.............     --           --          --      170,129              --       170,129
Net income...............     --           --     205,626           --              --       205,626
Preferred stock dividends
  (note 12)..............     --     (382,124)   (417,876)          --              --      (800,000)
                           ------   ---------    --------      -------     -----------    ----------
Balance at December 31,
  1997...................  $1,848   1,569,810          --      642,974     (10,425,376)   (8,210,744)
                           ======   =========    ========      =======     ===========    ==========

            See accompanying notes to combined financial statements.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

                        COMBINED STATEMENT OF CASH FLOWS
                          YEAR ENDED DECEMBER 31, 1997

Cash provided by operating activities (note 15).............  $  1,236,715
                                                              ------------
Cash flows from investing activities, net of amounts
  acquired through acquisition:
  Purchase of property, plant and equipment.................   (54,601,207)
  Investment in unconsolidated affiliates...................    (2,611,458)
  Purchase of investment securities, net....................      (273,617)
  Increase in assets whose use is limited, net..............       (93,622)
  Distributions and loan repayments from unconsolidated
     affiliates.............................................     2,828,598
  Capital contributions from minority interests.............     2,265,000
  Capital distributions to minority interests...............      (446,771)
  Costs of acquiring initial lifecare and life estate sales
     contracts..............................................    (2,589,175)
                                                              ------------
          Net cash used in investing activities.............   (55,522,252)
                                                              ------------
Cash flows from financing activities:
  Proceeds from long-term debt..............................    52,891,851
  Proceeds from lifecare contracts and related deposits.....    41,439,268
  Proceeds in notes payable -- stockholders.................     5,000,000
  Payments on long-term debt................................   (41,880,772)
  Preferred stock dividends.................................      (600,000)
  Payments upon termination of life estate sales
     contracts..............................................    (2,147,574)
                                                              ------------
          Net cash provided by financing activities.........    54,702,773
                                                              ------------
          Net increase in cash and cash equivalents.........       417,236
Cash and cash equivalents at beginning of year..............     4,064,648
                                                              ------------
Cash and cash equivalents at end of year....................  $  4,481,884
                                                              ============

            See accompanying notes to combined financial statements.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

(1) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  (a) Organization and Basis of Presentation

     Freedom Group, Inc. (the Company) was formed on January 4, 1988 to provide senior housing, health care, and other related services to residents through the development and operation of retirement communities, assisted living facilities and nursing centers. The Company has developed and manages senior living communities in Florida, Michigan, and Arizona. During 1997, the Company completed development of its Grandview Terrace community in Arizona and is actively developing communities in Florida and Pennsylvania.

     At December 31, 1997, the Company's working capital deficit of $3,150,458 includes current debt obligations of approximately $5,040,000 which would be funded upon the closing of the anticipated merger (note 16). In the event the merger is not completed, the terms of the stock redemption notes (note 4) with current amounts due of $4,170,150, allow for payment of deferrals if working capital amounts are not sufficient to meet current obligations.

  (b) Principles of Consolidation

     The combined financial statements include the consolidated accounts of Freedom Group, Inc. (the Company) and all subsidiaries and partnerships in which the Company has more than 50 percent equity ownership, and Freedom Village of Holland, Michigan. All significant intercompany transactions have been eliminated except as discussed in note 6. The following subsidiaries and partnerships are included in the combined financial statements:

                                                              OWNERSHIP
NAME                                                          PERCENTAGE
----                                                          ----------
Freedom Village of Holland, Michigan........................      38%
Freedom Plaza Limited Partnership (Freedom Plaza) (note
  14).......................................................      69%
Freedom Group -- Lake Seminole Square, Inc. (the
  Developer)................................................      93%
Lake Seminole Square Management Co., Inc.
  (the Management Company)..................................      93%
Freedom Village of Sun City Center, Ltd. (Sun City
  Center)...................................................      55%
S & S Building Materials, Inc. (S & S)......................     100%
Freedom Forms, Inc. (FF)....................................     100%
Freedom Communities at Sun City West, Inc. (Grandview
  Terrace)..................................................     100%
Freedom Group at Philadelphia, Inc. (Brandywine)............     100%
Freedom Group at Sarasota, Inc. (Sarasota Bay Club).........     100%

     The Company's share of earnings or losses of partnerships of which they own at least 20 percent or of which they are a general partner is included in investment in unconsolidated subsidiaries and in combined income under the equity method of accounting.

  (c) Cash Equivalents

     The Company considers all highly liquid investments with a maturity of three months or less at the date of purchase to be cash equivalents.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (d) Property, Plant, and Equipment

     Property, plant, and equipment are stated at historical cost. Project costs associated with the acquisition, development, and construction of the facilities are capitalized as part of the facility cost. Additions and betterments that extend the life of an asset are capitalized. Interest incurred during the construction period is capitalized as part of the asset to which it relates and is amortized over the asset's estimated useful life. Maintenance and repair expenditures are expensed as incurred. Provisions for depreciation are computed using the straight-line method, generally using the following estimated composite useful lives:

Land improvements..........................................   27.5 years
Buildings and improvements.................................  20-40 years
Furniture, equipment and vehicles..........................    5-7 years

     Provisions for the amortization of the capital lease obligations is based on the estimated useful life of the leased assets, as it is shorter than the lease term. Amortization is included in depreciation and amortization expense in the combined financial statements.

  (e) Assets Whose Use is Limited

     Assets whose use is limited consists of refundable resident entrance fees and deposits, minimum liquid reserve accounts established under the State of Florida and Arizona insurance regulations, and funds pledged in accordance with a debt agreement (note 8).

  (f) Costs of Acquiring Initial Lifecare and Life Estate Sales Contracts

     Costs of acquiring initial lifecare and life estate sales contracts that are expected to be recovered from such contracts are capitalized and are amortized to expense on a straight-line basis over the average expected remaining lives of the residents under contract. Costs of acquiring lifecare and life estate sales contracts after the facility is substantially occupied are expensed as incurred. The gross costs and the related accumulated amortization as of December 31, 1997 amounted to $15,848,113 and $5,868,019, respectively. The remaining net costs of acquiring initial lifecare and life estate sales contracts of $9,980,094 are included in other assets.

     The Company analyzes costs of acquiring initial lifecare and life estate sales contracts periodically to determine whether any impairment has occurred in the value of such assets. Based upon the anticipated future income and cash from operations of the various communities that include these amounts, Company management believes there has been no impairment.

  (g) Costs in Excess of Net Assets Acquired

     Costs in excess of net assets acquired represents the excess of the consideration paid to former limited partners of Sun City Center and Freedom Plaza over the fair market value of the limited partners' interest in assets and liabilities of the Partnerships. This amount is being amortized over 27.5 years and is included in other assets. Accumulated amortization as of December 31, 1997 amounted to $1,143,872.

     The Company analyzes costs in excess of net assets acquired on a specific identification basis to determine whether any impairment has occurred in the value of such assets. Based upon the anticipated future income and cash from operations of Sun City Center and Freedom Plaza, Company management believes there has been no impairment.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (h) Refundable Portion of Life Estate Purchase Price and Deferred Life Estate Income

     The refundable portion of life care fees represents the amount which is due and refundable to the resident or the resident's estate upon contract termination. Refunds that have been paid by proceeds received subsequent to year end, are reported as noncurrent in the accompanying combined financial statements. The remaining purchase price is recorded as deferred life estate income at the time of purchase and amortized into income over the resident's estimated life expectancy, adjusted annually.

     Lifecare fee income related to residency agreements which are fully refundable upon resale, is recognized using the average life of the related buildings and improvements.

  (i) Investment Securities

     Investment securities consist of U.S. Treasuries, municipal debt and various equity and trust securities. Under Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, the Company classifies its investment securities in one of three categories: trading, available-for-sale, or held-to-maturity. Trading securities are bought and held principally for the purpose of selling them in the near term. Held-to-maturity securities are those securities which the Company has the ability and intent to hold the security until maturity. All other securities not included in trading are classified as available-for-sale. At December 31, 1997, all investment securities held by the Company are classified as available-for-sale.

     Available-for-sale securities are recorded at fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from earnings and are reported as a separate component of stockholders' equity until realized. Realized gains and losses from the sale of available-for-sale securities are determined on a specific identification basis. Dividend and interest income are recognized when earned.

  (j) Patient Service Revenue

     Patient service revenue derived from the Company's nursing and assisted living centers are reported at the estimated realizable amounts from its residents, third party payors, and others for services rendered. Revenue received under the Medicare program is subject to audit and provisions are recorded to estimate any settlements that may result from such audits.

  (k) Minority Interest

     The combined financial statements include 100% of the assets, liabilities and earnings of the combined companies described in note 1(b). The ownership in these companies that is not attributable to Freedom Group, Inc. is reflected as minority interest in combined subsidiaries and partnerships in the accompanying combined balance sheet. Total minority interest in the combined financial statements amounted to $6,037,883 at December 31, 1997 and is included in other liabilities.

  (l) Obligation to Provide Future Services

     Under the terms of certain lifecare and life estate sales contracts, subsidiaries of the Company are obligated to provide future services to their residents. These subsidiaries calculate the present value of the net cost of future services and use of facilities annually and compare that amount with the present value of future cash inflows. If the present value of the net cost of future services and use of facilities exceeds discounted future cash inflows, a liability is recorded (obligation to provide

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

future services and use of facilities) with the corresponding charge to income. The obligation is discounted at 6.5 percent, based on the expected long-term rate of return on government obligations. As of December 31, 1997, none of the subsidiaries had a liability associated with their obligation to provide future services and use of facilities.

  (m) Income Taxes

     The Company has adopted Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes (Statement
109). Under the asset and liability method of Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

  (n) Year 2000

     The Company does not anticipate being adversely impacted by Year 2000 compliance. The Company is currently converting its computer systems that are not already compliant to be compliant by the end of 1999. The total cost of compliance measures is not estimated to be material and its being funded through operating cash flows and expensed as incurred.

  (o) Financial Instruments

     The Company believes the carrying value of its debt obligations approximates their fair value as the stated interest rates approximate rates at which similar types of borrowing arrangements could be currently obtained by the Company.

     The Company holds a variety of investment securities which include municipal bonds, mortgage-backed securities, equity securities, and a beneficial interest in an investment trust. The fair value of investment securities is included in notes 8 and 9.

  (p) Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from these estimates.

  (q) Loss Per Common Share

     Loss per common share is computed by dividing net income, less preferred dividends of $800,000, by the weighted average number of common shares outstanding during the period.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

  (r) Recent Accounting Pronouncements

     On April 3, 1998, the AICPA Accounting Standards Executive Committee issued Statement of Position 98-5, Reporting on the Costs of Start-Up Activities (SOP 98-5). The SOP requires that costs incurred during start-up activities, including organization costs, be expensed as incurred. SOP 98-5 defines start-up activities broadly to include those one-time activities related to:

     - Opening a new facility;
     - Introducing a new product or service;
     - Conducting business in a new territory;
     - Conducting business with a new class of customer or beneficiary;
     - Initiating a new process in an existing facility; or
     - Commencing some new operation.

     Start-up activities also include activities related to organizing a new entity (costs of such activities are commonly referred to as organization costs). The Company believes the application of the SOP will not be significant to the financial statements.

(2) DEFERRED LIFECARE FEE RECEIVABLE AND MASTER TRUST AGREEMENTS

     Under certain of the Company's residency and care agreements, each resident entered into a Master Trust Agreement whereby amounts were paid by the resident into a trust account. These funds were then available to the Company in the form of a non-interest bearing loan. This loan provides permanent financing for the facility and are collateralized by the property, plant, and equipment of Freedom Plaza, Sun City Center, and Freedom Village of Holland, Michigan. As of December 31, 1997, the remaining obligation under the Master Trust agreements is $68,976,422 and is payable monthly based on a 40-year amortization of each residents' balance. The current installment due in 1998, and for the subsequent five-year period is $1,967,675. The annual obligation is reduced as individual residency agreements terminate.

     Upon termination of the resident's occupancy, the resident or the resident's estate receives payment of the remaining loan balance from the Trust and agrees to pay a lifecare fee based on a formula in the residency and care agreement, not to exceed a specified percentage of the resident's original deposit to the Trust. This lifecare fee is recognized ratably over the estimated life expectancy of the resident beginning with the date of occupancy by the resident. The amortization of the lifecare fees is included in life estate income in the combined statement of operations and deferred lifecare fee receivable on the combined balance sheet. The Company reports the long-term obligation under the Master Trust Agreements as a refundable portion of life estate purchase price and deferred life estate income based on the applicable residency agreements. The obligation to the Master Trust is classified as follows in the accompanying balance sheet:

                                                              OTHER
                                               MASTER       RESIDENCY
                                                TRUST      AGREEMENTS       TOTAL
                                             -----------   -----------   ------------
Current installments of master trust.......  $ 1,967,675   $        --   $  1,967,675
Refundable portion of life estate purchase
  price....................................   29,359,365    33,328,716     62,688,081
Deferred life estate income................   37,649,382    47,902,943     85,552,325
                                             -----------   -----------   ------------
                                             $68,976,422   $81,231,659   $150,208,081
                                             ===========   ===========   ============

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(3) PROPERTY, PLANT, AND EQUIPMENT

     Property, plant, and equipment as of December 31, 1997 consists of the following:

Land and improvements.......................................  $ 24,026,081
Buildings and improvements..................................   169,848,631
Furniture, equipment and vehicles...........................    14,939,986
                                                              ------------
                                                               208,814,698
  Less accumulated depreciation.............................   (38,084,462)
                                                              ------------
                                                               170,730,236
Projects under development..................................    25,171,045
                                                              ------------
                                                              $195,901,281
                                                              ============

     The Company capitalizes interest cost as a component of the cost of constructing its facilities. Interest cost capitalized during the year ended December 31, 1997 amounted to $1,563,796.

     The Company estimates the remaining cost of construction at Brandywine to be approximately $26,000,000 which will be funded by a construction loan commitment (note 4).

(4) LONG-TERM DEBT

     Long-term debt as of December 31, 1997 consists of the following:

Promissory construction note payable, convertible into a
  bridge loan in February 1999 for an additional one year
  period, interest payable monthly at 9%, secured by
  security interest in real property of Brandywine..........  $12,440,963
Promissory note payable, interest at 8% payable in monthly
  installments of $91,462, including interest, through
  February 2021, secured by land and buildings of Freedom
  Plaza Nursing Center......................................   11,555,788
Promissory note payable, interest at 8% payable in monthly
  installments of $66,798, including interest, through 2021, secured by mortgage on real estate and security agreement
  encumbering the land and buildings of Freedom Village of
  Holland, Michigan.........................................    8,491,413
Promissory construction note payable, converted into a
  bridge loan in December 1997 for an additional one-year
  period, interest at prime plus .75% payable monthly,
  principal payable based on entrance fee collections,
  secured by security interest in real property of Grandview
  Terrace...................................................    7,785,155
Promissory note payable, interest at 10% through December
  31, 1998, 15% thereafter, payable monthly through December
  31, 1999, at which time the principal becomes due, secured
  by land of Sarasota Bay Club..............................    7,745,000
Construction and health center loans and related accrued
  interest payable to a bank, interest at 8.625% and prime
  plus .75%, principal and interest due in monthly
  installments through 1998 (see below), secured by
  mortgages on real estate of Sun City Center...............    3,721,530
Unsecured notes payable to former stockholders (note 12),
  interest at 8.0% payable quarterly through July 2001,
  principal amounts payable annually beginning April 1998
  through July 2001.........................................   10,425,376

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

Unsecured notes payable, interest at 8.5%, payable quarterly through June 1998, at which time the principal balance is
  due.......................................................      870,000
     Property and equipment line of credit, maximum balance
      of $1,000,000, interest at 9.25%, payable monthly
      through 2003, secured by equipment....................      945,610
     Note payable to bank, due on demand, variable interest
      payable monthly.......................................      640,421
     Unsecured notes payable to residents of the Developer,
      interest at 8.75% payable quarterly, principal amounts
      payable through 1998..................................      380,000
     Other notes payable....................................    1,064,307
                                                              -----------
                                                               66,065,563
          Less current installments due.....................   (9,917,248)
                                                              -----------
            Long-term debt, excluding current portion.......  $56,148,315
                                                              ===========

     Scheduled maturities of long-term debt at December 31, 1997 is as follows:

1998.......................................................  $ 9,917,248
1999.......................................................   28,991,602
2000.......................................................    3,160,298
2001.......................................................    2,893,270
2002.......................................................      852,340
Thereafter.................................................   20,250,805
                                                             -----------
                                                             $66,065,563
                                                             ===========

     The Company is currently obligated under construction loans at Sun City Center for its third phase, Golfview Terrace, and at Grandview Terrace which was completed in June 1997 and in the process of completing sales on its unoccupied units. In connection with these construction loans, entrance fees collected are utilized to decrease the construction loan obligations based on specific terms of the loan agreements. During 1997, construction loans were decreased by $33,057,000 as entrance fees were collected for these newly constructed developments and recorded as deferred entrance fees. It is management's policy, based on historical experience from the other Company developments and terms of the related construction loan agreements, to classify that portion of the construction loans as long-term which will be satisfied through entrance fee amounts to be collected subsequent to December 31, 1997. Accordingly, management has classified a portion of the construction loan obligation amounting to $7,050,239 as noncurrent and payable in 1998 in the scheduled maturities.

     During 1996, Brandywine obtained a construction loan commitment from a bank for $42,100,000 to be used to finance the construction of the facility. The anticipated completion date of the construction is July 1998.

     Scheduled principal payments of $4,170,150 on the unsecured note payable to former stockholders became due in 1997. In accordance with the agreement for redemption, these payments have been deferred until cash flow of the Company is available to make the payments without hindering the Company's ability to meet its other current obligations.

     The Company is also obligated under non-interest bearing first mortgage notes payable to the Master Trust with principal due monthly based on a 40-year amortization of each resident's balance which becomes payable upon termination of the related residency agreements. The notes are

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

collateralized by property, plant, and equipment of Freedom Plaza, Sun City Center, and Freedom Village of Holland, Michigan. The obligation under the Master Trust is reported as refundable life estate purchase price and deferred income due to the nature of this underlying residency agreements (note 2).

(5) INVESTMENTS IN UNCONSOLIDATED AFFILIATES

     Investments in unconsolidated affiliates at December 31, 1997 consist of ownership interests in the following:

                                                              OWNERSHIP    CARRYING
                                                              INTEREST      VALUE
                                                              ---------   ----------
Peoria Retirement Residence (a limited liability
  corporation) (Peoria Retirement)..........................    50.00%    $1,099,532
Surprise Retirement Residence (a limited liability
  corporation) (Surprise)...................................    50.00%       612,000
Freedom Plaza Limited Partnership (note 14).................    50.00%            --
Freedom Properties West (a general partnership) with an
  interest in Casa Pacifica (a general partnership).........    20.00%      (261,632)
Freedom Properties -- Hemet (a general partnership).........    18.03%       505,682
Freedom Group -- Naples Limited Partnership.................    50.00%       202,121
                                                                          ----------
                                                                          $2,157,703
                                                                          ==========

     Peoria Retirement and Surprise were acquired in 1997 and are organized for the purpose of constructing and operating rental lifecare facilities. Operations of Peoria Retirement commenced in 1997 and Surprise is currently under development. These communities are developed and managed by an unrelated third party.

     During 1996, the Company acquired an additional partnership interest in Freedom Plaza Limited Partnership which required the Partnership to be combined into the financial statements of the Company (note 14).

     The Company's general partnership interest in Freedom Management Company was sold in 1996.

     Summary unaudited financial information for the unconsolidated partnerships as of December 31, 1997 is as follows:

Current assets............................................  $  3,566,872
Current liabilities.......................................    (3,516,332)
                                                            ------------
          Working capital.................................        50,540
Property, plant and equipment.............................    60,078,086
Accumulated depreciation..................................   (12,384,929)
                                                            ------------
Property, plant and equipment, net........................    47,693,157
Other assets..............................................     3,061,522
Long-term debt and other liabilities......................   (49,874,609)
                                                            ------------
          Partnership equity..............................       930,610
                                                            ------------
          Net income......................................  $  5,053,894
                                                            ============

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(6) RELATED PARTY TRANSACTIONS

     The Company has various transactions with the unconsolidated partnerships described in note 5, as well as with other affiliated companies in which they have no direct ownership interest. Accounts receivable from affiliates are non-interest bearing and relate to unpaid management fees and expenses paid on the affiliates' behalf.

     In a prior year, the Company issued a promissory note to a stockholder in the amount of $5,000,000. This amount was repaid in January 1996 and included interest at 10 percent. The Company also has an unsecured line of credit in the amount of $5,000,000 from this stockholder which was outstanding at December 31, 1997. The line of credit has been renewed on an annual basis and will be repaid after the construction loan at Brandywine (note 4) is satisfied during 1999. Accordingly, this obligation is reflected as noncurrent in the accompanying combined financial statements. This line of credit bears interest at 10 percent payable monthly. Interest expense on these obligations amounted to approximately $340,000 for the year ending December 31, 1997.

     At December 31, 1997, the Company has accounts and loans payable to its limited partner at Grandview Terrace in the amount of $1,154,266 which is included in other liabilities. This obligation is reflected as long-term as the repayment will not occur until construction loan obligations are met.

     The Company provides management services to combined companies and unconsolidated affiliates. Management fee revenues from consolidated entities and Freedom Village of Holland, Michigan have been eliminated. The Company also provides construction management and architectural services to combined companies and unconsolidated affiliates. Related intercompany profits or losses, if any, have been eliminated.

     The Company has entered into operating and capital lease agreements with affiliates of its limited partners at Freedom Plaza and Grandview Terrace. The operating lease agreements relate to each lifecare facilities land with payments due in monthly installments. Rental expense under these agreements was approximately $535,000 in 1997. Minimum lease payment obligations on these leases is included in note 7. The capital lease agreements relate to Grandview Terrace (note 7).

(7) LEASES

     The Company leases its corporate offices under an operating lease agreement that extends through November 30, 2000 and is also obligated under other operating leases for land and equipment through its subsidiaries and affiliates. Rental expense under these noncancelable operating lease agreements, including affiliate leases (note 6) was approximately $887,000 for year ending December 31, 1997.

     The Company is also obligated under a capital lease at Grandview Terrace consisting of a 45-year lease agreement with an affiliate of the Grandview Terrace limited partners for the land and building used for skilled nursing and assisted living care. As of December 31, 1997, the gross amount of plant and equipment, included in the buildings and improvements in the combined financial statements, and related accumulated amortization recorded under this capital lease was as follows:

Land and building...........................................  $5,077,227
     Less accumulated amortization..........................     (52,888)
                                                              ----------
                                                              $5,024,339
                                                              ==========

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     Future minimum lease payments under the noncancelable operating lease and future minimum capital lease payments as of December 31, 1997 are as follows:

                                                             CAPITAL      OPERATING
                YEAR ENDING DECEMBER 31,                      LEASE        LEASES
                ------------------------                   -----------   -----------
1998.....................................................  $   377,412   $ 1,022,000
1999.....................................................      462,024       989,000
2000.....................................................      507,720       783,000
2001.....................................................      507,720       533,000
2002.....................................................      507,720       533,000
Later years, through 2003................................   20,054,940    18,450,000
                                                           -----------   -----------
          Total minimum lease payments...................   22,417,536   $22,310,000
                                                                         ===========
Less amount representing interest at 9.4%................   17,281,578
                                                           -----------
Present value of net minimum capital lease payments......    5,135,958
Less current installments................................           --
                                                           -----------
Obligations under capital leases, including accrued
  interest, excluding current installments...............  $ 5,135,958
                                                           ===========

(8) ASSETS WHOSE USE IS LIMITED

     At December 31, 1997, assets whose use is limited consists of the following:

Entrance fee escrow account................................  $ 9,151,842
Minimum liquid reserve.....................................    3,496,202
Resident deposits and other................................    1,608,251
                                                             -----------
                                                              14,256,295
  Less amounts that are required for current liabilities...   (9,967,157)
                                                             -----------
     Noncurrent portion....................................  $ 4,289,138
                                                             ===========

     The entrance fee escrow accounts consist of cash and cash equivalents held at banks for entrance fees which are refundable within a statutory seven-day period after move-in and entrance fee deposits on residential units in communities under development which are refundable upon notice. Deposits of residents who have entered into the facilities are reflected as noncurrent entrance fee deposits.

     The minimum liquid reserve account is established under the Florida Department of Insurance regulations for continuing care facilities (note 13). The minimum liquid reserve account was invested in investment securities as of December 31, 1997.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The cost, gross unrealized holding gains, gross unrealized holding losses and fair value for assets whose use is limited which are classified as available for sale, at December 31, 1997 are as follows:

                                                       GROSS        GROSS
                                                     UNREALIZED   UNREALIZED
                                                      HOLDING      HOLDING        FAIR
                                          COST         GAINS        LOSSES        VALUE
                                       -----------   ----------   ----------   -----------
Cash and equivalents.................  $10,086,534    $     --     $    --     $10,086,534
Municipal bonds......................      854,872      15,043          --         869,915
U.S. Treasury notes..................      504,004       4,922        (707)        508,219
Equity securities....................    2,273,368     520,667      (2,408)      2,791,627
                                       -----------    --------     -------     -----------
                                       $13,718,778    $540,632     $(3,115)    $14,256,295
                                       ===========    ========     =======     ===========

     Maturities of the municipal bonds and U.S. Treasury notes classified as available for sale are as follows at December 31, 1997:

                                                                              FAIR
                                                                 COST        VALUE
                                                              ----------   ----------
Due after one year through five years.......................  $  920,763   $  927,179
Due after five years through ten years......................     436,113      450,955
                                                              ----------   ----------
                                                              $1,356,876   $1,378,134
                                                              ==========   ==========

     Proceeds from the sale of investment securities available for sale were $5,420,395 in 1997, and gross realized gains included in 1997 investment income were $440,008. No realized losses were incurred in 1997.

(9) INVESTMENT SECURITIES

     The cost, gross unrealized holding gains, gross unrealized holding losses and fair value of available for sale securities by security type at December 31, 1997 are as follows:

                                                        GROSS        GROSS
                                                      UNREALIZED   UNREALIZED
                                                       HOLDING      HOLDING        FAIR
                                            COST        GAINS        LOSSES       VALUE
                                         ----------   ----------   ----------   ----------
Money Market...........................  $  407,669    $     --     $     --    $  407,669
U.S. Treasury notes....................      57,219       4,817           --        62,036
Municipal bonds........................     428,473       2,765           --       431,238
Equity securities......................   1,335,288     157,661      (30,619)    1,462,330
                                         ----------    --------     --------    ----------
                                         $2,228,649    $165,243     $(30,619)   $2,363,273
                                         ==========    ========     ========    ==========

     Maturities of U.S. Treasuries and municipal bonds classified as available for sale are as follows at December 31, 1997:

                                                                           FAIR
                                                                COST      VALUE
                                                              --------   --------
Due within one year.........................................  $ 70,517   $ 75,243
Due after one year through five years.......................   317,544    319,679
Due after five years........................................    97,631     98,352
                                                              --------   --------
                                                              $485,692   $493,274
                                                              ========   ========

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     During 1997, proceeds from the sale of investment securities available for sale were $1,690,408 with realized gains of $372,727 and no realized losses.

(10) EMPLOYEE BENEFIT PLANS

     The Company has established a defined contribution profit sharing plan, including features under Section 401(k) of the Internal Revenue Code, and a nonqualified voluntary incentive plan for eligible employees of the Company and its affiliates. These plans provide employees with the opportunity to defer a portion of their salaries for the purpose of providing retirement benefits. The Company contributes to the plans a matching amount of 25% of the participant's contribution not to exceed 1% of the participant's annual salary. The contributions vest at 20% per year for each year of service with the Company.

     The nonqualified plan's vested balances earn interest at a rate determined prior to each plan year. The interest rate is to be no less than the prime lending rate. In 1996, vested contributions earned interest at 8.75%. As of December 31, 1997, the accrued liability relating to this plan is approximately $1,274,000, which includes participants' contributions, the vested portion of the Company's contributions and plan earnings. The accrued liability for employees no longer employed by the Company is recorded as a current liability which amounted to $759,000 at December 31, 1997. The Company has acquired life insurance policies on the participants for the purpose of funding the plan. The cash surrender value of the insurance policies is included in other assets on the balance sheet. The employees are considered general creditors of the Company.

     The Company has expensed approximately $202,000 in 1997 relating to its portion of employee contributions under these plans.

(11) INCOME TAXES

     Income tax attributable to income from continuing operations for the year ended December 31, 1997 consists of the following:

                                                     CURRENT    DEFERRED     TOTAL
                                                     --------   ---------   --------
U.S. Federal.......................................  $403,968   $(194,465)  $209,503
State and local....................................     7,471     (36,245)   (28,774)
                                                     --------   ---------   --------
                                                     $411,439   $(230,710)  $180,729
                                                     ========   =========   ========

     Income tax expense attributable to income from operations for the year ended December 31, 1997 principally differed from the amounts computed by applying the U.S. federal income tax rate of 34 percent to pretax income from operations as a result of the following:

Computed expected tax expense at the federal rate of 34%....  $131,360
State income taxes, net of federal income tax benefit.......    49,369
                                                              --------
                                                              $180,729
                                                              ========

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities as of December 31 are as follows:

                                                              CURRENT    NONCURRENT
                                                              --------   -----------
Deferred tax assets --
  Accrued expenses..........................................  $325,117   $        --
  Minimum tax credit carryforwards..........................        --            --
                                                              --------   -----------
          Total gross deferred assets.......................   325,117            --
                                                              --------   -----------
Deferred tax liabilities --
  Plant and equipment, principally due to differences in
     depreciation...........................................        --      (103,718)
  Life estate income, principally due to accrual of
     revenue................................................        --       527,532
  Investment in Partnerships................................        --    (3,357,077)
  Pre-opening costs.........................................        --       195,651
                                                              --------   -----------
          Total gross deferred liabilities..................        --    (2,737,612)
                                                              --------   -----------
          Net deferred asset (liability)....................  $325,117   $(2,737,612)
                                                              ========   ===========

     There was no valuation allowance for the deferred tax assets as of December 31, 1997 and, therefore, no change in the valuation allowance for the year ended December 31, 1997.

(12) REDEEMABLE PREFERRED STOCK

     Series A preferred stock consists of 500 shares authorized and outstanding. The holders of preferred stock have voting rights, a preference senior to the common stockholders in the event of voluntary or involuntary liquidation of the Company, and are entitled to receive cumulative dividends of $400 per share on a quarterly basis. Dividends in arrears shall be paid prior to current dividends. Preferred stock dividends of $600,000 were paid in 1997 and $200,000 is the remaining obligation related to 1997. There are no arrearages of unpaid dividends prior to 1997.

     The preferred stock also includes options for redemption or conversion of all outstanding shares. The holders of preferred stock may exercise a redemption option, whereby all of the then outstanding shares of preferred stock would be redeemed by the Company at a price per share equal to the fair market value of such shares on the date the option is exercised. This amount, including accrued and unpaid dividends, would be paid in sixty equal monthly payments, including interest at 10%. The conversion option provides for conversion of one share of preferred stock into .924 shares of Class B common stock.

(13) STOCKHOLDERS' EQUITY

     The Company is authorized to issue 3,000 shares of stock divided among the following types: Common, Class A and Class B; and Preferred, Series A.

     Class A common stock consists of 2,000 authorized shares, 1,848 of which are issued and outstanding. Class B consists of 500 shares held in reserve for the conversion of preferred stock (note 12). With the exception of special voting rights granted to Class B stockholders, the rights and privileges of both Class A and Class B common stockholders are equal.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(14) COMMITMENTS AND CONTINGENCIES

     The States of Florida and Arizona have certain rules for providers of continuing care services including the maintenance of liquid reserves at specified levels and certain financial ratios. Management believes the Company is in compliance with these rules based on its latest regulatory filings.

     During the normal course of business, the Company may be subject to liability claims related to providing services to its residents. The Company has professional liability coverage with a commercial insurance carrier for potential losses related to these matters, if any.

     Certain subsidiaries of the Company have entered into residency agreements whereby the Partnership is liable for a repurchase price of at least 100% of the original purchase price for that resident, payable solely from the proceeds of resale. The total potential refund liability related to these agreements is approximately $19,145,000 at December 31, 1997. Based on current year sales prices and anticipated market conditions in the coming year, management believes its resale prices on these units will exceed its related refund obligation in material respects.

     During 1997, Sun City Center was named in a lawsuit by an adjacent golf course owner alleging misrepresentations about the number of units to be developed by the Partnership. This matter is in the preliminary stages of discovery and no provision for settlement has been recorded in the financial statements. The Company believes these claims are without merit and intends to vigorously defend this claim.

     As of December 31, 1997, property tax assessments at Freedom Village of Holland, Michigan totaling $180,000 for 1992 and 1993 have been contested by the Company and are under appeal in the Michigan Court of Appeals and the Michigan Tax Tribunal. Management has not recorded any liabilities related to these assessments as the outcome of this matter cannot be determined at this time.

(15) FREEDOM PLAZA LIMITED PARTNERSHIP

     On January 2, 1996, the Company acquired an additional partnership interest of 49.9% in Freedom Plaza Limited Partnership for $10,000,000 and subsequently admitted a new limited partner resulting in a general partner interest of 81.95% (note 5). As a result of the purchase, Freedom Plaza Limited Partnership is combined in the Company's operations subsequent to the date of acquisition in fiscal year 1996. Prior to the acquisition, the Company accounted for its 50% interest under the equity method. The acquisition has been accounted for as a purchase, and accordingly, the purchase price has been allocated to the partnership interest acquired in Freedom Plaza Limited Partnership's assets and liabilities based on their estimated fair values at January 2, 1996. The effect of the purchase was to record cost in excess of fair value of assets acquired in the amount of approximately $9,460,000 during 1996. During 1997, the limited partner increased its ownership interest to approximately 31% through a contribution of land and cash totaling $2,265,000.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(16) CASH FLOWS FROM OPERATING ACTIVITIES AND SUPPLEMENTAL INFORMATION

Cash flows from operating activities:
  Net income...............................................  $   205,626
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization.........................    7,796,965
     Deferred income taxes.................................     (230,710)
     Equity in earnings of unconsolidated affiliates.......     (785,339)
     Minority interest in net income of subsidiaries.......   (1,130,909)
     Life estate income....................................   (7,224,530)
     Changes in operating assets and liabilities:
       Decrease in accounts receivable -- affiliates.......      108,651
       Increase in accounts receivable.....................     (859,064)
       Increase in prepaid expenses and other current
          assets...........................................     (237,252)
       Increase in income taxes............................      374,067
       Increase in other assets............................     (825,840)
       Increase in accounts payable and accrued expenses...    3,008,508
       Increase in other liabilities.......................    1,036,542
                                                             -----------
          Net cash provided by operating activities........  $ 1,236,715
                                                             ===========

     Supplemental schedule of cash flow information:

  Interest paid during the year, net of amounts
     capitalized............................................  $5,394,336
                                                              ----------
  Income tax paid (net of refunds received).................  $ (148,399)
                                                              ==========
Schedule of noncash activities -- Contribution of land for
  minority interest.........................................  $  850,000
                                                              ----------
  Capital lease obligation assumed..........................  $5,135,998
                                                              ==========

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

(17) SUBSEQUENT EVENT

     On May 29, 1998, the Company entered into an Agreement and Plan of Merger with American Retirement Corporation (ARC) whereby ARC would acquire all of the Company's common stock in exchange for 1,370,000 shares of ARC common stock, valued at $19,779,000, and cash totaling approximately $23,214,000. Prior to consummation, certain subsidiaries and unconsolidated affiliates would be spun off from the Company. The spin-off entities would include Freedom Plaza, Grandview Terrace, Brandywine, Sarasota Bay Club, and certain unconsolidated affiliates. In addition, ARC will assume certain debt obligations that become due upon change in ownership. At this time, the sale has not been completed and no adjustments to the combined financial statements of the Company have been made. An unaudited summary of the anticipated effect of the spin-off as of December 31, 1997 and the year then ended is as follows:

                                                COMBINED
                                          FREEDOM GROUP, INC.
                                          AND SUBSIDIARIES AND                                    ENTITY
                                           FREEDOM VILLAGE OF      ENTITIES     ADJUSTMENTS/   ACQUIRED BY
BALANCE SHEET                              HOLLAND, MICHIGAN       EXCLUDED     ELIMINATIONS       ARC
-------------                             --------------------   ------------   ------------   ------------
                                                                 (UNAUDITED)                   (UNAUDITED)
Current assets:
  Cash and cash equivalents..............     $  4,481,884       $  1,418,402   $         --   $  3,063,482
  Accounts receivable, net...............        3,717,834          1,300,272        916,303      3,333,865
  Deferred income taxes..................          325,117                 --             --        325,117
  Other current assets...................       13,001,177          7,123,221             --      5,877,956
                                              ------------       ------------   ------------   ------------
         Total current assets............       21,526,012          9,841,895        916,303     12,600,420
                                              ------------       ------------   ------------   ------------
Property, plant and equipment, net.......      195,901,281        102,512,080             --     93,389,201
Deferred lifecare receivable.............        9,539,864          5,295,614             --      4,244,250
Costs in excess of net assets acquired...       10,631,057          8,772,600             --      1,858,457
Other assets.............................       18,866,227          9,457,977                     9,408,250
                                              ------------       ------------   ------------   ------------
         Total assets....................     $256,464,441       $135,880,166   $    916,303   $121,500,578
                                              ============       ============   ============   ============
Current liabilities:
  Current installments of long-term
    debt.................................     $  9,917,248       $  2,963,742   $         --   $  6,953,506
  Current installments of Master Trust...        1,967,675            528,408             --      1,439,267
  Accounts payable and accrued expenses..        7,211,058          2,194,982       (104,120)     4,911,956
  Other current liabilities..............        5,580,489          4,049,324        167,758      1,698,923
                                              ------------       ------------   ------------   ------------
         Total current liabilities.......       24,676,470          9,736,456         63,638     15,003,652
                                              ------------       ------------   ------------   ------------
Long-term debt, excluding current
  portion................................       56,148,315         37,887,711             --     18,260,604
Refundable portion of life estate
  purchase price.........................       62,688,081         15,230,839             --     47,457,242
Deferred life estate income..............       85,552,325         42,037,803             --     43,514,522
Deferred income taxes....................        2,737,612                 --       (942,915)     1,794,697
Other liabilities........................       22,672,382         14,932,872     (5,720,693)     2,018,817
                                              ------------       ------------   ------------   ------------
         Total liabilities...............      254,475,185        119,825,681     (6,599,970)   128,049,534
Redeemable cumulative preferred stock....       10,200,000                       (10,200,000)            --
Total stockholders' equity
  (deficit) and partnership
  capital................................       (8,210,744)        16,054,485     17,716,273     (6,548,956)
                                              ------------       ------------   ------------   ------------
         Total liabilities, stockholders'
           equity and partnership
           capital.......................     $256,464,441       $135,880,166   $    916,303   $121,500,578
                                              ============       ============   ============   ============

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

             NOTES TO COMBINED FINANCIAL STATEMENTS -- (CONTINUED)

                                          COMBINED
                                    FREEDOM GROUP, INC.
                                    AND SUBSIDIARIES AND                                   ENTITY
                                     FREEDOM VILLAGE OF     ENTITIES     ADJUSTMENTS/   ACQUIRED BY
STATEMENT OF INCOME                  HOLLAND, MICHIGAN      EXCLUDED     ELIMINATIONS       ARC
-------------------                 --------------------   -----------   ------------   ------------
                                                           (UNAUDITED)                  (UNAUDITED)
Revenues:
  Resident and healthcare
     revenue......................      $47,098,235        $17,280,806   $        --    $29,817,429
  Management fees.................        1,400,858                 --       820,226      2,221,084
  Construction management and
     architectural fees...........          929,386                 --            --        929,386
                                        -----------        -----------   -----------    -----------
          Total revenues..........       49,428,479         17,280,806       820,226     32,967,899
                                        -----------        -----------   -----------    -----------
Operating expenses:
  Community operating expense.....       35,035,290         14,382,819            --     20,652,471
  General and administrative......        4,094,068                 --            --      4,094,068
  Depreciation and amortization...        7,796,965          2,891,944            --      4,905,021
  Lease expense...................          887,000            486,000            --        401,000
                                        -----------        -----------   -----------    -----------
          Total operating
            expenses..............       47,813,323         17,760,763            --     30,052,560
                                        -----------        -----------   -----------    -----------
     Income (loss) from
       operations.................        1,615,156           (479,957)      820,226      2,915,339
                                        -----------        -----------   -----------    -----------
Other income (expense):
  Interest expense................       (4,339,578)        (2,408,315)      168,780     (1,762,483)
  Minority interest in net income
     of subsidiaries..............        1,130,909                 --    (1,381,363)      (250,454)
  Other income (expenses).........        1,979,868            944,215      (168,780)       866,873
                                        -----------        -----------   -----------    -----------
          Total other income
            (expense).............       (1,228,801)        (1,464,100)   (1,381,363)    (1,146,064)
          Income before taxes.....          386,355         (1,944,057)     (561,137)     1,769,275
Income tax expense................          180,729                 --       509,286        690,015
                                        -----------        -----------   -----------    -----------
          Net income..............      $   205,626        $(1,944,057)  $(1,070,423)   $ 1,079,260
                                        ===========        ===========   ===========    ===========

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

                       CONDENSED COMBINED BALANCE SHEETS
                MARCH 31, 1998 (UNAUDITED) AND DECEMBER 31, 1997

                                                                  1998           1997
                                                              ------------   ------------
                                                              (UNAUDITED)
Current assets:
  Cash and equivalents......................................  $  2,974,818   $  4,481,884
  Accounts receivable, net..................................     4,006,504      3,717,834
  Deferred income taxes.....................................       325,117        325,117
  Assets whose use is limited -- current portion............    12,174,559      9,967,157
  Other current assets......................................     2,131,030      3,034,020
                                                              ------------   ------------
          Total current assets..............................    21,612,028     21,526,012
Assets whose use is limited -- noncurrent portion...........     5,612,699      4,289,138
Investment in consolidated affiliates.......................     2,503,702      2,157,703
Property, plant and equipment, net..........................   204,149,519    195,901,281
Deferred lifecare fees receivable...........................     9,909,875      9,539,864
Cost in excess of net assets acquired, net..................    10,339,611     10,631,057
Other assets................................................    11,619,956     12,419,386
                                                              ------------   ------------
          Total assets......................................  $265,747,390   $256,464,441
                                                              ============   ============
Current liabilities:
  Current portion of long term debt.........................  $  9,917,248   $  9,917,248
  Current portion of master trust...........................     1,967,675      1,967,675
  Accounts payable and accrued expenses.....................     8,418,912      7,211,058
  Other current liabilities.................................        89,800        581,765
  Resident deposits.........................................     6,153,095      4,998,724
                                                              ------------   ------------
          Total current liabilities.........................    26,546,730     24,676,470
Long-term debt, excluding current portion...................    63,772,332     56,148,315
Refundable portion of life estate purchase price............    65,183,365     62,688,081
Deferred life estate income.................................    86,075,815     85,552,325
Capital lease obligations excluding current installments....     5,172,312      5,135,958
Note payable -- stockholder.................................     5,000,000      5,000,000
Deferred income taxes.......................................     2,466,180      2,737,612
Other liabilities...........................................     9,240,396     12,536,424
                                                              ------------   ------------
          Total liabilities.................................   263,457,130    254,475,185
                                                              ------------   ------------
Redeemable cumulative preferred stock.......................    10,400,000     10,200,000
Stockholders' equity and partnership capital:
  Common stock..............................................         1,848          1,848
  Additional paid-in capital................................     1,369,810      1,569,810
  Other shareholders' equity................................    (9,481,398)    (9,782,402)
                                                              ------------   ------------
          Total stockholders' equity and partnership
            capital.........................................    (8,109,740)    (8,210,744)
                                                              ------------   ------------
          Total liabilities and stockholders' equity and
            partnership capital.............................  $265,747,390   $256,464,441
                                                              ============   ============

                See accompanying notes to financial statements.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

                    CONDENSED COMBINED STATEMENTS OF INCOME
               FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997
                                  (UNAUDITED)

                                                                 1998          1997
                                                              -----------   -----------
Revenues:
  Resident and healthcare revenue...........................  $13,025,932   $10,530,590
  Management fees...........................................      414,592       308,807
  Construction fees.........................................      121,848        76,029
                                                              -----------   -----------
          Total revenues....................................   13,562,372    10,915,426
                                                              -----------   -----------
Expenses:
  Community operating expenses..............................    9,695,246     7,440,530
  General and administrative................................      947,743       807,292
  Depreciation and amortization.............................    2,072,129     1,573,053
  Lease expense.............................................      440,715       129,432
                                                              -----------   -----------
          Total expenses....................................   13,155,833     9,950,307
                                                              -----------   -----------
          Income from operations............................      406,539       965,119
Other income (expense):
  Merger expenses...........................................      (96,000)           --
  Interest expense..........................................   (1,181,859)     (589,992)
  Minority interest in losses of subsidiaries...............      341,167       (13,600)
  Investment income.........................................      138,596        70,972
  Other.....................................................       58,719            --
                                                              -----------   -----------
          Total other income (expense)......................     (739,377)     (532,620)
          Income (loss) before income taxes.................     (332,838)      432,499
Income tax benefit (expense)................................      126,472      (168,675)
                                                              -----------   -----------
          Net income (loss).................................  $  (206,366)  $   263,824
                                                              ===========   ===========
          Net (loss) income attributable to common
             stockholders, after preferred dividends........  $  (406,366)  $    63,824
                                                              ===========   ===========
          Basic (loss) income per common share..............  $   (219.89)  $     34.54
                                                              ===========   ===========

                See accompanying notes to financial statements.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

                  CONDENSED COMBINED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                                                  1998          1997
                                                              ------------   -----------
Cash flows from operating activities:
  Net income................................................  $   (206,366)  $   263,824
  Adjustments to reconcile net income to net cash provided
     by operating activities:
     Depreciation and amortization..........................     2,072,129     1,573,053
     Deferred income taxes..................................      (271,432)           --
     Equity in earnings of unconsolidated affiliates........       (58,717)     (184,740)
     Minority interest in net income of subsidiaries........      (341,167)       13,214
     Life estate income.....................................    (2,251,306)   (1,752,547)
     Changes in operating assets and liabilities:
       Decrease in accounts receivable......................      (288,670)     (383,086)
       Increase in other assets.............................       281,704       304,962
       Increase in income taxes.............................      (491,962)           --
       Increase in other taxes..............................            --        (7,625)
       Increase in other assets.............................     1,812,988            --
       Increase (decrease) in accrued expenses..............     1,207,835      (920,168)
       (Decrease) increase in other liabilities.............    (2,035,038)      566,772
                                                              ------------   -----------
          Net cash used in operating activities.............      (570,002)     (526,341)
                                                              ------------   -----------
Cash flows from investing activities, net of amounts
  acquired through acquisition
  Purchase of property, plant and equipment.................   (10,320,367)   (9,000,325)
     Investment in unconsolidated affiliates................      (513,966)      (23,598)
     Sale of investment securities, net.....................       926,148        23,923
     Increase in assets whose use is limited, net...........    (3,530,962)     (618,757)
     Distributions and loan repayments from unconsolidated
       affiliates...........................................       226,699       128,341
     Capital contributions from minority interests..........     1,000,000     1,140,000
     Capital distributions to minority interests............      (170,067)      (64,707)
     Costs of acquiring initial lifecare and life estate
       sales contracts......................................      (723,030)     (580,872)
                                                              ------------   -----------
          Net cash used in investing activities.............   (13,105,545)   (8,995,995)
                                                              ------------   -----------
Cash flows from financing activities:
  Proceeds from long-term debt and master trust.............     4,146,364    11,921,754
  Proceeds from lifecare contracts and related deposits.....     9,875,366     2,930,210
  Payments on long-term debt................................      (713,802)   (3,722,664)
  Preferred stock dividends.................................            --      (200,000)
  Payments upon termination of life estate sales
     contracts..............................................    (1,139,447)     (796,080)
                                                              ------------   -----------
          Net cash provided by financing activities.........  $ 12,168,481   $10,133,220
                                                              ============   ===========
          Net (decrease) increase in cash and cash
            equivalents.....................................    (1,507,066)      610,884
Cash and cash equivalents at beginning of year..............     4,481,884     4,064,648
                                                              ------------   -----------
Cash and cash equivalents at end of year....................  $  2,974,818   $ 4,675,532
                                                              ============   ===========

                See accompanying notes to financial statements.

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS
                       THREE MONTHS ENDED MARCH 31, 1998

(1) BASIS OF PRESENTATION

     The accompanying unaudited condensed combined financial statements of Freedom Group, Inc. and Subsidiaries and Freedom Village of Holland, Michigan (the "Company") have been prepared in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. Operating results for the quarter ended March 31, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998. These financial statements should be read in conjunction with the combined financial statements and the notes thereto included herein for the year ended December 31, 1997.

(2) SUBSEQUENT EVENT

     On May 29, 1998, the Company entered into an Agreement and Plan of Merger with American Retirement Corporation (ARC) whereby ARC would acquire all of the Company's common stock in exchange for 1,370,000 shares of ARC common stock, valued at $19,779,000, and cash totaling approximately $23,214,000. Prior to consummation, certain subsidiaries and unconsolidated affiliates would be spun off from the Company. The spin-off entities would include Freedom Plaza, Grandview Terrace, Brandywine, Sarasota Bay Club, and certain unconsolidated affiliates. In addition, ARC will assume certain debt obligations that become due upon change in ownership. At this time, the sale has not been finalized and no adjustments to the combined financial statements of the Company have been made. An unaudited summary of the anticipated effect of the spin-off as of March 31, 1998 and the year then ended is as follows:

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                                      COMBINED
                                    FREEDOM GROUP                                       ENTITY
                                 AND FREEDOM VILLAGE     ENTITIES     ADJUSTMENTS/     ACQUIRED
                                     OF HOLLAND          EXCLUDED     ELIMINATIONS      BY ARC
                                 -------------------   ------------   ------------   ------------
Current assets:
  Cash and cash equivalents....     $  2,974,818       $    694,690   $         --   $  2,280,128
  Accounts receivable, net.....        4,006,504          1,429,895        546,505      3,123,114
  Deferred income taxes........          325,117                 --             --        325,117
  Other current assets.........       14,305,589          7,338,860             --      6,966,729
                                    ------------       ------------   ------------   ------------
          Total current
            assets.............       21,612,028          9,463,445        546,505     12,695,088
Land, buildings and equipment,
  net..........................      204,149,519        110,435,823             --     93,713,696
Deferred lifecare receivable...        9,909,875          5,590,878             --      4,318,997
Costs in excess of net assets
  acquired, net................       10,339,611          8,502,193             --      1,837,418
Other assets...................       19,736,357         10,288,280             --      9,448,077
                                    ------------       ------------   ------------   ------------
          Total assets.........     $265,747,390       $144,280,619   $    546,505   $122,013,276
                                    ============       ============   ============   ============
Current portion of long-term
  debt.........................     $  9,917,248       $  1,853,933   $         --   $  8,063,315
Current portion of master
  trust........................        1,967,675            528,408             --      1,439,267
Accrued expenses...............        8,418,912          2,787,762        365,133      5,996,283
Other current liabilities......        6,242,895          4,713,177             --      1,529,718
                                    ------------       ------------   ------------   ------------
          Total current
            liabilities........       26,546,730          9,883,280        365,133     17,028,583
                                    ------------       ------------   ------------   ------------
Long term debt, excluding
  current portion..............       63,772,332         45,016,370             --     18,755,962
Refundable portion of life
  estate purchase price........       65,183,365         16,432,393             --     48,750,972
Deferred life estate income....       86,075,815         43,634,378             --     42,441,437
Deferred income taxes..........        2,466,180                 --       (786,941)     1,679,239
Other long term liabilities....       19,412,708         13,452,364     (5,202,918)       757,426
                                    ------------       ------------   ------------   ------------
          Total liabilities....      263,457,130        128,418,785     (5,624,726)   129,413,619
Redeemable preferred stock.....       10,400,000                 --    (10,400,000)            --
Total stockholders equity and
  partnership capital..........       (8,109,740)        15,861,834     16,571,231     (7,400,343)
                                    ------------       ------------   ------------   ------------
          Total liabilities and
            stock-holder's
            equity and
            partnership
            capital............     $265,747,390       $144,280,619   $    546,505   $122,013,276
                                    ============       ============   ============   ============

                      FREEDOM GROUP, INC. AND SUBSIDIARIES
                    AND FREEDOM VILLAGE OF HOLLAND, MICHIGAN

                NOTES TO CONDENSED COMBINED FINANCIAL STATEMENTS

                                             COMBINED
                                       FREEDOM GROUP, INC.
                                       AND SUBSIDIARIES AND                                  ENTITY
                                        FREEDOM VILLAGE OF     ENTITIES     ADJUSTMENTS/   ACQUIRED BY
STATEMENT OF INCOME                     HOLLAND, MICHIGAN      EXCLUDED     ELIMINATIONS       ARC
-------------------                    --------------------   -----------   ------------   -----------
                                                              (UNAUDITED)                  (UNAUDITED)
Revenues:
  Resident and healthcare revenue....      $13,025,932        $5,484,609     $      --     $7,541,323
  Management fees....................          414,592                --       279,442        694,034
  Construction management fee........          121,848                --            --        121,848
                                           -----------        ----------     ---------     ----------
          Total revenues.............       13,562,372         5,484,609       279,442      8,357,205
                                           -----------        ----------     ---------     ----------
Operating expenses:
  Community operating expense........        9,695,246         4,217,463            --      5,477,783
  General and administrative.........          947,743                --            --        947,743
  Depreciation and amortization......        2,072,129           906,460            --      1,165,669
  Lease expense......................          440,715           387,386            --         53,329
                                           -----------        ----------     ---------     ----------
          Total operating expenses...       13,155,833         5,511,309            --      7,644,524
                                           -----------        ----------     ---------     ----------
          Income (loss) from
            operations...............          406,539           (26,700)      279,442        712,681
                                           -----------        ----------     ---------     ----------
Other income (expense)
  Interest expense...................       (1,181,859)         (550,228)           --       (631,631)
  Merger expenses....................          (96,000)               --            --        (96,000)
  Minority interest in net income of
     subsidiaries....................          341,167                --      (346,053)        (4,886)
  Other income (expenses)............          197,315           101,826            --         95,489
                                           -----------        ----------     ---------     ----------
          Total other income
            (expense)................         (739,377)         (448,402)     (346,053)      (637,028)
                                           -----------        ----------     ---------     ----------
          Income before taxes........         (332,838)         (475,102)      (66,611)        75,653
Income tax expense...................          126,472                --      (155,974)       (29,502)
                                           -----------        ----------     ---------     ----------
          Net income.................      $  (206,366)       $ (475,102)    $(222,585)    $   46,151
                                           ===========        ==========     =========     ==========

PROSPECTUS

                     (AMERICAN RETIREMENT CORPORATION LOGO)

                             ---------------------

     American Retirement Corporation, a Tennessee corporation (the "Company"), may offer from time to time, in one or more series (individually, an "Offering," and collectively, "Offerings"), its debt securities (the "Debt Securities"), shares of its preferred stock, no par value per share (the "Preferred Stock"), and/or shares of its common stock, par value $.01 per share (the "Common Stock"). The Debt Securities, Preferred Stock, and Common Stock are collectively referred to herein as the "Securities." The Securities will have an aggregate offering price of up to $350,000,000 and will be offered on terms to be determined at the time of each Offering.

     In the case of Debt Securities, the specific title, the aggregate principal amount, the ranking, the purchase price, the maturity, the rate and time of payment of any interest, any redemption or sinking fund provisions, any conversion provisions, and any other specific term of the series of Debt Securities will be set forth in an accompanying supplement to this Prospectus (a "Prospectus Supplement"). In the case of Preferred Stock, the specific number of shares, designation, stated value per share, liquidation preference per share, issuance price, dividend rate (or method of calculation), dividend payment dates, any redemption or sinking fund provisions, any conversion rights, and any other specific term of the series of Preferred Stock will be set forth in an accompanying Prospectus Supplement. In the case of Common Stock, the specific number of shares and issuance price per share will be set forth in an accompanying Prospectus Supplement. Each Prospectus Supplement will also disclose whether the subject Securities will be listed on a national securities exchange and, if they are not to be listed, the possible effects thereof on their marketability.

     The Securities may be sold: (i) directly by the Company; (ii) through underwriting syndicates represented by one or more managing underwriters, or through one or more underwriters without a syndicate; and (iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution." The net proceeds to the Company from such sale will be set forth in such Prospectus Supplement.

     This Prospectus also relates to an aggregate of 345,000 shares of Common Stock (the "Shareholder Shares") that are held by certain shareholders of the Company (the "Selling Shareholders") and that may be offered for the account of the Selling Shareholders from time to time hereby. The Shareholder Shares will be offered pursuant to this Prospectus and an accompanying Prospectus Supplement only in connection with an underwritten Offering of shares of Common Stock by the Company. The Company will not receive any proceeds from the sale of the Shareholder Shares by the Selling Shareholders. Any sales of Shareholder Shares pursuant to this Prospectus will be included in the aggregate offering price of Securities set forth above. See "Use of Proceeds" and "Selling Shareholders."

     The Company's Common Stock and 5 3/4% Convertible Subordinated Debentures Due 2002 (the "Convertible Debentures") are traded on the New York Stock Exchange (the "NYSE") under the symbols "ACR" and "ACR 02," respectively. On July 7, 1998, the closing sale price of the Common Stock on the NYSE was $18.9375 per share.

     SEE "RISK FACTORS" COMMENCING ON PAGE 4 FOR CERTAIN INFORMATION THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                             ---------------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

    THIS PROSPECTUS MAY NOT BE USED TO CONSUMMATE SALES OF SECURITIES UNLESS
                    ACCOMPANIED BY A PROSPECTUS SUPPLEMENT.

                  THE DATE OF THIS PROSPECTUS IS JULY 9, 1998.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby. This Prospectus and any accompanying Prospectus Supplement do not contain all of the information set forth in the Registration Statement and the exhibits thereto. Certain items are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities, reference is hereby made to the Registration Statement, including the exhibits and schedules thereto. Statements contained in this Prospectus and any accompanying Prospectus Supplement concerning the provisions or contents of any contract, agreement, or any other document referred to herein or therein are not necessarily complete. With respect to each such contract, agreement, or document, reference is made to such document for a more complete description, and each statement is deemed to be qualified in all respects by such reference. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the Commission's principal office at 450 Fifth Street, N.W., Washington, D.C. and copies of it or any part thereof may be obtained from such office, upon payment of the fees prescribed by the Commission.

     The Company is subject to the informational reporting requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files proxy statements, reports, and other information with the Commission. The Registration Statement (with exhibits), as well as such proxy statements, reports, and other information filed by the Company may be inspected and copied at the public reference facilities of the Commission located at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at the Northeast Regional Office of the Commission, Seven World Trade Center, Suite 1300, New York, New York 10048, and at the Midwest Regional Office of the Commission, Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a web site that contains reports, proxy and information statements, and other information regarding registrants, including the Company, that file electronically with the Commission at http://www.sec.gov. The Company's Common Stock and Convertible Debentures are listed on the NYSE and proxy statements, reports, and other information concerning the Company may be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by the Company with the Commission, are incorporated herein by reference:

          (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997;

          (ii) the Company's Quarterly Report on Form 10-Q/A for the quarter ended June 30, 1997, as filed with the Commission on February 17, 1998;

          (iii) the Company's Quarterly Report on Form 10-Q/A for the quarter ended September 30, 1997, as filed with the Commission on February 17, 1998;

          (iv) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1998;

          (v) the Company's Current Report on Form 8-K, dated May 29, 1998; and

          (vi) the description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A, filed with the Commission on May 22, 1997.

     Each document filed by the Company pursuant to Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offerings shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date such document is filed with the Commission. Any statement contained herein, or in any document, all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein, or in any subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of the Registration Statement or this Prospectus. All information appearing in this Prospectus is qualified in its entirety by the information and financial statements (including notes thereto) appearing in the documents incorporated herein by reference.

     This Prospectus incorporates documents by reference that are not presented herein or delivered herewith. These documents (other than exhibits to such documents that are not specifically incorporated by reference into such documents) are available without charge, upon written or oral request by any person to whom this Prospectus has been delivered, from George T. Hicks, Secretary, 111 Westwood Place, Suite 402, Brentwood, Tennessee 37027, telephone
(615) 221-2250.

                           FORWARD-LOOKING STATEMENTS

     This Prospectus, any accompanying Prospectus Supplement, and the Company's filings under the Exchange Act contain certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, the discussions of the Company's operating and growth strategy, including its development plans and possible acquisitions. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, the factors set forth under the caption "Risk Factors" in this Prospectus. Although the Company believes that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that the forward-looking statements included in this Prospectus, any accompanying Prospectus Supplement, or the Company's filings under the Exchange Act will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein or therein, the inclusion of such information should not be regarded as a representation by the Company or any other person that the objectives and plans of the Company will be achieved. In addition, updated information will be periodically provided by the Company as required by the Securities Act and the Exchange Act. The Company, however, undertakes no obligation to publicly release the results of any revisions to such forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

                                  THE COMPANY
GENERAL

     The Company is a national senior living and health care services provider offering a broad range of care and services to seniors, including independent living, assisted living, skilled nursing, and home health care services. Established in 1978, the Company currently operates 28 senior living communities in 13 states, consisting of 14 owned communities, six leased communities, and eight managed communities, with an aggregate capacity for approximately 7,800 residents. The Company also operates seven home health care agencies, including two agencies managed for third parties. At March 31, 1998, the Company's owned communities had a stabilized occupancy rate of 93%, its leased communities had a stabilized occupancy rate of 93%, and its managed communities had a stabilized occupancy rate of 96% (stabilized communities are generally defined as communities or expansions thereof that have (i) achieved 95% occupancy or (ii) been open at least 12 months). Approximately 89.4% and 92.3% of the Company's total revenues for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively, were derived from private pay sources.

     Since 1992, the Company has experienced significant growth, primarily through the acquisition of senior living communities. The Company's revenues have grown from $17.8 million in 1992 to $94.2 million in 1997, an annual growth rate of 40%. During the same period, the Company's income from operations has grown from $2.3 million to $18.1 million, an annual growth rate of 51%. The Company intends to continue its growth by establishing senior living networks throughout the United States through a combination of (i) selective acquisitions of senior living communities, including CCRCs and assisted living residences;
(ii) development of senior living communities, including special living units and programs for residents with Alzheimer's and other forms of dementia;(iii) expansion of existing communities; and (iv) selective development and acquisition of other properties and businesses that are complementary to the Company's operations and growth strategy. The Company is currently developing 35 senior living communities with an estimated aggregate capacity for approximately 3,600 residents, and is expanding or is planning to commence expansions at six of its existing communities to add capacity to accommodate a total of approximately 300 additional residents.

     The Company was incorporated under the laws of the State of Tennessee in February 1997 as a wholly-owned subsidiary of the Predecessor in anticipation of the Reorganization and the Company's initial public offering. The Company's principal executive offices are located at 111 Westwood Place, Suite 402, Brentwood, Tennessee 37027, and its telephone number at that address is (615) 221-2250.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     The following table sets forth the ratios of earnings to fixed charges of certain affiliated partnerships and corporations of the Company (the "Predecessor Entities"), the Predecessor, and the Company. The ratios as of and for the years ended December 31, 1993 and 1994 and the three months ended March 31, 1995 are derived from the combined financial statements of the Predecessor Entities. The ratios as of and for the nine months ended December 31, 1995 and as of and for the year ended December 31, 1996 are derived from the consolidated financial statements of the Predecessor. The ratios as of and for the three months ended March 31, 1997, as of and for the year ended December 31, 1997, and as of and for the three months ended March 31, 1998 are derived from the consolidated financial statements of the Company and include the operations of the Predecessor for the period January 1, 1997 though May 28, 1997 and the Company for the period May 29, 1997 through March 31, 1998.

                                     COMBINED                                       CONSOLIDATED
                         ---------------------------------   ----------------------------------------------------------
                               PREDECESSOR ENTITIES                PREDECESSOR                      COMPANY
                         ---------------------------------   ------------------------    ------------------------------
                         YEARS ENDED                                             YEARS ENDED        THREE MONTHS ENDED
                         DECEMBER 31,   THREE MONTHS ENDED                       DECEMBER 31,           MARCH 31,
                         ------------       MARCH 31,        NINE MONTHS ENDED   ------------      --------------------
                         1993    1994          1995          DECEMBER 31, 1995   1996    1997      1997            1998
                         ----    ----   ------------------   -----------------   ----    ----      ----            ----
Ratios of earnings to
  fixed charges(1)(2)..  1.2x    1.0x          0.5x                1.4x          1.4x    1.3x      1.3x            1.2x

---------------

(1) The ratios of fixed earnings to combined fixed charges and preferred stock dividends is identical to the ratios of earnings to fixed charges for each period listed because the Company has not yet issued any shares of Preferred Stock.
(2) For purposes of this computation, earnings are defined as income (loss) before income taxes and extraordinary item and fixed charges (excluding capitalized interest). Fixed charges are defined as interest expensed and capitalized, amortization of capitalized financing costs, and the portion of operating lease rental expense that is representative of the interest factor. Earnings were inadequate to cover fixed charges for the three months ended March 31, 1995 by $1.2 million.

                                USE OF PROCEEDS

     Unless otherwise specified in a Prospectus Supplement that accompanies this Prospectus, the net proceeds from the sale of the Securities offered from time to time hereby will be used to fund possible acquisitions of senior living communities and businesses engaged in activities similar or complementary to the Company's business, for the development and construction of additional senior living communities and expansions of the Company's existing communities, and for general corporate purposes, including working capital. The Company will not receive any proceeds from the sale of the Shareholder Shares. See "Selling Shareholders."

                          DESCRIPTION OF CAPITAL STOCK

     The Company is authorized to issue 50,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of Preferred Stock, no par value per share. Currently, 11,436,085 shares of Common Stock are issued and outstanding, no shares of Preferred Stock are outstanding, and 804,832 shares of Common Stock are reserved for issuance pursuant to outstanding stock options under the Company's 1997 Stock Incentive Plan. In addition, an aggregate of 5,750,000 shares of Common Stock are reserved for issuance upon conversion of the Convertible Debentures.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted on by shareholders and are not entitled to cumulative voting in the election of directors, which means that the holders of a majority of the shares voting for the election of directors can elect all of the directors then standing for election by the holders of Common Stock. The holders of Common Stock are entitled to share ratably in such dividends, if any, as may be declared from time to time by the Board of Directors in its discretion out of funds legally available therefor. The holders of Common Stock are entitled to share ratably in any assets remaining after satisfaction of all prior claims upon liquidation of the Company. The Company's Charter gives holders of Common Stock no preemptive or other subscription or conversion rights, and there are no redemption provisions with respect to such shares. All outstanding shares of Common Stock are, and the shares offered hereby will be, when issued and paid for, fully paid and nonassessable. The rights, preferences, and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of shares of any series of Preferred Stock that the Company may designate and issue in the future.

     The Common Stock is listed on the NYSE. The transfer agent and registrar for the Common Stock is American Stock Transfer and Trust Company, New York, New York.

PREFERRED STOCK

  General

     The following description of the Preferred Stock sets forth certain anticipated general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. Certain other terms of any series of the Preferred Stock offered by any Prospectus Supplement (which terms may be different than those stated below) will be described in such Prospectus Supplement. The description of certain provisions of the Preferred Stock set forth below and in any Prospectus Supplement does not purport to be complete and is subject to and qualified in its entirety by reference to the Company's Charter and the Board of Directors' resolution relating to each series of the Preferred Stock that will be filed with the Commission and incorporated by reference to the Registration Statement of which this Prospectus is a part at or prior to the time of the issuance of such series of Preferred Stock.

     Under the Charter, the Board of Directors of the Company is authorized to establish and issue, from time to time, up to 5,000,000 shares of Preferred Stock, in one or more series, with such dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, and the liquidation preference as shall be stated in the resolution providing for the issue of a series of such stock, adopted, at any time or from time to time, by the Board of Directors of the Company.

     The Preferred Stock shall have the dividend, liquidation, redemption, and voting rights set forth below unless otherwise provided in a Prospectus Supplement relating to a particular series of the Preferred Stock. Reference is made to the Prospectus Supplement relating to the particular series of the Preferred Stock offered thereby for specific terms, including: (i) the designation and stated value per share of such Preferred Stock and the number of shares offered; (ii) the amount of liquidation preference per share; (iii) the initial public offering price at which such Preferred Stock will be issued; (iv) the dividend rate (or method of calculation), the dates on which dividends shall be payable, and the dates from which dividends shall commence to cumulate, if any; (v) any redemption or sinking fund provisions;
(vi) any conversion rights; and (vii) any additional voting, dividend, liquidation, redemption, sinking fund, and other rights, preferences, privileges, limitations, and restrictions.

     The Preferred Stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, each series of the Preferred Stock will rank on a parity as to dividends and distributions of assets with each other series of the Preferred Stock. The rights of the holders of each series of Preferred Stock will be subordinate to those of the Company's general creditors.

     The Common Stock is listed on the NYSE. The current rules of the NYSE effectively preclude the listing on the NYSE of any securities of an issuer that has issued securities or taken other corporate action that would have the effect of nullifying, restricting, or disparately reducing the per share voting rights of holders of an outstanding class or classes of securities registered under
Section 12 of the Exchange Act. The Company does not intend to issue any additional shares of stock that would make the Common Stock ineligible for continued listing or cause the Common Stock to be delisted from the NYSE.

  Dividend Rights

     Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, holders of shares of the Preferred Stock of each series will be entitled to receive, when, as, and if declared by the Board of Directors of the Company, out of funds of the Company legally available therefor, cash dividends on such dates and at such rates as will be set forth in, or as are determined by the method described in, the Prospectus Supplement relating to such series of the Preferred Stock. Such rate may be fixed or variable or both. Each such dividend will be payable to the holders of record as they appear on the stock books of the Company on such record dates, fixed by the Board of Directors of the Company, as specified in the Prospectus Supplement relating to such series of Preferred Stock.

     Such dividends may be cumulative or noncumulative, as provided in the Prospectus Supplement relating to such series of Preferred Stock. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of Preferred Stock for which dividends are noncumulative, then the holders of such series of Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company shall have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment dates. Dividends on the shares of each series of Preferred Stock for which dividends are cumulative will accrue from the date on which the Company initially issues shares of such series.

     Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, so long as the shares of any series of the Preferred Stock shall be outstanding, unless (i) full dividends (including if such Preferred Stock is cumulative, dividends for prior dividend periods) shall have been paid or declared and set apart for payment on all outstanding shares of the Preferred Stock of such series and all other classes and series of Preferred Stock (other than Junior Stock, as defined below) and (ii) the Company is not in default or in arrears with respect to the mandatory or optional redemption or mandatory repurchase or other mandatory retirement of, or with respect to any sinking or other analogous fund for, any shares of Preferred Stock of such series or any shares of any other Preferred Stock of any class or series (other than Junior Stock), the Company may not declare any dividends on any shares of Common Stock or any other stock of the Company ranking as to dividends or distributions of assets junior to such series of Preferred Stock (the Common Stock and any such other stock being herein referred to as "Junior Stock"), or make any payment on account of, or set apart money for, the purchase, redemption, or other retirement of, or for a sinking or other analogous fund for, any shares of Junior Stock or make any distribution in respect thereof, whether in cash or property or in obligations or stock of the Company, other than Junior Stock that is neither convertible into, nor exchangeable or exercisable for, any securities of the Company other than Junior Stock.

  Liquidation Preference

     In the event of any liquidation, dissolution, or winding up of the Company, voluntary or involuntary, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to shareholders, before any distribution of assets or payment is made to the holders of Common Stock or any other shares of stock of the Company ranking junior as to such distribution or payment to such series of Preferred Stock, the amount set forth in the Prospectus Supplement relating to such series of the Preferred Stock. Upon any voluntary or involuntary liquidation, dissolution, or winding up of the Company, the Preferred Stock of such series and such other shares of Preferred Stock will share ratably in any such distribution of assets of the Company in proportion to the full respective preferential amounts to which they are entitled. After payment to the holders of the Preferred Stock of each series of the full preferential amounts of the liquidating distribution to which they are entitled, the holders of each such series of the Preferred Stock will be entitled to no further participation in any distribution of assets by the Company.

     If such payment shall have been made in full to all holders of shares of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes of stock ranking junior to the Preferred Stock upon liquidation, dissolution, or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, or the sale, lease, or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution, or winding up of the Company.

  Redemption

     A series of the Preferred Stock may be redeemable, in whole or from time to time in part, at the option of the Company, and may be subject to mandatory redemption pursuant to a sinking fund or otherwise, in each case upon terms, at the times and at the redemption prices set forth in the Prospectus Supplement relating to such series. Shares of the Preferred Stock redeemed by the Company will be restored to the status of authorized but unissued shares of Preferred Stock of the Company.

     In the event that fewer than all of the outstanding shares of a series of the Preferred Stock are to be redeemed, whether by mandatory or optional redemption, the number of shares to be redeemed will be determined by lot or pro rata (subject to rounding to avoid fractional shares) as may be determined by the Company or by any other method as may be determined by the Company in its sole discretion to be equitable. From and after the redemption date (unless the Company defaults in the payment of the redemption price plus accumulated and unpaid dividends, if any), dividends shall cease to accumulate on the shares of the Preferred Stock called for redemption and all rights of the holders thereof (except the right to receive the redemption price plus accumulated and unpaid dividends, if any) shall cease.

     So long as any dividends on shares of any series of the Preferred Stock or any other series of Preferred Stock of the Company ranking on a parity as to dividends and distributions of assets with such series of the Preferred Stock are in arrears, no shares of any such series of the Preferred Stock or such other series of Preferred Stock of the Company will be redeemed (whether by mandatory or optional redemption) unless all such shares are simultaneously redeemed, and the Company will not purchase or otherwise acquire any such shares; provided, however, that the

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

foregoing will not prevent the purchase or acquisition of such shares of Preferred Stock of such series or of shares of such other series of Preferred Stock pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series and, unless the full cumulative dividends on all outstanding shares of any cumulative Preferred Stock of such series and any other stock of the Company ranking on a parity with such series as to dividends and upon liquidation shall have been paid or contemporaneously are declared and paid for all past dividend periods, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

     Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of shares of Preferred Stock to be redeemed at the address shown on the stock transfer books of the Company.

  Conversion Rights

     The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock or another series of Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

  Voting Rights

     Except as indicated below or in a Prospectus Supplement relating to a particular series of the Preferred Stock, or except as required by applicable law, the holders of the Preferred Stock will not be entitled to vote for any purpose.

     Unless otherwise stated in a Prospectus Supplement relating to a particular series of the Preferred Stock, so long as any shares of Preferred Stock remain outstanding, the Company shall not, without the consent or the affirmative vote of the holders of a majority of the shares of each series of Preferred Stock outstanding at the time given in person or by proxy, either in writing or at a meeting (such series voting separately as a class) (i) authorize, create, or issue, or increase the authorized or issued amount of, any class or series of stock ranking prior to such series of Preferred Stock with respect to payment of dividends, or the distribution of assets on liquidation, dissolution, or winding up or reclassifying any authorized stock of the Company into any such shares, or create, authorize, or issue any obligation or security convertible into or evidencing the right to purchase any such shares and (ii) to repeal, amend, or otherwise change any of the provisions applicable to the Preferred Stock of such series in any manner that materially and adversely affects the powers, preferences, voting power, or other rights or privileges of such series of the Preferred Stock or the holders thereof; provided, however, that any increase in the amount of the authorized Preferred Stock or the creation or issuance of other series of Preferred Stock, or any increase in the amount of authorized shares of such series or of any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series, shall not be deemed to materially and adversely affect such rights, preferences, privileges, or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of the Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

  Transfer Agent and Registrar

     The transfer agent, dividend and redemption price disbursement agent, and registrar for shares of each series of the Preferred Stock will be set forth in the Prospectus Supplement relating thereto.

CERTAIN PROVISIONS OF THE CHARTER, BYLAWS, AND TENNESSEE LAW

  General

     The provisions of the Charter, the Bylaws, and Tennessee statutory law described in this section may delay or make more difficult acquisitions or changes of control of the Company that are not approved by the Board of Directors. Such provisions have been implemented to enable the Company, particularly (but not exclusively) in the initial years of its existence as an independent, publicly-owned company, to develop its business in a manner that will foster its long-term growth without the disruption of the threat of a takeover not deemed by the Board of Directors to be in the best interests of the Company and its shareholders.

  Directors

     The Bylaws provide that the number of directors shall be no fewer than three nor more than fifteen, with the exact number to be established by the Board of Directors and subject to change from time to time as determined by the Board of Directors. Vacancies on the Board of Directors (including vacancies created by an increase in the number of directors) may be filled by the Board of Directors, acting by a majority of the remaining directors then in office, or by a plurality of the votes cast by the shareholders at a meeting at which a quorum is present. Officers are elected annually by and serve at the pleasure of the Board of Directors.

     The Charter and Bylaws provide that the Board of Directors is divided into three classes of as nearly equal size as possible, and the term of office of each class expires in consecutive years so that each year only one class is elected. The Charter also provides that directors may be removed only for cause and only by (i) the affirmative vote of the holders of a majority of the voting power of all the shares of the Company's capital stock then entitled to vote in the election of directors, voting together as a single class, unless the vote of a special voting group is otherwise required by law; or (ii) the affirmative vote of a majority of the entire Board of Directors then in office. The overall effect of these provisions in the Company's Charter and Bylaws may be to render more difficult a change in control of the Company or the removal of incumbent management.

  Advance Notice for Shareholder Proposals or Making Nominations at Meetings

     The Bylaws establish an advance notice procedure for shareholder proposals to be brought before a meeting of shareholders of the Company and for nominations by shareholders of candidates for election as directors at an annual meeting or a special meeting at which directors are to be elected. Subject to any other applicable requirements, only such business may be conducted at a meeting of shareholders as has been brought before the meeting by, or at the direction of, the Board of Directors, or by a shareholder who has given to the Secretary of the Company timely written notice, in proper form, of the shareholder's intention to bring that business before the meeting. The presiding officer at such meeting has the authority to make such determinations. Only persons who are selected and recommended by the Board of Directors, or the committee of the Board of Directors designated to make nominations, or who are nominated by a shareholder who has given timely written notice, in proper form, to the Secretary prior to a meeting at which directors are to be elected will be eligible for election as directors of the Company.

     To be timely, notice of nominations or other business to be brought before any meeting must be received by the Secretary of the Company not later than 120 days in advance of the anniversary date of the Company's proxy statement for the previous year's annual meeting or, in the case of special meetings, at the close of business on the tenth day following the date on which notice of such meeting is first given to shareholders.

     The notice of any shareholder proposal or nomination for election as director must set forth various information required under the Bylaws. The person submitting the notice of nomination and any person acting in concert with such person must provide, among other things, the name and address under which they appear on the Company's books (if they so appear) and the class and number of shares of the Company's capital stock that are beneficially owned by them.

  Amendment of the Bylaws and Charter

     The Bylaws provide that a majority of the members of the Board of Directors who are present at any regular or special meeting or, subject to greater voting requirements imposed by the Charter, the holders of a majority of the voting power of all shares of the Company's capital stock represented at a regular or special meeting have the power to amend, alter, change, or repeal the Bylaws.

     Any proposal to amend, alter, change, or repeal provisions of the Charter relating to staggered terms for directors, and limitations on the ability of shareholders to call a shareholders' meeting or to remove directors require approval by the affirmative vote of both a majority of the members of the Board of Directors then in office and the holders of three-fourths of the voting power of all of the shares of the Company's capital stock entitled to vote on the amendments. Other amendments to the Charter require the affirmative vote of both a majority of the members of the Board of Directors then in office and the holders of a majority of the voting power of all of the shares of the Company's capital stock entitled to vote on the amendments, with shareholders entitled to dissenters' rights as a result of the Charter amendment voting together as a single class. Shareholders entitled to dissenters' rights as a result of a Charter amendment are those whose rights would be materially and adversely affected because the amendment (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption;
(iii) alters or abolishes a preemptive right; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or (v) reduces the number of shares held by such holder to a fraction if the fractional share is to be acquired for cash. In general, however, under the TBCA no shareholder is entitled to dissenters' rights if the security he or she holds is listed on a national securities exchange, such as the NYSE.

  Anti-Takeover Legislation

     The Tennessee Business Combination Act (the "Combination Act") provides, among other things, that any corporation to which the Combination Act applies, including the Company, shall not engage in any "business combination" with an "interested shareholder" for a period of five years following the date that such shareholder became an interested shareholder unless prior to such date the board of directors of the corporation approved either the business combination or the transaction which resulted in the shareholder becoming an interested shareholder. The Combination Act defines "business combination," generally, to mean any: (i) merger or consolidation; (ii) share exchange; (iii) sale, lease, exchange, mortgage, pledge, or other transfer (in one transaction or a series of transactions) of assets representing 10% or more of (A) the market value of consolidated assets, (B) the market value of the corporation's outstanding shares or (C) the corporation's consolidated net income; (iv) issuance or transfer of shares from the corporation to the interested shareholder; (v) plan of liquidation; (vi) transaction in which the interested shareholder's proportionate share of the outstanding shares of any class of securities is increased; or (vii) financing arrangements pursuant to which the interested shareholder, directly or indirectly, receives a benefit except proportionately as a shareholder. The Combination Act defines "interested shareholder," generally, to mean any person who is the beneficial owner, either directly or indirectly, of 10% or more of any class or series of the outstanding voting stock, or any affiliate or associate of the corporation who has been the beneficial owner, either directly or indirectly, of 10% or more of the voting power of any class or series of the corporation's stock at any time within the five year period preceding the date in question. Consummation of a business combination that is subject to the five-year moratorium is permitted after such period if the transaction (i) complies with all applicable charter and bylaw requirements and applicable Tennessee law and (ii) is approved by at least two-thirds of the outstanding voting stock not beneficially owned by the interested shareholder, or when the transaction meets certain fair price criteria. The fair price criteria include, among others, the requirement that the per share consideration received in any such business combination by each of the shareholders is equal to the highest of (i) the highest per share price paid by the interested shareholder during the preceding five-year period for shares of the same class or series plus interest thereon from such date at a treasury bill rate less the aggregate amount of any cash dividends paid and the market value of any dividends paid other than in cash since such earliest date, up to the amount of such interest; (ii) the highest preferential amount, if any, such class or series is entitled to receive on liquidation; or (iii) the market value of the shares on either the date the business combination is announced or the date when the interested shareholder reaches the 10% threshold, whichever is higher, plus interest thereon less dividends as noted above.

     The Tennessee Control Share Acquisition Act (the "Acquisition Act") prohibits certain shareholders from exercising in excess of 20% of the voting power in a corporation acquired in a "control share acquisition," as defined in the Acquisition Act, unless such voting rights have been previously approved by the disinterested shareholders of the corporation. The Company has elected not to make the Acquisition Act applicable to the Company. No assurance can be given that such election, which must be expressed in a charter or bylaw amendment, will not be made in the future.

     The Tennessee Greenmail Act (the "Greenmail Act") prohibits the Company from purchasing or agreeing to purchase any of its securities, at a price in excess of fair market value, from a holder of 3% or more of any class of such securities who has beneficially owned such securities for less than two years, unless such purchase has been approved by the affirmative vote of a majority of the outstanding shares of each class of voting stock issued by the Company or the Company makes an offer of at least equal value per share to all holders of shares of such class.

     The effect of the Combination Act, the Acquisition Act, and the Greenmail Act may be to render more difficult a change of control of the Company.

REGISTRATION RIGHTS

     Certain beneficial holders of shares of Common Stock issued pursuant to the Reorganization have contractual rights with respect to the registration of the sale thereof. Holders of shares of Common Stock issued in the Reorganization that may not otherwise be sold pursuant to Rule 144 of the Securities Act are entitled to two demand registrations upon the written demand to the Company to register the sale of 25% or more of such shares; provided, however, that in no event will any holder of such shares participating in such demand registrations be permitted to sell in excess of 20% of such holder's shares. In addition, until May 30, 1999, holders of shares of Common Stock issued in the Reorganization that may not otherwise be sold pursuant to Rule 144 of the Securities Act may require the Company to include all or a portion of such holder's Reorganization Shares in a registration statement filed by the Company for its own account to issue Common Stock for cash, provided, among other conditions, that the managing underwriter (if any) of such offering has the right, subject to certain conditions, to limit the number of such shares or other shares of Common Stock subject to registration rights granted by the Company included in such registration statement. In general, all fees, costs, and expenses of such registrations (other than the underwriting commissions, dealers' fees, brokers' fees, and concessions applicable to Common Stock) will be borne by the Company.

                         DESCRIPTION OF DEBT SECURITIES

     The Debt Securities are to be issued under an indenture (the "Indenture") to be executed by the Company and a specified trustee (the "Trustee"), a form of which has been filed as an exhibit to the Registration Statement of which this Prospectus is a part. The following summaries of certain anticipated provisions of the Indenture and the Debt Securities do not purport to be complete. The particular terms of the Debt Securities offered by any Prospectus Supplement (which terms may be different than those stated below) and the extent, if any, to which such general provisions may apply to the Debt Securities so offered will be described in the Prospectus Supplement relating to such Debt Securities. Accordingly, for a description of the terms of a particular issue of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the following description. Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Indenture. Whenever particular sections or defined terms of the Indenture are referred to, it is intended that such sections or defined terms shall be incorporated herein by reference.

GENERAL

     The Indenture does not limit the aggregate principal amount of Debt Securities that may be issued thereunder and provides that Debt Securities may be issued from time to time in one or more series. The Prospectus Supplement will describe certain terms of any Debt Securities offered thereby, including
(i) the title of such Debt Securities; (ii) any limit on the aggregate principal amount of such Debt Securities and their purchase price; (iii) the date or dates on which such Debt Securities will mature; (iv) the rate or rates per annum (or manner in which interest is to be determined) at which such Debt Securities will bear interest, if any, and the date from which such interest, if any, will accrue; (v) the dates on which such interest, if any, on such Debt Securities will be payable and the regular record dates for such interest payment dates;
(vi) any mandatory or optional sinking fund or analogous provisions; (vii) additional provisions, if any, for the defeasance of such Debt Securities;
(viii) the date, if any, after which and the price or prices at which such Debt Securities may, pursuant to any optional or mandatory redemption or repayment provisions, be redeemed and the other detailed terms and provisions of any such optional or mandatory redemption or repayment provisions; (ix) whether such Debt Securities are to be issued in whole or in part in registered form represented by one or more registered global securities (a "Registered Global Security") and, if so, the identity of the depository for such Registered Global Security or Debt Securities; (x) certain applicable United States federal income tax consequences; (xi) any provisions relating to security for payments due under such Debt Securities; (xii) any provisions relating to the conversion or exchange of such Debt Securities into or for shares of Common Stock or Debt Securities of another series; (xiii) any provisions relating to the ranking of such Debt Securities in right of payment as compared to other obligations of the Company; (xiv) the denomiations in which such Debt Securities are authorized to be issued; (xv) the place or places where principal of, premium, if any, and interest, if any, on such Debt Securities will be payable; and (xvi) any other specific term of such Debt Securities, including any additional events of default or covenants provided for with respect to such Debt Securities, and any terms that may be required by or advisable under applicable laws or regulations.

     The Indenture does not contain any provision requiring the Company to repurchase the Debt Securities of any series at the option of the holders thereof in the event of a leveraged buyout, recapitalization or similar restructuring of the Company, even though the Company's creditworthiness and the market value of the Debt Securities may decline significantly as a result of such transaction. The Indenture does not protect holders of the Debt Securities of any series against any decline in credit quality, whether resulting from any such transaction or from any other cause. The Company may at any time buy Debt Securities of any series on the open market.

CONVERSION RIGHTS

     The terms, if any, on which Debt Securities of any series may be exchanged for or converted into shares of Common Stock or Debt Securities of another series will be set forth in the Prospectus Supplement relating thereto.

     The conversion price will be subject to adjustment under certain conditions, including (i) the payment of dividends (and other distributions) in shares of Common Stock on any class of capital stock of the Company; (ii) subdivisions, combinations, and reclassifications of the Common Stock; (iii) the issuance to all or substantially all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase shares of Common Stock at a price per share (or having a conversion price per share) less than the then current market price; and (iv) distributions to all or substantially all holders of shares of Common Stock of evidences of indebtedness or assets (including securities, but excluding those rights, warrants, dividends, and distributions referred to above and dividends and distributions not prohibited under the terms of the Indenture) of the Company, subject to the limitation that all adjustments by reason of any of the foregoing would not be made until they result in a cumulative change in the conversion price of at least 1.0%. No adjustments in the conversion price of the Debt Securities will be made for regular quarterly or other periodic or recurring cash dividends or distributions. In the event the Company shall effect any capital reorganization or reclassification of its shares of Common Stock or shall consolidate or merge with or into any trust or corporation (other than a consolidation or merger in which the Company is the surviving entity) or shall sell or transfer substantially all of its assets to any other trust or corporation, the holders of the Debt Securities of any series shall, if entitled to convert such Debt Securities at any time after such transaction, receive upon conversion thereof, in lieu of each share of Common Stock into which the Debt Securities of such series would have been convertible prior to such transaction, the same kind and amount of stock and other securities, cash, or property as shall have been issuable or distributable in connection with such transaction with respect to each share of Common Stock.

     A conversion price adjustment made according to the provisions of the Debt Securities of any series (or the absence of provisions for such an adjustment) might result in a constructive distribution to the holders of Debt Securities of such series or holders of shares of Common Stock that would be subject to taxation as a dividend. The Company may, at its option, make such reductions in the conversion price, in addition to those set forth above, as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of shares of Common Stock (or rights to acquire shares of Common Stock) or from any event treated as such for income tax purposes or for any other reason. The Board of Directors will also have the power to resolve any ambiguity or correct any error in the adjustments made pursuant to these provisions and its actions in so doing shall be final and conclusive.

     Fractional shares of Common Stock will not be issued upon conversion but, in lieu thereof, the Company will pay a cash adjustment based upon market price.

     The holders of Debt Securities of any series at the close of business on an interest payment record date shall be entitled to receive the interest payable on such Debt Securities on the corresponding interest payment date notwithstanding the conversion thereof. Debt Securities surrendered for conversion during the period from the close of business on any record date for the payment of interest to the opening of business on the corresponding interest payment date, however, must be accompanied by payment of an amount equal to the interest payable on such interest payment date. Holders of Debt Securities of any series who convert Debt Securities of such series on an interest payment date will receive the interest payable by the Company on such date and need not include payment in the amount of such interest upon surrender of such Debt Securities for conversion. Except as set forth above, no payment or adjustment is to be made on conversion for interest accrued on the Debt Securities of any series or for dividends on shares of Common Stock.

OPTIONAL REDEMPTION

     The Debt Securities of any series may be subject to redemption as permitted or required by the terms of such Debt Securities on at least 30 days' prior notice by mail.

SUBORDINATION

     The indebtedness evidenced by the Debt Securities of any series may be subordinated and junior in right of payment to the extent set forth in the Indenture to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness (as defined). The terms, if any, on which the Debt Securities of any series may be subordinated and junior in right of payment to the prior payment in full of amounts then due or thereafter created on all Senior Indebtedness will be set forth in the Prospectus Supplement relating thereto. No payment shall be made by the Company on account of principal of (or premium, if any) or interest on the Debt Securities of any series or on account of the purchase or other acquisition of Debt Securities of any series, if there shall have occurred and be continuing a default with respect to any Senior Indebtedness permitting the holders to accelerate the maturity thereof or with respect to the payment of any Senior Indebtedness, and such default shall be the subject of a judicial proceeding or the Company shall have received notice of such default from any holder of Senior Indebtedness, unless and until such default or event of default shall have been cured or waived or shall have ceased to exist. By reason of these provisions, in the event of default on any Senior Indebtedness, whether now outstanding or hereafter issued, payment of principal of (and premium, if any) and interest on the Debt Securities of any series may not be permitted to be made until such Senior Indebtedness is paid in full, or the event of default on such Senior Indebtedness is cured or waived.

     Upon any acceleration of the principal of the Debt Securities or any distribution of assets of the Company upon any receivership, dissolution, winding-up, liquidation, reorganization, or similar proceedings of the Company, whether voluntary or involuntary, or in bankruptcy or insolvency, all amounts due or to become due upon all Senior Indebtedness must be paid in full before the holders of the Debt Securities of any series or the Trustee are entitled to receive or retain any assets so distributed in respect of the Debt Securities. By reason of this provision, in the event of insolvency, holders of the Debt Securities of any series may recover less, ratably, than holders of Senior Indebtedness.

     "Senior Indebtedness" is defined to mean the principal, premium, if any, and interest on, and all other amounts payable under or in respect of, Indebtedness of the Company (other than Indebtedness owed to a subsidiary of the Company, Indebtedness of the Company that is expressly pari passu with the Debt Securities, or Indebtedness that is expressly subordinated to the Debt Securities). There is no limit on the amount of Senior Indebtedness that the Company may incur.

     "Indebtedness" with respect to any Person is defined to mean:

          (i) all indebtedness for money borrowed whether or not evidenced by a promissory note, draft, or similar instrument;

          (ii) that portion of obligations with respect to any lease that is properly classified as a liability on a balance sheet in accordance with generally accepted accounting principles;

          (iii) notes payable and drafts accepted representing extensions of credit;

          (iv) any balance owed for all or any part of the deferred purchase price of property or services, which purchase price is due more than six months from the date of incurrence of the obligation in respect thereof (except any such balance that constitutes (a) a trade payable or an accrued liability arising in the ordinary course of business or (b) a trade draft or note payable issued in the ordinary course of business in connection with the purchase of goods or services), if and to the extent such debt would appear as a liability upon a balance sheet of such person prepared in accordance with generally accepted accounting principles;

          (v) tenant deposits;

          (vi) any debt of others described in the preceding clauses (i) though
     (v) that such person has guaranteed or for which it is otherwise liable;
     and

          (vii) any deferral, amendment, renewal, extension, supplement, or refunding of any of the foregoing indebtedness described in any of the preceding clauses (i) through (vi);

provided, however, that, in computing the "Indebtedness" of any Person, there shall be excluded any particular indebtedness if, upon or prior to the maturity thereof and at the time of determination of such indebtedness, there shall have been deposited with a depositary in trust money (or evidence of indebtedness if permitted by the instrument creating such indebtedness) in the necessary amount to pay, redeem, or satisfy such indebtedness as it becomes due, and the amount so deposited shall not be included in any computation of the assets of such Person.

DIVIDENDS, DISTRIBUTIONS, AND ACQUISITIONS OF COMMON STOCK

     The Company will not (i) declare or pay any dividend, or make any distribution on its Common Stock to its shareholders (other than dividends or distributions payable in Common Stock of the Company) or (ii) purchase, redeem, or otherwise acquire or retire for value any of its Common Stock, or any warrants, rights, or options to purchase or acquire any shares of its Common Stock (other than the Debt Securities of any series or any other convertible indebtedness of the Company that is neither secured nor subordinated to the Debt Securities of any series), if at the time of such action an Event of Default has occurred and is continuing or would exist immediately after such action. The foregoing, however, will not prevent (i) the payment of any dividend within 60 days after the date of declaration when the payment would have complied with the foregoing provision on the date of declaration; or (ii) the Company's retirement of any of its Common Stock by exchange for, or out of the proceeds of the substantially concurrent sale of, other Common Stock.

ADDITIONAL COVENANTS

     Any additional covenants of the Company with respect to a series of the Debt Securities will be set forth in the Prospectus Supplement relating thereto.

MODIFICATION OF THE INDENTURE

     Under the Indenture, with certain exceptions, the rights and obligations of the Company with respect to any series of Debt Securities and the rights of Holders of such series may only be modified by the Company and the Trustee with the consent of the Holders of at least a majority in principal amount of the outstanding Debt Securities of such series. Without the consent of each Holder of any Debt Securities affected, however, an amendment, waiver, or supplement may not (i) reduce the principal of, or rate of interest on, any Debt Securities; (ii) change the stated maturity date of the principal of, or any installment of interest on, any Debt Securities; (iii) waive a default in the payment of the principal amount of, or the interest on, or any premium payable on redemption of, any Debt Securities; (iv) change the currency for payment of the principal of, or premium or interest on, any Debt Securities; (v) impair the right to institute suit for the enforcement of any such payment when due; (vi) adversely affect any right to convert any Debt Securities; (vii) reduce the amount of outstanding Debt Securities necessary to consent to an amendment, supplement, or waiver provided for in the Indenture; or (viii) modify any provisions of the Indenture relating to the modification and amendment of the Indenture or waivers of past defaults, except as otherwise specified.

EVENTS OF DEFAULT, NOTICE, AND WAIVER

     Except as otherwise set forth in the accompanying Prospectus Supplement, the following is a summary of certain provisions of the Indenture relating to Events of Default, notice, and waiver.

     The following are Events of Default under the Indenture with respect to any series of Debt Securities: (i) default in the payment of interest on the Debt Securities of such series when due and payable, which continues for 30 days;
(ii) default in the payment of principal of (and premium, if any) on the Debt Securities when due and payable, at maturity, upon redemption, or otherwise, which continues for five Business Days; (iii) failure to perform any other covenant of the Company contained in the Indenture or the Debt Securities of such series that continues for 60 days after written notice as provided in the Indenture; (iv) default under any bond, debenture or other Indebtedness (as defined in the Indenture) of the Company or any subsidiary if (a) either (x) such Event of Default results from the failure to pay any such Indebtedness at maturity or (y) as a result of such Event of Default, the maturity of such Indebtedness has been accelerated prior to its expressed maturity and such acceleration shall not be rescinded or annulled or the accelerated amount paid within ten days after notice to the Company of such acceleration, or such Indebtedness having been discharged, and (b) the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness in default for failure to pay principal or interest thereon, or the maturity of which has been so accelerated, aggregates $10.0 million or more; and (v) certain events of bankruptcy, insolvency, or reorganization relating to the Company.

     If an Event of Default occurs and is continuing with respect to the Debt Securities of any series, either the Trustee or the Holders of a majority in aggregate principal amount of the outstanding Debt Securities of such series may declare the Debt Securities due and payable immediately.

     The Indenture provides that the Trustee will, within 90 days after the occurrence of any Default or Event of Default with respect to the Debt Securities of any series, give to the Holders of Debt Securities notice of all uncured Defaults and Events of Default known to it, but the Trustee will be protected in withholding such notice if it in good faith determines that the withholding of such notice is in the interest of such Holders, except in the case of a default in the payment of the principal of (or premium, if any) or interest on any of the Debt Securities of such series.

     The Indenture provides that the Holders of a majority in aggregate principal amount of the Debt Securities of any series then outstanding may direct the time, method, and place of conducting any proceedings for any remedy available to the Trustee or exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The right of a Holder to institute a proceeding with respect to the Indenture is subject to certain conditions precedent including notice and indemnity to the Trustee, but the Holder has an absolute right to receipt of principal of (and premium, if any) and interest on such Holder's Debt Securities on or after the respective due dates expressed in the Debt Securities, and to institute suit for the enforcement of any such payments.

     The Holders of a majority in principal amount of the outstanding Debt Securities of any series then outstanding may on behalf of the Holders of all Debt Securities of such series waive certain past defaults, except a default in payment of the principal of (or premium, if any) or interest on any Debt Securities of such series or in respect of certain provisions of the Indenture that cannot be modified or amended without the consent of the Holder of each outstanding Debt Security of such series affected thereby.

     The Company will be required to furnish to the Trustee annually a statement of certain officers of the Company stating whether or not they know of any Default or Events of Default and, if they have knowledge of a Default or Event of Default, a description of the efforts to remedy the same.

CONSOLIDATION, MERGER, SALE, OR CONVEYANCE

     The Indenture provides that the Company may merge or consolidate with, or sell or convey all, or substantially all, of its assets to any other trust or corporation, provided that (i) either the Company shall be the continuing entity, or the successor entity (if other than the Company) shall be any entity organized and existing under the laws of the United States or a state thereof or the District of Columbia (although it may, in truth, be owned by a foreign entity) and such entity shall expressly assume by supplemental indenture all of the obligations of the Company under the Debt Securities of any series and the Indenture; (ii) immediately after giving effect to such transactions, no Default or Event of Default shall have occurred and be continuing; and (iii) the Company shall have delivered to the Trustee an Officers' Certificate and opinion of counsel, stating that the transaction and supplemental indenture comply with the Indenture.

GLOBAL SECURITIES

     The Debt Securities may be issued in whole or in part in global form (the "Global Securities"). The Global Securities will be deposited with a depository (the "Depository"), or with a nominee for a Depository, identified in the Prospectus Supplement. In such case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive form, a Global Security may not be transferred except as a whole by the Depository for such Global Security to a nominee of such Depository or by a nominee of such Depository to such Depository or another nominee of such Depository or by such Depository or any such nominee to a successor for such Depository or a nominee of such successor.

     The specific material terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement related thereto. The Company anticipates that the following provisions will apply to all depository arrangements.

     So long as the Depository for a Global Security, or its nominee, is the registered owner of such Global Security, such Depository or such nominee as the case may be, will be considered the sole owner or Holder of the Debt Securities represented by such Global Security for all purposes under the Indenture; provided, however, that for purposes of obtaining any consents or directions required to be given by the Holders of the Debt Securities, the Company, the Trustee, and its agents will treat a person as the holder of such principal amount of Debt Securities as specified in a written statement of the Depository.

     Principal, premium, if any, and interest payments, if any, on Debt Securities represented by a Global Security registered in the name of a Depository or its nominee will be made directly to the owners of beneficial interests of such Global Security, except as may be limited by the terms of the resolution of the Board of Directors of the Company that authorizes such series of Debt Securities.

     The Company expects that the depository for any Debt Securities represented by a Global Security, upon receipt of any payment of principal, premium, if any, or interest will immediately credit participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of such Global Security as shown on the records of such Depository. The Company also expects that payments by participants will be governed by standing instructions and customary practices, as is now the case with the securities held for the accounts of customers registered in "street names," and will be the responsibility of such participants.

     If the Depository for any Debt Securities represented by a Global Security is at any time unwilling or unable to continue as Depository and a successor Depository is not appointed by the Company within 90 days, the Company will issue each Debt Security in definitive form to the beneficial owners thereof in exchange for such Global Security. In addition, the Company may at any time and in its sole discretion determine not to have any of the Debt Securities of a series represented by one or more Global Securities and, in such event, will issue Debt Securities of such series in definitive form in exchange for all of the Global Security or Securities representing such Debt Securities.

GOVERNING LAW

     The Indenture and the Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

                              SELLING SHAREHOLDERS

     The following table sets forth certain information with respect to the maximum number of shares that may be offered for sale by the Selling Shareholders, as well as the beneficial ownership of the Common Stock as of July 7, 1998 and as adjusted to reflect the sale of all of the Shareholder Shares with respect to each of the Selling Shareholders. This table does not reflect any changes in beneficial ownership that would result from the sale of shares of Common Stock by the Company. Under the rules of the Commission, a person is deemed to be a "beneficial owner" of a security if he or she has or shares the power to vote or direct the voting of such security or the power to dispose of or direct the disposition of such security. Accordingly, more than one person may be deemed to be a beneficial owner of the same security. Certain of the Shareholder Shares offered in connection with an underwritten Offering of shares of Common Stock by the Company may be offered pursuant to an over-allotment option granted to the underwriters. The applicable Prospectus Supplement will supplement the information set forth in the following table when any portion of the Shareholder Shares are offered in connection with an underwritten Offering of shares of Common Stock by the Company.

                                                                                  MAXIMUM         SHARES BENEFICIALLY
                                                     SHARES BENEFICIALLY         NUMBER OF       OWNED AFTER THE SALE
                                                      OWNED PRIOR TO THE          SHARES        OF ALL THE SHAREHOLDER
                                                       OFFERINGS(1)(2)          TO BE SOLD              SHARES
                                                   ------------------------       IN THE        -----------------------
NAME                                                NUMBER          PERCENT      OFFERINGS        NUMBER       PERCENT
----                                               ---------        -------   ---------------   ----------     --------
EXECUTIVE OFFICERS:
W.E. Sheriff.....................................    639,217(3)(4)    5.6          20,000(5)      619,217         5.4
Christopher J. Coates............................    258,303(6)       2.3          21,860(7)      236,443         2.1
Tom G. Downs.....................................    122,953(6)       1.1          30,360(7)       92,593           *
George T. Hicks..................................    182,505(6)       1.6          37,860(7)      144,645         1.3
H. Todd Kaestner.................................    191,910(6)       1.7          38,287(7)      153,623         1.3
Lee A. McKnight..................................    118,968(6)       1.0          30,360(7)       88,608           *
James T. Money...................................    186,918(6)       1.6          37,860(7)      149,058         1.3
DIRECTORS:
Robin G. Costa...................................  1,443,259(8)(9)   12.6          48,222(10)   1,395,037        12.2
Lawrence J. Stuesser.............................     72,547(11)        *           7,547(12)      65,000           *
OTHER SELLING SHAREHOLDERS:
Joseph H. Baron..................................     50,111            *          11,000          39,111           *
William H. Frist Annuity Trust -- 1997...........    329,677          2.9          50,000         279,677         2.4
Davis Hunt.......................................     14,560            *           3,000          11,560           *
Don Husi.........................................     40,755            *           5,000          35,755           *
Sylvester I, L.P.................................     14,804            *          14,804              --          --

---------------

   * Less than one percent.

 (1) Pursuant to the rules of the Commission, shares of Common Stock that certain persons presently have the right to acquire pursuant to the conversion provisions of the Debentures ("Conversion Shares") are deemed outstanding for the purpose of computing such person's percentage ownership, but not deemed outstanding for the purpose of computing the percentage ownership of the other persons shown in the table. Likewise, shares subject to options held by directors and executive officers of the Company that are exercisable within 60 days of the date hereof are deemed outstanding for the purpose of computing such director's and executive officer's beneficial ownership.

 (2) Includes the following shares of Common Stock issuable upon the exercise of options granted pursuant to the Company's 1997 Stock Incentive Plan which the following persons are entitled to exercise within 60 days of the date hereof: Mr. Sheriff, 20,000; Mr. Coates, 15,000; each of Messrs. Hicks, Kaestner, and Money, 11,666; each of Ms. Costa and Mr. Stuesser, 5,000; each of Messrs. Downs and McKnight, 6,666; and each of Messrs. Baron, Hunt, and Husi, 3,333.

 (3) Address: 111 Westwood Place, Suite 402, Brentwood, Tennessee 37027.

 (4) Includes 324,519 shares, including 4,166 Conversion Shares, beneficially owned by W.E. Sheriff Family Limited Partnership, of which Mr. Sheriff is a general partner.

 (5) All shares to be sold by W.E. Sheriff Family Limited Partnership. See Note
     4.

 (6) Includes 1,860 shares beneficially owned by Sylvester I, L.P. ("Sylvester I") as to which such person holds a pecuniary interest.

 (7) Includes up to 1,860 shares that may be sold by Sylvester I. See Note 6.

 (8) Address: 3833 Cleghorn Avenue, Suite 400, Nashville, Tennessee 37215.

 (9) Includes 1,372,037 shares beneficially owned by DMAR Limited Partnership ("DMAR"). Ms. Costa is a Vice President of Margaret Energy, Inc., the general partner of DMAR. Also includes an aggregate of 18,000 shares beneficially owned by trusts as to which Ms. Costa exercises voting and dispositive power and 48,222 shares held by the estate of Dan W. Maddox (the "Maddox Estate") as to which Ms. Costa is co-executor.

(10) All shares to be sold by the Maddox Estate. See Note 9.

(11) Includes 67,547 shares beneficially owned by B&W Development Centers, Inc., a corporation of which Mr. Stuesser is a director and 50% shareholder.

(12) All shares to be sold by B&W Development Centers, Inc. See Note 11.

                              PLAN OF DISTRIBUTION

     The Company may sell Securities in any of three ways: (i) directly to investors; (ii) through underwriting syndicates represented by one or more managing underwriters, or by one or more underwriters without a syndicate; or
(iii) through agents designated from time to time. The names of any underwriters or agents of the Company involved in the sale of the Securities in respect of which this Prospectus is being delivered and any applicable commissions or discounts will be set forth in the Prospectus Supplement. The net proceeds to the Company from each such sale will also be set forth in the Prospectus Supplement.

     Agents and underwriters may be entitled under agreements entered into with the Company to indemnification by the Company against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that the agents or underwriters may be required to make in respect thereof. Agents and underwriters may engage in transactions with or perform services for the Company in the ordinary course of business.

     The Shareholder Shares will be offered pursuant to this Prospectus and an accompanying Prospectus Supplement only in connection with an underwritten Offering of shares of Common Stock by the Company. Information relating to the number of shares of Common Stock being sold by each Selling Shareholder and the net proceeds to the Selling Shareholders will be set forth in the accompanying Prospectus Supplement.

                                 LEGAL MATTERS

     The validity of the Securities offered from time to time hereby will be passed upon for the Company and the Selling Shareholders by Bass, Berry & Sims PLC, Nashville, Tennessee. H. Lee Barfield II, a member of Bass, Berry & Sims PLC, is a director of the Company. Mr. Barfield and his wife and children beneficially own 625,577 shares of Common Stock.

                                    EXPERTS

     The Consolidated and Combined Financial Statements of American Retirement Corporation and subsidiaries and American Retirement Communities, L.P. and its consolidated entities as of December 31, 1997 and 1996, for each of the years ended December 31, 1997 and 1996, for the three months ended March 31, 1995, and the nine months ended December 31, 1995 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG Peat Marwick LLP covering the Consolidated and Combined Financial Statements contains an explanatory paragraph that refers to a change in the presentation of the cost basis of financial information for periods subsequent to a purchase business combination effected on April 1, 1995.

     The Combined Financial Statements of Freedom Group, Inc. and subsidiaries and Freedom Village of Holland, Michigan, a general partnership, as of December 31, 1997 and for the year then ended have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG Peat Marwick LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

             ------------------------------------------------------
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  NO DEALER, SALESPERSON, OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY
INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY UNDERWRITER. NEITHER THE DELIVERY OF THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE THEREOF OR THAT THE INFORMATION CONTAINED THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE THEREOF. THIS PROSPECTUS SUPPLEMENT AND THE PROSPECTUS DO NOT CONSTITUTE AN OFFER TO SELL, OR SOLICITATION OF AN OFFER TO BUY, ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THEY RELATE, OR AN OFFER TO, OR SOLICITATION OF, ANY PERSON IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.
                             ---------------------

                               TABLE OF CONTENTS

                             Prospectus Supplement

                                                  PAGE
                                                  ----
Prospectus Summary..............................   S-3
Risk Factors....................................   S-8
Forward-Looking Statements......................  S-16
The Company.....................................  S-17
Use of Proceeds.................................  S-21
Price Range of Common Stock.....................  S-22
Dividend Policy and Prior Distributions.........  S-22
Capitalization..................................  S-23
Pro Forma Financial Information.................  S-24
Selected Consolidated and Combined Financial
  Data..........................................  S-31
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations....................................  S-34
Business........................................  S-47
Management......................................  S-66
Principal and Selling Shareholders..............  S-69
Underwriting....................................  S-71
Legal Matters...................................  S-72
Index to Financial Statements...................   F-1
                      Prospectus
Available Information...........................     2
Incorporation of Certain Documents by
  Reference.....................................     3
Forward-Looking Statements......................     4
The Company.....................................     5
Ratios of Earnings to Fixed Charges.............     6
Use of Proceeds.................................     6
Description of Capital Stock....................     7
Description of Debt Securities..................    13
Selling Shareholders............................    20
Plan of Distribution............................    21
Legal Matters...................................    21
Experts.........................................    21

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                                4,500,000 SHARES

                    [AMERICAN RETIREMENT CORPORATION (LOGO)]
                                  COMMON STOCK
             ------------------------------------------------------
                             PROSPECTUS SUPPLEMENT
             ------------------------------------------------------
                              SCHRODER & CO. INC.

                              SALOMON SMITH BARNEY

                              J.C. BRADFORD & CO.

                           JEFFERIES & COMPANY, INC.

                               MCDONALD & COMPANY
                                SECURITIES, INC.

                        RAYMOND JAMES & ASSOCIATES, INC.

                         SUNTRUST EQUITABLE SECURITIES
                                 JULY   , 1998
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